     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 1998


                                                      REGISTRATION NO. 333-50663

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1



                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                       ANCHOR GLASS CONTAINER CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             3220                            59-3417812
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                            ------------------------

                                ONE ANCHOR PLAZA

                           4343 ANCHOR PLAZA PARKWAY
                           TAMPA, FLORIDA 33634-7513
                                 (813) 884-0000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               C. KENT MAY, ESQ.

              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                       ANCHOR GLASS CONTAINER CORPORATION
                                ONE ANCHOR PLAZA
                           4343 ANCHOR PLAZA PARKWAY
                           TAMPA, FLORIDA 33634-7513
                                 (813) 884-0000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                               AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:
                            RANDI L. STRUDLER, ESQ.
                           JONES, DAY, REAVIS & POGUE
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 326-3939

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:   As soon as
practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                            ------------------------




     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS


                                                             [ANCHOR GLASS LOGO]
                                  $50,000,000

                       ANCHOR GLASS CONTAINER CORPORATION
              OFFER TO EXCHANGE ITS 9 7/8% SENIOR NOTES DUE 2008,
       WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT (AS DEFINED),
               FOR ITS OUTSTANDING 9 7/8% SENIOR NOTES DUE 2008.

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

           ON MAY 28, 1998, UNLESS EXTENDED (THE "EXPIRATION DATE").

                          ----------------------------

    Anchor Glass Container Corporation, a Delaware corporation ("Anchor" or the "Company"), hereby offers to exchange (the "Exchange Offer") up to $50,000,000 aggregate principal amount of its new 9 7/8% Senior Notes due 2008 (the "Exchange Notes") for an equal principal amount of its outstanding 9 7/8% Senior Notes due 2008 (the "Outstanding Notes") sold by the Company on March 16, 1998, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (the "Letter of Transmittal"). The Exchange Notes and the Outstanding Notes are collectively referred to herein as the "Notes." The terms of the Exchange Notes are identical in all material respects to those of the Outstanding Notes, except for certain transfer restrictions and registration rights relating to the Outstanding Notes. The Exchange Notes will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined) governing the Outstanding Notes.

    Interest on the Exchange Notes will accrue from and including the Exchange Date (as defined) and will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 1998, at the rate of 9 7/8% per annum. Additionally, interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid on the Outstanding Notes surrendered in exchange therefor or, if no interest has been paid on the Outstanding Notes, from the date of original issue of the Outstanding Notes to but not including the Exchange Date. The Notes will mature on March 15, 2008. The Notes are redeemable at any time at the option of the Company, in whole and not in part, at a redemption price equal to the principal amount to be redeemed plus the Applicable Make-Whole (as defined), together with accrued and unpaid interest, if any, to the redemption date.


    The Notes will be senior unsecured obligations of the Company ranking pari passu in right of payment with all existing and future senior Indebtedness of the Company and senior in right of payment to all existing and future subordinated Indebtedness of the Company. The Notes will be effectively subordinated in right of payment to all secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness, including the First Mortgage Notes (as defined) and the Revolving Credit Facility (as defined), and to the claims of creditors of the Company's subsidiaries, if any. At March 31, 1998, the Company had approximately $172.1 million of secured Indebtedness outstanding to which the Notes are effectively subordinated to the extent of the value of the collateral securing such Indebtedness. See "Risk Factors--Effective Subordination."


    Upon a Change of Control (as defined), each holder of the Notes will have the right to require the Company to repurchase such holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Within 90 days after the consummation of any Change of Control Offer pursuant to which the Company has repurchased at least 90% of the Notes outstanding immediately prior to such Change of Control Offer, the Company may, at its option, redeem all of the remaining Notes at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, under certain circumstances, the Company will be required to offer to purchase the Notes at 100% of the principal amount thereof plus accrued interest, if any, to the date of repurchase with the net cash proceeds of certain Asset Sales (as defined). See "Description of the Notes."

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where they were acquired by such broker-dealer as a result of market-making or other trading activities. Each broker-dealer that received Outstanding Notes from the Company and not as a result of market-making or other trading activities, in the absence of an exemption, must comply with the registration requirements of the Securities Act. The Company will, for a period of 180 days after consummation of the Exchange Offer, make copies of this Prospectus available to any broker-dealer for use in connection with any such resale.

    Outstanding Notes held by "qualified institutional buyers" (as such term is defined herein) are designated for trading in the Private Offerings, Resales and Trading through the Automated Linkages Market (the "PORTAL Market") of the National Association of Securities Dealers Inc. The Exchange Notes constitute securities for which there is no established trading market. Any Outstanding Notes not tendered and accepted in the Exchange Offer will remain outstanding. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the Exchange Notes is currently anticipated. If a market for the Exchange Notes should develop, such Exchange Notes could trade at a discount from their principal amount. To the extent that any Outstanding Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Outstanding Notes could be adversely affected. No assurance can be given as to the liquidity of the trading market for either the Outstanding Notes or the Exchange Notes.

    The Exchange Notes are being offered hereby in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated as of March 16, 1998 (the "Registration Rights Agreement") among the Company and certain institutional accredited investors (the "Initial Purchasers") entered into at the time of original issue of the Outstanding Notes. The Company will not receive any proceeds from the Exchange Offer. The Company will pay all expenses incident to the Exchange Offer.

    The Exchange Offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange pursuant to the Exchange Offer. The date of acceptance and exchange (the "Exchange Date") of the Outstanding Notes will be the second business day following the Expiration Date. Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Outstanding Notes with respect to the Exchange Offer, the Company will promptly return such Outstanding Notes to the holders thereof.


     THE NOTES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE NOTES.



                 The date of this Prospectus is April 28, 1998.

THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), INCLUDING STATEMENTS REGARDING, AMONG OTHER ITEMS, (I) THE REALIZATION OF ANCHOR'S PLANNED RESTRUCTURING PROGRAM AND THE COST SAVINGS ESTIMATED TO BE ACHIEVED IN CONNECTION THEREWITH, (II) THE SUFFICIENCY OF CASH FLOW TO FUND ANCHOR'S DEBT SERVICE REQUIREMENTS AND WORKING CAPITAL NEEDS AND (III) ANTICIPATED TRENDS IN THE GLASS PACKAGING INDUSTRY. FORWARD-LOOKING STATEMENTS ARE TYPICALLY IDENTIFIED BY THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "ESTIMATE" AND SIMILAR EXPRESSIONS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND ANCHOR'S CONTROL. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF FACTORS INCLUDING THOSE DESCRIBED IN "RISK FACTORS." IN LIGHT OF THESE RISKS AND UNCERTAINTIES, THERE CAN BE NO ASSURANCE THAT THE RESULTS AND EVENTS CONTEMPLATED BY THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS PROSPECTUS WILL IN FACT TRANSPIRE. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THEIR DATES. ANCHOR DOES NOT UNDERTAKE ANY OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS.

THIS PROSPECTUS CONTAINS HISTORICAL FINANCIAL INFORMATION REGARDING GLENSHAW GLASS COMPANY, INC. ("GLENSHAW") AND CONSUMERS PACKAGING INC. ("CONSUMERS"), AFFILIATES OF ANCHOR. PRIOR RESULTS OF CONSUMERS AND GLENSHAW ARE NOT INDICATIVE OF THE COMPANY'S FUTURE RESULTS. THE NATURE AND RISKS OF THE RESTRUCTURING CARRIED OUT AT CONSUMERS AND GLENSHAW, AND MARKET CONDITIONS FACED BY THEM, DIFFER SUBSTANTIALLY FROM THE NATURE AND RISKS OF THE BUSINESS PLAN FOR ANCHOR DESCRIBED UNDER "BUSINESS--BUSINESS STRATEGY."

                            ------------------------

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes being offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Exchange Notes, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions in such exhibit, to which reference is hereby made. Copies of the Registration Statement may be examined without charge at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. The Commission maintains an Internet site on the World Wide Web at "http://www.sec.gov." which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

     The Company is currently subject to the informational requirements of the Exchange Act and in accordance therewith, files reports and other information with the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of any material so filed can be obtained from the Public Reference Section of the Commission, upon payment of certain fees prescribed by the Commission.

     In addition, the Company is required by the terms of the Indenture to furnish the Trustee and the holders of the Notes with annual reports containing consolidated financial statements audited by its independent public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the consolidated financial statements and notes thereto, included elsewhere in this Prospectus. Unless otherwise noted, references to: (i) "Anchor" or "the Company" shall mean Anchor Glass Container Corporation; (ii) "Consumers" shall mean Consumers Packaging Inc. and its Canadian subsidiary, Consumers International Inc. ("Consumers International"); (iii) "Consumers U.S." shall mean Anchor's parent, Consumers U.S., Inc.; (iv) the "Anchor Acquisition" shall mean the acquisition by the Company of certain assets and the assumption of certain liabilities of Old Anchor on February 5, 1997; and (v) "Old Anchor" shall mean the former Anchor Glass Container Corporation, which was a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code of 1978, as amended (the "Bankruptcy Code") and was renamed Anchor Resolution Corp. following the Anchor Acquisition and which transferred all of its assets to The Anchor Liquidating Trust which is liquidating such assets. Financial information set forth in this Prospectus has been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). References to "C$" are to Canadian Dollars. On April 27, 1998, the inverse of the Noon Buying Rate was C$1.00 = U.S. $0.06951.


                                  THE COMPANY

     Anchor is the third largest manufacturer of glass containers in the United States. Anchor produces a diverse line of flint (clear), amber, green and other colored glass containers of various types, designs and sizes. The Company manufactures and sells its products to many of the leading producers of beer, liquor, wine, food, juice, tea, soda and mineral water. The Company focuses on the production of beer containers as this product category accounted for approximately 36% of the Company's 1997 net sales, 14% greater than the net sales of its next largest category. For the period from February 5, 1997 to December 31, 1997, the Company had net sales of $569.4 million and Adjusted EBITDA of $69.8 million.

     Consumers, Canada's only glass container manufacturer, currently owns approximately 60% of Anchor indirectly on a fully diluted basis. By management's estimates, Consumers produced in excess of 85% of all glass containers sold in Canada in 1997, with U.S. glass container manufacturers (including Anchor) having produced most of the remainder. The Company and Consumers had total consolidated net sales of over C$1.2 billion in 1997, net of intercompany sales.

     A new senior management team, including executives from Consumers and its majority shareholder, G&G Investments, Inc. ("G&G"), who led the turnarounds at both Consumers and Glenshaw Glass Company, Inc. ("Glenshaw"), have begun to implement a series of turnaround initiatives at Anchor. Anchor's strategy to continue to improve operating performance is to (i) establish and maintain strong customer relationships, (ii) provide high quality products and service,
(iii) minimize manufacturing, distribution and overhead costs, and (iv) improve production planning and product mix at the plant level to increase operating and distribution efficiency. Consistent with this strategy, management of the Company and of Consumers has closed two Anchor plants, removed two furnaces from production at two other Anchor plants and closed one Consumers plant. Management believes that its strategy to eliminate excess capacity is consistent with certain recent actions of the Company's two major competitors. The consolidation in the glass packaging industry has resulted in the three leading manufacturers producing approximately 94% of 1997 U.S. domestic volume by management's estimate.

                             COMPETITIVE STRENGTHS

     Management believes the Company has the following key competitive strengths:

     - EXPERIENCED MANAGEMENT TEAM. John J. Ghaznavi, Chairman and Chief Executive Officer of Anchor, and his team of managers are in the process of implementing a turnaround program at Anchor that will focus on reducing costs and optimizing production efficiency at the plant level. Mr. Ghaznavi and this management team have successfully implemented turnarounds at both Consumers and Glenshaw.

       In 1993, through G&G, Mr. Ghaznavi acquired a controlling interest in Consumers, which had experienced annual losses since 1987. Following such acquisition, Mr. Ghaznavi installed experienced management and technical teams that restructured Consumers' business. By rationalizing operations, improving productivity, focusing on niche markets and introducing new production technology, as well as building and capitalizing on strong customer relationships, Mr. Ghaznavi and his team of managers were able to improve Consumers' operating and distribution efficiency. Consumers' sales (excluding Anchor) increased from C$425.4 million in 1992 to C$509.6 million in 1997 during a period of general industry decline, while EBITDA (excluding Anchor) increased from C$37.4 million, or 8.8% of sales, in 1992 to C$82.8 million, or 16.2% of sales, in 1997.

       Mr. Ghaznavi and his team of managers also engineered a turnaround at Glenshaw, a single-plant U.S. glass container manufacturer that focuses on low-volume, customized production runs. During the years preceding Mr. Ghaznavi's acquisition of Glenshaw through G&G in 1988, Glenshaw had experienced declining sales and operating losses. Since its acquisition by G&G, Glenshaw's sales have more than doubled and EBITDA has more than tripled.

       Mr. Ghaznavi has extensive industry and customer networks. From 1995 through 1997, he served as Chairman of the Board of Trustees of the Glass Packaging Institute, the leading industry organization that includes as its members manufacturers representing over 95% of North America's glass container production and he remains a member of its board. Mr. Ghaznavi intends to build on these industry and customer networks to establish new customer relationships, as well as to recapture and strengthen Old Anchor's former customer relationships.

       In June 1997, the Company hired Richard Deneau as President and Chief Operating Officer, Roger Erb as Senior Vice President of Operations and Gordon Love as Senior Vice President of Sales and Marketing from Ball-Foster Glass Container Co., L.L.C. ("Ball-Foster"). Mr. Deneau was Chief Operating Officer of Ball-Foster for 18 months and was previously associated in senior positions with American National Can Company and Foster-Forbes, a predecessor of Ball-Foster. Mr. Erb and Mr. Love were also previously associated with Foster-Forbes. This management team brings in excess of 65 years of container manufacturing experience to Anchor.

     - EFFICIENT MANUFACTURING FACILITIES. From 1991 to 1997, Anchor (including Old Anchor) invested in excess of $267.7 million to maintain and upgrade its machines and furnaces at the facilities that management has identified as ongoing plants, resulting in more efficient and modern glass production facilities. As a result of these expenditures and the reduction of capacity through plant closings, the Company believes it has the manufacturing facilities which will allow it to significantly increase efficiency upon improved allocation of production. In conjunction with the issuance of the First Mortgage Notes (as defined), American Appraisal Associates, Inc. ("AAA") estimated the market value for real property and the liquidation in place value of the Company's ongoing plants, machinery and mold facilities to be $243.0 million. Additionally, AAA estimated the fair market value of these properties on the premise of continued use to be approximately $312.4 million. See Summarization Letters of AAA, attached as Annex A to this Prospectus.

     - ACCESS TO OWENS TECHNOLOGY. Most of Anchor's production facilities utilize proprietary glass manufacturing technology of Owens-Brockway Glass Container Inc. ("Owens"), which is generally considered a technological leader in the manufacture of glass containers. In February 1997, the Company entered into a Technical Assistance and License Agreement (the "Technology Agreement") for a term of up to ten years with Owens to use Owens' proprietary glass manufacturing technology. Management believes that the Technology Agreement provides important benefits to Anchor in both marketing and manufacturing its products.

                               BUSINESS STRATEGY

     Management believes it can further improve operating results by continuing to:

     - REDUCE COST STRUCTURE. The Company intends to seek additional ways in which it can further reduce its cost structure. Management has implemented its cost reduction strategy in the following areas, the benefits of which had already begun to be recognized by the Company in 1997:

            Plant Closings. Following the Anchor Acquisition, the Company closed its Houston, Texas ("Houston") and Dayville, Connecticut ("Dayville") plants (the "Plant Closings") in order to reduce excess capacity. In September 1997, Hillsboro Glass Company ("Hillsboro"), a glass container manufacturing plant owned by G&G, discontinued manufacturing. All of Hillsboro's rights and obligations to fill orders under a supply contract between Consumers and one of its major customers have been purchased by Consumers and Anchor. In addition, management will continue to monitor business conditions and utilization of plant capacity to determine the appropriateness of further plant closings. The Plant Closings eliminate an estimated $24.0 million of annual fixed costs. In connection with the Anchor Acquisition, Anchor recorded a reserve for expenses estimated to be incurred in connection with the closing of the Houston and Dayville plants of approximately $33.0 million to be spent over a three year time frame, $21.6 million of which has already been incurred.

            Selling and Administrative Expense Savings. Anchor has implemented a targeted expense reduction program, the objective of which is to create a leaner organization through the elimination of excess layers of management and consolidation of certain functions such as purchasing, sales, engineering and MIS, with Consumers and Glenshaw. The Company has realized an estimated $7.2 million in annual cost savings through the elimination of 25% or 61 of Old Anchor's corporate headquarters positions as of March 1997 (the "Headquarters Cost Reductions") and has realized an additional estimated $6.2 million in annual cost savings from further headquarters employee reductions and related expenses. Management estimates that one-time severance costs approximate $2.2 million in connection with these staff reductions, a majority of which has already been incurred. Further, in connection with a plan to simplify the corporate ownership structure of Consumers, Anchor and their affiliates, Glenshaw may become a subsidiary of Anchor.

     - IMPROVE PRODUCTION PLANNING AND PRODUCT MIX. With the elimination of excess capacity, management believes it is improving efficiency and operating results by reallocating production among the Company's manufacturing facilities according to machine strength and by instituting longer production runs with fewer mold and color changes. To implement this strategy, individual plant managers are now responsible for managing each plant's financial performance and each product sales organization is responsible for managing the product mix and the financial performance of its product line.

     - STRENGTHEN CUSTOMER RELATIONS. The Company believes that reestablishing the positive customer relationships Old Anchor benefitted from in the past is essential to improving financial performance. Establishing long-term customer relationships improves efficiency through longer production runs and more predictable scheduling. Management at Anchor has already begun to rebuild relationships with some of Old Anchor's larger volume customers, including Anheuser-Busch Companies, Inc. ("Anheuser-Busch"), which purchased approximately 4.0 million gross (144 units equal one gross) in 1997 and placed a purchase order for approximately 9.9 million gross in 1998, after substantially reducing its purchases from Old Anchor. In addition, Anheuser-Busch has placed an additional order with the Company that will be produced by an affiliate of G&G for which the Company expects to receive a commission. See "Certain Transactions." Further, the Company's willingness to work closely with customers to produce unique package designs is also an effective marketing tool and is expected to assist in reestablishing customer relationships.

     - EXPLOIT SYNERGIES. Management is exploiting synergies that exist between the Company and its affiliates, including Consumers and Glenshaw:

            Purchasing. Management believes that it obtains lower costs on certain of its raw materials by combining Anchor's purchasing with that of its affiliates, thereby creating potential for more favorable bulk purchasing rates. Management has already experienced cost savings as compared to Old Anchor in bulk purchasing of soda ash, sand and natural gas.

            Freight Savings. Certain production has been, and will continue to be, reallocated among Anchor plants and between Anchor and Consumers to maximize regional production where possible. This represents an opportunity for Anchor to reduce shipping distances and thus reduce freight and allowance costs.

            Marketing. Management believes that its affiliation with Consumers and Glenshaw will create a competitive advantage in marketing to the broader United States and Canadian markets. Consumers will market Anchor's production capacity to those existing Canadian customers who currently have their U.S. orders filled through competitors of Anchor.

                              RECENT DEVELOPMENTS


     Anchor Acquisition and the First Mortgage Notes. On February 5, 1997, the Company purchased from Old Anchor 11 operating plants, several idled plants and other related assets, as well as the liabilities related to the purchased assets, for consideration of $200.5 million in cash in addition to common and convertible preferred stock of the Company. In addition, the Company contributed $9.1 million in cash and convertible preferred stock of the Company with a face value of $9.0 million to three defined benefit plans of Old Anchor, certain of the liabilities in respect of which were assumed and which plans are now maintained by the Company. The Company also incurred approximately $9.9 million of fees and expenses in connection with the Anchor Acquisition. The Company obtained the cash portion of the purchase price for the Anchor Acquisition, including the defined benefit plan contributions, from (i) an $85.0 million cash investment by Consumers in common stock and convertible preferred stock of the Company representing approximately 59% of the Company's capital stock on a fully diluted basis, (ii) a $130.0 million loan facility (the "Anchor Loan Facility"),
(iii) $0.1 million of borrowings under the Company's $110.0 million revolving credit facility (the "Revolving Credit Facility"), and (iv) $4.4 million from the sale of certain inventory to Owens. In addition, in connection with the Anchor Acquisition, Owens acquired certain assets and assumed certain liabilities of Old Anchor. The purchase price paid by the Company is subject to adjustment. On June 13, 1997, Old Anchor delivered to the Company the closing balance sheet, which indicated that Old Anchor believed that it was entitled to additional payments from the Company and Owens totaling approximately $76.3 million. On July 28, 1997, the Company delivered its notice of disagreement to Old Anchor, which requested a reduction of the purchase price of approximately $96.8 million. Since that time, the parties have been negotiating the amount of the adjustment and have reached a proposed settlement (the "Proposed Settlement"). The Proposed Settlement requires the payment by the Company to Old Anchor of an additional $1.0 million in cash and the issuance of 1,225,000 warrants to purchase additional shares of common stock, together valued at approximately $7.1 million. In addition, the Company will issue 525,000 warrants to purchase additional shares of common stock to an affiliate of Consumers, valued at approximately $2.6 million. None of the warrants to be issued will require any payment upon exercise. The effects of the Proposed Settlement have been reflected in the Company's historical financial statements as of and for the period ended December 31, 1997. The Proposed Settlement is subject to final approval by the Company, Old Anchor and the bankruptcy court.


     On April 17, 1997, Anchor issued its 11 1/4% First Mortgage Notes due 2005 (the "First Mortgage Notes") and used a portion of the net proceeds therefrom to repay all outstanding Indebtedness under the Anchor Loan Facility and advances outstanding under the Revolving Credit Facility. The remainder of the net proceeds were used by the Company for working capital.

     The Note Offering. On March 16, 1998, the Company sold the Outstanding Notes (the "Note Offering"), the proceeds of which will be used for growth capital expenditures and general corporate purposes. Pending such application, the Company used such proceeds to temporarily repay the Revolving Credit Facility.

                              CORPORATE STRUCTURE

                          [ORGANIZATIONAL FLOW CHART]
---------------
(1) Owned directly or indirectly.

(2) Listed on The Toronto Stock Exchange under the symbol "CGC."

(3) On a fully diluted basis.

(4) In connection with a plan to simplify the corporate ownership structure of Consumers, Anchor and their affiliates, Glenshaw may become a subsidiary of Anchor or Consumers U.S.
                            ------------------------

     The principal executive offices of the Company are located at One Anchor Plaza, 4343 Anchor Plaza Parkway, Tampa, Florida 33634-7513. The telephone number is (813) 884-0000.

                               THE EXCHANGE OFFER

The Exchange Offer..................  The Company is offering to exchange up to
                                      $50,000,000 aggregate principal amount of its new 9 7/8% Senior Notes due 2008 for an equal principal amount of its outstanding 9 7/8% Senior Notes due 2008. The terms of the Exchange Notes are identical in all material respects to those of the Outstanding Notes, except for certain transfer restrictions and registration rights relating to the Outstanding Notes.


Purpose of the Exchange Offer.......  The Exchange Notes are being offered to satisfy certain obligations of the Company under the Registration Rights Agreement. Following the consummation of the Exchange Offer, holders of Outstanding Notes not tendered will generally not have any further registration rights and the Outstanding Notes will continue to be subject to certain restrictions on transfer. See "The Exchange
                                      Offer -- Consequences of Failure to
                                      Exchange."



Expiration Date; Withdrawal of
Tender..............................  The Exchange Offer will expire at 5:00
                                      p.m., New York City time, on May 28, 1998, or such later date and time to which it is extended by the Company (the "Expiration Date"). The tender of Outstanding Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.


Procedures for Tendering Outstanding
Notes...............................  Each holder of Outstanding Notes wishing to accept the Exchange Offer must
                                      complete, sign and date the Letter of
                                      Transmittal, or a facsimile thereof, in
                                      accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Outstanding Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth in the Letter of Transmittal. Outstanding Notes may be physically delivered, but physical delivery is not required if a confirmation of a book-entry transfer of such Outstanding Notes to the Exchange Agent's account at The Depository Trust Company ("DTC" or the "Depository") is delivered in a timely fashion. See "The Exchange Offer--Procedures for Tendering
                                      Outstanding Notes."

Conditions to the Exchange Offer....  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered for exchange. The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer--Conditions to the Exchange Offer."

Exchange Agent......................  The Bank of New York (the "Exchange
                                      Agent").

Certain U.S. Federal Income Tax
  Considerations....................  The exchange of an Outstanding Note for an
                                      Exchange Note by a Holder pursuant to the Exchange Offer will not constitute a taxable exchange. Such an exchange will not result in taxable income, gain or loss being recognized by such Holder or by the Company. Immediately after the exchange, such Holder will have the same adjusted basis and holding period in each Exchange Note received as such Holder had immediately prior to the exchange in the corresponding Outstanding Note surrendered. See "Certain U.S. Federal Income Tax Considerations."

Consequences of Exchanging
Outstanding Notes Pursuant to the
  Exchange Offer....................  Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, holders of Outstanding Notes (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer generally may offer such Exchange Notes for resale, resell such Exchange Notes and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of the holders' business and such holders are not participating in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holders of the Notes request in writing. If a holder of Outstanding Notes does not exchange such Outstanding Notes for Exchange Notes pursuant to the Exchange Offer, such Outstanding Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. If any holder of such Outstanding Notes is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be acquired in the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the Commission and (ii) must comply with the registration requirements of the Securities Act in connection with any resale transaction. In general, the Outstanding Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

                               THE EXCHANGE NOTES

     The Terms of the Exchange Notes are identical in all material respects to those of the Outstanding Notes, except for certain transfer restrictions and registration rights relating to the Outstanding Notes.

Securities Offered................ $50,000,000 principal amount of 9 7/8% Senior
                                   Notes due 2008.

Issuer............................ Anchor Glass Container Corporation

Maturity Date..................... March 15, 2008.

Interest Payment Dates............ Interest on the Exchange Notes will be payable semiannually in arrears on each March 15 and September 15 of each year, commencing September 15, 1998 and will accrue from and including the Exchange Date. Additionally, interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid on the Outstanding Notes surrendered in exchange therefor or, if no interest has been paid on the Outstanding Notes, from the date of original issue of the Outstanding Notes to but not including the Exchange Date. Holders whose Outstanding Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Outstanding Notes.


Ranking........................... The Notes will be senior unsecured obligations of the Issuer ranking pari passu in right of payment with all existing and future senior Indebtedness of the Company, senior in right of payment to all existing and future subordinated Indebtedness of the Company. The Notes will be effectively subordinated in right of payment to all secured Indebtedness of the Company, including the First Mortgage Notes and the Revolving Credit Facility, to the extent of the value of the assets securing such Indebtedness and to the claims of creditors of the Company's subsidiaries, if any. At March 31, 1998, the Company had approximately $172.1 million of secured Indebtedness outstanding to which the Notes are effectively subordinated to the extent of the value of the collateral securing such Indebtedness. See "Risk Factors--Effective Subordination."


Optional Redemption............... The Notes are redeemable at any time at the option of the Company, in whole and not in part, at a redemption price equal to the principal amount to be redeemed plus the Applicable Make-Whole, together with accrued and unpaid interest, if any, to the redemption date. See "Description of the Notes--Optional Redemption."

Change of Control................. Upon a Change of Control (as defined), each holder of Notes will have the right to
                                   require the Company to repurchase all or any part of such holder's Notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. Within 90 days after the consummation of any Change of Control Offer pursuant to which the Company has repurchased at least 90% of the Notes outstanding immediately prior to such Change of Control Offer, the Company may, at its option, redeem all of the remaining

                                   Notes at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.


Certain Covenants................. The indenture relating to the Notes (the
                                   "Indenture") contains certain covenants that limit the ability of the Company and its Restricted Subsidiaries to, among other things, incur additional Indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, under certain circumstances, the Company will be required to offer to purchase the Notes, in whole or in part, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, with the net cash proceeds of certain Asset Sales. See "Description of the Notes."



Exchange Offer and Registration
Rights............................ Pursuant to a Registration Rights Agreement
                                   (the "Registration Rights Agreement") between the Company and the Initial Purchasers, the Company has agreed (i) to file a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Outstanding Notes (the "Exchange Offer") for senior notes of the Company with substantially identical terms to the Outstanding Notes (the "Exchange Notes") (except that the Exchange Notes will not contain terms with respect to transfer restrictions or Additional Interest (as defined)) within 90 days after the Issue Date, (ii) to use its best efforts to cause such registration statement to become effective under the Securities Act within 210 days after the Issue Date, (iii) upon the Exchange Offer Registration Statement being declared effective, to offer the Exchange Notes in exchange for surrender of the Outstanding Notes, (iv) to keep the Exchange Offer open for at least 20 business days (or longer if required by applicable law) and (v) to use its best efforts to consummate the Exchange Offer within 255 days after the Issue Date. In the event that applicable law or interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated, or if certain holders of the Outstanding Notes are not permitted to participate in, or do not receive the benefit of, the Exchange Offer, the Company will use its best efforts to cause to become effective a shelf registration statement with respect to the resale of the Outstanding Notes and to keep such shelf registration statement effective until two years after the Issue Date or such shorter period ending when all the Outstanding Notes have been sold thereunder. The interest rate on the Notes is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. See "Exchange Offer and Registration Rights."


For additional information regarding the Exchange Notes, see "Description of the Notes."

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the Exchange Offer.

                                  RISK FACTORS

     Holders of Outstanding Notes should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in connection with the Exchange Offer.

           SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

     The following table sets forth certain unaudited pro forma financial information and certain historical financial information of the Company and the Company's predecessor, Old Anchor. The summary historical financial data for the period from February 5, 1997 to December 31, 1997 has been derived from, and should be read in conjunction with, the Company's audited financial statements, including the notes thereto, included elsewhere in this Prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The summary historical financial data for the period from January 1, 1997 to February 4, 1997 has been derived from and should be read in conjunction with Old Anchor's audited consolidated financial statements, including the notes thereto, included elsewhere in this Prospectus. The historical financial information for Old Anchor may not be representative of future operating results of the Company.

     The unaudited summary pro forma financial information for the Company for the years ended December 31, 1996 and 1997 is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position of the Company would have been as of and for the periods indicated, nor does it purport to represent the Company's future financial position and results of operations. Such unaudited summary pro forma financial information has been derived from, and should be read in conjunction with, the Company's unaudited pro forma consolidated financial information, including the notes thereto and the related "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations," included elsewhere in this Prospectus.

                                                        OLD ANCHOR           ANCHOR             PRO FORMA
                                                        PERIOD FROM       PERIOD FROM           YEAR ENDED
                                                      JANUARY 1, 1997   FEBRUARY 5, 1997       DECEMBER 31,
                                                      TO FEBRUARY 4,    TO DECEMBER 31,    --------------------
                                                           1997             1997(1)          1996        1997
                                                      ---------------   ----------------   ---------   --------
                                                                       (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales..........................................      $ 62,560          $ 569,441       $ 722,681   $623,518
Cost of products sold..............................        70,608            523,709         716,248    585,315
Selling and administrative expenses................         3,745             25,120          39,570     28,865
Restructuring and other charges(2).................       --                 --               49,973      --
Write-up of assets held for sale(2)................       --                 --               (3,767)     --
                                                         --------          ---------       ---------   --------
Income (loss) from operations......................       (11,793)            20,612         (79,343)     9,338
Other income (expense), net........................          (595)            (2,602)          1,995         58
Interest expense(3)................................        (2,437)           (18,281)        (24,367)   (24,367)
                                                         --------          ---------       ---------   --------
Loss before reorganization items, income taxes and
  extraordinary items..............................       (14,825)              (271)       (101,715)   (14,971)
Reorganization items...............................          (827)           --               (5,008)      (827)
Income taxes(4)....................................       --                 --               (1,825)     --
Extraordinary items(5).............................       --                 (11,200)         --          --
                                                         --------          ---------       ---------   --------
Net loss...........................................       (15,652)           (11,471)       (108,548)   (15,798)
Preferred stock dividends..........................       --                 (11,302)        (12,483)   (12,483)
                                                         --------          ---------       ---------   --------
Loss applicable to common stock....................      $(15,652)         $ (22,773)      $(121,031)  $(28,281)
                                                         ========          =========       =========   ========
OTHER FINANCIAL DATA:
Net cash provided by (used in) operating
  activities.......................................      $(11,427)         $  25,483       $  (8,471)  $ 14,121
Net cash used in investing activities..............        (7,500)          (257,255)       (253,696)  (264,745)
Net cash provided by financing activities..........        17,478            232,832         249,377    242,705
Adjusted EBITDA(6).................................        (4,783)            69,764          28,752     64,306
Depreciation and amortization......................         7,605             51,132          59,894     54,910
Capital expenditures...............................         7,186             41,634          45,308     48,820
Ratio of earnings to fixed charges(7)..............       --                 --               --          --
Ratio of Adjusted EBITDA to interest expense.......         (1.96)              3.82            1.18       2.64
BALANCE SHEET DATA (AT END OF PERIOD):
Accounts receivable................................      $ 60,978          $  56,940                     56,940
Inventories........................................       148,731            120,123                    120,123
Total assets.......................................       651,801            627,568                    667,100
Total debt(8)......................................       570,335            163,793                    203,325
Total stockholders' equity (deficiency in
  assets)..........................................      (284,959)            85,912                     85,912

                                                                      (Footnotes
on page 14)

     The following table sets forth certain historical financial information of the Company's predecessor, Old Anchor. The summary historical financial data at December 31, 1996 and for the two years ended December 31, 1996 has been derived from, and should be read in conjunction with, Old Anchor's consolidated financial statements, including the notes thereto and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations for Old Anchor", included elsewhere in this Prospectus. The summary historical financial data at December 31, 1993, 1994 and 1995 and for the two years ended December 31, 1994 have been derived from consolidated financial statements of Old Anchor, which are not included in this Prospectus. Such historical information for Old Anchor may not be representative of future operating results of the Company.

                                                                             OLD ANCHOR HISTORICAL
                                                              ---------------------------------------------------
                                                                            YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------------------
                                                                 1993          1994          1995         1996
                                                              ----------    ----------    ----------    ---------
                                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales...................................................  $1,126,037    $1,089,317    $  956,639    $ 814,370
Cost of products sold.......................................   1,028,332       996,780       906,393      831,612
Selling and administrative expenses.........................      51,137        52,371        48,998       39,570
Restructuring and other charges(2)..........................      --            79,481        10,267       49,973
Impairment of long-lived assets(9)..........................      --            --            --          490,232
Write-up of assets held for sale(2).........................      --            --            --           (8,967)
                                                              ----------    ----------    ----------    ---------
Income (loss) from operations...............................      46,568       (39,315)       (9,019)    (588,050)
Other income (expense), net.................................         500        (2,385)          171      (10,020)
Interest expense(3).........................................     (62,535)      (56,070)      (56,871)     (48,601)
                                                              ----------    ----------    ----------    ---------
Loss before reorganization items, income taxes,
  extraordinary items and cumulative effect of accounting
  change....................................................     (15,467)      (97,770)      (65,719)    (646,671)
                                                              ----------    ----------    ----------    ---------
Reorganization items........................................      --            --            --           (5,008)
Income taxes(4).............................................      (2,400)         (250)         (250)      (1,825)
Extraordinary items(5)......................................     (18,152)       --            --           (2,336)
Cumulative effect of accounting change(4)...................       1,776        --            --           --
                                                              ----------    ----------    ----------    ---------
Net loss....................................................     (34,243)      (98,020)      (65,969)    (655,840)
Preferred stock dividends...................................      --            --            --           --
                                                              ----------    ----------    ----------    ---------
Loss applicable to common stock.............................  $  (34,243)   $  (98,020)   $  (65,969)   $(655,840)
                                                              ==========    ==========    ==========    =========
OTHER FINANCIAL DATA:
Net cash provided by (used in) operating activities.........  $   99,279    $   27,914    $      430    $ (28,411)
Net cash used in investing activities.......................    (118,470)      (96,655)      (48,500)     (63,892)
Net cash provided by financing activities...................       3,259        28,467        52,198       78,886
Adjusted EBITDA(6)..........................................     150,617       138,257       101,334       34,824
Depreciation and amortization...............................     103,549       100,476        99,915      101,656
Capital expenditures........................................      89,901        93,833        70,368       46,254
Ratio of earnings to fixed charges(7).......................      --            --            --           --
Ratio of Adjusted EBITDA to interest expense................        2.41          2.47          1.78         0.72
BALANCE SHEET DATA (AT END OF PERIOD):
Accounts receivable.........................................  $   58,128    $   66,618    $   40,965    $  55,851
Inventories.................................................     173,204       176,769       180,574      144,419
Total assets................................................   1,347,201     1,264,488     1,208,348      643,468
Total debt(8)...............................................     555,222       584,671       557,450      552,848
Total stockholder's equity (deficiency in assets)...........     412,752       324,554       289,603     (269,307)

                                                          (footnotes on page 14)

(footnotes from previous two pages)

(1) The Anchor Acquisition was consummated on February 5, 1997. Accordingly, the information provided for Old Anchor for the period from January 1, 1997 to February 4, 1997 is not comparable to the information provided for the Company for the period from February 5, 1997 to December 31, 1997.

(2) Restructuring and other charges reflects Old Anchor's implementation of a series of restructuring plans in an effort to respond to the continued decline in industry sales volume combined with, in 1996, the loss of a significant portion of the business of Old Anchor's largest customer. During the year ended December 31, 1996, Old Anchor recorded an adjustment to the carrying value of certain idled facilities held for sale. These assets were previously written down to an estimated net realizable value. Upon a current evaluation of quotes and offers on these properties in 1996, Old Anchor increased their net carrying value by approximately $9.0 million. The balance of the restructuring liability is anticipated to be expended and charged against the liability over the next several years.


(3) Because of the Chapter 11 proceedings of Old Anchor, there had been no accrual of interest on the $100.0 million 10.25% Senior Notes or the $200.0 million 9.875% Senior Subordinated Debentures of Old Anchor since September 12, 1996. If accrued, interest expense would have increased $9.1 million during the year ended December 31, 1996 and $2.9 million during the period from January 1, 1997 to February 4, 1997.


(4) Income tax provision reflects any additional valuation allowances required to be recorded under Statement of Financial Accounting Standards No. 109--Accounting for Income Taxes ("SFAS 109"). The adoption of SFAS 109 effective January 1, 1993 resulted in an increase in the cumulative net deferred tax asset of $1.8 million. Under SFAS 109, deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. If on the basis of available evidence, it is more likely than not that all or a portion of the deferred tax asset will not be realized, the asset must be reduced by a valuation allowance.

(5) Extraordinary items in the three periods ended December 31, 1993, 1996 and 1997 result from the write-off of financing costs related to debt extinguished during the relevant periods, net of taxes. For pro forma periods, extraordinary items are excluded as they represent non-recurring charges.

(6) Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) ("Adjusted EBITDA") is an amount equal to income (loss) before reorganization items, income taxes, extraordinary items and cumulative effect of accounting change plus the amounts of restructuring charges and the impairment of long-lived assets, interest, depreciation and amortization, other non-cash charges and less the amount of the write-up of assets held for sale as calculated below, using income (loss) from operations as a starting point:

                                                          OLD ANCHOR           ANCHOR            PRO FORMA
                                                          PERIOD FROM       PERIOD FROM          YEAR ENDED
                                                        JANUARY 1, 1997   FEBRUARY 5, 1997      DECEMBER 31,
                                                        TO FEBRUARY 4,    TO DECEMBER 31,    ------------------
                                                             1997               1997           1996      1997
                                                        ---------------   ----------------   --------   -------
                                                                        (DOLLARS IN THOUSANDS)
Income (loss) from operations.........................     $(11,793)          $20,612        $(79,343)  $ 9,338
Other income (expense), net...........................         (595)           (2,602)          1,995        58
Other noncash charges.................................                          2,625           --        --
Write-up of assets held for sale......................      --                --               (3,767)    --
Restructuring and other charges.......................      --                --               49,973     --
Depreciation and amortization.........................        7,605            49,129          59,894    54,910
                                                           --------           -------        --------   -------
Adjusted EBITDA.......................................     $ (4,783)          $69,764        $ 28,752   $64,306
                                                           ========           =======        ========   =======

                                                                          OLD ANCHOR HISTORICAL
                                                              ---------------------------------------------
                                                                         YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------------
                                                                1993        1994        1995        1996
                                                              --------    --------    --------    ---------
Income (loss) from operations...............................  $ 46,568    $(39,315)   $ (9,019)   $(588,050)
Other income (expense), net.................................       500      (2,385)        171      (10,020)
Write-up of assets held for sale............................     --          --          --          (8,967)
Impairment of long-lived assets.............................     --          --          --         490,232
Restructuring and other charges.............................     --         79,481      10,267       49,973
Depreciation and amortization...............................   103,549     100,476      99,915      101,656
                                                              --------    --------    --------    ---------
Adjusted EBITDA.............................................  $150,617    $138,257    $101,334    $  34,824
                                                              ========    ========    ========    =========

    The Company believes that, in addition to cash flow from operations and net earnings, Adjusted EBITDA is a useful financial performance measurement for assessing operating performance as it provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and to fund capital expenditures. In evaluating Adjusted EBITDA, the Company believes that investors should consider, among other things, the amount by which Adjusted EBITDA exceeds interest costs for the period, how Adjusted EBITDA compares to principal repayments on debt for the period and how Adjusted EBITDA compares to capital expenditures for the period. To evaluate Adjusted EBITDA, the components of Adjusted EBITDA, such as revenues and operating expenses and the variability of such components over time, should also be considered. Investors should be cautioned that the Company's method of calculating Adjusted EBITDA may differ from the methods used by other companies and, as a result, the Adjusted EBITDA measures disclosed herein may not be comparable to other similarly titled measures disclosed by other companies.

(7) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest and amortization of debt expense plus a portion of operating lease expense representative of the interest factor. There was a deficiency of earnings to cover fixed charges in 1993, 1994, 1995, and 1996 of $15.5 million, $97.8 million, $65.7 million, and
    $651.7 million, respectively. There was a deficiency of earnings to cover fixed charges for the period from January 1, 1997 to February 4, 1997, the period from February 5, 1997 to December 31, 1997, pro forma years ended December 31, 1996 and 1997 of $15.7 million, $0.3 million, $106.7 million and $15.8 million, respectively.

(8) Total debt as of December 31, 1996 includes $462.3 million of pre-petition liabilities and $90.5 million outstanding under Old Anchor's debtor-in-possession credit facility.

(9) As a result of the declining profitability, decreasing cash flow and the bankruptcy proceedings, the recoverable value of the carrying amount of long-lived assets and intangibles was reviewed for impairment. Based upon this review, the amount of remaining excess of the purchase price over the fair value of net assets acquired of $457.2 million and $33.0 million of other long-lived assets were written off in the year ended December 31, 1996. The excess cost over fair value of net assets acquired had been amortized on a straight line basis over a 40 year period. Amortization expense, included as a component of cost of products sold, was approximately $13.9 million for each of the years ended December 31, 1994, 1995 and 1996. See the Notes to Old Anchor's Consolidated Financial Statements included elsewhere in this Prospectus.

                                  RISK FACTORS

     An investment in the Notes represents a high degree of risk. There are a number of factors, including those specified below, which may adversely affect the Company's ability to make payments on the Notes. Holders of the Notes could therefore lose a substantial portion or all of their investment in the Notes. Consequently, an investment in the Notes should only be considered by persons who can assume such risk. The risk factors described below are not necessarily exhaustive and each potential investor is encouraged to perform its own investigation with respect to the Company.

     This Prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding, among other items, (i) the expected realization of Anchor's business strategy and the cost savings estimated to be achieved in connection therewith and the costs associated therewith, (ii) the sufficiency of cash flow and other sources of liquidity to fund Anchor's debt service requirements, working capital needs and other significant expenditures and (iii) anticipated trends in the glass packaging industry, including with respect to industry capacity, product demand and pricing. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate," "project" and similar expressions. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Anchor's control. Actual results could differ materially from those contemplated by these forward-looking statements as a result of factors including those described below. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this Prospectus will in fact transpire. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Anchor does not undertake any obligation to update or revise any forward-looking statements.

     This Prospectus contains historical financial information regarding Glenshaw and Consumers. Prior results of Consumers and Glenshaw are not indicative of the Company's future results. The nature and risks of the restructuring carried out at Consumers and Glenshaw, and market conditions faced by them, differ substantially from the nature and the risks of the business strategy for the Company described under "Business--Business Strategy."

LIMITED OPERATING HISTORY; INSOLVENCY OF OLD ANCHOR

     The Company was formed in January 1997 to acquire certain assets and assume certain liabilities of Old Anchor. Prior to the Anchor Acquisition, the Company had no operations. In addition, former management of Old Anchor has largely been replaced since the consummation of the Anchor Acquisition in February 1997 and new management has concentrated on formulating and refining the Company's business strategy. Since the Anchor Acquisition, the Company has had a limited financial performance track record.

     Additionally, Old Anchor sought protection under Chapter 11 of the Bankruptcy Code in September 1996 and is being liquidated. In the bankruptcy, previous investors in, and lenders to, Old Anchor incurred substantial losses. From 1993 to 1996, Old Anchor had significant operating losses, incurring a 1996 net loss of approximately $655.8 million including a $490.2 million impairment of long-lived assets. As of February 4, 1997, Old Anchor had an accumulated deficit of approximately $838.9 million. The report of Arthur Andersen LLP, independent public accountants, on Old Anchor's 1995, 1996 and 1997 Interim Period financial statements includes an explanatory paragraph because of the possible material effects of uncertainties resulting from Old Anchor's filing for reorganization under Chapter 11 of the Bankruptcy Code and doubts about Old Anchor's ability to continue as a going concern following its sale of substantially all of its assets on February 5, 1997.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

     Anchor has incurred significant Indebtedness. At December 31, 1997, on a pro forma basis after giving effect to the Offering and the application of the net proceeds therefrom, Anchor's aggregate Indebtedness would have been $203.3 million, and its stockholders' equity would have been $85.9 million. At December 31,

1997, Anchor's aggregate consolidated Indebtedness was $163.8 million and it had outstanding advances of $10.5 million and outstanding letters of credit of $12.8 million under the Revolving Credit Facility. As of March 31, 1998, Anchor's aggregate Indebtedness was $222.1 million. In addition, subject to the restrictions in the indentures governing the First Mortgage Notes and the Notes and the Revolving Credit Facility, the Company may incur additional Indebtedness from time to time to finance capital expenditures or for other purposes. Further, substantially all of the Company's assets have been pledged to secure the First Mortgage Notes and the Revolving Credit Facility. On a pro forma basis, the Company's earnings for fiscal 1996 and 1997 would have been insufficient to cover its fixed charges. The Company's debt service requirements (including interest and principal) over the next five years are expected to be approximately $26.9 million annually. See "Unaudited Pro Forma Financial Statements."

     The level of the Company's Indebtedness could have important consequences to holders of the Notes, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to service debt and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or other needs may be limited; and (iii) the Company's level of Indebtedness could limit its flexibility in reacting to changes in the industry in which it competes and economic conditions in general. Certain of the Company's competitors currently operate on a less leveraged basis and have significantly greater operating and financing flexibility than the Company.

     The Company's ability to pay interest on the Notes, to repay portions of its long-term Indebtedness (including the Notes) and to satisfy its other debt obligations will depend upon its future operating performance and the availability of refinancing Indebtedness, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. In addition, the indenture (the "Consumers Indenture") governing Consumers International's 10 1/4% Senior Secured Notes (the "Consumers International Notes") and Consumers' revolving credit facility substantially restrict Consumers' ability to make further investments in the Company whether through equity investments, loans or otherwise. Accordingly, Anchor will not be able to rely on Consumers for liquidity or for payments on the Notes. The Company anticipates that its operating cash flow, together with borrowings under the Revolving Credit Facility, if any, will be sufficient to meet its operating needs and to meet its debt service requirements as they become due, assuming that the Company continues to realize a significant portion of the benefits of its business strategy. See "Business--Business Strategy." However, if this is not the case, the Company will be forced to seek alternatives that may include reducing or delaying capital expenditures, selling assets, restructuring or refinancing its Indebtedness or seeking additional equity capital. There can be no assurance that any such strategy could be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     In addition, the Company's Series A 10% Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), issued to certain creditors of Old Anchor and contributed to the Plans (as defined) in connection with the Anchor Acquisition is subject to mandatory redemption in 2009, which could adversely affect Anchor's ability to refinance the Notes at their maturity. See "Description of Capital Stock."

EFFECTIVE SUBORDINATION

     Holders of secured Indebtedness of the Company, including the Indebtedness under the First Mortgage Notes and the Revolving Credit Facility, have claims with respect to the assets constituting collateral for such Indebtedness that are prior to the claims of holders of the Notes under the Notes. In the event of a default on the Notes or a bankruptcy, liquidation or reorganization of the Company, such assets will be available to satisfy obligations with respect to the Indebtedness secured thereby before any payment therefrom could be made on the Notes. Accordingly, such secured Indebtedness would effectively be senior to the Notes to the extent of the value of such collateral. To the extent the value of such collateral is not sufficient to satisfy such secured Indebtedness, the holders thereof would be entitled to share with holders of the Notes and the holders of other claims against the Company, with respect to the Company's other assets.

     In addition, the Notes will not be guaranteed by any future subsidiaries of the Company. As a result, the holders of the Notes will be effectively subordinated to claims of third party creditors and preferred shareholders of these subsidiaries. Claims of creditors (other than the Company) of such subsidiaries, including trade creditors, secured creditors, taxing authorities, holders of guarantees issued by such subsidiaries and preferred shareholders of such subsidiaries will generally have priority as to the assets of such subsidiaries over the claims and equity interests of the Company and, as a result, holders of Indebtedness of the Company (including the holders of the Notes).

SIGNIFICANT EXPENDITURES; DEPENDENCE ON SUCCESSFUL IMPLEMENTATION OF BUSINESS STRATEGY

     Old Anchor experienced net losses from 1993 to 1996. The Company has significant expenditures not deducted in calculating Adjusted EBITDA relating to the operation of its business, including the following: (i) required pension plan contributions for underfundings of $13.4 million in 1998, $13.9 million in 1999 and $40.5 million to be contributed over the three years thereafter; (ii) payments in respect of the Company's supply agreement with The Stroh Brewery Company ("Stroh's") of $7.0 million in 1998; (iii) significant capital expenditures of approximately $55.0 million in 1998 and $56.0 million in 1999;
(iv) significant cash expenses of closing the Houston and Dayville plants and certain plants previously closed by Old Anchor including an estimated $11.0 million and $3.0 million in 1998 and 1999, respectively; and (v) anticipated borrowings under the Revolving Credit Facility.


     The Company is also accruing annual dividend payment obligations of approximately $5.6 million in respect of the Company's Series A Preferred Stock. In addition, the Company's Series B Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), receives dividends only in kind until February 2000 and beginning thereafter will accrue annual dividend payments of $8.5 million, as declared by the board of directors of the Company.


     In order to meet its fixed payment obligations and retain sufficient borrowing availability under the Revolving Credit Facility to satisfy its working capital requirements, the Company must achieve significant cash flow from operations. The Company's pro forma net sales for 1997 declined by approximately 14% as compared to pro forma net sales for 1996. In order to improve operating results with this lower net sales amount, the Company must achieve substantial cost savings and improvements in average selling prices resulting from a shift in product mix toward products with higher average selling prices and the Company will need to establish and maintain strong relationships with major customers. In the event that the operating improvements from management's business strategy are materially less than estimated and/or require a longer time frame than anticipated to achieve or the estimated costs of the plant closings are materially higher than anticipated, the Company's ability to service its debt and pay its other fixed charges could be adversely impacted.

     The estimated cost savings described under "Business--Business Strategy," represent Anchor's current estimates of cost savings from implementation of management's business strategy. These estimated future cost savings are based upon a number of assumptions which may not be accurate, in which case the actual results of such business strategy may differ materially from these estimates. Moreover, these estimates relate only to estimated cost reductions on the items described and therefore are not necessarily indicative of Anchor's financial results, including Adjusted EBITDA and net income, which are affected by a number of other factors, including demand and pricing for Anchor's products and other costs associated with Anchor's production, distribution and other activities.

     In the event that Anchor's cash flow from operations is less than anticipated or its cash expenditures are greater than anticipated and available borrowings under the Revolving Credit Facility are used, there can be no assurance that Anchor can raise additional funds through equity or debt financings or asset sales given the financial and other covenants to which Anchor is subject under the Indenture and the Revolving Credit Facility, Old Anchor's recent insolvency, uncertainty regarding Anchor's future operating performance, the pledge by Anchor of substantially all of its assets to secure the First Mortgage Notes and the Revolving Credit

Facility and the limitations on investments by Consumers in Anchor imposed under Consumers' credit facilities. See "--Substantial Leverage; Ability to Service Debt" and "--Restrictive Covenants."

RESTRICTIVE COVENANTS

     The Indenture restricts the ability of the Company and its Restricted Subsidiaries to, among other things, incur additional Indebtedness, incur liens, pay dividends or make certain other restricted payments or investments, consummate certain asset sales, enter into certain transactions with affiliates, incur Indebtedness that is subordinate in right of payment to any senior Indebtedness and senior in right of payment to the Notes, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. The Indenture also imposes restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company. In addition, the indenture (the "First Mortgage Indenture") governing the First Mortgage Notes and the Revolving Credit Facility contain other and more restrictive covenants (including the requirement to maintain specified financial ratios and satisfy certain financial tests), and prohibit the Company from prepaying the Notes, except in certain circumstances. There can be no assurance that the Company will meet such tests. A breach of any of these covenants could result in an event of default under the First Mortgage Indenture and/or the Revolving Credit Facility. If such an event of default occurs, the lenders could elect to declare all amounts borrowed under the First Mortgage Indenture and/or the Revolving Credit Facility, as the case may be, together with accrued interest, to be immediately due and payable and to terminate all commitments under the Revolving Credit Facility. If the Company were unable to repay all amounts declared due and payable, the holders thereof could proceed against the collateral granted to them to satisfy the Indebtedness and other obligations due and payable. If Indebtedness under the First Mortgage Indenture and/or the Revolving Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such Indebtedness and the other Indebtedness of the Company, including the Notes. See "Description of the Notes--Certain Covenants" and "Description of Indebtedness."

COMPETITION; THE GLASS CONTAINER MARKET


     The Company is subject to intense competition from other glass container producers as well as from makers of alternative forms of packaging, such as aluminum cans and plastic containers. The Company's principal competitors among glass container producers are Owens and Ball-Foster, both of which are larger competitors with less leverage and more financial resources than the Company. Over the past several years, there has been a decline in the glass container industry, principally as a result of the loss of market share in the soft drink and food industries to alternative forms of packaging. Competitive pressures from alternative forms of packaging, as well as consolidation in the glass container industry, have resulted in excess capacity and have led to severe pricing pressures on glass container manufacturers. See "Business--Competition."


DEPENDENCE ON KEY PERSONNEL AND G&G

     Certain executive officers of the Company are key to the management and direction of the Company. In addition, the Company has entered into a Management Agreement (the "Management Agreement") with G&G, an affiliate of the Company, for the provision of certain management services, including marketing, managerial and technical assistance. See "Certain Transactions." The initial term of the Management Agreement expires on February 5, 2000. Thereafter, the Management Agreement automatically renews for periods of one year unless either party gives notice of termination at least six months prior to the expiration of the then current term. In addition, the Company does not, as a general rule, enter into employment agreements with its executive officers and/or other key employees. The loss of the services of such executive officers or of G&G, by termination of the Management Agreement or otherwise, could have a material adverse effect on the Company, and there can be no assurance that the Company would be able to find replacements for such executive officers or G&G with equivalent business experience and skills. See "Management--Directors and Executive Officers of the Company" and "Certain Transactions."

CONTROLLING STOCKHOLDER; TRANSACTIONS WITH RELATED PARTIES

     Mr. Ghaznavi effectively controls Anchor through G&G's control of Consumers and its subsidiaries, Consumers International and Consumers U.S. Consumers U.S. owns approximately 60% of Anchor on a fully diluted basis and is entitled, as sole holder of the Company's Class B Common Stock, par value $.10 per share (the "Class B Common Stock"), to appoint five of the nine members of Anchor's Board of Directors (the "Board of Directors") until February 5, 2000. In connection with the Proposed Settlement, it is expected that the certificate of incorporation of the Company will be amended to increase the number of directors to be elected by the holders of Class B Common Stock. See "Management--Board of Directors of the Company" and "Description of Capital Stock." As a result, Anchor is part of a group of glass manufacturing companies with Consumers and Glenshaw. A portion of the cost savings anticipated to be achieved by Anchor in connection with the implementation of its business strategy is dependent upon the successful reallocation of customers between Anchor and Consumers in order to achieve freight cost savings and plant operational efficiencies. In addition, it is anticipated that Anchor will be party to a number of arrangements with Consumers, Glenshaw and other affiliated companies regarding, among other things, bulk purchasing, production for customers (for which commissions may be payable), managerial services, including the Management Agreement with G&G, leasing of fleets and equipment and shipping. See "Certain Transactions." The Revolving Credit Facility, the Indenture and the First Mortgage Indenture limit commissions and other fees payable by the Company to Consumers and its affiliates and otherwise require that transactions and agreements among the companies be on terms no less favorable to the Company than could be obtained from third parties and, for transactions in excess of certain thresholds, be approved by the Company's independent directors and/or submitted to an independent financial advisor. See "Description of Indebtedness" and "Description of the Notes." The business, financial condition and results of operations of the Company may be adversely affected by decisions made by Consumers taking into account the needs of Consumers, Glenshaw and other affiliated companies. Consumers is highly leveraged and a default by Consumers on its indebtedness or an insolvency or bankruptcy of Consumers would not constitute a default under the Indenture. A default on indebtedness, insolvency or bankruptcy of Consumers could adversely affect Anchor's business and results of operations, given that many members of management at Consumers are involved in Anchor's affairs and that Anchor may be closely associated with Consumers, its customers and suppliers, which could adversely affect trading prices for the Notes or Anchor's ability to raise debt or equity capital.

LABOR RELATIONS

     The Company is a party to collective bargaining agreements with labor unions that will expire between March 1999 and August 1999. In the aggregate, under those agreements the Company currently employs approximately 2,500 full-time employees. The Company's inability to negotiate acceptable contracts with these unions could result in strikes by the affected workers and increased operating costs as a result of higher wages or benefits paid to union members. Although neither the Company nor Old Anchor historically has had any labor disruptions, if the unionized workers were to engage in a strike or other work stoppage, the Company could experience a significant disruption of its operations and higher ongoing labor costs, which could have an adverse effect on the Company's business, financial position and results of operations. See "Business--Employees."

DEPENDENCE ON KEY CUSTOMERS

     Anchor's two largest customers (Stroh's and Anheuser-Busch) accounted for 15.6% and 8.8% of its net sales in 1997, respectively. The termination by either of such customers of its relationship with the Company could have a material adverse effect upon the Company's business, financial position and results of operations.

     The Company's existing customers' purchase orders and contracts typically vary from one to three years. Prices under these arrangements are tied to market standards and therefore vary with market conditions. The contracts generally are requirements contracts which do not obligate the customer to purchase any given amount of product from the Company. Accordingly, notwithstanding the existence of certain supply contracts, the Company faces the risk that customers will not purchase the amounts expected by the Company pursuant to such supply contracts. In addition, the Company generally has a purchase order relationship with Anheuser-Busch whereby Anheuser-Busch renegotiates with the Company each year for the next year's purchase orders. Accordingly, past purchase orders placed by Anheuser-Busch are not necessarily indicative of future purchase orders.

SEASONALITY; RAW MATERIALS

     Due principally to the seasonal nature of the brewing, iced tea and other beverage industries, in which demand is stronger during the summer months, the Company's shipment volume is expected to be higher in the second and third quarters. Consequently, the Company normally builds inventory during the first quarter in anticipation of seasonal demands during the second and third quarters. Historically, the Company has scheduled shutdowns of its plants for furnace rebuilds and machine repairs in the first and fourth quarters of the year to coincide with scheduled holiday and vacation time under its labor union contracts. These shutdowns adversely affect profitability during the first and fourth quarters.

     Sand, soda ash, limestone, cullet and corrugated packaging materials are the principal raw materials used by the Company. Raw materials represented approximately 28% of the cost of products sold for the Company in 1997. The Company believes that a sufficient supply of these raw materials exists and that the Company is not dependent upon any single supplier for any of them. Material increases in the cost of any of the principal raw materials used by the Company could have a material adverse impact on the Company's results of operations.

ENVIRONMENTAL AND OTHER GOVERNMENT REGULATION

     Environmental Regulation and Compliance. The Company's operations are subject to increasingly complex and detailed Federal, state and local laws and regulations including, but not limited to, the Federal Water Pollution Control Act of 1972, as amended, the U.S. Clean Air Act, as amended, and the Federal Resource Conservation and Recovery Act, as amended, that are designed to protect the environment. Among the activities subject to regulation are the disposal of checker slag (furnace residue usually removed during furnace rebuilds), the disposal of furnace bricks containing chromium, the disposal of waste, the discharge of water used to clean machines and cooling water, dust produced by the batch mixing process, underground storage tanks and air emissions produced by furnaces. In addition, the Company is required to obtain and maintain permits in connection with its operations. Many environmental laws and regulations provide for substantial fines and criminal sanctions for violations. The Company believes that it is in material compliance with applicable environmental laws and regulations. It is difficult to predict the future development of such laws and regulations or their impact on future earnings and operations, but the Company anticipates that these standards will continue to require increased capital expenditures. There can be no assurance that material costs or liabilities will not be incurred.

     Certain environmental laws, such as the U.S. Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") and analogous state laws provide for strict, joint and several liability for investigation and remediation of releases of hazardous substances into the environment. Such laws may apply to conditions at properties presently or formerly owned or operated by an entity or its predecessors, as well as properties at which wastes attributable to an entity or its predecessors were disposed. See "Business--Environmental and Other Government Regulation."

     The Company is engaged in investigation and remediation projects at plants currently being operated and at closed facilities. In addition, Old Anchor was named as a potentially responsible party ("PRP") under CERCLA with respect to a number of sites. Of these sites, the Company has assumed responsibility with respect to four sites that are currently active. While the Company may be jointly and severally liable for costs related to these sites, in most cases, it is only one of a number of PRPs who are also jointly and severally liable. With respect to the four currently active sites for which the Company has assumed responsibility, the Company estimates that its share of the aggregate cleanup costs of such sites should not exceed $2.0 million, and that the likely range after taking into consideration the contributions anticipated from other potentially responsible parties could be significantly less. However, no assurance can be given that the cleanup costs of such sites will not exceed $2.0 million or that the Company will have these funds available. The Company has established reserves of approximately $16.0 million for environmental costs which it believes are adequate to address the anticipated costs of remediation of these operated and closed facilities and its liability as a PRP under CERCLA. The timing and magnitude of such costs cannot always be determined with certainty due to, among other things, incomplete information with respect to environmental conditions at certain sites, the absence of regulatory determinations with respect to environmental requirements at certain sites, new and amended environmental laws and regulations, and uncertainties regarding the timing of remedial expenditures.

     Capital expenditures required for environmental compliance were approximately $0.8 million for 1997 and are anticipated to be approximately $1.7 million annually in 1998 and 1999. However, there can be no assurance that future changes in such laws, regulations or interpretations thereof or the nature of the Company's operations will not require the Company to make significant additional capital expenditures to ensure compliance in the future.


     ERISA. The Company maintains three defined benefit plans and two profit sharing plans that, prior to the Anchor Acquisition, were maintained by Old Anchor. These plans are covered by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are tax-qualified under the Internal Revenue Code of 1986, as amended (the "Code"), and subject to regulation by the Internal Revenue Service and the Department of Labor. The three defined benefit plans are also subject to regulation by the Pension Benefit Guaranty Corporation ("PBGC"). The Company's two profit sharing plans contain cash or deferred arrangements under Section 401(k) of the Code. The Company's tax-qualified plans must meet stringent requirements both in form and in operation in order to maintain their tax-qualified status. These requirements are constantly changing with the enactment of new pension legislation, the issuance of new Treasury regulations and other guidance from the Internal Revenue Service. The loss of a plan's qualified status could result in the assessment of tax on the plan's trust income, disallowance of the Company's tax deduction for contributions, and immediate income tax liability upon individual participants' benefits.



     The defined benefit plan covering salaried employees was frozen at the end of 1994, and, at the end of 1997, was not underfunded under Statement of Financial Accounting Standards No. 87 ("SFAS No. 87"). However, the two defined benefit plans that are maintained for hourly employees are significantly underfunded and will require substantial cash contributions over the next few years. At the end of 1997, these two plans in the aggregate had unfunded benefits under SFAS No. 87 totaling approximately $50.4 million. Pension underfunding contributions made to the three defined benefit plans during 1997, excluding contributions made by the Company upon the closing of the Anchor Acquisition, were approximately $15.1 million. In addition, the underfunding of the two hourly plans required the payment of increased premiums to the PBGC under its pension guaranty program of approximately $1.8 million in 1997.


     Employee Health and Safety Regulation. The Company's operations are subject to a variety of worker safety laws. The U.S. Occupational Safety and Health Act of 1970 ("OSHA") and analogous state laws mandate general requirements for safe workplaces for all employees. The Company believes that its operations are in material compliance with applicable employee health and safety laws.

     Deposit and Recycling Legislation. In recent years, legislation has been introduced at the Federal, state and local levels that would require a deposit or tax, or impose other restrictions, on the sale or use of certain containers, particularly beer and carbonated soft drink containers. To date, ten states have enacted some form of deposit legislation, although no such new legislation has been enacted since 1986. The enactment of additional laws or comparable administrative actions that would require a deposit on beer or soft drink containers, or otherwise restrict their use, could have a material adverse effect on the Company's business. In jurisdictions where deposit legislation has been enacted, the consumption of beverages in glass bottles has generally declined due largely to the preference of retailers for handling returned cans and plastic bottles. Container deposit legislation continues to be considered from time to time at various governmental levels.

PURCHASE OF NOTES UPON CHANGE OF CONTROL

     Upon a Change of Control, the Company is required to offer to purchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. The source of funds for any such purchase would be the Company's available cash or cash generated from other sources. However, there can be no assurance that sufficient funds would be available at the time of any Change of Control to make any required repurchases of Notes tendered or, if applicable, that restrictions in the Outstanding Credit Facility, the First Mortgage Indenture or any future credit facility would permit the Company to make such required repurchases. See "Description of the Notes--Change of Control."

LACK OF A PUBLIC MARKET FOR THE NOTES

     The Outstanding Notes held by QIBs are designated for trading in the PORTAL Market. The Exchange Notes constitute securities for which there is no established trading market. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the Exchange Notes is currently anticipated. If a market for the Exchange Notes should develop, such Exchange Notes could trade at a discount from their principal amount. There can be no assurance of the liquidity of any markets that may develop for the Exchange Notes, the ability of holders of the Exchange Notes to sell their Exchange Notes, or the price at which holders would be able to sell their Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. To the extent that any Outstanding Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Outstanding Notes could be adversely affected.

     No prediction can be made as to the effect, if any, that future sales of Exchange Notes, or the availability of Exchange Notes for future sale, will have on the market price of the Exchange Notes prevailing from time to time. Sales of substantial amounts of Exchange Notes, or the perception that such sales could occur, could adversely affect prevailing market prices for the Exchange Notes. No assurance can be given that sales of substantial amounts of Exchange Notes will not occur in the foreseeable future or as to the effect that any such sales, or the perception that such sales may occur, will have on the market or the market price of the Exchange Notes. No assurance can be given as to the liquidity of the trading market for the Exchange Notes or that an active public market for the Exchange Notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the Exchange Notes may be adversely affected.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the Notes will not be subject to similar disruptions. Any such disruption may have an adverse effect on holders of the Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     As a consequence of the offer or sale of the Outstanding Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Outstanding Notes as set forth in the legend thereon. In general, the Outstanding Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Outstanding Notes under the Securities Act. See "Outstanding Notes Registration Rights."

     Upon consummation of the Exchange Offer, due to the restrictions on transfer of the Outstanding Notes and the absence of such restrictions applicable to the Exchange Notes, it is likely that the market, if any, for Outstanding Notes will be relatively less liquid than the market for Exchange Notes. Consequently, holders of Outstanding Notes who do not participate in the Exchange Offer could experience significant diminution in the value of their Outstanding Notes, compared to the value of the Exchange Notes.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Exchange Offer is being made by the Company to satisfy certain of its obligations under the Registration Rights Agreement. The Registration Rights Agreement requires the Company to (i) file with the Commission a registration statement (the "Exchange Offer Registration Statement") under the Securities Act with respect to the Exchange Notes within 90 days after the issuance of the Outstanding Notes (the "Issue Date"), (ii) use its best efforts to cause the Exchange Offer Registration Statement to become effective under the Securities Act within 210 days after the Issue Date, (iii) keep the Exchange Offer open for acceptance for not less than 20 business days (or longer if required by applicable law) after the date that notice of the Exchange Offer is mailed to holders of the Outstanding Notes, and (iv) use its best efforts to consummate the Exchange Offer within 255 days after the Issue Date. In the event that the Company fails to satisfy these or certain other of its obligations under the Registration Rights Agreement, the interest rate on the Outstanding Notes will be increased. See "Outstanding Notes Registration Rights."


     Following the consummation of the Exchange Offer, holders of Outstanding Notes not tendered will generally not have any further registration rights and the Outstanding Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Outstanding Notes could be adversely affected. See "--Consequence of Failure to Exchange."


TERMS OF THE EXCHANGE

     The Company hereby offers to exchange, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), Exchange Notes for an equal principal amount of Outstanding Notes. The terms of the Exchange Notes are identical in all material respects to those of the Outstanding Notes, except for certain transfer restrictions and registration rights relating to the Outstanding Notes. The Exchange Notes will be entitled to the benefits of the Indenture. See "Description of the Notes."

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered or accepted for exchange. As of the date of this Prospectus, $50.0 million aggregate principal amount of the Outstanding Notes is outstanding. Outstanding Notes tendered in the Exchange Offer must be in denominations of a minimum principal amount of $1,000 or any integral multiple thereof.

     Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, holders of Outstanding Notes (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer generally may offer such Exchange Notes for resale, resell such Exchange Notes and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of the holders' business and such holders are not participating in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holders of the Exchange Notes request in writing. If a holder of Outstanding Notes does not exchange such Outstanding Notes for Exchange Notes pursuant to the Exchange Offer, such Outstanding Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. If any holder of such Outstanding Notes is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be acquired in the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the Commission and (ii) must comply with the registration requirements of the Securities Act in connection with any resale transaction. In general, the Outstanding Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS


     The Exchange Offer expires on the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on May 28, 1998 unless the Company in its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Company, expires. The Company reserves the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to The Bank of New York (the "Exchange Agent") and by public announcement communicated by no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Outstanding Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer and may be accepted for exchange by the Company.


     The "Exchange Date" will be the second business day following the Expiration Date. The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Outstanding Notes if any of the events set forth below under "--Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Outstanding Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Outstanding Notes as promptly as practicable. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Exchange Notes for the tendered Outstanding Notes on the Exchange Date. Any Outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after expiration or termination of the Exchange Offer. See "--Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes."

     This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Company to record holders of Outstanding Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Outstanding Notes.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

     The tender to the Company of Outstanding Notes by a holder thereof pursuant to any one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     General Procedures.  A holder of an Outstanding Note may tender the same by
(i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with
(a) the certificate or certificates representing the Outstanding Notes being tendered and any required signature guarantees, to the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date or (b) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the Outstanding Notes being tendered, if such procedure is available, into the Exchange Agent's Account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, or
(ii) complying with the guaranteed delivery procedures described below.

     If tendered Outstanding Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Outstanding Notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Outstanding Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States or by a member firm of a national securities exchange or the National Association of Securities Dealers, Inc. or by a member of a signature medallion program such as "STAMP" (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the Exchange Notes and/or Outstanding Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Outstanding Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Outstanding Notes should contact such holder promptly and instruct such holder to tender Outstanding Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Outstanding Notes itself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Outstanding Notes is received by the Exchange Agent, (ii) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by a Book-Entry Confirmation is received by the Exchange Agent or
(iii) a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Outstanding Notes tendered pursuant to a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal, the tendered Outstanding Notes (or Book-Entry Confirmation, if applicable) and any other required documents.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Outstanding Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING HOLDERS, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED AND CONFIRMED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED WITH RETURN RECEIPT REQUESTED BE USED AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR

RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Book-Entry Transfer. The Exchange Agent will make a request to establish an account with respect to the Outstanding Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Outstanding Notes by causing the Book-Entry Transfer Facility to transfer such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer.

     Guarantee Delivery Procedures. If a holder desires to tender Outstanding Notes pursuant to the Exchange Offer, but time will not permit a Letter of Transmittal, the Outstanding Notes or other required documents to reach the Exchange Agent on or before the Expiration Date, or if the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office a letter or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Outstanding Notes are registered, the principal amount of the Outstanding Notes being tendered and, if possible, the certificate numbers of the Outstanding Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the Expiration Date, the Outstanding Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal and any other required documents, will be delivered by such Eligible Institution to the Exchange Agent in accordance with the procedures outlined above. Unless Outstanding Notes being tendered by the above-described method are deposited with the Exchange Agent (including through a Book-Entry Confirmation) within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Outstanding Notes for exchange (the "Transferor") thereby exchanges, assigns and transfers the Outstanding Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Outstanding Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Outstanding Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Outstanding Notes and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Outstanding Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Outstanding Notes. The Transferor further agrees that acceptance of any tendered Outstanding Notes by the Company and the issuance of Exchange Notes in exchange therefor will constitute performance in full by the Company of its obligations under the Registration Rights Agreement and that the Company will have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor will be binding upon the heirs, legal representatives, successors, assigns, executors, administrators and trustees in bankruptcy of such Transferor.

     By tendering Outstanding Notes and executing the Letter of Transmittal, the Transferor certifies that (i) it is not an affiliate of the Company or, if the Transferor is an affiliate of the Company, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) the Exchange Notes are being acquired in the ordinary course of business of the person receiving such Exchange

Notes, whether or not such person is the holder, (iii) the Transferor has not entered into an arrangement or understanding with any other person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes, (iv) the Transferor is not a broker-dealer who purchased the Outstanding Notes for resale pursuant to an exemption under the Securities Act, and (v) the Transferor will be able to trade the Exchange Notes acquired in the Exchange Offer without restriction under the Securities Act.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

WITHDRAWAL RIGHTS

     Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. For a withdrawal to be effective, a written letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth in the Letter of Transmittal not later than the close of business on the Expiration Date. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Outstanding Notes to be withdrawn, the certificate numbers and principal amount of Outstanding Notes to be withdrawn, that such holder is withdrawing its election to have such Outstanding Notes exchanged and the name of the registered holder of such Outstanding Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Outstanding Notes being withdrawn. The Exchange Agent will return the properly withdrawn Outstanding Notes promptly following receipt of notice of withdrawal. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering Outstanding Notes" at any time on or prior to the Expiration Date. If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of such facility. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Outstanding Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Outstanding Notes when, as and if the Company has given written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of Outstanding Notes for the purposes of receiving Exchange Notes from the Company and causing the Outstanding Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Outstanding Notes will be made by the Exchange Agent promptly after acceptance of the tendered Outstanding Notes. Any Outstanding Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described above, such Outstanding Notes will be credited to an account maintained by such holder with such Book-Entry Transfer Facility for the Outstanding Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue Exchange Notes in exchange for any properly tendered Outstanding Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at its option, modify or otherwise amend the Exchange Offer, if (i) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (a) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer,
(b) assessing or seeking any damages as a result thereof or (c) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Outstanding Notes pursuant to the Exchange Offer; or (ii) the Exchange Offer shall violate any applicable law or any applicable interpretation of the staff of the Commission.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by it with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time or from time to time in the reasonable discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Company has reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

     Any determination by the Company concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

     In addition, the Company will not accept for exchange any Outstanding Notes tendered, and no Exchange Notes will be issued in exchange for any such Outstanding Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

EXCHANGE AGENT

     The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. Questions relating to the procedure for tendering, as well as requests for additional copies of this Prospectus or the Letter of Transmittal and requests for Notices of Guaranteed Delivery, should be directed to the Exchange Agent addressed as follows:


  By Registered or Certified    Facsimile Transmission Number:   By Hand/Overnight Delivery:
            Mail:                       (212) 815-6339
     The Bank of New York         (For Eligible Institutions         The Bank of New York
                                            Only)
      101 Barclay Street            Confirm by Telephone:             101 Barclay Street
           (7 East)                     (212) 815-3502                 Corporate Trust
   New York, New York 10286                                            Services Window
Attn: Reorganization Section,       For Information Call:       Ground Level
      Millicent Barnett                 (212) 815-3502          Attn: Reorganization Section,
                                                                      Millicent Barnett


     Delivery of the Letter of Transmittal to an address other than as set forth above, or transmission of instructions via facsimile other than as set forth above, will not constitute a valid delivery.

     The Bank of New York also acts as Trustee under the Indenture.

SOLICITATION OF TENDERS; EXPENSES

     The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by the Company and are estimated to be approximately $0.5 million.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Outstanding Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Outstanding Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

APPRAISAL RIGHTS

     Holders of Outstanding Notes will not have dissenters' rights or appraisal rights in connection with the Exchange Offer.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the carrying value of the Outstanding Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the exchange of Exchange Notes for Outstanding Notes. Expenses incurred in connection with the issuance of the Exchange Notes will be amortized over the term of the Exchange Notes.

TRANSFER TAXES

     Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection therewith except that holders who instruct the Company to register Exchange Notes in the name of, or request Outstanding Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

FEDERAL INCOME TAX CONSEQUENCES

     Holders of the Outstanding Notes contemplating acceptance of the Exchange Offer should consult their own tax advisers with respect to their particular circumstances and with respect to the effects of state, local or foreign tax laws to which they may be subject. The following discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, regulations, rulings and judicial decisions, in each case as in effect on the date of this Prospectus, all of which are subject to change.

     The Company believes that the exchange of an Outstanding Note for an Exchange Note by a Holder pursuant to the Exchange Offer will not constitute a taxable exchange. Such an exchange will not result in taxable income, gain or loss being recognized by such Holder or by the Company. Immediately after the exchange, such Holder will have the same adjusted basis and holding period in each Exchange Note received as such Holder had immediately prior to the exchange in the corresponding Outstanding Note surrendered. The foregoing analysis is not based upon an opinion of counsel and Holders of the Outstanding Notes contemplating acceptance of the Exchange Offer should consult their own tax advisors with respect to the effects of the Exchange Offer on the tax basis for such Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     As a consequence of the offer or sale of the Outstanding Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, holders of Outstanding Notes who do not exchange Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Outstanding Notes as set forth in the legend thereon. In general, the Outstanding Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Outstanding Notes under the Securities Act.

     Upon consummation of the Exchange Offer, due to the restrictions on transfer of the Outstanding Notes and the absence of such restrictions applicable to the Exchange Notes, it is likely that the market, if any, for Outstanding Notes will be relatively less liquid than the market for Exchange Notes. Consequently, holders of Outstanding Notes who do not participate in the Exchange Offer could experience significant diminution in the value of their Outstanding Notes, compared to the value of the Exchange Notes.

                              RECENT DEVELOPMENTS


     The Anchor Acquisition and the First Mortgage Notes. On February 5, 1997, pursuant to an Asset Purchase Agreement dated December 18, 1996, as amended (the "Asset Purchase Agreement"), between Consumers, Owens and Old Anchor (the rights and obligations of Consumers under the Asset Purchase Agreement having been assigned to the Company), the Company and Owens purchased substantially all of the assets of, and assumed certain liabilities, of Old Anchor. The consideration paid by the Company was $200.5 million in cash in addition to common and convertible preferred stock of the Company. In addition, the Company contributed $9.1 million in cash and convertible preferred stock of the Company with a face value of $9.0 million to three defined benefit plans of Old Anchor, certain of the liabilities in respect of which were assumed and which plans are now maintained by the Company. The Company also incurred approximately $9.9 million of fees and expenses in connection with the Anchor Acquisition. The Company obtained the cash portion of the purchase price for the Anchor Acquisition, including the defined benefit plan contributions, from (i) an $85.0 million cash investment by Consumers in common stock and convertible preferred stock of the Company representing approximately 59% of the Company's capital stock on a fully diluted basis, (ii) the $130.0 million Anchor Loan Facility, (iii) $0.1 million of borrowings under the Company's $110.0 million Revolving Credit Facility, and
(iv) $4.4 million from the sale of certain inventory to Owens. Old Anchor's Antioch and Hayward, California plants and its interest in Rocky Mountain Bottle Company were acquired, and the related liabilities assumed, by Owens (the "Owens Purchase"). The Company purchased substantially all of the other assets of Old Anchor, including 11 operating plants, several idled plants and other related assets. The Company also assumed certain other liabilities of Old Anchor, including certain of Old Anchor's liabilities in respect of the Anchor Glass Container Corporation Service Retirement Plan, the Anchor Glass Container Retirement Plan for Salaried Employees and the Pension Plan for Hourly Employees of Latchford Glass Company and Associated Companies (collectively, the "Plans"). The Company did not assume Old Anchor's liabilities in respect of its bank debt, debt securities and industrial revenue bonds.


     The acquisition price is subject to a final adjustment based on an audited January 10, 1997 balance sheet. On June 13, 1997, Old Anchor delivered to the Company the closing balance sheet which indicated that Old Anchor believed that it was entitled to additional payments from the Company and Owens totaling approximately $76.3 million. On July 28, 1997, the Company delivered its notice of disagreement to Old Anchor, which requested a reduction of the purchase price of approximately $96.8 million. Since that time, the parties have been negotiating the amount of the adjustment, and have reached a proposed settlement. The

Proposed Settlement requires the payment by the Company to Old Anchor of an additional $1.0 million in cash and the issuance of 1,225,000 warrants to purchase additional shares of common stock, together valued at approximately $7.1 million. In addition, the Company will issue 525,000 warrants to purchase additional shares of common stock to an affiliate of Consumers valued at approximately $2.6 million. None of the warrants to be issued will require any payment upon exercise. The Proposed Settlement is subject to final approval by the Company, Old Anchor and the bankruptcy court.

     On April 17, 1997, Anchor issued the First Mortgage Notes and used a portion of the net proceeds therefrom to repay all outstanding Indebtedness under the Anchor Loan Facility and advances outstanding under the Revolving Credit Facility. The remainder of the net proceeds were used by the Company for working capital.

     The Note Offering. On March 16, 1998, the Company sold the Outstanding Notes. The net proceeds of the Note Offering (after expenses) were approximately $47.0 million. The Company intends to use such proceeds for growth capital expenditures and general corporate purposes. Pending such use, the Company used the net proceeds to temporarily repay the Revolving Credit Facility.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the Exchange Offer.

                                 CAPITALIZATION

     The following table sets forth the actual cash position and capitalization of the Company as of March 31, 1998.


                                                                  MARCH 31, 1998
                                                                  --------------
                                                              (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................         $  1,893
                                                                     ========
Revolving Credit Facility...................................         $ 18,804
Long-term debt (including current maturities):
  11 1/4% First Mortgage Notes..............................          150,000
  9 7/8% Senior Notes.......................................           50,000
Other debt..................................................            3,273
                                                                     --------
          Total debt........................................          222,077
                                                                     --------
Series A Preferred Stock, par value $.01 per share;
  2,239,320 shares authorized; 2,239,320 shares issued and
  outstanding(1)............................................           55,983
                                                                     --------
Stockholders' equity:
  Series B Preferred Stock, par value $.01 per share;
     5,000,000 shares authorized; 3,360,000 shares issued
     and outstanding........................................               34
  Common Stock, par value $.10 per shares; 50,000,000 shares authorized:
     Class A Common Stock; 19,000,000 shares authorized;
       490,898 shares issued and outstanding................               49
     Class B Common Stock; 28,000,000 shares authorized;
       902,615 shares issued and outstanding................               90
     Class C Common Stock; 3,000,000 shares authorized; none
       issued and outstanding(2)............................               --
Issuable preferred stock(3).................................            8,020
Warrants(2).................................................           10,518
Capital in excess of par value..............................           92,294
Accumulated deficit.........................................          (33,689)
Additional minimum pension liability........................             (540)
                                                                     --------
          Total stockholders' equity........................           76,776
                                                                     --------
          Total capitalization..............................         $354,836
                                                                     ========


---------------

(1) The Series A Preferred Stock is subject to mandatory redemption in 2009.

(2) 2,107,843 shares in aggregate of the Company's Class C Common Stock, par value $.10 per share (the "Class C Common Stock") are issuable upon the exercise of certain warrants issued to the initial purchasers in connection with the Anchor Loan Facility and the offering of the First Mortgage Notes.

(3) Represents additional shares of Series B Preferred Stock issuable to Consumers U.S. in satisfaction of dividends, accrued as of March 31, 1998, payable in kind to Consumers U.S. on its shares of Series B Preferred Stock.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS


     The following Unaudited Pro Forma Balance Sheet of the Company as at December 31, 1997 gives effect to the Note Offering and the application of the net proceeds therefrom as if each such event had occurred on December 31, 1997. The following Unaudited Pro Forma Statements of Operations of the Company for the years ended December 31, 1996 and 1997 (the "Pro Forma Statements of Operations") give effect to the formation of the Company, the Anchor Acquisition, the offering of the First Mortgage Notes and the Note Offering and the application of the proceeds therefrom (the "Transactions"), as if each such Transaction had occurred on January 1, 1996 and 1997, respectively. The Unaudited Pro Forma Financial Statements should be read in conjunction with "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations," the financial statements of the Company, including the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the historical consolidated financial statements of Old Anchor, including the notes thereto and the related Management's Discussion and Analysis of Financial Condition and Results of Operations for Old Anchor," included elsewhere in this Prospectus. The Unaudited Pro Forma Financial Statements do not purport to be indicative of the results that would have actually been obtained had such Transactions been completed as of the assumed dates and for the periods presented, or that may be obtained in the future. The Anchor Acquisition has been accounted for using the purchase method of accounting pursuant to which the purchase price is allocated among the acquired assets and liabilities in accordance with estimates of fair value as of the date of acquisition. The purchase price is subject to adjustment as provided in the Asset Purchase Agreement. On June 13, 1997, Old Anchor delivered to the Company the closing balance sheet which indicated that Old Anchor believed that it was entitled to additional payments from the Company and Owens totaling approximately $76.3 million. On July 28, 1997, the Company delivered its notice of disagreement to Old Anchor, which requested a reduction of the purchase price of approximately $96.8 million. Since that time, the parties have been negotiating the amount of the adjustment, and have reached a proposed settlement. The Proposed Settlement requires the payment by the Company to Old Anchor of an additional $1.0 million in cash and the issuance of 1,225,000 warrants to purchase additional shares of common stock, together valued at approximately $7.1 million, recorded as an adjustment to goodwill. In addition, the Company will issue 525,000 warrants to purchase additional shares of common stock to an affiliate of Consumers, valued at approximately $2.6 million which has been recorded as an expense. None of the warrants to be issued will require any payment upon exercise. The effects of the Proposed Settlement have been reflected in the Company's historical financial statements as of and for the period ended December 31, 1997. The Proposed Settlement is subject to final approval by the Company, Old Anchor and the bankruptcy court.


     In addition, for purposes of the Unaudited Pro Forma Financial Statements, the historical financial information of Old Anchor for the periods presented has been adjusted to eliminate the effect of certain assets and liabilities of Old Anchor not acquired or assumed by the Company in the Anchor Acquisition, in accordance with the terms of the Asset Purchase Agreement.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                           ANCHOR
                                                         RESOLUTION
                                                           CORP.        PRO FORMA
                                                         HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                         ----------    -----------      ----------
Net sales..............................................  $ 814,370      $ (91,689)(a)   $  722,681
Cost and expenses:
  Cost of products sold................................    831,612        (85,242)(a)      716,248
                                                                          (13,920)(b)
                                                                           (3,141)(c)
                                                                          (15,994)(d)
                                                                            2,933(e)
  Selling and administrative expenses..................     39,570         --               39,570
  Restructuring and other charges......................     49,973         --               49,973
  Impairment of long-lived assets......................    490,232       (490,232)(b)           --
  Write-up of assets held for sale.....................     (8,967)         5,200(i)        (3,767)
                                                         ---------      ---------       ----------
Loss from operations...................................   (588,050)       508,707          (79,343)
Other income (expense), net............................    (10,020)         5,553(a)         1,995
                                                                            6,462(f)
Interest expense.......................................    (48,601)        24,234(g)       (24,367)
                                                         ---------      ---------       ----------
Loss before reorganization items, income taxes and
  extraordinary items..................................   (646,671)       544,956         (101,715)
Reorganization items...................................     (5,008)        --               (5,008)
Income taxes...........................................     (1,825)        --               (1,825)
                                                         ---------      ---------       ----------
Loss before extraordinary items........................  $(653,504)     $ 544,956       $ (108,548)
                                                         =========      =========       ==========
Preferred stock dividends..............................                 $ (12,483)(h)   $  (12,483)
                                                                        =========       ==========
Loss before extraordinary items applicable to common
  stock................................................  $(653,504)     $ 532,473       $ (121,031)
                                                         =========      =========       ==========
OTHER FINANCIAL DATA:
  Net cash used in operating activities................  $ (28,411)     $  19,940       $   (8,471)
  Net cash used in investing activities................    (63,892)      (189,804)        (253,696)
  Net cash provided by financing activities............     78,886        170,491          249,377
  Adjusted EBITDA(k)...................................     34,824         (6,072)          28,752
  Depreciation and amortization........................    101,656        (41,762)          59,894
  Capital expenditures.................................     46,254           (946)          45,308
  Deficiency of earnings to cover fixed charges........    651,679       (544,956)         106,723
  Ratio of Adjusted EBITDA to interest expense.........       0.72                            1.18

             See notes to unaudited pro forma financial statements.

                       UNAUDITED PRO FORMA BALANCE SHEET
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                              ANCHOR
                                                           DECEMBER 31,     PRO FORMA        PRO
                                                               1997        ADJUSTMENTS      FORMA
                                                           ------------    -----------    ---------
Assets
Current assets:
Cash and cash equivalents................................    $  1,060        $36,532(l)   $ 37,592
Accounts receivable......................................      56,940         --            56,940
Inventories:
  Raw materials and manufacturing supplies...............      23,303         --            23,303
  Finished products......................................      96,820         --            96,820
Other currents assets....................................       8,082         --             8,082
                                                             --------        -------      --------
          Total current assets...........................     186,205         36,532       222,737
Property, plant and equipment, net.......................     324,871         --           324,871
Other assets.............................................      25,975          3,000(l)     28,975
Strategic alliance with customers........................      34,714         --            34,714
Goodwill.................................................      55,803         --            55,803
                                                             --------        -------      --------
          Total assets...................................    $627,568        $39,532      $667,100
                                                             ========        =======      ========
Liabilities and stockholders' equity:
Current liabilities:
Revolving Credit Facility................................    $ 10,468        (10,468)(l)  $     --
Current maturities of long-term debt.....................         567         --               567
Accounts payable.........................................      63,796         --            63,796
Accrued expenses.........................................      64,075         --            64,075
Accrued interest.........................................       4,576         --             4,576
Accrued compensation and employee benefits...............      25,185         --            25,185
                                                             --------        -------      --------
          Total current liabilities......................     168,667        (10,468)      158,199
Long-term debt...........................................     152,758         --           152,758
Notes....................................................          --         50,000(l)     50,000
Pension liabilities......................................      48,826         --            48,826
Postretirement liabilities...............................      57,900         --            57,900
Other long-term liabilities..............................      57,522         --            57,522
                                                             --------        -------      --------
          Total liabilities..............................     485,673         39,532       525,205
                                                             --------        -------      --------
Redeemable preferred stock...............................      55,983         --            55,983
                                                             --------        -------      --------
Stockholders' equity:
  Preferred stock........................................          34         --                34
  Issuable preferred stock...............................       6,240         --             6,240
  Common stock...........................................         139         --               139
  Warrants...............................................      10,518         --            10,518
  Capital in excess of par value.........................      92,294         --            92,294
  Accumulated deficit....................................     (22,773)        --           (22,773)
  Amount related to minimum pension liability............        (540)        --              (540)
                                                             --------        -------      --------
                                                               85,912         --            85,912
                                                             --------        -------      --------
          Total liabilities and stockholders' equity.....    $627,568        $39,532      $667,100
                                                             ========        =======      ========

             See notes to unaudited pro forma financial statements.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)


                                            ANCHOR          ANCHOR
                                          RESOLUTION      PERIOD FROM
                                          CORP. ONE      FEB. 5, 1997
                                         MONTH ENDED          TO           PRO FORMA
                                         FEB. 4, 1997    DEC. 31, 1997    ADJUSTMENTS       PRO FORMA
                                         ------------   ---------------   ------------      ----------
Net sales..............................    $ 62,560       $  569,441        $(8,483)(a)     $  623,518
Costs and expenses:
  Cost of products sold................      70,608          523,709         (8,207)(a)        585,315
                                                                               (871)(d)
                                                                                 76(e)
  Selling and administrative
     expenses..........................       3,745           25,120         --                 28,865
                                           --------       ----------        -------         ----------
Income (loss) from operations..........     (11,793)          20,612            519              9,338
Other income (expense), net............        (595)          (2,602)           630(f)              58
                                                                              2,625(j)
Interest expense.......................      (2,437)         (18,281)        (3,649)(g)        (24,367)
                                           --------       ----------        -------         ----------
Loss before reorganization items,
  income taxes and extraordinary
  item.................................     (14,825)            (271)           125            (14,971)
Reorganization items...................        (827)              --             --               (827)
Income taxes...........................          --               --             --                 --
                                           --------       ----------        -------         ----------
Loss before extraordinary item.........    $(15,652)      $     (271)       $   125         $  (15,798)
                                           ========       ==========        =======         ==========
Preferred stock dividends..............                   $  (11,302)       $(1,181)(h)     $  (12,483)
                                                          ==========        =======         ==========
Loss before extraordinary item
  applicable to common stock...........    $(15,652)      $  (11,573)       $(1,056)        $  (28,281)
                                           ========       ==========        =======         ==========

OTHER FINANCIAL DATA:
  Net cash provided by (used in)
     operating activities..............    $(11,427)      $   25,483        $    65         $   14,121
  Net cash used in investing
     activities........................      (7,500)        (257,255)            10           (264,745)
  Net cash provided by financing
     activities........................      17,478          232,832         (7,605)           242,705
  Adjusted EBITDA (k)..................      (4,783)          69,764           (675)            64,306
  Depreciation and amortization........       7,605           51,132         (3,827)            54,910
  Capital expenditures.................       7,186           41,634             --             48,820
  Deficiency of earnings to cover fixed
     charges...........................      15,652              271           (125)            15,798
  Ratio of Adjusted EBITDA to interest
     expense...........................      --                 3.82                              2.64


             See notes to unaudited pro forma financial statements.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

     The Unaudited Pro Forma Financial Statements as of December 31, 1997 and for the years ended December 31, 1996 and 1997 give effect to the following unaudited pro forma adjustments:

(a) Reflects the elimination of the operations of Old Anchor plants purchased by Owens and the elimination of Old Anchor's share of operations of the Rocky Mountain Bottle Company joint venture for the periods presented.

(b) Reflects the elimination of Old Anchor's historical amortization of goodwill for the periods presented and the elimination of Old Anchor's historical impairment of long-lived assets as of December 31, 1996.

(c) Reflects the elimination of the LIFO (last-in, first-out) provision recorded for the year ended December 31, 1996.

(d) Reflects the reduction of Old Anchor's historical depreciation for the effects of the purchase price allocation to property, plant and equipment.

(e) Reflects the amortization of goodwill on a straight-line basis over 20 years.

(f) Reflects the elimination of the amortization of deferred financing fees recorded by Old Anchor.

(g) Pro forma interest expense and amortization of financing costs has been calculated on pro forma debt levels and applicable interest rates assuming the Note Offering was consummated as of the beginning of the periods indicated:

                                                             YEAR ENDED           YEAR ENDED
                                                          DECEMBER 31, 1996    DECEMBER 31, 1997
                                                          -----------------    -----------------
    Elimination of interest expense.....................      $(48,601)            $(20,718)
    Interest on borrowings under the Notes of $150.0
      million at an interest rate of 11.25%.............        16,875               16,875
    Interest on borrowings under the Notes at an
      interest rate of 9.875%...........................         4,938                4,938
    Other interest expense..............................           250                  250
    Amortization of financing fees......................         2,304                2,304
                                                              --------             --------
                                                              $(24,234)            $  3,649
                                                              ========             ========

    Any additional interest which has been described under "Description of Indebtedness--First Mortgage Notes" has not been included in the pro forma calculation of interest expense as it is not expected to have a continuing impact on the Company.

    On a historical basis, the Company has written off the capitalized deferred financing fees of the Anchor Loan Facility as of the date that the offering of the First Mortgage Notes was consummated. This amount, $11.2 million, was recorded as an extraordinary loss in the second quarter of 1997.

(h) Reflects preferred stock dividends on both the Series A Preferred Stock and Series B Preferred Stock. In 1997, this includes dividends for the period from January 1, 1997 through February 4, 1997 whereas 1996 includes the entire year.

(i) Reflects the elimination of a portion of Old Anchor's historical write-up of assets held for sale related to plant facilities not acquired in the Anchor Acquisition for the year ended December 31, 1996.

(j) Reflects the additional 525,000 warrants to be issued as part of the Proposed Settlement. This charge of $2,625 recorded in 1997 is a one-time non-recurring charge and therefore is not reflected in the pro forma statement of operations.

(k) Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is an amount equal to income (loss) before income taxes and extraordinary items, plus the amounts of restructuring charges, reorganization items, the impairment of long-lived assets, interest, depreciation and amortization, other non-cash charges and less the write-up of assets held for sale included in the determination of income (loss) before income taxes and extraordinary items. The Company believes that, in addition to cash flow from operations and net earnings, Adjusted EBITDA is a useful financial performance measurement for assessing operating performance as it provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and to fund capital expenditures. In evaluating Adjusted EBITDA, the Company believes that investors should consider, among other things, the amount by which Adjusted EBITDA exceeds interest costs for the period, how Adjusted EBITDA compares to principal repayments on debt for the period and how Adjusted EBITDA compares to capital expenditures for the period. To evaluate Adjusted EBITDA, the components of Adjusted EBITDA, such as revenues and operating expenses and the variability of such components over time, should also be considered. Investors should be cautioned that the Company's method of calculating Adjusted EBITDA may differ from the methods used by other companies and, as a result, the Adjusted EBITDA measures disclosed herein may not be comparable to other similarly titled measures disclosed by other companies.

(l) Reflects the Note Offering and the application of the net proceeds therefrom. The net proceeds of $47,000 were applied to temporarily pay down the Revolving Credit Facility by $10,468, with the residual $36,532 added to cash.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

PRO FORMA RESULTS OF OPERATIONS

     The discussion set forth below compares the Company's pro forma results of operations for the year ended December 31, 1996 and its pro forma results of operations for the year ended December 31, 1997 after giving effect to the formation of the Company, the Anchor Acquisition, the offering of the First Mortgage Notes, the Note Offering and the application of the net proceeds therefrom as if each such event had occurred at the beginning of the periods presented. A discussion of Old Anchor's historical results of operations for the year ended December 31, 1996 as compared to Old Anchor's historical results of operations for the year ended December 31, 1995 is also included elsewhere in this Prospectus. The information and data included in the following discussion have been derived from the Unaudited Pro Forma Financial Statements of the Company, and exclude the Old Anchor plants and joint venture interest acquired by Owens in connection with the Anchor Acquisition, and give effect to the replacement of Old Anchor's capital structure with the capital structure of the Company. The Company is in the process of implementing its business strategy, including the Plant Closings and the Headquarters Cost Reductions, although the effects on the Company's results of operations resulting therefrom are not reflected in the pro forma results of operations discussed below.

     The data included in the following table for the years ended December 31, 1996 and 1997 has been derived from the Unaudited Pro Forma Statements of Operations of the Company. See "Unaudited Pro Forma Financial Statements." Management believes this data is not necessarily indicative of the results of operations that would have been achieved by the Company had the Transactions actually occurred at the beginning of the respective periods. Furthermore, management believes this data is not necessarily indicative of Anchor's future results.

                                                               YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------------
                                                    1996       % OF SALES      1997       % OF SALES
                                                  ---------    ----------    ---------    ----------
                                                                (DOLLARS IN THOUSANDS)
Net sales.......................................  $ 722,681      100.0%      $ 623,518      100.0%
Cost of products sold...........................    716,248       99.1         585,315       93.9
Selling and administrative expenses.............     39,570        5.5          28,865        4.6
Restructuring and other charges.................     49,973        6.9              --         --
Income (loss) from operations...................    (79,343)     (11.0)          9,338        1.5
Interest expense................................    (24,367)      (3.4)        (24,367)      (3.9)
Loss before reorganization items, income taxes
  and extraordinary items.......................   (101,715)     (14.1)        (14,971)      (2.4)
Loss before extraordinary item..................   (108,548)     (15.0)        (15,798)      (2.5)

PRO FORMA 1997 COMPARED TO PRO FORMA 1996

     The income from operations for the Company's pro forma year ended December 31, 1997 was $9.3 million compared to a loss from operations of $79.3 million for Old Anchor's pro forma year ended December 31, 1996. The loss before extraordinary item was $15.8 million for pro forma 1997 compared to $108.5 million for the comparable pro forma period of 1996. Included in the pro forma 1996 results was a first quarter charge of $50.0 million for Old Anchor's 1996 restructuring program. Net sales for the pro forma 1997 period were $623.5 million, a decrease of 13.7% compared with the pro forma 1996 period.

     Following the Anchor Acquisition on February 5, 1997, management began an implementation of a business strategy that it believes can significantly improve upon Old Anchor's operating results. The objectives of this strategy are to (i) reduce the cost structure of the Company, (ii) improve production planning and product mix, (iii) strengthen customer relations and (iv) exploit synergies.

     Cost reductions are being effected through the closure of certain plants to remove excess capacity and a targeted expense reduction program to create a leaner organization through the elimination of excess layers of management including the consolidation of certain corporate functions. Since the Anchor Acquisition, the Company has closed its Houston, Texas plant effective February 1997 and its Dayville, Connecticut plant effective April 1997. The Company has reduced 25% of corporate headquarters positions effective as of March 1997.

     With the elimination of excess capacity, management believes it will be able to improve efficiency and operating results by reallocating production among the Company's manufacturing facilities according to machine strength and by instituting longer production runs with fewer mold and color changes.

     The Company believes that reestablishing the positive customer relationships Old Anchor benefitted from in the past is essential to improving financial performance. Management has already begun to rebuild relationships with some of Old Anchor's larger volume customers.

LIQUIDITY AND CAPITAL RESOURCES

     For a discussion of Liquidity and Capital Resources, see "Management's Discussion and Analysis of Financial Condition and Results of
Operations--Liquidity and Capital Resources."

                            SELECTED FINANCIAL DATA

     The following table sets forth certain historical financial information of the Company. The selected financial data for the period from February 5, 1997 to December 31, 1997 has been derived from the Company's audited financial statements included elsewhere in this Prospectus. The following information should be read in conjunction with the Company's audited financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus.


                                                                   ANCHOR
                                                                PERIOD FROM
                                                            FEBRUARY 5, 1997 TO
                                                            DECEMBER 31, 1997(1)
                                                           ----------------------
                                                           (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales................................................         $ 569,441
Cost of products sold....................................           523,709
Selling and administrative expenses......................            25,120
                                                                  ---------
Income from operations...................................            20,612
Other expense, net.......................................            (2,602)
Interest expense.........................................           (18,281)
                                                                  ---------
Loss before and extraordinary item.......................              (271)
Extraordinary item(2)....................................           (11,200)
                                                                  ---------
Net loss.................................................         $ (11,471)
                                                                  =========
Preferred stock dividends................................         $ (11,302)
                                                                  =========
Loss before extraordinary items applicable to common
  stock..................................................         $ (11,573)
                                                                  =========
Loss applicable to common stock..........................         $ (22,773)
                                                                  =========
OTHER FINANCIAL DATA:
Net cash provided by operating activities................         $  25,483
Net cash used in investing activities....................          (257,255)
Net cash provided by financing activities................           232,832
Adjusted EBITDA(3).......................................            69,764
Depreciation and amortization............................            51,132
Capital expenditures.....................................            41,634
Ratio of earnings to fixed charges(4)....................         --
Ratio of Adjusted EBITDA to interest expense.............              3.82

BALANCE SHEET DATA:
Accounts receivable......................................         $  56,940
Inventories..............................................           120,123
Total assets.............................................           627,568
Total debt...............................................           163,793
Total stockholders' equity...............................            85,912


---------------
(1) The Anchor Acquisition was consummated on February 5, 1997.

(2) Extraordinary item in the period from February 5, 1997 to December 31, 1997 resulted from the write-off of financing costs related to debt extinguished.


(3) Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is an amount equal to income (loss) before income taxes and extraordinary items plus the amounts of interest, depreciation and amortization and other non-cash charges as calculated below, using income from operations as a starting point:

                                                                    ANCHOR
                                                                 PERIOD FROM
                                                             FEBRUARY 5, 1997 TO
                                                             DECEMBER 31, 1997(1)
                                                             --------------------
      Income from operations...............................        $ 20,612
      Other expense, net...................................          (2,602)
      Other noncash charges................................           2,625
      Depreciation and amortization........................          49,129
                                                                   --------
      Adjusted EBITDA......................................        $ 69,764
                                                                   ========

    The Company believes that, in addition to cash flow from operations and net earnings, Adjusted EBITDA is a useful financial performance measurement for assessing operating performance as it provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and to fund capital expenditures. In evaluating Adjusted EBITDA, the Company believes that investors should consider, among other things, the amount by which Adjusted EBITDA exceeds interest costs for the period, how Adjusted EBITDA compares to principal repayments on debt for the period and how Adjusted EBITDA compares to capital expenditures for the period. To evaluate Adjusted EBITDA, the components of Adjusted EBITDA, such as revenues and operating expenses and the variability of such components over time, should also be considered. Investors should be cautioned that the Company's method of calculating Adjusted EBITDA may differ from the methods used by other companies and, as a result, the Adjusted EBITDA measures disclosed herein may not be comparable to other similarly titled measures disclosed by other companies.

(4) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest and amortization of debt expense plus a portion of operating lease expense representative of the interest factor. There was a deficiency of earnings to cover fixed charges in the period from February 5, 1997 to December 31, 1997 of $0.3 million.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     The Company, was formed in January 1997 to consummate the Anchor Acquisition. On February 5, 1997, pursuant to an Asset Purchase Agreement, the Company and Owens acquired substantially all of the assets of, and assumed certain liabilities, of Old Anchor. In the Anchor Acquisition, the Company purchased eleven operating glass container manufacturing facilities and other related assets. Prior to the Anchor Acquisition, the Company had no operations and therefore the following discussion represents activity from February 5, 1997 through December 31, 1997 (the "1997 Period"). Accordingly, operations for the Company for the 1997 Period are not directly comparable to operations of Old Anchor for 1996.

RESULTS OF OPERATIONS

     Net Sales. Net sales for the 47 weeks in the 1997 Period for the continuing plants operated by the Company were approximately $569.4 million, or approximately $12.1 million per week. Net sales for the same plants for 1996 (52 weeks) under Old Anchor were approximately $722.7 million, or $13.9 million per week. Net sales per week decreased principally as a result of lower sales of beer products by the Company.

     Cost of Products Sold. The Company's cost of products sold in the 1997 Period was $523.7 million (or 92.0% of net sales), while Old Anchor's cost of products sold in 1996 was $831.6 million (or 102.1% of net sales) in 1996. Despite closing four plants in 1995 and 1996, Old Anchor still maintained excess capacity which reduced its ability to withstand the adverse industry conditions prevailing in 1996. In an attempt to fill excess capacity, some of Old Anchor's lost volume was replaced with smaller orders requiring shorter production runs as well as more frequent retooling and color changes, which led to higher unit costs and lower margins. Following the Anchor Acquisition, the Company closed its Houston and Dayville plants and removed from production two furnaces, one at each of two other plants. By reducing excess capacity and through a better utilization of the Company's workforce during the 1997 Period, wage increases of approximately 7% during the 1997 Period had only a limited impact.

     Selling and Administrative Expenses. Selling and administrative expenses for the 1997 Period were approximately $25.1 million (or 4.4% of pro forma net sales), while Old Anchor's selling and administrative expenses were $39.6 million in 1996 (or 4.8% of pro forma net sales). This slight decline in selling and administrative expenses as a percentage of net sales reflects lower personnel and fringe benefit costs primarily as a result of the Headquarters Cost Reductions which occurred in March 1997.

     Net Income (Loss). The Company had a net loss in the 1997 Period of approximately $11.5 million, including an extraordinary loss of approximately $11.2 million as a result of the write-off of certain financing fees in connection with the refinancing of the Anchor Loan Facility. Despite lower net sales per week in the 1997 Period compared to Old Anchor's net sales per week in 1996, income from operations during the 1997 Period for the continuing plants was approximately $20.6 million, while Old Anchor has a loss from operations in 1996 from these same plants of $63.2 million, principally as a result of the return to higher margin business and reduced cost of products sold and selling and administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES

     In the 1997 Period, operating activities provided $25.5 million in cash, reflecting the loss before extraordinary item adjusted for changes in working capital items. Cash consumed in investing activities for the 1997 Period was $257.3 million, principally reflecting the cash component of the Anchor Acquisition. Additionally, in February 1997, the Company contributed $9.0 million in cash to the Company's defined benefit pension plans. Capital expenditures in the 1997 Period were $41.6 million. Cash increased from financing activities for the 1997 Period by $232.8 million reflecting the issuance of capital stock and borrowings in connection with the Anchor Acquisition.

     Capital expenditures required for environmental compliance were approximately $0.8 million for 1997 and are anticipated to be approximately $1.7 million annually in 1998 and 1999. However, there can be no assurance that future changes in such laws, regulations or interpretations thereof or the nature of the

Company's operations will not require the Company to make significant additional capital expenditures to ensure compliance in the future.


     The purchase price of the Anchor Acquisition was approximately $250.0 million and was comprised of: approximately $200.5 million in cash, $47.0 million face amount (1,879,320 shares) of Series A Preferred Stock and $2.5 million of common stock (490,898 shares) of Class A Common Stock. However, the purchase price paid by the Company is subject to adjustment. On June 13, 1997, Old Anchor delivered to the Company the unaudited Closing Balance Sheet, which indicated that Old Anchor believed that it was entitled to additional payments from the Company and Owens totaling approximately $76.3 million. On July 28, 1997, the Company delivered its notice of disagreement to Old Anchor, which requested a reduction to the purchase price of approximately $96.8 million. Since that time, the parties have been negotiating the amount of the adjustment, and have reached a proposed settlement. The Proposed Settlement requires the payment by the Company to Old Anchor of an additional $1.0 million in cash and the issuance of 1,225,000 warrants for the purchase of additional shares of common stock, together valued at $7.1 million. In addition, the Company will issue 525,000 warrants to purchase additional shares of common stock to an affiliate of Consumers, valued at $2.6 million. None of the warrants to be issued will require any payment upon exercise. The effects of the Proposed Settlement have been reflected in the Company's historical financial statements as of and for the period ended December 31, 1997. The Proposed Settlement is subject to final approval by the Company, Old Anchor and the bankruptcy court.


     The Company obtained the cash portion of the purchase price from an $85.0 million cash investment by Consumers in $84.0 million face amount (3,360,000 shares) of Series B Preferred Stock and $1.0 million of Class B Common Stock and borrowings under the $130.0 million Anchor Loan Facility.


     In conjunction with the Anchor Acquisition, the Company entered into a credit agreement providing for a $110.0 million Revolving Credit Facility. As of March 20, 1998, advances outstanding under the Revolving Credit Facility were $5.9 million and the total outstanding letters of credit on this facility were $11.1 million.


     On April 17, 1997, the Company completed an offering of the First Mortgage Notes, issued under an indenture dated as of April 17, 1997 (the "First Mortgage Notes Indenture"), among the Company, Consumers U.S. and The Bank of New York, as Trustee. The First Mortgage Notes are senior secured obligations of the Company, ranking senior in right of payment to all existing and future subordinate indebtedness of the Company and pari passu with all existing and future senior indebtedness of the Company. The First Mortgage Notes are guaranteed by Consumers U.S. Proceeds from the issuance of the First Mortgage Notes, net of fees, were approximately $144.0 million and were used to repay $130.0 million outstanding under the Anchor Loan Facility and $8.8 million outstanding under the Revolving Credit Facility, with the balance used for general corporate purposes. In connection with the refinancing of the Anchor Loan Facility with the First Mortgage Notes, the Company issued 702,615 shares of Class B Common Stock to Consumers and 702,614 warrants to the initial purchasers. The warrants and common stock are each valued at $5.00 per share.

     As a result of its failure to have an exchange offer registration statement declared effective and to have exchanged all First Mortgage Notes validly tendered, the Company has paid additional interest on the First Mortgage Notes. The amount of additional interest that the Company paid has ranged from 0.5% in 1997 to 1.5% in February 1998. This additional interest is expected to be nonrecurring and not significant to the Company's continuing operations.

     In March 1998, the Company issued the Notes. The Notes are senior unsecured obligations ranking pari passu in right of payment with all existing and future senior indebtedness of the Company. Proceeds of the offering were used for growth capital expenditures and general corporate purposes.

     The First Mortgage Notes Indenture and the Indenture contain certain covenants that restrict the Company from taking various actions, including, subject to specified exceptions, the incurrence of additional indebtedness, the granting of additional liens, the making of investments, the payment of dividends and other restricted payments, mergers, acquisitions and other fundamental corporate changes, capital expenditures, operating lease payments and transactions with affiliates. The Revolving Credit Facility also contains certain financial covenants that require the Company to meet and maintain certain financial tests and minimum ratios, including a minimum working capital ratio, a minimum consolidated net worth test and a minimum interest coverage ratio.


     The Company expects significant expenditures in 1998, including interest expense on the First Mortgage Notes, the Notes and the Revolving Credit Facility, required pension plan contributions of $17.0 million, payment in respect of the Company's supply agreement with The Stroh Brewery Company of $7.0 million, capital expenditures of approximately $55.0 million and closing costs associated with the closed manufacturing facilities of approximately $11.0 million. In addition, the Company is required to make pension plan contributions for underfundings of $13.9 million in 1999 and $40.5 million to be contributed over the three years thereafter. Also, as a result of a valuation performed in connection with the Termination Agreement (as defined), by an independent appraiser, of the Series A Preferred Stock contributed to the plans, which was completed in November 1997, the Company has made an additional pension contribution of $0.7 million in 1998. Further, as a result of the annual valuation and funding requirements under applicable law, a similar valuation as of December 31, 1997 is currently in progress. Additionally, peak needs are in spring and fall at which time working capital borrowings are estimated to be $20.0 million higher than at other times of the year. The Company's principal sources of liquidity through 1998 are expected to be funds derived from operations, the Offering, borrowings under the Revolving Credit Facility and proceeds from asset sales.


IMPACT OF INFLATION

     The impact of inflation on the costs of the Company, and the ability to pass on cost increases in the form of increased sales prices, is dependent upon market conditions. While the general level of inflation in the domestic economy has been at relatively low levels, the Company has begun to pass on inflationary cost increases either as a result of contractual arrangements permitting the pass on of cost increases or as the result of recent negotiations with various customers.

SEASONALITY

     Due principally to the seasonal nature of the brewing, iced tea and soft drink industries, in which demand is stronger during the summer months, the Company's shipment volume is expected to be higher in the second and third quarters. Consequently, the Company will build inventory during the first quarter in anticipation of seasonal demands during the second and third quarters. In addition, the Company will schedule shutdowns of its plants for furnace rebuilds and machine repairs in the first and fourth quarters of the year to coincide with scheduled holiday and vacation time under its labor union contracts. These shutdowns and seasonal sales patterns adversely affect profitability during the first and fourth quarters. The Company is reviewing alternatives to reduce downtime during these periods in order to minimize disruptions to the production process and its negative effect on profitability.

YEAR 2000

     The Company's plan is to achieve Year 2000 compliance while integrating the operations of the Company and Consumers. The Company's information systems cover a broad spectrum of software applications and hardware custom designed for its manufacturing processes and are similar to those of Consumers. Consumers, after an extensive study of its general technology needs, decided to upgrade its information systems from a platform based on large IBM mainframes to a platform based on mid-range database servers. This upgrade will resolve any Year 2000 issues. To better integrate its information systems with those of Consumers, the Company will begin a similar upgrade of its systems in the second quarter of 1998 with a planned implementation date of March 1999, which management believes provides sufficient time to resolve any unexpected issues. Certain of these upgrades are included in the capital expenditure budget. The Company is taking steps to ensure that its critical suppliers will be Year 2000 compliant.

                                    BUSINESS

COMPANY OVERVIEW


     Anchor is the third largest manufacturer of glass containers in the United States. Anchor produces a diverse line of flint (clear), amber, green and other colored glass containers of various types, designs and sizes. The Company manufactures and sells its products to many of the leading producers of beer, liquor, food, juice, tea, soda and mineral water. The Company focuses on the production of beer containers as this product category accounted for 36% of the Company's 1997 net sales, 14% greater than the net sales of its next largest category. After giving effect to the Anchor Acquisition, for the period from February 5, 1997 to December 31, 1997, the Company had net sales of $569.4 million and Adjusted EBITDA of $69.8 million.


     Consumers, Canada's only glass container manufacturer, currently owns approximately 60% of Anchor indirectly on a fully diluted basis. By management's estimates, Consumers produced in excess of 85% of all glass containers sold in Canada in 1997, with U.S. glass container manufacturers (including Anchor) having produced most of the remainder. The Company and Consumers had total consolidated net sales of over C$1.2 billion in 1997, net of intercompany sales. See "Prospectus Summary--Corporate Structure."

     The Company was formed in January 1997 by Consumers to consummate the Anchor Acquisition. Prior to the Anchor Acquisition on February 5, 1997, the Company did not conduct any operations. Consumers U.S. was also formed in January 1997 by Consumers as a holding company for Anchor. Old Anchor was formed by members of the management of the Glass Container Division of Anchor Hocking Corporation (the "Glass Container Division") and persons associated with Wesray Corporation to carry out the leveraged acquisition in 1983 of the business and certain of the assets of the Glass Container Division. Old Anchor acquired Midland Glass Company, Inc. in 1984 and Diamond-Bathurst Inc. in 1987.

     In November 1989, Vitro S.A. ("Vitro") acquired substantially all of the stock of Old Anchor. Simultaneously, Vitro acquired all of the stock of Latchford Glass Company, which was subsequently merged into Old Anchor. In September 1996, Old Anchor filed for protection under Chapter 11 of the Bankruptcy Code.

     A new senior management team, including executives from Consumers and its majority shareholder, G&G, who led the turnarounds at both Consumers and Glenshaw, is in the process of implementing a series of turnaround initiatives at Anchor. Anchor's strategy to continue to improve operating performance is to
(i) establish and maintain strong customer relationships, (ii) provide high quality products and service, (iii) minimize manufacturing, distribution and overhead costs, and (iv) improve production planning and product mix at the plant level to increase operating and distribution efficiency. Consistent with this strategy, management of the Company and of Consumers has closed two Anchor plants, removed two furnaces from production, one at each of two other Anchor plants and closed one Consumers plant. Management believes that its strategy to eliminate excess capacity is consistent with certain recent actions of the Company's two major competitors. The consolidation in the glass packaging industry has resulted in the three leading manufacturers producing 94% of 1997 domestic volume by management's estimate.

COMPETITIVE STRENGTHS

     Management believes the Company has the following key competitive strengths:

     EXPERIENCED MANAGEMENT TEAM. John J. Ghaznavi, Chairman and Chief Executive Officer of Anchor, and his team of managers are in the process of implementing a turnaround program at Anchor that will focus on reducing costs and optimizing production efficiency at the plant level. Mr. Ghaznavi and this management team have successfully implemented turnarounds at both Consumers and Glenshaw.

     In 1993, through G&G, Mr. Ghaznavi acquired a controlling interest in Consumers, which had experienced annual losses since 1987. Following such acquisition, Mr. Ghaznavi installed experienced management and technical teams that restructured Consumers' business. By rationalizing operations, improving productivity, focusing on niche markets and introducing new production technology, as well as building and capitalizing on strong customer relationships, Mr. Ghaznavi and his team of managers were able to improve

Consumers' operating and distribution efficiency. Consumers' sales (excluding Anchor) increased from C$425.4 million in 1992 to C$509.6 million in 1997 during a period of general industry decline, while EBITDA (excluding Anchor) increased from C$37.4 million, or 8.8% of sales, in 1992 to C$82.8 million, or 16.2% of sales, in 1997.

     Mr. Ghaznavi and his team of managers also engineered a turnaround at Glenshaw, a single-plant U.S. glass container manufacturer that focuses on low-volume, customized production runs. During the years preceding Mr. Ghaznavi's acquisition of Glenshaw through G&G in 1988, Glenshaw had experienced declining sales and operating losses. Since its acquisition by G&G, Glenshaw's sales have more than doubled and EBITDA has more than tripled.

     Mr. Ghaznavi has extensive industry and customer networks. From 1995 through 1997, he served as Chairman of the Board of Trustees of the Glass Packaging Institute, the leading industry organization that includes as its members manufacturers representing over 95% of North America's glass container production and he remains a member of its board. Mr. Ghaznavi intends to build on these industry and customer networks to establish new customer relationships, as well as to recapture and strengthen Old Anchor's former customer relationships.

     In June 1997, the Company hired Richard Deneau as President and Chief Operating Officer, Roger Erb as Senior Vice President of Operations and Gordon Love as Senior Vice President of Sales and Marketing from Ball-Foster. Mr. Deneau was Chief Operating Officer of Ball-Foster for 18 months and was previously associated in senior positions with American National Can Company and Foster-Forbes, a predecessor of Ball-Foster. Mr. Erb and Mr. Love were also previously associated with Foster-Forbes. This management team brings in excess of 65 years of container manufacturing experience to Anchor.

     EFFICIENT MANUFACTURING FACILITIES. From 1991 to 1997, Anchor (including Old Anchor) invested in excess of $267.7 million to maintain and upgrade its machines and furnaces at the facilities that management has identified as ongoing plants, resulting in more efficient and modern glass production facilities. As a result of these expenditures and the reduction of capacity through plant closings, the Company believes it has the manufacturing facilities which will allow it to significantly increase efficiency upon improved allocation of production. In conjunction with the issuance of the First Mortgage Notes, AAA estimated the market value for real property and the liquidation in place value of the Company's ongoing plants, machinery and mold facilities to be $243.0 million. Additionally, AAA estimated the fair market value of these properties on the premise of continued use to be approximately $312.4 million. See Summarization Letters of AAA, attached as Annex A to this Prospectus.

     ACCESS TO OWENS TECHNOLOGY. Most of Anchor's production facilities utilize proprietary glass manufacturing technology of Owens, which is generally considered a technological leader in the manufacture of glass containers. In February 1997, the Company entered into the Technology Agreement for a term of up to ten years with Owens to use Owens' proprietary glass manufacturing technology. Management believes that the Technology Agreement provides important benefits to Anchor in both marketing and manufacturing its products.

                               BUSINESS STRATEGY

     Management believes it can further improve operating results by continuing to:

     REDUCE COST STRUCTURE. The Company intends to seek additional ways in which it can further reduce its cost structure. Management has implemented its cost reduction strategy in the following areas, the benefits of which have already begun to be recognized by the Company in 1997:

     Plant Closings. Following the Anchor Acquisition, the Company closed its Houston and Dayville plants in order to reduce excess capacity. In September 1997, Hillsboro, a glass container manufacturing plant owned by G&G, discontinued manufacturing. All of Hillsboro's rights and obligations to fill orders under a supply contract between Consumers and one of its major customers have been purchased by Consumers and Anchor. In addition, management will continue to monitor business conditions and utilization of plant capacity to determine the appropriateness of further plant closings. The Plant Closings eliminate an estimated $24.0 million of annual fixed costs. In connection with the Anchor Acquisition, Anchor recorded a reserve for expenses estimated to be incurred in connection with the closing of the Houston and Dayville plants of approximately $33.0 million to be spent over a three year time frame, $21.6 million of which has already been incurred.

     Selling and Administrative Expense Savings. Anchor has implemented a targeted expense reduction program, the objective of which is to create a leaner organization through the elimination of excess layers of management and consolidation of certain functions such as purchasing, sales, engineering and MIS, with Consumers and Glenshaw. The Company has realized an estimated $7.2 million in annual cost savings through the Headquarters Cost Reductions and has realized an additional estimated $6.2 million in annual cost savings from further headquarters employee reductions and related expenses. Management estimates that one-time severance costs approximate $2.2 million in connection with these staff reductions, a majority of which has already been incurred. Further, in connection with a plan to simplify the corporate ownership structure of Consumers, Anchor and their affiliates, Glenshaw may become a subsidiary of Anchor.

     IMPROVE PRODUCTION PLANNING AND PRODUCT MIX. With the elimination of excess capacity, management believes it is improving efficiency and operating results by reallocating production among the Company's manufacturing facilities according to machine strength and by instituting longer production runs with fewer mold and color changes. To implement this strategy, individual plant managers are now responsible for managing each plant's financial performance and each product sales organization is responsible for managing the product mix and the financial performance of its product line.

     STRENGTHEN CUSTOMER RELATIONS. The Company believes that reestablishing the positive customer relationships Old Anchor benefitted from in the past is essential to improving financial performance. Establishing long-term customer relationships improves efficiency through longer production runs and more predictable scheduling. Management at Anchor has already begun to rebuild relationships with some of Old Anchor's larger volume customers, including Anheuser-Busch, which purchased approximately 4.0 million gross in 1997 and placed a purchase order for approximately 9.9 million gross in 1998, after substantially reducing its purchases from Old Anchor. In addition, Anheuser-Busch has placed an additional order with the Company that will be produced by an affiliate of G&G for which the Company expects to receive a commission. See "Certain Transactions." Further, the Company's willingness to work closely with customers to produce unique package designs is also an effective marketing tool and is expected to assist in reestablishing customer relationships.

     EXPLOIT SYNERGIES. Management is exploiting synergies that exist between the Company and its affiliates, including Consumers and Glenshaw:

     Purchasing. Management believes that it obtains lower costs on certain of its raw materials by combining Anchor's purchasing with that of its affiliates, thereby creating potential for more favorable bulk purchasing rates. Management has already experienced cost savings as compared to Old Anchor in bulk purchasing of soda ash, sand and natural gas.

     Freight Savings. Certain production has been, and will continue to be, reallocated among Anchor plants and between Anchor and Consumers to maximize regional production where possible. This represents an opportunity for Anchor to reduce shipping distances and thus reduce freight and allowance costs.

     Marketing. Management believes that its affiliation with Consumers and Glenshaw will create a competitive advantage in marketing to the broader United States and Canadian markets. Consumers will market Anchor's production capacity to those existing Canadian customers who currently have their U.S. orders filled through competitors of Anchor.

PRODUCTS

     The table below provides a summary by product group of net sales (in millions of dollars) and approximate percentage of net sales by product group for Old Anchor for the years 1995 and 1996 and for the Company for the period from February 5, 1997 to December 31, 1997:

                                                                                 FEBRUARY 5 TO
                                                                                  DECEMBER 31,
                                              1995                1996                1997
                                        ----------------    ----------------    ----------------
Beer................................    $377.1      39.4%   $304.7      37.4%   $202.0      35.5%
Liquor/Wine.........................     202.6      21.2     200.4      24.6     125.8      22.1
Food................................     172.1      18.0     166.0      20.4     113.5      19.9
Tea.................................     104.7      10.9      61.0       7.5      43.8       7.7
Beverage/Water......................      60.1       6.3      42.1       5.2      37.3       6.6
Other...............................      40.0       4.2      40.2       4.9      47.0       8.2
                                        ------    ------    ------    ------    ------    ------
     Total..........................    $956.6     100.0%   $814.4     100.0%   $569.4     100.0%
                                        ======    ======    ======    ======    ======    ======

     There can be no assurance that the information provided in the preceding table is indicative of the glass container product mix of the Company in 1998 or in subsequent years. Management's strategy is to focus on shifting its product mix towards those products management believes likely to both improve operating results and increase unit volume. In particular, Anchor will focus on the production of beer bottles, the market for which has grown at a compound annual growth rate of 6.2% from 1992 to 1997. In addition, management is also implementing a strategy of cultivating longer term relationships with high volume customers.

CUSTOMERS

     The Company produces glass containers mainly for a broad base of customers in the food and beverage industries in the United States. The Company's ten largest continuing customers include well-known brand names such as Stroh's, Anheuser-Busch, Latrobe (Rolling Rock), The Coca-Cola Trading Company (non-carbonated), PepsiCo, Inc., Triarc Mistic, Saxco International Inc., Specialty Products Company (Nabisco), Jim Beam Brands and Hunt-Wesson. The majority of the Company's glass container designs are produced to customer specifications and sold on a contract basis.

     The Company's two largest customers, Stroh's and Anheuser-Busch, accounted for approximately 15.6% and 8.8% of its net sales for the period from February 5, 1997 to December 31, 1997, respectively. The loss of either of such customers could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's ten largest customers, named above, accounted for approximately 39.9% of pro forma net sales in 1996, and 45.4% of net sales for the period from February 5, 1997 to December 31, 1997.


     Anchor has entered into a contract with Stroh's to become the exclusive producer of all glass beer containers for Stroh's product in the United States. In addition, following the Anchor Acquisition, the Company secured a purchase order with Anheuser-Busch and produced approximately 4.0 million gross during 1997, which represented approximately 12.0% of the Company's 1997 volume under contract. For 1998, the Company secured another purchase order with Anheuser-Busch to produce, subject to Anheuser-Busch's requirements, approximately 9.9 million gross, which represents approximately 25.0% of the Company's 1998 volume under contract. During 1996, Anheuser-Busch substantially reduced its purchases from Old Anchor to 6.8 million gross in 1996 and, before the Anchor Acquisition, had indicated its intention to further decrease its business with Old Anchor after 1996. Management believes that the 1997 and 1998 purchase orders for Anheuser-Busch represent an initial step in its strategy to strengthen customer relationships. Anheuser-Busch renegotiates with the Company each year for the next year's purchase orders. Accordingly, past purchase orders placed by Anheuser-Busch are not necessarily indicative of future purchase orders.


MARKETING AND DISTRIBUTION

     The Company's products are primarily marketed by an internal sales and marketing organization that consists of 13 direct sales people and 27 business managers who are organized into teams with responsibility for each specific product line. Old Anchor's sales force was principally compensated based on increase of sales volume without regard to margin. Management has implemented a sales compensation program based on improving margin at the plant level as well as increases in sales volume. Marketing efforts by the Company's employees will be supplemented by Mr. Ghaznavi and his team of managers who plan to leverage their relationships in the glass industry to increase sales at the Company. As a result of the Company's affiliation with Consumers and Glenshaw, Consumers and Glenshaw sales personnel will also market the capabilities of Anchor with respect to certain production in exchange for a market-based commission, thereby resulting in increased sales opportunities at Anchor.

     Certain production has been, and will continue to be, reallocated among its ongoing plants in order to maximize machine capability and geographic proximity to customers. In addition, Anchor intends to capitalize on its affiliation with Consumers, with certain U.S. customers formerly served by Consumers having their production shifted to U.S.-based Anchor facilities closer to such customers and certain Canadian customers formerly served by Anchor having their production shifted to Canadian-based Consumers facilities closer to such customers, in each case in exchange for a market-based commission payable to the entity shifting its existing production or responsible for the new business. With reduced shipping distances as a result of this reallocation of production, Anchor believes it will be able to reduce shipping time to customers, decrease levels of breakage incurred in shipping product over longer distances and improve efficiency at its plants resulting in faster and higher quality production and service for its customers.

SEASONALITY

     Due principally to the seasonal nature of the brewing, iced tea and other beverage industries, in which demand is stronger during the summer months, the Company's shipment volume is expected to be higher in the second and third quarters. Consequently, the Company normally builds inventory during the first quarter in anticipation of seasonal demands during the second and third quarters. Historically, the Company has scheduled shutdowns of its plants for furnace rebuilds and machine repairs in the first and fourth quarters of the year to coincide with scheduled holiday and vacation time under its labor union contracts. These shutdowns adversely affect profitability during the first and fourth quarters. The Company is reviewing alternatives to reduce downtime during these periods in order to minimize disruptions to the production process and its negative effect on profitability.

FACILITIES

     The Company's administrative and executive offices are located in Tampa, Florida. The Company owns and operates nine glass manufacturing plants (giving effect to the Plant Closings). The Company also leases a building located in Streator, Illinois, that is used as a machine shop to rebuild glass-forming related machinery and one mold shop located in Zanesville, Ohio, as well as additional warehouses for finished products in various cities throughout the United States. Substantially all of the Company's owned and leased properties are pledged as collateral securing the Company's obligations under the First Mortgage Notes and the First Mortgage Indenture.

     As part of its long-term business strategy, the Company closed its Houston plant effective as of February 1997 and its Dayville plant effective as of April 1997. Two furnaces and five machines have also been removed from service, one furnace and one machine at the Company's Jacksonville plant and one furnace and four machines at its Connellsville plant. In addition, management will continue to monitor business conditions and utilization of plant capacity to determine the appropriateness of further plant closings.

     In conjunction with the Anchor Acquisition and the offering of the First Mortgage Notes, AAA estimated the market value for real property and the liquidation in place value of personal property consisting of the Company's ongoing plants, machinery and mold facilities to be $243.0 million. Additionally, AAA has estimated the fair market value of these properties on the premise of continued use to be approximately $312.4 million. See Summarization Letters of AAA, attached as Annex A to this Prospectus. The following table sets forth certain information about the facilities owned and being operated by the Company as of April 1, 1998.

                                                            NUMBER OF    NUMBER OF    BUILDING AREA
                       LOCATION(1)                          FURNACES     MACHINES       (SQ. FT.)
                       -----------                          ---------    ---------    -------------
Operating Plants:
  Jacksonville, Florida(2)................................      3            5           624,000
  Warner Robins, Georgia..................................      2            8           864,000
  Lawrenceburg, Indiana...................................      1            4           504,000
  Winchester, Indiana.....................................      2            6           627,000
  Shakopee, Minnesota.....................................      2            6           360,000
  Salem, New Jersey(3)....................................      3            6           733,000
  Elmira, New York........................................      2            6           912,000
  Henryetta, Oklahoma.....................................      2            6           664,000
  Connellsville, Pennsylvania(4)..........................      2            4           624,000

---------------
(1) Keyser, West Virginia, Gas City, Indiana, Cliffwood, New Jersey, Royersford, Pennsylvania, Chattanooga, Tennessee, Houston, Texas and Dayville, Connecticut are closed plants that are part of the collateral securing the First Mortgage Notes and the Company's obligations under the First Mortgage Notes Indenture, but were not included in AAA's appraisal.

(2) The Company removed one furnace and one machine from production at this facility in February 1997.

(3) A portion of the site on which this facility is located is leased pursuant to several long-term leases.

(4) The Company removed one furnace and four machines from production at this facility in February 1997.

     The following table sets forth certain information about the facilities leased by the Company as of April 1, 1998 (other than the Tampa headquarters):

                                                                                      LEASE
                                                             BUILDING AREA          EXPIRATION
                         LOCATION                              (SQ. FT)                DATE
-----------------------------------------------------------    ---------          --------------
Warehouses:
  Dayville, Connecticut....................................      985,000           August 2018
  Jacksonville, Florida....................................      120,000           August 1998
  Adairsville, Georgia.....................................      165,000            June 1999
  Winchester, Indiana......................................      120,000            June 2000
  Savage, Minnesota........................................      102,000          month to month
  Salem, New Jersey(1).....................................    land only           January 2029
  Mt. Pleasant, Pennsylvania...............................      100,000          month to month
  Mississauga, Ontario, Canada.............................       48,000           January 2029
  Fort Collins, Colorado...................................      120,000            June 1998
Machine Shop:
  Streator, Illinois.......................................      130,000          month to month
Mold Shop:
  Zanesville, Ohio.........................................      102,000          December 2008

---------------
(1) The building is owned by the Company and has 733,000 square feet.

     Headquarters Lease. In connection with the Anchor Acquisition, the Company assumed and amended Old Anchor's lease of the headquarters facility located in Tampa, Florida and a related option to purchase. In January 1998, the Company exercised its option to purchase and assigned the option to a third party purchaser of the facility. The Company has entered into a lease pursuant to which the Company will lease a portion of the headquarters facility for an initial term of ten years.

MANUFACTURING PROCESS

     To manufacture glass containers, sand, limestone, soda ash and minor ingredients, along with crushed recycled glass (also known as "cullet"), are mixed in specific proportions and automatically fed into furnaces which, operating at temperatures of up to 2,860 degrees Fahrenheit, melt the raw material batch and produce molten glass. The molten glass flows from the furnace through feeder orifices, is cut into gobs and then drops into molds located in automatic "individual section" glass forming machines ("IS Machines"). In these machines, mechanical devices and air pressure form the glass into its final shape. The containers are conveyed through an oven known as an annealing lehr to anneal (or harden) the glass. Surface coatings are applied to strengthen the glass and lubricate it for easier handling.

     Glass forming machines are generally operated for approximately five to seven years before they are removed from the plant for rebuilding. When a machine is removed for rebuilding, a new or rebuilt machine is immediately installed in its place so as to minimize plant downtime.

     IS Machines vary in size, usually having eight, ten or twelve "sections." Each section in turn may have from two to four bottle-producing "cavities" consisting of two sets of molds each. The first mold set receives the gob of glass from the furnace feeder and forms a "parison," which is roughly in the shape of the container. The parison is then transferred by the machine to the second (finish) mold set where it is blown into the final container shape using compressed air. During each machine "cycle," an IS Machine produces one bottle in each of its cavities. Accordingly, an eight-section double-cavity machine produces sixteen bottles per machine cycle, while a ten-section triple-cavity machine produces thirty bottles per machine cycle. Typically, the largest machines are the most productive as they require less labor and related costs per unit produced.

     Glass forming machines also differ in the "speed," or number of cycles per unit of time, that they can achieve. Typically, the faster the machine, the more efficient and productive it is as, among other things, the fixed labor costs per unit produced are reduced. However, certain products are not necessarily well-suited for the fastest IS Machines or those with the most bottle-producing cavities. IS Machines with a high number of bottle producing cavities would not be capable of producing particular product lines such as large or unusually shaped liquor bottles.

     Finally, IS Machines form containers by one of two processes: (i) the "blow and blow" process, whereby both the parison and the final container are formed using compressed air or (ii) the more advanced "press and blow" method, whereby, a precisely aligned metal plunger is used to press the molten glass into shape in the first mold set. The "press and blow" method has been used for many years to form all wide mouth food containers. A significant manufacturing advance has been the development of high speed IS Machines capable of producing high quality beer and soft drink containers using the narrow-neck-press-and-blow process. The narrow-neck-press-and-blow process enables bottles to be made with less glass and still meet strength requirements, which results in production cost savings. More importantly, it results in a lighter weight bottle that costs less to produce in terms of raw materials and energy per unit. These lightweight bottles are also typically produced at higher machine speeds that increase productivity and further reduce per unit costs.

SUPPLIERS AND RAW MATERIALS

     Sand, soda ash, limestone, cullet and corrugated packaging materials are the principal materials used by the Company. All of these materials are available from a number of suppliers and the Company is not dependent upon any single supplier for any of these materials. Management believes that adequate quantities of these materials are and will be available from various suppliers. Material increases in the cost of any of these items could have a significant impact on the Company's operating results.

     All of the Company's glass melting furnaces are equipped to burn natural gas, which is the primary fuel used at its manufacturing facilities. Backup systems are in place at most facilities to permit the use of fuel oil or propane should that become necessary. Electricity is used in certain instances for supplementary melting. The Company expects to be continually involved in programs to conserve and reduce its consumption of fuel. Although natural gas remains generally less expensive than electricity, prices for natural gas have fluctuated in recent years, with significant increases in 1993, declines in 1994 and moderate increases after some significant fluctuation, in 1995, 1996 and 1997. While certain of these energy sources may become increasingly in short supply, or subject to governmental allocation or excise taxes, the Company cannot predict the effects, if any, of such events on its future operations. In addition, the Company utilizes a natural gas risk management program to hedge future requirements and to minimize fluctuations in the price of natural gas.

COMPETITION

     The glass container industry is a low growth and mature industry. This low growth combined with excess capacity in the industry have made pricing an important competitive factor. In addition to price, Anchor and the other companies in the glass container manufacturing industry compete on the basis of quality, reliability of delivery and general customer service. The Company's principal competitors are Owens and Ball-Foster. These competitors are larger and have greater financial and other resources than the Company. The glass container industry in the United States is highly concentrated, with the three largest producers in 1997, which included Anchor, estimated to have accounted for 94% of 1997 domestic volume by management's estimate. Owens has a relatively large research and development staff and has in place numerous technology licensing agreements with other glass producers, including the Company. See "--Intellectual Property."

     The Company's business consists exclusively of the manufacture and sale of glass containers. Certain other glass container manufacturers engage in more diversified business activities than the Company (including the manufacture and sale of plastic and metal containers). In addition, plastics and other forms of alternative packaging have made substantial inroads into the container markets in recent years and will continue to affect demand for glass container products. According to industry sources, unit sales in the U.S. glass container manufacturing industry in 1996 were down 2.1% from 1995. The compound annual decline in unit shipments from 1991 to 1996 was approximately 1.5%. Competitive pressures from alternative forms of packaging, including plastics, as well as consolidation in the glass container industry, have resulted in excess capacity and have led to severe pricing pressures on glass container manufacturers. Further, management believes that consistent productivity improvements among glass and glass alternatives can be expected to continue to decrease capacity utilization rates for the industry or result in additional plant closures. See "Risk Factors--Competition."

     While competitive pressures from plastics are expected to remain intense, management has identified several product segments where it believes that there are still growth opportunities. In general, management believes that the beer segment provides stronger potential for growth than the food segment which has seen declines of over 7.0% in each of 1995 and 1996. In particular, sales of glass beer containers, were up approximately 3.7% in 1997 and have experienced continual growth over the past five years. Management expects that glass beer containers will continue to grow at a faster rate than beer consumption, as they regain share from aluminum cans driven in part by the introduction of the long neck style bottle. Glass beer bottles are also expected to continue to benefit from consumer preferences for a more sophisticated appearing container.

QUALITY CONTROL

     The Company maintains a program of quality control with respect to suppliers, line performance and packaging integrity for glass containers. The Company's production lines are equipped with a variety of automatic and electronic devices that inspect containers for dimensional conformity, flaws in the glass and various other performance attributes. Additionally, products are sample inspected and tested by Company employees on the production line for dimensions and performance and are also inspected and audited after packaging. Containers which do not meet quality standards are crushed and recycled as cullet.

     The Company monitors and updates its inspection programs to keep pace with modern technologies and customer demands. The Company maintains its own laboratory at its corporate headquarters where samples of glass and raw materials from its plants are routinely chemically and electronically analyzed to monitor compliance with quality standards. Laboratories are also maintained at each manufacturing facility to test various physical characteristics of products.

INTELLECTUAL PROPERTY

     Pursuant to the Technology Agreement between Owens and Consumers, the Company is entitled to use patents, trade secrets and other technical information of Owens relating to glass manufacturing technology. The agreement, entered into in February 1997, provides for a term of up to ten years. Owens is generally considered a technological leader in the manufacture of glass containers.

     While the Company holds various patents, trademarks and copyrights of its own, it believes its business is not dependent upon any one of such patents, trademarks or copyrights.

EMPLOYEES

     As of April 1, 1998, the Company employed approximately 3,050 persons on a full-time basis. Approximately 550 of these employees are salaried office, supervisory and sales personnel. The remaining employees are represented principally by two unions, Glass, Molders, Pottery, Plastics and Allied Workers (the "GMP"), which represents approximately 90% of the Company's hourly employees, and the American Flint Glass Workers Union (the "AFGWU"), which represents approximately 10% of the Company's hourly employees. The Company's two labor contracts with the GMP and its two labor contracts with the AFGWU have three year terms expiring on March 31, 1999 and August 31, 1999, respectively. Old Anchor was granted a deferral of the scheduled 1996 wage increase under its collective bargaining agreements. The Company granted the 1996 increase effective as of the date of the Anchor Acquisition, and the 1997 increase effective as of April 1, 1997. These two increases represent an approximate 7% increase in wage rates as of April 1, 1997 as compared to 1996 wage rates. The Company is subject to OSHA and other laws regulating safety and noise exposure levels in the production area of its plants. See "--Environmental and Other Government Regulation--Health and Safety Regulation."

     Old Anchor has not experienced a work stoppage since an industry-wide strike in 1968. The Company considers its employee relations to be good.

ENVIRONMENTAL AND OTHER GOVERNMENT REGULATION

     Environmental Regulation and Compliance. The Company's operations are subject to increasingly complex and detailed Federal, state and local laws and regulations including, but not limited to, the Federal Water Pollution Control Act of 1972, as amended, the U.S. Clean Air Act, as amended, and the Federal Resource Conservation and Recovery Act, as amended, that are designed to protect the environment. Among the activities subject to regulation are the disposal of checker slag (furnace residue usually removed during furnace rebuilds), the disposal of furnace bricks containing chromium, the disposal of waste, the discharge of water used to clean machines and cooling water, dust produced by the batch mixing process, underground storage tanks and, air emissions produced by furnaces. In addition, the Company is required to obtain and maintain permits in connection with its operations. Many environmental laws and regulations provide for substantial fines and criminal sanctions for violations. The Company believes it is in material compliance with applicable environmental laws and regulations. It is difficult to predict the future development of such laws and regulations or their impact on future earnings and operations, but the Company anticipates that these standards will continue to require increased capital expenditures. There can be no assurance that material costs or liabilities will not be incurred.

     Certain environmental laws, such as CERCLA and analogous State laws provide for strict, joint and several liability for investigation and remediation of releases of hazardous substances into the environment. Such laws may apply to properties presently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which wastes attributable to an entity or its predecessors were disposed. There can be no assurance that the Company or entities for which it may be responsible will not incur such liability in a manner that could have a material adverse effect on the financial condition or results of operations of the Company.

     The Company is engaged in investigation and remediation projects at plants currently being operated and at closed facilities. In addition, Old Anchor was named as a PRP under CERCLA with respect to a number of sites. Of these sites, the Company has assumed responsibility with respect to four sites that are currently active. While the Company may be jointly and severally liable for costs related to these sites, in most cases, it is only one of a number of PRPs who are also jointly and severally liable. With respect to the four currently active sites for which the Company has assumed responsibility, the Company estimates that its share of the aggregate cleanup costs of such sites should not exceed $2.0 million, and that the likely range after taking into consideration the contributions anticipated from other potentially responsible parties could be significantly less.

However, no assurance can be given that the cleanup costs of such sites will not exceed $2.0 million or that the Company will have these funds available. The Company has established reserves of approximately $16.0 million for environmental costs which it believes are adequate to address the anticipated costs of remediation of these operated and closed facilities and its liability as a PRP under CERCLA. The timing and magnitude of such costs cannot always be determined with certainty due to, among other things, incomplete information with respect to environmental conditions at certain sites, the absence of regulatory determinations with respect to environmental requirements at certain sites, new and amended environmental laws and regulations, and uncertainties regarding the timing of remedial expenditures.

     Capital expenditures required for environmental compliance were approximately $0.8 million for 1997 and are anticipated to be approximately $1.7 million annually in 1998 and 1999. However, there can be no assurance that future changes in such laws, regulations or interpretations thereof or the nature of the Company's operations will not require the Company to make significant additional capital expenditures to ensure compliance in the future.

     ERISA and Pension Deficiencies. The Company maintains three defined benefit plans and two profit sharing plans that, prior to the Anchor Acquisition, were maintained by Old Anchor. These plans are covered by ERISA and are tax qualified under the Code, subject to regulation by the Internal Revenue Service and the Department of Labor. The three defined benefit plans are also subject to regulation by the PBGC. The Company's two profit sharing plans contain cash or deferred arrangements under Section 401(k) of the Code. The Company's tax-qualified plans must meet stringent requirements both in form and in operation in order to maintain their tax-qualified status. These requirements are constantly changing with the enactment of new pension legislation, the issuance of new Treasury regulations and other guidance from the Internal Revenue Service. The loss of a plan's qualified status could result in the assessment of tax on the plan's trust income, disallowance of the Company's tax deduction for contributions, and immediate income tax liability upon individual participant's benefits.

     The three defined benefit plans are subject to minimum funding requirements under the Code and Title IV of ERISA. These funding requirements include the obligation to make quarterly contributions to the plans. Under ERISA, if any contribution is missed which, when added to any other missed payment, exceeds the amount of $1.0 million, an automatic lien in favor of the PBGC will arise on all property of the Company and all members of its controlled group. In addition, under ERISA, the PBGC can institute proceedings to terminate any defined benefit plan for a number of reasons, including (i) the failure of the plan to meet ERISA's minimum funding requirements, (ii) the inability of the plan to pay benefits when due or (iii) the possible long-run loss of the PBGC with respect to the plan may reasonably be expected to increase unreasonably if the plan is not terminated. Upon termination of a plan, a lien arises in favor of the PBGC for the amount of the underfunding of the plan.

     On January 9, 1997, the PBGC notified Old Anchor that it intended to institute involuntary termination proceedings with respect to the three defined benefit plans then maintained by Old Anchor that are now maintained by the Company. However, the PBGC reached an agreement with Vitro (the "Termination Agreement"), the parent of Old Anchor, in which Vitro agreed to provide a limited guaranty to the PBGC with respect to the unfunded benefit liabilities of the Company's defined benefit plans, if the plans, or any one of them, are terminated before August 1, 2006. As a result of this agreement with Vitro, the threatened involuntary termination proceeding was never commenced. Under the terms of the Termination Agreement, the PBGC agreed that it would not implement proceedings to terminate the Company's defined benefit plans solely as a result of the Anchor Acquisition or the transactions contemplated by the Asset Purchase Agreement.


     The defined benefit plan covering salaried employees was frozen at the end of 1994, and, at the end of 1997, was not underfunded under SFAS No. 87. However, the two defined benefit plans that are maintained for hourly employees are significantly underfunded and will require substantial cash contributions over the next few years. At the end of 1997, these two plans in the aggregate had unfunded benefits under SFAS No. 87 totaling approximately $50.4 million. Pension contributions made to the three defined benefit plans during 1997, including the contributions made by the Company upon the closing of the Anchor Acquisition ($9.1 million in cash and $9.0 million in Series A Preferred Stock, including $8.1 million in cash and

$8.0 million in Series A Preferred Stock contributed to the two hourly plans), were approximately $38.4 million. In addition, the underfunding of the two hourly plans required the payment of increased premiums to the PBGC under its pension guaranty program of approximately $1.8 million in 1997.

     Pursuant to the Termination Agreement, a valuation of the shares of Series A Preferred Stock contributed by the Company to the three defined benefit plans has been performed by an independent appraiser, which was completed in November 1997 and, as a result, the Company has made an additional contribution to the plans of $0.7 million to bring the value of the contribution to $9.0 million. As a result of the annual valuation and funding requirements under applicable law, a similar valuation as of December 31, 1997 is currently in progress.

     Management believes that the Company is now in material compliance with all laws and regulations governing its employee benefit plans. In addition, based upon the Company's business plan, management believes the Company will have sufficient cash flow to meet its obligations to make pension contributions and pay PBGC premiums. However, there can be no assurance that future changes in such laws or regulations, or interpretations thereof, changes in the Company's business or in market conditions affecting the value of plan assets will not require the Company to expend amounts that exceed those that are now anticipated.

     Employee Health and Safety Regulation. The Company's operations are subject to a variety of worker safety laws. OSHA and analogous laws mandate general requirements for safe workplaces for all employees. The Company believes that its operations are in material compliance with applicable employee health and safety laws.

     Deposit and Recycling Legislation. In recent years, legislation has been introduced at the Federal, state and local levels that would require a deposit or tax, or impose other restrictions, on the sale or use of certain containers, particularly beer and carbonated soft drink containers. To date, ten states have enacted some form of deposit legislation, although no such new legislation has been enacted since 1986. The enactment of additional laws or comparable administrative actions that would require a deposit on beer or soft drink containers, or otherwise restrict their use, could have a material adverse effect on the Company's business. In jurisdictions where deposit legislation has been enacted, the consumption of beverages in glass bottles has generally declined due largely to the preference of retailers for handling returned cans and plastic bottles. Container deposit legislation continues to be considered from time to time at various governmental levels.

     In lieu of this type of deposit legislation, several states have enacted various anti-littering recycling laws that do not involve the return of containers to retailers. The use of recycled glass, and recycling in general, are not expected to have a material adverse effect on the Company's operations.

LEGAL PROCEEDINGS

     The Company is, and from time to time may be, a party to routine legal proceedings incidental to the operation of its business. The outcome of these proceedings is not expected to have a material adverse effect on the financial condition or operating results of the Company, based on the Company's current understanding of the relevant facts and law.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     Directors and Executive Officers. The following table sets forth certain information regarding each of the Company's directors and executive officers:

                   NAME                     AGE                         POSITION
                   ----                     ---                         --------
John J. Ghaznavi..........................  62    Chairman, Chief Executive Officer and Director
Richard M. Deneau.........................  51    President and Chief Operating Officer
M. William Lightner, Jr...................  63    Senior Vice President--Finance, Chief Financial
                                                  Officer, Treasurer and Director
David T. Gutowski.........................  50    Senior Vice President--Administration, and Director
C. Kent May...............................  58    Senior Vice President, General Counsel, Secretary and
                                                  Director
Paul H. Farrar............................  63    Director
Roger L. Erb..............................  55    Senior Vice President--Operations
Gordon S. Love............................  48    Senior Vice President--Sales and Marketing
Edward M. Jonas...........................  59    Controller
Eugene K. Pool............................  62    Vice President, Associate General Counsel and
                                                  Assistant Secretary
John F. Robichaud.........................  52    Vice President--Order Management and Scheduling
                                                  Logistics
George C. Lusby III.......................  54    Industry Vice President--Sales and Marketing
John L. Day...............................  51    Industry Vice President--Sales and Marketing
Gregory C. Sinatro........................  46    Industry Vice President--Sales and Marketing

     Term of Office. Each director serves until such director's successor is elected and qualified or until such director's earlier resignation, retirement, disqualification, removal from office or death. Each officer serves until the first meeting of the Board of Directors following the next annual meeting of the stockholders and until such officer's successor is chosen and qualified.

     John J. Ghaznavi became Chairman of the Board and Chief Executive Officer of the Company in January 1997. He has been Chairman and Chief Executive Officer of each of Consumers, Glenshaw and G&G since 1993, 1988 and 1987, respectively. Mr. Ghaznavi has served as Chairman of the Board of Trustees of the Glass Packaging Institute.

     Richard M. Deneau assumed his duties as President and Chief Operating Officer of the Company in July 1997. From January 1996 until June 1997, Mr. Deneau was Senior Vice President and Chief Operating Officer of Ball-Foster. From October 1992 to January 1996, he was Senior Vice President in charge of the domestic beverage can operations of American National Can Company. Prior to October 1992, Mr. Deneau was Senior Vice President of Sales at American National Can Company's division and the predecessor of Ball-Foster, Foster Forbes ("Foster-Forbes").

     M. William Lightner, Jr. joined the Company in January 1997 as a director and as Vice President, Treasurer and Chief Financial Officer. He became Vice President--Finance in March 1997 and Senior Vice President--Finance in June 1997. Since July 1994, Mr. Lightner has been Vice President of Finance and Chief Financial Officer of Consumers. From 1989 to 1992, Mr. Lightner served as Chairman of MICA Resources, a privately held aluminum processor and brokerage company. Mr. Lightner was a partner with Arthur Andersen & Co. from 1969 to 1989.

     David T. Gutowski joined the Company in January 1997 as a director and as a Vice President and became Vice President--Administration in March 1997 and Senior Vice President--Administration in June 1997. He has been a director of Consumers since 1993. Mr. Gutowski served as Treasurer and Chief Financial Officer of G&G since 1988.

     C. Kent May became a director of the Company in January 1997 and became Vice President, General Counsel and Secretary of the Company in March 1997. He became Senior Vice President in June 1997. Mr. May has served as a director of Consumers since 1993 and he was appointed General Counsel of Consumers in March 1997. Mr. May has been an associate, partner or member of the law firm of Eckert Seamans Cherin & Mellott, LLC since 1964, and served as the managing partner of such firm from 1991 to 1996.

     Paul H. Farrar became a director of the Company in February 1997 and has served as a director of Consumers since 1994 Mr. Farrar has been Chairman of Adelaide Capital Corporation, an investment company, since 1994, and he served as Senior Vice President of Canadian Imperial Bank of Commerce, a Canadian chartered bank from 1986 to December 1993.

     Roger L. Erb became Senior Vice President--Operations of the Company in October 1997. From September 1995 until June 1997, Mr. Erb was Senior Vice President of Technical Services at Ball-Foster. Prior thereto, he was employed at Foster Forbes, serving as Senior Vice President of Technical Services from June 1994 to September 1995, Senior Vice President of Operations from January 1993 to June 1994, and Vice President of Technical Services prior to 1993.

     Gordon S. Love became Senior Vice President--Sales and Marketing of the Company in July 1997. From October 1996 until June 1997, Mr. Love was Vice President of Sales for Beer and Liquor at Ball-Foster. From September 1995 until October 1996, he was Senior Vice President of Beverage Sales at Ball-Foster. Prior thereto, he was employed at Foster Forbes, serving as Senior Vice President of Sales and Marketing from July 1993 to September 1995, Vice President of Sales from October 1992 to July 1993, and Beer Product Manager prior to October 1992.

     Edward M. Jonas joined the Company in February 1997 and became Controller of the Company in March 1997. Mr. Jonas joined the predecessor to Old Anchor in 1968 and was Comptroller of Old Anchor from 1983 through early 1995.

     Eugene K. Pool joined Old Anchor in June 1988 as Senior Counsel. Mr. Pool was appointed Assistant Secretary of Old Anchor in 1988, Associate General Counsel of Old Anchor in 1991 and Vice President--Associate General Counsel of Old Anchor in 1995. In February 1997, Mr. Pool became Assistant Secretary of the Company and in March 1997, he became Vice President and Associate General Counsel for the Company.

     John F. Robichaud joined the Company in September 1997 as Vice President--Order Management and Scheduling Logistics. From 1992 until September 1997 he was Director of Logistics for Consumers and from 1986 to 1992 was Director of Marketing for Consumers.

     George C. Lusby III joined the Company in March 1997 as Industry Vice President of Sales and Marketing. Mr. Lusby has served as Vice President of Sales and Marketing and as a director of Glenshaw since 1987.

     John L. Day became Industry Vice President of Sales and Marketing for the Company in March 1997. From September 1993 to February 1997, Mr. Day served as Vice President--Beer Sales of Old Anchor and from August 1990 to September 1993, he served as Director of Sales of Old Anchor.

     Gregory C. Sinatro became Industry Vice President of Sales and Marketing for the Company in March 1997. From October 1994 to February 1997, Mr. Sinatro served as Senior Vice President of Food/Consumer Products of Old Anchor and from January 1989 to September 1994, he served as Vice President--Consumer Products Division of Old Anchor.

BOARD OF DIRECTORS OF THE COMPANY

     Classification of Board. Pursuant to the Amended and Restated Certificate of Incorporation (the "Restated Charter") of the Company, until February 5, 2000, the holders of the Class A Common Stock are entitled to elect four directors (the "Class A Directors") and the holders of the Class B Common Stock are entitled to elect five directors (the "Class B Directors"). The Class A Directors have not yet been designated. Messrs. Ghaznavi, Lightner, Gutowski, Farrar and May are Class B Directors. In connection with the Proposed

Settlement, it is expected that the certificate of incorporation of the Company will be amended to increase the number of directors to be elected by the holders of Class B Common Stock.

     From and after February 5, 2000, the Board of Directors has discretion to determine the number of directors (each a "Director") constituting the Board of Directors, and such number of Directors will be divided into three classes, as nearly equal in the number of Directors as possible. The term of Directors of the first, second and third class will expire at the first, second and third annual meeting after their election, respectively. At each annual meeting, the number of Directors constituting the class whose term has expired at the time of such meeting will be elected to hold office until the third succeeding annual meeting.

     Until February 5, 2000, Class A Directors may be removed with or without cause only by the holders of Class A Common Stock and Class B Directors may be removed with or without cause only by the holders of Class B Common Stock. Thereafter, all classes of Common Stock (as defined) of the Company will be consolidated into one class of Common Stock, and, pursuant to the Bylaws of the Company (the "Bylaws"), Directors may be removed only with cause by the affirmative vote of the holders of 75% of the outstanding shares of capital stock of the Company then entitled to vote at an election of Directors.

     The foregoing provisions of the Restated Charter and the Bylaws are subject to the rights, if any, of any series of preferred stock of the Company to elect additional Directors under circumstances specified in the certificate of designation relating to such preferred stock.

     Officers of the Company serve at the discretion of the Board of Directors.

     Compensation of Directors. Non-employee directors of the Company are entitled to receive an annual director's fee of $15,000. In addition, fees of $750 are paid to non-employee directors for each directors' meeting and committee meeting attended unless more than one meeting is held on the same day, in which case the fee for attending each subsequent meeting is $500.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     Included in the table below, is compensation awarded to, earned by or paid, during the period from February 5, 1997 to December 31, 1997, to the Company's Chief Executive Officer and the four most highly compensated executive officers who were serving as officers at the end of 1997.

                                                 ANNUAL COMPENSATION
                                       ----------------------------------------
                                                                   (3)OTHER
                                          (2)                       ANNUAL          (4)ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR    SALARY($)    BONUS($)    COMPENSATION($)    COMPENSATION($)
-----------------------------  ----    ---------    --------    ---------------    ---------------
John J. Ghaznavi
  Chairman, Chief Executive    1997    $     --      $   --         $   --             $    --
  Officer(1)
Richard M. Deneau
  President, Chief Operating   1997     246,703(5)       --             --              23,991
  Officer
David T. Gutowski
  Senior Vice President --     1997     171,701          --             --              42,091
  Administration
George C. Lusby
  Industry Vice President --   1997     157,518          --             --               3,238
  Sales and Marketing
C. Kent May
  Senior Vice President --     1997     153,419          --             --                  --
  General Counsel and
  Secretary

---------------
(1) Mr. Ghaznavi received no compensation from the Company. The Company is a party to a Management Agreement with G&G, whereby, G&G provides specified managerial services for the Company and is entitled to receive an annual management fee of up to $3.0 million.

(2) Salary is shown as earned in the fiscal year, however certain amounts have been paid in the following year.

(3) No information is provided in the column labeled "Other annual compensation" since the aggregate amount of perquisites for the period presented is less than the lesser of $50,000 or 10% of total annual salary and bonus reported for each of the named officers.

(4) Information provided in the column labeled "All other compensation" includes moving expenses paid by the Company.

(5) This amount represents Mr. Deneau's salary from the date of the commencement of his employment with the Company, June 1, 1997, through the end of the fiscal year.

ANNUAL INCENTIVE PLAN

     The Anchor Glass Container Corporation Annual Incentive Plan is designed to compensate salaried employees of Anchor for performance with respect to planned business objectives. Participants will be compensated based on the achievement of predetermined goals of Anchor. Plan participation is limited to salaried employees within the organization. Eligible participants are designated at the beginning of each fiscal year as approved by the Compensation Committee. The Plan begins January 1, 1998.

DIRECTOR AND EMPLOYEE INCENTIVE STOCK OPTION PLAN OF CONSUMERS

     The Director and Employee Incentive Stock Option Plan, 1996, as amended, of Consumers, permits Consumers to grant options to purchase common shares of Consumers to directors and employees of Consumers and any subsidiary or affiliate, including Anchor. Options may be granted to purchase an aggregate of 3,300,000 Common Shares of Consumers. Options to purchase 1,216,500 Common Shares of Consumers, at exercise prices that range from $9.65 to $13.50 (Canadian dollars), were granted to all the salaried employees of Anchor in 1997. Granted options have a term of ten years and vest one third each year over a three year period.

EMPLOYMENT CONTRACTS

     The Company does not, as a general rule, enter into employment agreements with its executive officers and/or other key employees. See "Risk
Factors--Dependence on Key Personnel and G&G."

EMPLOYEE PLAN

     As part of the Anchor Acquisition, the Company assumed Old Anchor's obligations under the Anchor Glass Container Corporation Executive/Key Employee Retention Plan which covers approximately 35 employees including Messrs. Pool, Day and Sinatro. Under this plan, if a participating employee is terminated by the Company without cause or terminates his or her employment with the Company for good reason (such as a reduction in base salary, a material change in position, duties or responsibilities, or a material change in job location), the Company is obligated to pay a severance benefit to such employee. If all participating employees were to be terminated by the Company without cause and/or were to terminate their employment with the Company for good reason, the aggregate amount of severance benefits payable by the Company under this plan would be $1.1 million. This plan expires August 5, 1998.

                             PRINCIPAL STOCKHOLDERS

PRINCIPAL STOCKHOLDERS OF COMPANY

     The following table sets forth information with respect to the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock (the "Voting Common Stock") as of December 31, 1997 by (i) each person who is known by the Company to beneficially own 5% or more of such Voting Common Stock, (ii) each Director of the Company, (iii) the Company's Chief Executive Officer and the other Named Executive Officers and (iv) all current Directors and executive officers of the Company as a group.

                                          CLASS AND AMOUNT
                                            OF BENEFICIAL
                                            OWNERSHIP(1)               PERCENTAGE                PERCENTAGE
                                       -----------------------        (BY CLASS)(1)           (ALL CLASSES)(1)
                                                  PRIMARY AND    -----------------------   -----------------------
               NAME(1)                 ACTUAL    FULLY DILUTED   PRIMARY   FULLY DILUTED   PRIMARY   FULLY DILUTED
               -------                 -------   -------------   -------   -------------   -------   -------------
DIRECTORS AND EXECUTIVE OFFICERS:
John J. Ghaznavi(2)..................    --          --            --         --            --          --
M. William Lightner, Jr.(3)..........    --          --            --         --            --          --
David T. Gutowski(4).................    --          --            --         --            --          --
Paul H. Farrar(5)....................    --          --            --         --            --          --
C. Kent May(6).......................    --          --            --         --            --          --
All Directors and executive officers
  as a group (14 persons)............    --          --            --         --            --          --

FIVE PERCENT STOCKHOLDERS:
Smith Barney, as escrow agent for
  certain creditors of Old             490,898    8,321,398
  Anchor(7)..........................  Class A     Class A        100.0         84.7        90.2         30.7

Anchor Glass Container Corporation                1,260,787
  Service Retirement Plan(8)(9)......    --        Class A         72.0         12.9        47.5          4.6

Anchor Glass Container Corporation
  Retirement Plan for Salaried                   158,921 Class
  Employees(8)(10)...................    --           A            24.5          1.6        10.2          0.6

Pension Plan for Hourly Employees of
  Latchford Glass Company and                    80,292 Class
  Associated Companies(8)(11)........    --           A            14.1          0.8         5.5          0.3

                                       902,615   17,309,942
Consumers U.S., Inc.(12).............  Class B     Class B        100.0        100.0        97.2         63.8

---------------
 (1) Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to shares beneficially owned and all addresses are in care of the Company. All primary share amounts and percentages reflect beneficial ownership determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All fully diluted share amounts and percentages reflect beneficial ownership of Voting Common Stock determined on a fully diluted basis. All information with respect to beneficial ownership has been furnished by the respective Director, executive officer or stockholder, as the case may be, as of December 31, 1997.

 (2) Through G&G, Ghaznavi Canada Inc. and other affiliates, Mr. Ghaznavi beneficially owns 21,619,584 shares of the voting common stock of Consumers, including 1,588,126 shares issuable upon the exercise of currently exercisable options.

 (3) Mr. Lightner beneficially owns 63,800 shares of the voting common stock of Consumers, including 60,000 shares issuable upon the exercise of currently exercisable options, but not including 500 shares owned by Mr. Lightner's spouse with respect to which Mr. Lightner disclaims beneficial ownership.

 (4) Mr. Gutowski beneficially owns 45,600 shares of the voting common stock of Consumers, including 40,000 shares issuable upon the exercise of currently exercisable options, but not including 5,700 shares owned by Mr. Gutowski's children with respect to which Mr. Gutowski disclaims beneficial ownership.

 (5) Mr. Farrar beneficially owns 15,000 shares of the voting common stock of Consumers, including 10,000 shares issuable upon the exercise of currently exercisable options.

 (6) Mr. May beneficially owns 17,600 shares of the voting common stock of Consumers, including 10,000 shares issuable upon the exercise of currently exercisable options.

 (7) Includes 7,830,500 shares issuable upon conversion of 1,879,320 shares of Series A Preferred Stock. The 490,898 shares of Class A Common Stock and 1,879,320 shares of Series A Preferred Stock are held by Smith Barney, Inc. ("Smith Barney"), as escrow agent, pursuant to an escrow agreement between Old Anchor and Smith Barney. Such shares are to be distributed to the creditors of Old Anchor or to a court appointed disbursing agent upon the effective date of a plan of reorganization of Old Anchor approved by the United States Bankruptcy Court of the District of Delaware. Under the terms of such escrow agreement, Smith Barney may not exercise any voting rights with respect to the Class A Common Stock held in escrow except as expressly instructed in an order of such Bankruptcy Court. The address of Smith Barney is 388 Greenwich Street, 19th Floor, New York, New York 10013.

 (8) This stockholder's shares of Series A Preferred Stock are held in trust by The Chase Manhattan Bank, as trustee of such benefit plan and the current address for this stockholder is c/o The Chase Manhattan Bank, 777 Broadway, New York, New York 10003. However, an "investment manager," as that term is defined in Section 3(38) of ERISA, will be appointed to control the shares contributed to the plans. When appointed, such investment manager will have exclusive control over this stockholder's shares of Series A Preferred Stock and any shares of Class A Common Stock into which such shares of Series A Preferred Stock may be converted. Pursuant to an agreement among the Company, Consumers and the PBGC, a valuation of the shares of Series A Preferred Stock contributed to the Plans has been performed by an independent appraiser which was completed in November 1997. The Company is required to make an additional contribution to the plans of $0.7 million to bring the value of the contribution to $9.0 million.

 (9) All 1,260,787 shares of this stockholder's beneficially owned shares of Class A Common Stock are issuable upon conversion of 302,589 shares of Series A Preferred Stock.

(10) All 158,921 shares of this stockholder's beneficially owned shares are issuable upon conversion of 38,141 shares of Series A Preferred Stock.

(11) All 80,292 shares of this stockholder's beneficially owned shares are issuable upon conversion of 19,270 shares of Series A Preferred Stock.


(12) Includes 16,407,327 shares issuable upon conversion of 3,609,611 shares of Series B Preferred Stock (including 249,612 shares of Series B Preferred Stock, accrued as of December 31, 1997 as a payment in kind dividend). On a fully diluted basis, Consumers U.S. owns approximately 60% of the three classes of common stock of the Company. Not including the Class C Common Stock (which is nonvoting), Consumers U.S. owns approximately 63.8% of the voting common stock of the Company on a fully diluted basis. See "Description of Capital Stock." All of the shares of Class B Common Stock and Series B Preferred Stock currently owned or subsequently acquired by Consumers U.S. are pledged to secure the Consumers U.S. guarantee of the Company's obligations under the First Mortgage Notes and the First Mortgage Indenture. See "Description of Indebtedness." Pursuant to the Warrant Agreement, upon the closing of the offering of the First Mortgage Notes, the Company issued to Consumers U.S. 702,615 shares of Class B Common Stock (or 2.5% of the Common Stock outstanding on such date on a fully diluted basis outstanding or issuable as of such date). The address for Consumers U.S. is 3140 William Flinn Highway, Allison Park, Pennsylvania 15101.

                              CERTAIN TRANSACTIONS

     The Company is part of a group of glass manufacturing companies (the "Affiliated Glass Manufacturers") with Consumers and Glenshaw, each of which is controlled by Mr. Ghaznavi through G&G. The Company intends to engage in a variety of transactions with Consumers and Glenshaw as a part of its strategy to achieve synergies among the companies. These expected transactions may include bulk purchasing of raw and packaging materials, provision of technical and engineering services, joint utilization of Anchor's mold and repair shops and the possible consolidation of certain functions such as sales, engineering and management information services.

     The Company has entered into an Intercompany Agreement (the "Intercompany Agreement") with G&G, Consumers, Consumers U.S., Consumers International Inc., Glenshaw, Hillsboro, I.M.T.E.C. Enterprises Inc., a machinery manufacturer majority-owned by G&G, and certain related companies which establishes standards for certain intercompany transactions. Pursuant to the Intercompany Agreement, the Company may, from time to time, fill orders for customers of Affiliated Glass Manufacturers and Affiliated Glass Manufacturers may, from time to time, fill orders for customers of the Company. In such case, where the customer is not a common customer, the company that does the manufacturing will pay a market commission, set at 5% of the invoiced amount, to the company that referred the customer. In the event of a transfer of a customer to the Company by an Affiliated Glass Manufacturer or to an Affiliated Glass Manufacturer by the Company, the transfer is treated as though the transferee had filled the orders for the transferred customer.

     In connection with any bulk purchasing of raw materials, packaging materials, machinery, insurance, maintenance services, environmental services and other items and services used in this business, each of the Affiliated Glass Manufacturers will share out-of-pocket costs of the purchasing activities without payment of commissions. Similarly, in connection with the provision of technical, engineering or mold design services, the company providing the services will receive reasonable per diem fees and costs for the employees provided. For services such as the provision of molds, the company providing the service will receive cost plus a reasonable market mark-up.

     Transactions carried out in accordance with the Intercompany Agreement do not require approval of the board of directors or fairness opinions. Any amendment to the Intercompany Agreement is subject to the Indenture requirement that it be in writing, on terms no less favorable to the Company than could have been obtained in a comparable arms' length transaction between the Company and third parties and is subject to the approval of the Board of Directors ("Affiliate Transaction Provisions"). The Revolving Credit Agreement, the Indenture and the First Mortgage Indenture all require that transactions between the Company and an affiliate be in writing on no less favorable terms to the Company than would be obtainable in a comparable arms' length transaction between the Company and a person that is not an affiliate. In addition, transactions exceeding certain threshold values require the approval of the Company's board of directors, the approval of the Company's independent directors or an independent fairness opinion. See "Description of Notes--Certain Covenants--Limitation on Transactions with Affiliates."

     Certain affiliates of the Company are engaged in businesses other than the manufacture of glass containers, such as manufacturing or rehabilitating manufacturing equipment, automobile and truck leasing, shipping and real estate management. These transactions are subject to the Affiliate Transaction Provisions of the Indenture.

     The Company is party to the Management Agreement with G&G. Pursuant to the Management Agreement, G&G is to provide specified managerial services for the Company. For these services G&G is entitled to receive an annual management fee of $3.0 million and to reimbursement of its out-of-pocket costs plus an administrative charge not to exceed 10% of those costs. The Indenture limits management fee payments by the Company under the Management Agreement to $1.5 million per year unless the Company meets certain financial tests, in which case such fees will accrue. In 1997, such tests were met and the fees due under the Management Agreement were $2.75 million. See "Description of Notes--Certain Covenants--Limitation on Restricted Payments."

     In September 1997, Hillsboro, a glass container manufacturing plant owned by G&G, discontinued manufacturing. All of Hillsboro's rights and obligations to fill orders under a supply contract between

Consumers and one of its major customers have been purchased by Consumers and Anchor. In addition, in connection with a plan to simplify the corporate ownership structure of Consumers, Anchor and their affiliates, Glenshaw may become a subsidiary of Anchor.

     The Company from time to time has engaged the law firm of Eckert Seamans Cherin & Mellott, LLC, to represent it on a variety of matters. C. Kent May, an executive officer and director of the Company, is a member of such law firm.

                          DESCRIPTION OF CAPITAL STOCK

     Anchor is authorized to issue 50,000,000 shares of Common Stock, having a par value of $.10 per share (the "Common Stock"), and 20,000,000 shares of preferred stock, having a par value of $0.01 per share and a liquidation value of $25.00 per share (the "Preferred Stock").

COMMON STOCK

     For the period from February 5, 1997 until February 5, 2000 (the "Initial Period"), the Common Stock is divided into three classes, Class A and Class B, which are voting, and Class C, which is nonvoting during the Initial Period. During the Initial Period, the number of Directors of Anchor is fixed at nine, with the holders of the Class A Common Stock having the right to elect four Directors and the holders of the Class B Common Stock having the right to elect five Directors. In connection with the Proposed Settlement, it is expected that the certificate of incorporation of the Company will be amended to increase the number of directors to be elected by the holders of Class B Common Stock. The holders of the Class C Common Stock are not entitled to participate in the election of Directors. Except as described in the immediately preceding sentence with respect to election of Directors, there are no distinctions between the rights of holders of shares of Class A Common Stock and Class B Common Stock. The holders of Class C Common Stock have no voting rights during the Initial Period. At the expiration of the Initial Period, the Class A Common Stock, the Class B Common Stock and the Class C Common Stock will automatically be consolidated into a single class of Common Stock with identical rights.

PREFERRED STOCK

     Of the 20,000,000 authorized shares of Preferred Stock, (a) 2,239,320 shares have been designated as Series A Preferred Stock, (b) 5,000,000 shares have been designated as Series B Preferred Stock and (c) 12,760,680 shares are without designation at this time.

     Series A Preferred Stock. The Series A Preferred Stock ranks, as to dividends and redemption and upon liquidation, prior to all other classes and series of capital stock of the Company, including the Series B Preferred Stock and the Common Stock. The holders of the Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors of the Company out of legally available funds, cumulative dividends, payable quarterly in cash, at an annual rate of 10% of the liquidation value. Holders of the Series A Preferred Stock are not entitled to vote except (a) as required by law, (b) on certain matters affecting the rights of the holders of Series A Preferred Stock and (c) in the event that scheduled cash dividends are unpaid for twelve consecutive quarters, at which time (i) the number of Directors will be expanded by three and (ii) the holders of the Series A Preferred Stock will have the right to elect all three additional Directors until all accrued and unpaid scheduled cash dividends have been paid.

     The Company is required to redeem all outstanding shares of the Series A Preferred Stock on January 31, 2009, and, on or after February 5, 2000, may, at its option, redeem outstanding shares of Series A Preferred Stock if the trading price of the Common Stock equals or exceeds $6.00 per share, in each case at a price of $25.00 per share of Series A Preferred Stock so redeemed.

     Shares of Series A Preferred Stock are convertible into shares of Class A Common Stock, at the option of the holder, at a ratio determined by dividing the liquidation value of the Series A Preferred Stock ($25.00) by $6.00. Such ratio is subject to adjustment from time to time to prevent dilution.

     Pursuant to the Asset Purchase Agreement, prior to the consummation of a plan of reorganization with respect to Old Anchor, the Company is obligated to register all of the shares of Class A Common Stock and Series A Preferred Stock under the Exchange Act and to qualify such shares for listing on a nationally recognized United States securities exchange or on The Nasdaq Stock Market's National Market(SM) ("Nasdaq").

     Series B Preferred Stock. The Series B Preferred Stock ranks, as to dividends and redemption and upon liquidation, junior to the Series A Preferred Stock but senior to all other classes and series of capital stock of Anchor, including the Common Stock. The holders of Series B Preferred Stock are entitled to receive cumulative dividends, payable quarterly at an annual rate of 8% of the liquidation value. During the period from February 5, 1997 through and including December 31, 1999, the dividend is payable in additional shares of Series B Preferred Stock. Thereafter, the dividends will be payable in cash when and as declared by the Board of Directors out of legally available funds. Holders of Series B Preferred Stock are not entitled to vote except (a) as required by law, (b) on certain matters affecting the rights of the holders of Series B Preferred Stock and (c) in the event that scheduled cash dividends are unpaid for twelve consecutive quarters, at which time (i) the number of Directors will be expanded by three and (ii) the holders of Series B Preferred Stock will have the right to elect all three additional Directors until all accrued and unpaid scheduled cash dividends have been paid.

     Shares of Series B Preferred Stock are not subject to mandatory redemption. On or after February 5, 2000, Anchor may, at its option, redeem outstanding shares of Series B Preferred Stock if the trading price of the Common Stock equals or exceeds $5.50 per share, at a price of $25.00 per share of Series B Preferred Stock so redeemed.

     Shares of Series B Preferred Stock are convertible into shares of Class B Common Stock, at the option of the holder, at a ratio determined by dividing the liquidation value of the Series B Preferred Stock ($25.00) by $5.50. Such ratio is subject to adjustment from time to time to prevent dilution.

                          DESCRIPTION OF INDEBTEDNESS

REVOLVING CREDIT FACILITY

     General. In connection with the Anchor Acquisition, the Company entered into the Revolving Credit Facility. The Revolving Credit Facility enables the Company to obtain revolving credit loans for working capital purposes and the issuance of letters of credit for its account in an aggregate amount not to exceed $110.0 million. Revolving credit loans may be borrowed, repaid and reborrowed, and letters of credit may be issued, at any time or from time to time in an aggregate amount not to exceed the lesser of $110.0 million and the borrowing base then in effect, less (in each case) the aggregate amount of all undrawn amounts and unreimbursed drawings under letters of credit then outstanding and the aggregate amount of then outstanding revolving credit loans. The borrowing base consists of 85% of eligible accounts receivable plus 55% of eligible inventory.


     Revolving credit loans bear interest at a rate based upon either, at the Company's option, (i) the higher of the prime rate of Bankers Trust Company, 0.5% in excess of the overnight federal funds rate and 0.5% in excess of the adjusted certificate of deposit rate (as defined in the Revolving Credit Facility), plus (in each case) a borrowing margin of 0 to 1.0%, depending upon the aggregate amount of outstandings under the facility and the Company's leverage ratio, or (ii) the average of the offering rates of banks in the New York interbank eurodollar market for U.S. dollar deposits plus a borrowing margin of 1.5 to 2.5%, depending on the aggregate amount of outstandings under the facility and the Company's leverage ratio.


     The Company is also required to pay (x) a fee on the unused portion of each lender's commitment at a rate of 0.5% thereof per annum, (y) a fee on the aggregate amount of all letter of credit liabilities during the immediately preceding quarter at a rate equal to 1.5 to 2.5% thereof per annum, depending on the aggregate amount of outstandings under the facility and the Company's leverage ratio and (z) a fee on the daily weighted average face amount of the letters of credit issued by any lender at a rate of 0.25% thereof.

     The Revolving Credit Facility terminates on February 5, 2002, unless terminated sooner upon an event of default (as defined in the Revolving Credit Facility), including a change in control (as defined in the Revolving Credit Facility), and all revolving credit loans and Letter of Credit Liabilities will be payable on such termination date or on such earlier date as may be accelerated by the lenders following the occurrence of any event of default.

     Anchor's obligations under the Revolving Credit Facility are secured by a first priority lien on substantially all of Anchor's inventory and receivables and related collateral (the "Bank Collateral") and a pari passu lien on other collateral including intellectual property and contract rights and certain insurance proceeds (the "Shared Collateral"). In addition, Anchor's obligations under the Revolving Credit Facility are guaranteed by Consumers U.S.

     Certain Covenants. The Revolving Credit Facility contains certain covenants that restrict the Company from taking various actions, including, subject to specified exceptions, the incurrence of additional Indebtedness, the granting of additional liens, the making of investments, the payment of dividends and other restricted payments, mergers, acquisitions and other fundamental corporate changes, capital expenditures, operating lease payments and transactions with affiliates. The Revolving Credit Facility also contains certain financial covenants that require the Company meet and maintain certain financial tests and minimum ratios, including a minimum working capital ratio, a minimum consolidated net worth test and a minimum interest coverage ratio.

     Events of Default. The Revolving Credit Facility contains customary events of default, including nonpayment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross acceleration to certain other Indebtedness, bankruptcy, noncompliance with certain provisions of ERISA, material judgments, failure of the collateral documents, the guarantee by Consumers U.S., the Technology Agreement of the Intercompany Agreement to be in full force and effect, the taking of any action by the creditors of Consumers International to realize or foreclosure upon the capital stock of Consumers U.S. and change of control. The occurrence of any of such events could result in acceleration of the Company's obligations under the Revolving Credit Facility and foreclosure on the Bank Collateral, which could have material adverse results to the holders of the Notes.

     Mandatory Repayments. The Revolving Credit Facility requires mandatory repayments and/or reductions of the total commitments upon the happening of certain events, including certain sales or issuances of the Company's equity or any contribution to its capital, the incurrence of Indebtedness by the Company (other than as a result of the offer and sale of the Notes), certain asset sales and a change of control.

FIRST MORTGAGE NOTES

     In April 1997, the Company issued $150.0 million aggregate principal amount of its First Mortgage Notes. The First Mortgage Notes accrue interest at the rate of 11 1/4% per annum, payable semi-annually in arrears on April 1 and October 1 of each year. As a result of its failure to have an exchange offer registration statement declared effective and to have exchanged all First Mortgage Notes validly tendered, the Company paid additional interest on the First Mortgage Notes. The amount of such additional interest ranged from 0.5% in November 1997 to 1.5% in February 1998. This additional interest is expected to be nonrecurring and not significant to the Company's continuing operations.

     The First Mortgage Notes will mature on April 1, 2005. The First Mortgage Notes are fully and unconditionally guaranteed (each a "Guarantee") on a senior secured basis by Consumers U.S. and by any future Restricted Subsidiary (as defined in the First Mortgage Indenture) of the Company, each of which future Restricted Subsidiaries will become a guarantor in accordance with the terms of the First Mortgage Indenture.


     The First Mortgage Notes are senior obligations of the Company secured by a first priority lien (subject to certain permitted liens) on substantially all existing and future property, plant and equipment owned or leased by the Company other than the Bank Collateral and purchase money assets, and by a pari passu lien on the Shared Collateral (as defined in the First Mortgage Indenture), which includes, among other things, intellectual property and contract rights and certain insurance proceeds, which secures both the Revolving

Credit Facility and the First Mortgage Notes. The First Mortgage Notes rank senior in right of payment to all existing and future subordinated Indebtedness of the Company and pari passu in right of payment with all other existing and future senior Indebtedness of the Company, which included all Indebtedness outstanding under the Revolving Credit Facility, which is secured by a first priority lien on the Bank Collateral and a pari passu lien on the Shared Collateral. Each Guarantee will rank senior in right of payment to all existing and future subordinated Indebtedness of the relevant Guarantor and pari passu in right of payment to all existing and future senior Indebtedness of such Guarantor and will be secured, in the case of the Guarantee by Consumers U.S., by a perfected first priority pledge of the capital stock of the Company owned by Consumers U.S. and, in the case of any Guarantee by a Restricted Subsidiary, by a first priority lien (subject to permitted liens) on all existing and future property, plant and equipment owned or leased by such Restricted Subsidiary other than the Bank Collateral and purchase money assets. At December 31, 1997, the Company had approximately $163.8 million of Indebtedness outstanding.


     The First Mortgage Notes are redeemable, in whole or in part, at the option of the Company on or after April 1, 2001, at the following redemption prices (expressed as percentages of the principal amount thereof), if redeemed during the twelve-month period commencing on April 1 of the years set forth below, plus, in each case, accrued and unpaid interest, if any, thereon to the date of redemption:

                                                    REDEMPTION
YEAR                                                  PRICE
----                                             ----------------
2001...........................................      105.625%
2002...........................................      103.750%
2003...........................................      101.875%
2004 and thereafter............................      100.000%

     In addition, at any time or from time to time on or prior to April 1, 2000, the Company, at its option, may redeem up to 35% of the aggregate principal amount of the First Mortgage Notes with the net cash proceeds of one or more equity offerings (as defined in the First Mortgage Notes Indenture), at a redemption price equal to 111.25% of the aggregate principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to the date of redemption; provided, however, that after giving effect to any such redemption, at least 65% of the initial aggregate principal amount of the First Mortgage Notes originally issued remains outstanding.

     Upon a Change of Control (as defined in the First Mortgage Indenture), each holder of the First Mortgage Notes will have the right to require the Company to repurchase such holder's First Mortgage Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Within 90 days after the consummation of any Change of Control Offer pursuant to which the Company has repurchased at least 90% of the First Mortgage Notes outstanding immediately prior to such Change of Control Offer, the Company may, at its option, redeem all of the remaining First Mortgage Notes at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, under certain circumstances, the Company will be required to offer to purchase the Notes at 100% of the principal amount thereof plus accrued interest, if any, to the date of repurchase with the net cash proceeds of certain Asset Sales (as defined in the First Mortgage Indenture).

     The First Mortgage Indenture contains certain covenants that limit the ability of the Company and its Restricted Subsidiaries to, among other things, incur additional Indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, under certain circumstances, the Company will be required to offer to purchase the First Mortgage Notes, in whole or in part, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, with the net cash proceeds of certain Asset Sales.

     The following constitute "Events of Default" under the First Mortgage
Indenture: (i) the failure to pay interest on any Note for a period of 30 days or more after such interest becomes due and payable; (ii) the failure to pay the principal of or premium, if any, on any Note, when such principal becomes due and payable, at maturity, upon repurchase (including, without limitation, pursuant to a Change of Control or an Asset Sale), upon acceleration, upon redemption or otherwise; (iii) a default in the observance or performance of any of the agreements or covenants contained under "Merger, Consolidation and Sale of Assets" or clause (e) of the "Limitation on Activities of Consumers U.S." covenant or the granting by the Company, any Restricted Subsidiary or Consumers U.S. of any Lien to secure Indebtedness in excess of $100,000 (other than a permitted lien); (iv) a default in the observance or performance of any of the agreements or covenants contained in the First Mortgage Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default from the Trustee or from Holders of at least 25% in principal amount of the outstanding Notes; (v) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any specified Subsidiary of the Company, whether such Indebtedness now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay at final maturity the principal of or premium, if any, on such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a "Principal Payment Default"), or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Principal Payment Default or the maturity of which has been so accelerated, is of at least $10.0 million in the aggregate; (vi) one or more judgments in an aggregate amount in excess of $10.0 million (which are not covered by third-party insurance as to which the insurer is solvent and has not disclaimed coverage) being rendered against the Company or any specified Subsidiary of the Company and such judgments remain undischarged, or unstayed or unsatisfied for a period of 60 days after such judgment or judgments become final and non-appealable; or (vii) certain events of bankruptcy, insolvency, wind-up or reorganization affecting the Company or any of its specified Subsidiaries or Consumers U.S.; or (viii)
(a) a default in the observance or performance of any covenant or agreement contained in any Security Document (as defined in the First Mortgage Indenture) which default continues for 15 days after notice has been given to the Company by the Trustee or the holders of at least 25% in principal amount of the outstanding Notes, or (b) for any reason other than the satisfaction in full and discharge of all obligations secured thereby, any of the Security Documents cease to be in full force and effect (other than in accordance with their respective terms), or any of the Security Documents cease to give the Trustee the Liens, rights, powers and privileges purported to be created thereby, or any Security Document is declared null and void, or the Company or any of its Restricted Subsidiaries denies any of its obligations under any Security Document, in each case with respect to Collateral the aggregate value of which is in excess of $5.0 million or the Collateral becomes subject to one or more Liens other than Permitted Liens securing one or more obligations in excess of $5.0 million in the aggregate; (ix) any Guarantee of a specified Subsidiary or Consumers U.S. is declared null and void or ceases to be in full force and effect (except as permitted under the First Mortgage Indenture) or any Guarantor shall deny or disaffirm its obligations under its Guarantee.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Notes were issued under an indenture dated as of March 16, 1998 (the "Indenture") among the Company and The Bank of New York, as Trustee (the "Trustee"). The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, including the definitions of certain terms therein that are not otherwise defined in this Prospectus. A copy of the Indenture may be obtained from the Company. As used in this "Description of the Notes," the term "Company" refers to Anchor Glass Container Corporation only and excludes its Subsidiaries. The definitions of certain capitalized terms used in the following summary are set forth under "--Certain Definitions" below.

     The Notes will be senior obligations of the Company, ranking senior in right of payment to all existing and future subordinate Indebtedness of the Company and pari passu with all existing and future senior Indebtedness of the Company. As of the Issue Date, there are no Restricted Subsidiaries.

     The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. All payments made by the Company under the Indenture will be made in cash in United States dollars. The Notes may be presented for registration of transfer and exchange at the principal corporate trust office of the Registrar. The Company may change any Paying Agent and Registrar without notice to Holders of the Notes, but will always maintain a Paying Agent in New York, New York. The Company will pay principal (and premium, if any) on the Notes at the Paying Agent's principal corporate trust office in New York, New York. At the Company's option, principal and interest may be paid by wire transfer of Federal funds or interest may be paid by check delivered to the Paying Agent's principal corporate trust office or to the registered addresses of the Holders.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $50.0 million and will mature on March 15, 2008. Interest on the Notes will accrue at a rate of 9 7/8% per annum and will be payable semiannually on each March 15 and September 15, commencing September 15, 1998 to the persons who are registered Holders at the close of business on the March 1 and September 1 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from and including the most recent date on which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

SINKING FUND

     The Notes will not have the benefit of any sinking fund obligations.

OPTIONAL REDEMPTION

     The Notes will be redeemable, at the option of the Company, in whole and not in part, at any time, on not less than 30 nor more than 60 days' prior written notice to each holder of Notes to be redeemed, at a redemption price equal to the sum of (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest, if any, to the redemption date plus (iii) the Applicable Make-Whole. The following definitions are used to determine the Applicable Make-Whole:

     "Applicable Make-Whole" with respect to the Notes shall be calculated with respect to the date of redemption to maturity and shall equal the greater of (i) 1.0% of the then outstanding principal amount of such Notes and (ii) the excess of (A) the present value of the required interest payments and principal payments to maturity due on such Notes, computed, on a semi-annual basis, using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such Notes.

     "Average Life" means, as of the date of determination, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment (assuming the exercise by the obligor of such debt security of all unconditional (other than as to the giving of notice) extension options of each such scheduled payment date) of such debt security multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

     "Treasury Rate," for purposes of the Indenture, is defined as the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the remaining Average Life of the Notes; provided, that if the Average Life of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) for the weekly average yields of United States Treasury securities for which such yields are given, except that if the Average Life of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     Within 90 days of the consummation of any Change of Control Offer pursuant to which the Company has repurchased at least 90% of the Notes outstanding immediately prior to such Change of Control Offer, the Company may, at its option, redeem all of the remaining Notes at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption.

     In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture. Notes repurchased under the above provisions shall be delivered to the Trustee for cancellation.

CHANGE OF CONTROL

     The Indenture provides that upon the occurrence of a Change of Control, the Company will be required to offer to repurchase (the "Change of Control Offer") all of the Notes pursuant to the offer described below, at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

     Within 30 days following the date upon which the Change of Control occurred, unless the Company already mailed a notice of redemption to redeem all of the Notes pursuant to the provisions of the section entitled "Optional Redemption," the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date") and the procedure which the Holder must follow to exercise such right. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date.

     Under the Company's Revolving Credit Facility, a Change of Control under the Indenture would constitute an event of default permitting holders of any Indebtedness thereunder to exercise remedies, including the right to seek immediate payment of amounts then owing under such instrument. See "Description of Indebtedness."

     If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the repurchase price for all Notes that the Company is required to repurchase. In the event that the Company were required to repurchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its repurchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. Any failure of the Company to pay the purchase price with respect to such Change of Control Offer when due will give the Trustee and the Holders of the Notes the rights described under "--Events of Default". Neither the Company nor the Trustee may waive the obligation to make an offer to repurchase the Notes upon the occurrence of a Change of Control.

     The meaning of the phrase "all or substantially all" as used in the definition of "Change of Control" with respect to a conveyance, transfer or lease of assets varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear whether a Change of Control has occurred and whether the Notes are subject to a Change of Control Offer.

     The provisions of the Indenture relating to a Change of Control in and of themselves may not afford Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect Holders of the Notes, if such transaction is not the type of transaction included within the definition of a Change of Control. See "--Certain Definitions" for the definition of "Change of Control". A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control only if it is the type of transaction specified by such definition. The existence of the foregoing provisions relating to a Change of Control may or may not deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

     The Company will comply with the requirements of Section 14(e) of the Exchange Act, if applicable, and any other tender offer rules under the Exchange Act or other relevant United States Federal and state securities legislation which may then be applicable in connection with any offer by the Company to repurchase Notes upon a Change of Control. Notes repurchased pursuant to a Change of Control Offer shall be delivered to the Trustee for cancellation.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Indebtedness. (a) Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, Incur any Indebtedness (including, without limitation, any Acquired Indebtedness) other than Permitted Indebtedness; provided, however, the Company or any Restricted Subsidiary may Incur Indebtedness (including, without limitation, Acquired Indebtedness), if
(i) no Default or Event of Default shall have occurred and be continuing on the date of the proposed Incurrence thereof or would result as a consequence of such proposed Incurrence and (ii) immediately before and immediately after giving effect to such proposed Incurrence, the Consolidated Interest Coverage Ratio of the Company and its Restricted Subsidiaries is at least equal to 2.5 to 1.0.

     (b) Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, Incur Capitalized Lease Obligations, except pursuant to clause (vi) of the definition of Permitted Indebtedness.

     (c) Neither the Company nor any Restricted Subsidiary may, directly or indirectly, in any event Incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated to any other Indebtedness of the Company or such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes to the same extent and in the same manner, and so long as, such Indebtedness is subordinated pursuant to subordination provisions that are no more favorable to the holders of any other Indebtedness of the Company or such Restricted Subsidiary, as the case may be.

     Limitation on Restricted Payments. Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable solely in Qualified Capital Stock of the Company) to holders of the Company's Capital Stock other than dividends or distributions paid to the Company or any Restricted Subsidiary, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to acquire shares of any class of such Capital Stock (other than Capital Stock, warrants, rights or options held by the Company or any Restricted Subsidiary), other than through the exchange therefor solely of Qualified Capital Stock of the Company, (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition, provided that any such purchase, repurchase or other acquisition is done solely with the proceeds from any Refinancing Indebtedness), (d) make any Investment (other than Permitted Investments) in any Person or (e) make any payments to any Affiliate of the Company (other than the Company and its Restricted Subsidiaries) as compensation for management services, except through the issuance of Common Stock of the Company that is Qualified Capital Stock (each of the foregoing prohibited actions set forth in clauses (a), (b), (c), (d) and (e) being referred to as a "Restricted Payment"), unless such proposed Restricted Payment is made after the earlier of (x) the date upon which the independent auditors of the Company have completed and delivered to the Company a limited review of the Company's financial statement for the third quarter of 1997 in accordance with the procedures specified by the American Institute of Certified Public Accountants, SAS No. 71, Interim Financial Information and (y) the date upon which the Company has filed with the Commission its audited financial statements for the fiscal year ended December 31, 1997 and at the time of such proposed Restricted Payment or immediately after giving effect thereto
(i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Company could incur at least $1.00 of additional Indebtedness in accordance with the Consolidated Interest Coverage Ratio test of paragraph (a) of the "Limitation on Indebtedness" covenant and (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of the relevant Property) does not exceed or would not exceed the sum of: (A) 50% of the cumulative Consolidated Net Income (or, if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company during the period (treating such period as a single accounting period) from April 1, 1997 to the last day of the last full fiscal quarter preceding the date of the proposed Restricted Payment; (B) 100% of the aggregate Net Equity Proceeds received by the Company from any Person (other than from a Restricted Subsidiary) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company (excluding any Qualified Capital Stock of the Company with respect to which the purchase price thereof has been financed directly or indirectly using funds (i) borrowed from the Company or from any of its Subsidiaries, unless and until and to the extent such borrowing is repaid or (ii) contributed, extended, Guaranteed or advanced by the Company or by any of its Subsidiaries (including, without limitation, in respect of any employee stock ownership or benefit plan, unless and until and to the extent such borrowing is repaid) and (C) an amount equal to the net reduction in any Investment made by the Company and its Restricted Subsidiaries subsequent to the Issue Date in any Person (including if such reduction occurs by reason of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary) resulting from (x) net cash proceeds (or the Fair Market Value of property other than cash or Cash Equivalents, provided that such property represents a return of capital in respect of any such Investment that was made in the form of other property other than cash or Cash Equivalents) received by the Company or its Restricted Subsidiaries as repayment of any loan or advance or a return of capital in respect, or as consideration for the sale, of such Investment (but only to the extent the

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

Company elects to exclude such amounts from the calculation of Consolidated Net Income for the purposes of clause (A) above) or (y) the release or cancellation of a Guarantee constituting such Investment, in each case, with respect to any such Investment, not to exceed the amount of such Investment previously made by the Company or any Restricted Subsidiary, that was treated as a Restricted Payment pursuant to this paragraph.

     Notwithstanding the foregoing, these provisions do not prohibit: (1) the payment of any dividend or making of any distribution within 60 days after the date of its declaration if the dividend or distribution would have been permitted on the date of declaration; (2) the repurchase, redemption, retirement or acquisition of Capital Stock of the Company or Subordinated Obligations of the Company, or warrants, rights or options to acquire Capital Stock of the Company, solely in exchange for shares of Qualified Capital Stock of the Company; (3) any purchase or redemption of Subordinated Obligations made in exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness or Indebtedness of the Company which is permitted to be Incurred pursuant to the Consolidated Interest Coverage Ratio test of paragraph
(a) of the "Limitation on Indebtedness" covenant; (4) the payment of management fees to G&G Investments under the Management Agreement of up to $1.5 million in any calendar year; (5) the repurchase of Capital Stock of the Company from current or former employees or directors of the Company or any of its Subsidiaries pursuant to the terms of agreements (including employment agreements) or plans approved by the Board of Directors under which such persons purchase or sell or are granted the option to purchase or sell such shares of Capital Stock to the extent such payments do not exceed $500,000 in any fiscal year which, to the extent not used in any fiscal year, may be carried forward to the next succeeding fiscal year, provided that the aggregate amount of all such payments that may be made pursuant to this clause (5) may not exceed $2.5 million; (6) dividends or other Restricted Payments to make payments permitted by clauses (vii) and (viii) of paragraph (b) under the "Limitation on Transaction with Affiliates" covenant; (7) dividends payable on the Series A Preferred Stock pursuant to the terms thereof in an aggregate amount not to exceed $3 million; (8) Investments in Unrestricted Subsidiaries, partnerships or joint ventures involving the Company or its Restricted Subsidiaries, in each case primarily engaged in a Related Business if the aggregate amount of such Investments made pursuant to this clause (8) (less an amount equal to the net reduction in any such Investment (including if such reduction occurs by reason of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary) made subsequent to the Issue Date resulting from (x) net cash proceeds (or the Fair Market Value of tangible property, provided that such tangible property represents a return of capital in respect of an Investment that was made in the form of other tangible property and not an Investment that was made in the form of cash) received by the Company or its Restricted Subsidiaries as repayment of any loan or advance or a return of capital in respect, or as consideration for the sale, of such Investment or (y) any release or cancellation of a Guarantee constituting such Investment (but only to the extent the Company elects to exclude such amounts from the calculation of Consolidated Net Income for the purpose of clause (A) of the preceding paragraph), in each case, with regard to any Investment, not to exceed the amount of such Investment previously made by the Company or any Restricted Subsidiary pursuant to this clause (8) does not exceed $10 million; (9) the purchase or redemption of any Indebtedness, to the extent required by the terms of such Indebtedness following a Change of Control after the Company shall have complied with the provisions under "--Change of Control" above, including payment of the applicable Change of Control purchase price; and (10) Investments in Unrestricted Subsidiaries, partnerships or joint ventures organized and operating principally in the United States involving the Company or its Restricted Subsidiaries, in each case primarily engaged in a Related Business, made in the form of contributions to such Unrestricted Subsidiaries, partnerships or joint ventures of assets of Discontinued Plants; provided, however, that, in the case of clauses (2), (3), (4), (5), (6), (7),
(8), (9), and (10) of this paragraph, no Default or Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1), (5), (7) and (9) shall, in each case, be included in such calculation. No payment or other transfer to the Company or a Restricted Subsidiary shall, in any event, constitute a Restricted Payment.

     Limitation on the Sale of Assets. (a) Neither the Company nor any of its Restricted Subsidiaries will consummate or permit, directly or indirectly, any Asset Sale, unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of each such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale, (ii)
(x) at least 75% of the consideration received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents, (or, in the case of an Asset Sale of Discontinued Plants, at least 50% of such consideration is in such form); provided that this requirement with respect to cash or Cash Equivalents shall not apply with respect to Investments made pursuant to clause (10) of the second paragraph of the "Restricted Payments" covenant, and provided further that the aggregate Fair Market Value of the consideration other than in the form of cash or Cash Equivalents that may be received pursuant to clause (x) shall not exceed $5.0 million in the aggregate held (including the amount of any such consideration not collected or written off by the Company or any of its Restricted Subsidiaries but excluding any such consideration received in consideration for Discontinued Plants) by the Company and its Restricted Subsidiaries and (y) any such consideration shall not consist of inventory or accounts receivable or other Bank Collateral, (iii) such Asset Sale is not made by the Company to any of its Restricted Subsidiaries, and (iv) no Default or Event of Default shall have occurred and be continuing on the date of such proposed Asset Sale or would result as a consequence of such Asset Sale.

     (b) The Company shall apply or cause such Restricted Subsidiary to apply, the Net Cash Proceeds of such Asset Sale within 270 days of consummation of such Asset Sale for the following purposes, individually or in combination:

          (1) (i) to purchase or otherwise invest in Related Business Investments; provided that (x) any Property constituting a Related Business Investment shall not consist of inventory or accounts receivable and (y) such purchase or Investment shall be made by the Company or such Restricted Subsidiary, or (ii) to purchase First Mortgage Notes in open-market transactions; provided that the Company shall be deemed to have applied such Net Cash Proceeds pursuant to this clause (ii) in satisfaction of the requirements of this covenant in an amount equal to the lesser of (x) the purchase price paid in such open-market transactions and (y) 100% of the principal amount of the First Mortgage Notes repurchased; provided further that the aggregate amount of Net Cash Proceeds that may be deemed to be applied pursuant to this clause (ii) shall not exceed $5.0 million in the aggregate from the Issue Date; provided further that pending the application of the Net Cash Proceeds of such Asset Sale in the ordinary course of business in accordance with this subparagraph, the Company may apply, or cause such Restricted Subsidiary to apply, such Net Cash Proceeds temporarily to reduce Indebtedness under its Revolving Credit Facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents;

          (2) with respect to any Net Cash Proceeds remaining after application pursuant to the preceding paragraph (b)(1) (the "Excess Proceeds Amount"), the Company shall make an Asset Sale Offer for up to a maximum principal amount (expressed as an integral multiple of $1,000) of Notes equal to the Excess Proceeds Amount (less the "Excess Proceeds Amount," if any, required to be offered to repurchase First Mortgage Notes under Section 4.16(b)(2) of the Indenture dated as of April 17, 1997 among the Company, the Parent and The Bank of New York relating to the First Mortgage Notes (the "First Mortgage Notes Indenture")) at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase in accordance with the procedures set forth in the Indenture. The Company may defer the Asset Sale Offer until the aggregate unutilized Excess Proceeds Amount equals or exceeds $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Excess Proceeds Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph). All amounts remaining after the consummation of any Asset Sale Offer pursuant to this paragraph may be used by the Company only to purchase or otherwise invest in Related Business Investments other than inventory or accounts receivables or other Bank Collateral, to purchase First Mortgage Notes in open market transactions up to an aggregate of $5.0 million in the aggregate under this paragraph (b) or to purchase Notes in open market transactions up to an aggregate of $5.0 million in the aggregate; provided that for so long as any First Mortgage Notes are outstanding, the Company shall be required to purchase First Mortgage Notes before it can purchase Notes in open market transactions pursuant hereto.

     Notice of an Asset Sale Offer will be mailed to the Holders as shown on the register of Holders not less than 30 days nor more than 60 days before the payment date for the Asset Sale Offer, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Asset Sale Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 principal amount in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Excess Proceeds Amount, Notes of tendering Holders will be repurchased on a pro rata basis (based on amounts tendered). An Asset Sale Offer is required to remain open for at least 20 Business Days and until the close of business on the payment date for the Asset Sale Offer, or such longer period as may be required by law.

     If an offer is made to repurchase the Notes pursuant to an Asset Sale Offer, the Company will comply with the requirements of Section 14(e) of the Exchange Act, if applicable, and any other tender offer rules under the Exchange Act or other relevant United States Federal and state securities legislation which may then be applicable. Notes repurchased pursuant to the "Limitation on the Sale of Assets" covenant shall be delivered to the Trustee for cancellation.

     Limitation on Dividend and other Payment Restrictions Affecting Subsidiaries. Neither the Company nor any of its Subsidiaries will, directly or indirectly, create or otherwise cause or permit or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions to the Company or to any Restricted Subsidiary (i) on its Capital Stock or (ii) with respect to any other interest or participation in, or measured by, its profits; (b) make loans or advances or pay any Indebtedness or other obligation owed to the Company or to any Restricted Subsidiary; or (c) sell, lease or transfer any of its Property to the Company or to any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law;
(2) the Indenture; (3) customary nonassignment provisions of any contract or any lease governing a leasehold interest of the Company or any Restricted Subsidiary; (4) any instrument governing Indebtedness Incurred in accordance with and pursuant to clause (x) of the definition of Permitted Indebtedness; provided that, such encumbrance or restriction is not, and will not be, applicable to any Person, or the Property of any Person, other than the Person, or the Property of the Person, becoming a Restricted Subsidiary; (5) restrictions imposed by Liens granted pursuant to clauses (vi), (vii) and (viii) of the definition of Permitted Liens solely to the extent such Liens encumber the transfer or other disposition of the assets subject to such Liens; (6) any restriction or encumbrance contained in contracts for the sale of assets to be consummated in accordance with the Indenture solely in respect of the assets to be sold pursuant to such contract; (7) any encumbrance or restriction contained in Refinancing Indebtedness Incurred to Refinance the Indebtedness issued, assumed or Incurred pursuant to an agreement referred to in clause (2), (4) or
(5) above or clause (8) or (9) below; provided that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are no less favorable to the Company or such Restricted Subsidiary or to the Holders in any material respect in the reasonable and good faith judgment of the Board of Directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause
(2), (4), (5), (8) or (9) as the case may be; (8) any agreement in effect on the Issue Date including the First Mortgage Notes; and (9) the Revolving Credit Facility.

     Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries. The Company will not permit (i) any Restricted Subsidiary to issue any Capital Stock other than to the Company or a Restricted Subsidiary; or
(ii) any Person (other than the Company or a Restricted Subsidiary) to, directly or indirectly, own or control any Capital Stock of any Restricted Subsidiary (other than directors' qualifying shares); provided, however, that clauses (i) and (ii) will not prohibit any sale of 100% of the shares of the Capital Stock of any Restricted Subsidiary owned by the Company or any Restricted Subsidiary effected in accordance with the "Limitation on the Sale of Assets" covenant or the "Merger, Consolidation and Sale of Assets" covenant.

     Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, permit or suffer to exist or remain in effect any Liens upon any Property of the Company or of any of its Restricted Subsidiaries, whether owned on the Issue Date or acquired after the Issue Date, or on any income or profits therefrom, or assign or otherwise convey any right to receive income or profits thereon, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

     The foregoing limitation does not apply to Permitted Liens.

     Merger, Consolidation and Sale of Assets. The Company will not, and will not permit any Restricted Subsidiary to, in a single transaction or series of related transactions, consolidate or merge with or into any Person (other than the consolidation, merger or amalgamation of a Wholly-Owned Subsidiary with another Wholly-Owned Subsidiary or into the Company), or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Subsidiaries) unless: (i) either (1) the Company, in the case of a transaction involving the Company, or such Restricted Subsidiary, in the case of a transaction involving any Restricted Subsidiary, shall be the surviving or continuing corporation or (2) the Person (if other than the Company or such Restricted Subsidiary) formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Subsidiaries (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed, in the case of a transaction involving the Company, or the performance of every covenant of the Indenture on the part of such Restricted Subsidiary to be performed or observed, in the case of a transaction involving a Restricted Subsidiary; (ii) in the case of a transaction involving the Company immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test of paragraph (a) of the "Limitation on Indebtedness" covenant; provided, that, in determining the "Consolidated Interest Coverage Ratio" of the resulting transferee or Surviving Entity, such ratio shall be calculated as if the transaction (including the Incurrence of any Indebtedness or Acquired Indebtedness) took place on the first day of the applicable Four Quarter Period;
(iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred or be continuing; (iv) in the case of a transaction involving the Company, immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall have a Consolidated Net Worth which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; (v) in the case of a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company's assets, the Surviving Entity shall have received the Company's assets as an entirety or virtually as an entirety; and
(vi) the Company or the Surviving Entity shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by sale, assignment, transfer, lease, conveyance or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     Upon any such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is consolidated or made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

     Limitation on Transactions with Affiliates. (a) Neither the Company nor any Restricted Subsidiary will, directly or indirectly, conduct any business or enter into or permit to exist any transaction or series of related transactions (including, but not limited to, the purchase, sale, conveyance, transfer, disposition, exchange or lease of Property, the making of any payment, the making of any Investment, the giving of any Guarantee, the rendering of services or the paying of any commission) with, or for the benefit of, any of their Affiliates (each an "Affiliate Transaction"), except under an agreement set forth in writing which is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arms' length basis from a Person not an Affiliate of the Company or such Restricted Subsidiary and if it involves a purchase, such purchase is reasonably necessary in light of the operating requirements of the Company and its Subsidiaries. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions) involving aggregate payments or other Property with a Fair Market Value in excess of (i) $1.0 million, the Company or such Restricted Subsidiary shall, prior to the consummation thereof, deliver to the Trustee an Officers' Certificate certifying that such transaction or series of related transactions complies with the foregoing provisions, (ii) $2.5 million, the Company or such Restricted Subsidiary shall, prior to the consummation thereof, deliver to the Trustee the Officers' Certificate specified in clause
(i) above and an approval by the Board of Directors of the Company (including a majority of the independent directors thereof), such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction or series of related transactions complies with the foregoing provisions and (iii) $5.0 million, the Company or such Restricted Subsidiary shall, prior to the consummation thereof, deliver to the Trustee the Officers' Certificate specified in clause (i) above, the Board Resolution specified in clause (ii) above and a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor addressed to the Trustee.

     (b) The foregoing restriction shall not apply to the following transactions: (i) any transaction exclusively between the Company and any of its Wholly-Owned Subsidiaries or exclusively between any Wholly-Owned Subsidiaries,
(ii) reasonable and customary fees paid to members of the Board of Directors of the Company and of its Subsidiaries, (iii) loans and advances to employees, officers and directors in the ordinary course of business in an aggregate principal amount not to exceed $1.0 million at any one time outstanding and advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business, (iv) reasonable and customary fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Company or any of its Subsidiaries, as determined by the Board of Directors of the Company or any such Restricted Subsidiary or the senior management thereof in good faith, including, without limitation, issuances of stock, payment of bonuses and other transactions pursuant to employment or compensation agreements, stock option agreements, indemnification agreements and other arrangements in effect on the Issue Date or substantially similar thereto, (v) the payment of the management fees to G&G Investments under the Management Agreement of up to $3.0 million in any calendar year, (vi) other Restricted Payments made pursuant to the first paragraph of the "Restricted Payments" covenant, (vii) payments or other transactions pursuant to any tax sharing arrangement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes but only to the extent that amounts payable from time to time by the Company under any such agreement do not exceed the corresponding tax payments that the Company would have been required to make to any relevant taxing authority had the Company not joined in such consolidated or combined return, but instead had filed returns including only the Company and (viii) transactions pursuant to the Intercompany Agreement. The Company will not amend the Intercompany Agreement unless such amendment is in writing and the Company determines that it contains terms no less favorable to the Company than could have been obtained in comparable transactions on an arm's length basis from a Person not an Affiliate of the Company, such determination to be evidenced by an Officers' Certificate and a Board Resolution stating that a majority of the Board of Directors (including a majority of the independent directors thereof) have determined that such amendment complies with the foregoing provisions.

     Limitations on Activities of the Parent. If the Parent issues a Guarantee (other than the Parent's Guarantee of the First Mortgage Notes and its Guarantee of the Company's Revolving Credit Facility) to any Person other than the Holders of the Notes (a "Parent Guarantee Event"), at such time as such Parent Guarantee Event occurs, the Parent shall Guarantee the Notes (the "Senior Note Guarantee") and such Senior Note Guarantee shall be senior to such other Guarantee issued by the Parent. In addition, the following limitations shall apply to the Parent after the occurrence of a Parent Guarantee Event: the Parent will not (a) Incur any Indebtedness other than a guarantee of the Indebtedness permitted under clause (ii) of the definition of Permitted Indebtedness, (b) make any Investments other than in the Company, (c) grant or suffer to exist a Lien in respect of any Capital Stock of the Company held by it other than the security interest granted to secure the First Mortgage Notes or sell or transfer any of such Capital Stock to any Affiliate other than in a transaction pursuant to clause (e), (d) carry on any business not being carried on prior to the date of the granting of the Parent Guarantee or (e) merge or consolidate with or into, or sell substantially all of its assets to, any Person except for a merger or consolidation in which the Parent is the surviving corporation and following such merger or consolidation is in compliance with this covenant.

RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors of the Company may designate or redesignate any Subsidiary to be an Unrestricted Subsidiary if (i) the Subsidiary to be so designated does not, directly or indirectly, own any Capital Stock or Indebtedness of, or own or hold any Lien on any property or assets of, the Company or any other Restricted Subsidiary, (ii) the Subsidiary to be so designated is not obligated by any Indebtedness or Lien that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Indebtedness of the Company or any Restricted Subsidiary, and (iii) either
(a) the Subsidiary to be so designated has total assets of $1,000 or less or (b) such designation is effective immediately upon such Person becoming a Subsidiary of the Company or of a Restricted Subsidiary and the amount of the Investment by the Company or any of its Restricted Subsidiaries in such Subsidiary would be permitted under "Certain Covenants--Limitation on Restricted Payments." Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or any Restricted Subsidiary will be classified as a Restricted Subsidiary. Except as provided in the first sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. Subject to the next paragraph, an Unrestricted Subsidiary may not be redesignated as a Restricted Subsidiary.

     The Company will not, and will not permit any Restricted Subsidiary to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of an Unrestricted Subsidiary or otherwise) unless after giving effect to such action, transaction or series of transactions, on a pro forma basis, (i) the Company could Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test of paragraph (a) of the "Limitation on Indebtedness" covenant, (ii) such Restricted Subsidiary could then Incur under "--Limitation on Indebtedness" all Indebtedness as to which it is obligated at such time, (iii) no Default or Event of Default would occur or be continuing, and (iv) there exist no Liens with respect to the property or assets of such Restricted Subsidiary other than Permitted Liens.

     Any such designation by the Board of Directors of the Company will be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of such board giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing provisions.

     As of the Issue Date, there are no Restricted Subsidiaries and no Unrestricted Subsidiaries.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":

          (i) the failure to pay interest on any Note for a period of 30 days or more after such interest becomes due and payable; or

          (ii) the failure to (x) pay the principal of or premium, if any, on any Note, when such principal becomes due and payable, at maturity, upon repurchase (including, without limitation, pursuant to a Change of Control Offer or an Asset Sale Offer), upon acceleration, upon redemption or otherwise or (y) make a Change of Control Offer or an Asset Sale Offer within the required period; or

          (iii) a default in the observance or performance of any of the agreements or covenants contained under "Merger, Consolidation and Sale of Assets" or clause (e) of the "Limitation on Activities of Parent" covenant or the granting by the Company or any Restricted Subsidiary of any Lien to secure Indebtedness in excess of $100,000 (other than a Permitted Lien) and after the occurrence of a Parent Guarantee Event, the granting by the Parent of any Lien to secure Indebtedness in excess of $100,000 (other than a Permitted Lien);

          (iv) a default in the observance or performance of any of the agreements or covenants contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default from the Trustee or from Holders of at least 25% in principal amount of the outstanding Notes; or

          (v) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any Specified Subsidiary of the Company,whether such Indebtedness now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay at final maturity the principal of or premium, if any, on such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a "Principal Payment Default"), or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Principal Payment Default or the maturity of which has been so accelerated, is of at least $10.0 million in the aggregate; or

          (vi) one or more judgments in an aggregate amount in excess of $10.0 million (which are not covered by third-party insurance as to which the insurer is solvent and has not disclaimed coverage) being rendered against the Company or any Specified Subsidiary of the Company and such judgments remain undischarged, or unstayed or unsatisfied for a period of 60 days after such judgment or judgments become final and non-appealable; or

          (vii) certain events of bankruptcy, insolvency, wind-up or reorganization affecting the Company or any of its Specified Subsidiaries or, after the occurrence of a Parent Guarantee Event, the Parent.

     If an Event of Default (other than an Event of Default specified in clause
(vii) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on, all the Notes then outstanding to be due and payable, by a notice in writing to the Company (and to the Trustee, if given by Holders) and upon such declaration such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable. If an Event of Default specified in clause (vii) above occurs with respect to the Company or, after the occurrence of a Parent Guarantee Event, the Parent, all unpaid principal of, and premium, if any, and accrued and unpaid interest on, the Notes then outstanding will automatically become due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Indenture provides that the Trustee shall, within 90 days after the occurrence of any Default or Event of Default (the term "Default" to include the events specified above without grace or notice) known to it, give to the Holders notice of such Default; provided that, except in the case of a Default or an Event of Default in the payment of principal of, or interest on, any Note, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may rescind an acceleration and its consequences if all existing Events of Default (other than the nonpayment of principal of and premium, if any, and interest on the Notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a Default in the payment of the principal of or interest on any Notes or a Default in respect of any term or provision of the Notes or the Indenture that cannot be modified or amended without the consent of all Holders.

     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the Trust Indenture Act. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     Under the Indenture, the Company is required to provide an Officers' Certificate to the Trustee promptly upon the Company obtaining knowledge of any Default or Event of Default that has occurred and describe such Default or Event of Default and the status thereof. In addition, the Company shall provide an annual Officers' Certificate within 120 days after the end of each fiscal year as to whether or not they know of any Default or Event of Default.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders of the Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments,
(iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture and the Security Documents ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events of the Company) described under "Description of the Notes--Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee (a)(1) an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, or
(2) a ruling to such effect from, or published by, the Internal Revenue Service and (B) an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the resulting trust will not be an "Investment Company" within the meaning of the Investment Company Act of 1940 unless such trust is qualified thereunder or exempt from regulation thereunder; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred, and that the resulting trust will not be an "Investment Company" within the meaning of the Investment Company Act of 1940 unless such trust is qualified thereunder or exempt from regulation thereunder; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default with respect to the Indenture resulting from the Incurrence of Indebtedness, all or a portion of which will be used to defease the Notes concurrently with such Incurrence) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;
(vii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Indebtedness of the Company other than the Notes and (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and that no Holder of the Notes is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights, or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company thereafter has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof; (ii) the Company has paid or caused to be paid all other sums then due under the Indenture and under the Notes; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

REPORTS TO HOLDERS

     The Company will deliver to the Trustee and the Holders within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be subject to the reporting requirements of

Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such quarterly and annual reports and such information that would be required to be contained in a filing with the Commission if the Company were required to file such reports under Sections 13 and 15(d) of the Exchange Act within the time periods provided therein. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to Holders and securities analysts and prospective investors, upon their request, the information specified in Rule 144(A)(d)(4) under the Securities Act. The Company will also comply with the other provisions of 314(a) of the Trust Indenture Act.

MODIFICATION OF THE INDENTURE

     From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies or making any change to comply with any requirement under the Trust Indenture Act, so long as such change does not adversely affect the rights of any of the Holders. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder of the Notes affected thereby, no amendment may, directly or indirectly: (i) reduce the amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of the Notes to waive Defaults or Events of Default; (vi) amend, modify or change the obligation of the Company to make or consummate a Change of Control Offer (including amending, modifying or changing the definition of Change of Control), or, after the Company's obligation to purchase the Notes arises thereunder, an Asset Sale Offer or waive any default in the provisions thereof or modify any of the provisions or definitions with respect to any Asset Sale Offer; or (vii) adversely affect the ranking of Notes.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" of any Person means Indebtedness of another Person and any of its Subsidiaries existing at the time such other Person becomes a Subsidiary (Restricted Subsidiary in the case of the Company) of the referent Person or at the time it merges or consolidates with the referent Person or any of the referent Person's Subsidiaries (Restricted Subsidiaries in the case of the Company) or assumed by the referent Person or any Subsidiary (Restricted Subsidiary in the case of the Company) of the referent Person in connection with the acquisition of assets from such other Person and in each case not Incurred by such other Person or its Subsidiaries in connection with, or in anticipation or contemplation of, such other Person becoming a Subsidiary (Restricted Subsidiary in the case of the Company) of the referent Person or such acquisition, merger or consolidation.

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

     "Affiliate" means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise (and the terms "controlling" and "controlled" have meanings correlative of the foregoing) or the ownership of more than 10% of the Voting Stock of such Person; provided that Bankers Trust Company and The Toronto-Dominion Bank and each of their Affiliates will not be deemed to be affiliates of the Company and for purposes of payment of employee compensation, a person shall not be deemed to be an Affiliate of the Company by virtue of his or her status as an officer or director of the Company absent other elements of control.

     "Affiliate Transaction" has the meaning set forth in "--Certain Covenants--Limitation on Transactions with Affiliates".

     "Anchor Acquisition" means the acquisition on February 5, 1997 by the Company of certain assets and certain liabilities of Old Anchor pursuant to the Asset Purchase Agreement dated December 18, 1996 among Consumers Packaging, Old Anchor, Owens-Brockway Glass Container, Inc. (the rights and obligations of Consumers Packaging thereunder having been assigned to the Company).

     "Asset Acquisition" means (i) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with the Company or any Restricted Subsidiary or (ii) the acquisition by the Company or any Restricted Subsidiary of assets of any Person comprising a division or line of business of such Person.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other disposition or series of related sales, issuances, conveyances, transfers, leases, assignments or other dispositions (including, without limitation, by merger or consolidation, and whether by operation of law or otherwise) for value by the Company or by any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person (other than by a Restricted Subsidiary to the Company or another Restricted Subsidiary) of (i) any Capital Stock of a Restricted Subsidiary held or beneficially owned by the Company or any Restricted Subsidiary, (ii) any other Property (excluding Capital Stock not covered in (i) or (iii)) of the Company or of any Restricted Subsidiary or (iii) non-cash consideration received by the Company or any Restricted Subsidiary pursuant to the "Limitation on the Sale of Assets" covenant. Notwithstanding the foregoing, Asset Sales shall not include (a) the creation of any Permitted Lien, (b) any disposition of Bank Collateral, (c) the sale or other disposition of inventory in the ordinary course of business, (d) the sale or other disposition of and any item of machinery, equipment, furniture, apparatus, tools, implements or other similar Property, the Fair Market Value of which does not exceed $500,000 in a single or series of related transactions or $2.5 million in the aggregate in any fiscal year, or (e) the sale of receivables pursuant to a receivables securitization or similar program.

     "Asset Sale Offer" has the meaning set forth in "--Certain
Covenants--Limitation on the Sale of Assets".

     "Attributable Indebtedness" means, in respect of a Sale and Leaseback Transaction at the time of determination thereof the capitalized amount of Indebtedness in respect of such transaction that would appear on the face of a balance sheet of the lessee thereunder in accordance with GAAP.

     "Authority" means any Federal, state, municipal or local government or quasi-governmental agency or authority.

     "Bank Collateral" means all of the collateral securing the Revolving Credit Facility.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Business Day" means each day which is not a Saturday, a Sunday or any day on which banking institutions are not required to open in the City of New York.

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

     "Capital Stock" means (i) with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease that are required to be classified and accounted for as a capital lease obligation under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP. Each Capitalized Lease Obligation shall be deemed to be secured by a Lien on the property subject to the lease.

     "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States or Canadian Government or issued by any agency thereof and backed by the full faith and credit of the United States or Canada, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having at least the second highest rating obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having at least the second highest rating obtainable from either S&P's or Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; (v) shares of any money market mutual fund that (a) has its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has at least the second highest rating obtainable from either S&P or Moody's; and (vi) repurchase agreements with respect to, and which are fully secured by a perfected security interest in, obligations of a type described in clause (i) or clause (ii) above and are with any commercial bank described in clause (iv) above.

     "Change of Control" means an event or series of events by which (a) (i) the Permitted Holders shall cease to be the beneficial owner (including, without limitation, economic interest and voting power), directly or indirectly, of at least 40% (or after a Qualified Public Offering, 25%) of the Fully-Diluted Voting Stock of Consumers Packaging, the Parent or the Company, (ii) the Parent shall cease to be the owner (including, without limitation, economic interest and voting power) directly of at least 40% (or after a Qualified Public Offering, 25%) of the Fully-Diluted Voting Stock of the Company or (iii) any Person or group (as defined under Rule 13d-3 under the Exchange Act) other than one or more of the Permitted Holders or, in the case of the Company, Smith Barney in its capacity as Escrow Agent for the creditors of Old Anchor in connection with its Chapter 11 proceedings under the United States Bankruptcy Code so long as it does not in fact exercise control over the Company, becomes the beneficial owner (as defined under Rule 13d-3 under the Exchange Act), directly or indirectly, of more of the Fully-Diluted Voting Stock of Consumers Packaging, the Parent or the Company, as the case may be, than is then beneficially owned, directly or indirectly, by one or more of the Permitted Holders; (b) during any period of two consecutive years or in the case this event occurs within the first two years after Issue Date, such shorter period as shall have begun on the Issue Date, individuals who at the beginning of such period constituted the Board of Directors of the Company or Consumer Packaging, as the case may be, on the Issue Date (together with any new or replacement directors whose proposal for election by the shareholders of the Company, Consumer Packaging or the Parent, as the case may be, or by the other directors was approved by a vote of 66 2/3% of the directors of the Company or Consumers Packaging or the Parent, as the case may be, then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the members of the Board of Directors of the Company or Consumers Packaging or the Parent, as the case may be, then still in office; provided that if any Person or group other than the applicable Permitted Holders is able to elect a majority of the Board of Directors of Consumers Packaging or the Company or the Parent, as the case may be, pursuant to an agreement with one or more Persons, a Change of Control shall be deemed to have occurred; (c) the Company or Consumers Packaging or the Parent, as the case may be, consolidates with or merges with or into another Person or any Person consolidates with, or merges with or into, the Company, Consumers Packaging or the Parent, as the case may be (in each case, whether or not in compliance with the terms of the Indenture), in any such event pursuant to a transaction in which immediately after the consummation thereof Persons owning a majority of the Voting Stock of the Company or Consumers Packaging or the Parent, as the case may be, immediately prior to such consummation shall cease to own a majority of the Voting Stock of the Company or Consumers Packaging or the Parent, as the case may be, or the surviving entity if other than the Company or Consumers Packaging or the Parent, as the case may be; or (d) the Company or Consumers Packaging conveys, transfers or leases all or substantially all of its assets.

     "Change of Control Offer" has the meaning set forth in "--Change of Control."

     "Commission" means the Securities and Exchange Commission.

     "Commodity Agreement" of any Person means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income plus (ii) to the extent that any of the following shall have been taken into account in determining Consolidated Net Income, (A) all net income taxes of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) paid or accrued in accordance with GAAP for such period (without including or taking into account income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions of assets outside the ordinary course of business), Consolidated Interest Expense, amortization expense and depreciation expense (including depreciation or amortization expense included in cost of goods sold), and (B) other noncash items (other than noncash interest) reducing Consolidated Net Income, other than any noncash item which requires the accrual of or a reserve for cash charges for any future period, less other noncash items increasing Consolidated Net Income, all as determined on a consolidated basis for such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) in conformity with GAAP.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense and
(ii) the product of (x) the amount of all cash dividend payments on any series of Preferred Stock or Disqualified Capital Stock of such Person and of its Subsidiaries (Restricted Subsidiaries in the case of the Company) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

     "Consolidated Interest Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the Four Quarter Period ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the Incurrence or repayment of any Indebtedness of such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company) (and the application of the proceeds thereof) giving rise to the need to make such calculation and any Incurrence of other Indebtedness (and the application of the proceeds thereof), other than the Incurrence or repayment (not resulting in a permanent reduction of available borrowings) of Indebtedness in the ordinary course of business pursuant to working capital facilities (including the Revolving Credit Facility), at any time subsequent to the first day of the Four Quarter Period and on or prior to the Transaction Date, as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period, (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (Restricted Subsidiaries in the case of the Company) (including any Person who becomes a Subsidiary (Restricted Subsidiary in the case of the Company) as a result of any such Asset Acquisition) Incurring Acquired Indebtedness at any time subsequent to the first day of the Four Quarter Period and on or prior to the Transaction Date), as if such Asset Sale or Asset Acquisition (including the Incurrence of any such Indebtedness or Acquired Indebtedness and also including or deducting any Consolidated EBITDA associated with such Asset Acquisition or Asset Sale, respectively) occurred on the first day of the Four Quarter Period; provided that the Consolidated EBITDA of any Person acquired shall be included only to the extent includable pursuant to the definition of "Consolidated Net Income". For purposes of this definition, (x) whenever pro forma effect is to be given to any of the foregoing transactions, the pro forma calculations will be determined in accordance with Regulation S-X promulgated by the Commission and (y) the Company's Consolidated EBITDA, Consolidated Fixed Charges, Consolidated Interest Expense and Consolidated Net Income for the second, third and fourth quarters of 1996 shall be Pro Forma. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Interest Coverage Ratio", (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually Incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements; and (3) interest on Indebtedness Incurred in the ordinary course of business pursuant to working capital facilities (including the Revolving Credit Facility) shall be determined as if the average amount of borrowings outstanding thereunder during the Four Quarter Period shall have been outstanding on every day of such Four Quarter Period and interest had accrued at the rate determined pursuant to the preceding clauses (1) or (2) (whether or not such Indebtedness shall have been outstanding on the Transaction Date).

     "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate of the interest expense (without deduction of interest income) of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) for such period, on a consolidated basis, as determined in accordance with GAAP and including, without duplication, (a) all amortization of original issue discount; (b) the interest component of Capitalized Lease Obligations paid or accrued by such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) during such period; (c) net cash costs under all Interest Swap Obligations (including amortization of fees); (d) all capitalized interest; (e) to the extent that such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company) guarantees interest on any debt of any borrower, interest paid by such borrower during such period on such debt but only to the extent of the amount of the interest Guaranteed; (f) all amortization or write off of deferred financing costs of such Person and its consolidated Subsidiaries (Restricted Subsidiaries in the case of the Company) during such period (other than the write-off of financing fees related to the Company's Senior Credit Agreement dated February 5, 1997 and any premium or penalty paid in connection with redeeming or retiring Indebtedness of such Person and its consolidated Subsidiaries (Restricted Subsidiaries in the case of the Company) prior to the Stated Maturity thereof; and (g) the interest portion of any deferred payment obligations for such period.

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains or losses, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Subsidiary (Restricted Subsidiary in the case of the Company) of the referent Person or is merged or consolidated with the referent Person or any Subsidiary of the referent Person, (d) the net income (but not loss) of any Subsidiary (Restricted Subsidiary in the case of the Company) of the referent Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise, except to the extent of dividends or distributions paid in the form of cash or Cash Equivalents to the referent Person or to a Subsidiary (Restricted Subsidiaries in the case of the Company) of the referent Person by such Person, (e) the net income of any Person, other than a Subsidiary (Restricted Subsidiary in the case of the Company) of the referent Person, except to the extent of dividends or distributions paid in the form of cash or Cash Equivalents to the referent Person or to a Subsidiary (Restricted Subsidiaries in the case of the Company) of the referent Person by such Person, (f) any restoration to income of any contingency reserve except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earning of the successor corporation prior to such consolidation, merger or transfer of assets.

     "Consolidated Net Worth" of any Person means the total of the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

     "Currency Agreements" means, in respect of a Person, any foreign exchange currency futures or options, currency swap agreements, forward exchange rate agreements, exchange rate collar agreements, exchange rate insurance or other agreements or arrangements, or combination thereof, as to which such Person is a party or a beneficiary.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Discontinued Plant" means plants of the Company closed prior to the Issue Date including, without limitation, those located in Dayville, Connecticut and Houston, Texas, and one plant closed by the Company after the Issue Date which is specified as such in an Officers' Certificate.

     "Discontinued Plant Asset Sale" means an Asset Sale of a Discontinued
Plant.

     "Discontinued Plant Closing Costs" means cash expenses incurred by the Company and its Restricted Subsidiaries as a result of the closing of a Discontinued Plant no later than 270 days after a Discontinued Plant Asset Sale.

     "Disqualified Capital Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to ten months prior to the date on which the Notes mature; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control occurring on or prior to the first anniversary date on which the Notes mature shall not constitute Disqualified Stock if (i) the change of control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions applicable to the Notes contained in the covenant described under "Change of Control" and (ii) such Capital Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the covenant described under "Change of Control."

     "Events of Default" has the meaning set forth in "--Events of Default".

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "Excess Proceeds Amount" has the meaning set forth under "Limitation on the Sale of Assets."

     "Fair Market Value" or "Fair Value" means, with respect to any Property, the price which could be negotiated in an arm's-length transaction, for cash, between an informed, willing and able seller and an

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

informed and willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Company acting reasonably and in good faith; provided, however, that if the value of the aggregate consideration to be received by the Company or any of its Subsidiaries from any Asset Sale could reasonably be expected to exceed (i) $5.0 million, Fair Market Value shall be determined by the Board of Directors of the Company as evidenced by a Board Resolution delivered to the Trustee or (ii) $10.0 million, Fair Market Value shall also be determined by an Independent Financial Advisor in a written opinion addressed to the Trustee.

     "Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing in the United States that is, in the reasonable and good faith judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged.

     "Four Quarter Period" means, in respect of any Person at any time, the most recently completed four consecutive full fiscal quarters; provided that, in the case of the Company, the first fiscal quarter of 1997 shall be the period from February 5, 1997 through March 31, 1997.

     "Fully-Diluted Voting Stock" means, in respect of any Person at any time, the Voting Stock of such Person assuming that all outstanding options, warrants or other rights to acquire such Voting Stock have been exercised and all outstanding securities convertible into or exchangeable for such Voting Stock have been converted or exchanged at such time, in each case in accordance with their terms in effect at such time.

     "G&G Investments" means G&G Investments, Inc., a Delaware corporation.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination.

     "Guarantee" means any obligation, contingent or otherwise, of any Person, directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay for (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided that (A) any Indebtedness of a Person existing at the time such Person becomes (after the Issue Date) a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) of the Company shall be deemed to be Incurred by such Subsidiary at the time it becomes a Restricted Subsidiary and (B) any amendment, modification or waiver of any document pursuant to which Indebtedness was previously Incurred shall be deemed (without duplication), as of the date of and after giving effect to, such amendment, modification or waiver, to be an Incurrence of additional Indebtedness unless such amendment, modification or waiver does not (i) increase the principal or premium thereof or interest rate thereon (including by way of original issue discount) or (ii) change to an earlier date the Stated Maturity thereof or the date of any scheduled or required principal payment thereon or the time or circumstances under which such Indebtedness shall be redeemed; provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness will not be deemed an Incurrence of such Indebtedness.

     "Indebtedness" means with respect to any Person, without duplication, (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, including, without limitation, Attributable Indebtedness, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted),
(v) all reimbursement obligations of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) all Indebtedness of others (including all dividends of other Persons for the payment of which is) Guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds,
(vii) net liabilities of such Person under Interest Swap Obligations, Commodity Agreements and Currency Agreements, (viii) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any Property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such Indebtedness is assumed by such Person or is not otherwise such Person's legal liability; provided that if the obligations so secured have not been assumed by such Person or are otherwise not such Person's legal liability, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such Indebtedness secured by such Lien or the Fair Market Value of the Property subject to such Lien and (ix) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP. Notwithstanding the foregoing, (x) Indebtedness shall not include any endorsements for collection or deposit in the ordinary course of business or any Indebtedness that has been defeased or satisfied in accordance with the terms of the documents governing such Indebtedness and is no longer considered Indebtedness under GAAP and (y) any realization of a Permitted Lien on Bank Collateral shall not constitute the Incurrence of Indebtedness.

     "Independent" when used with respect to any specified Person means a Person who (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Company or any of its Subsidiaries, or in any Affiliate of the Company or any of its Subsidiaries and
(c) is not an officer, employee, promoter, trustee, partner, director or person performing similar functions for the Company or any of its Subsidiaries. Whenever it is provided in the Indenture that any Independent Person's opinion or certificate shall be furnished to the Trustee, such Person shall be appointed by the Company in the exercise of reasonable care, and such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning thereof.

     "Independent Financial Advisor" means a Financial Advisor that is Independent.

     "Intercompany Agreement" means the Intercompany Agreement dated as of April 17, 1997, by and between the Company, G&G Investments, Inc., Glenshaw Glass Company, Hillsboro Glass Company I.M.T.E.C. Enterprises, Inc., Consumers Packaging Inc., Consumers International Inc., Consumers U.S., Inc., BT Commercial Corporation, the Trustee and the trustee for the 10 1/4% Senior Secured Notes due 2005 of Consumers International, as it may be amended from time to time.

     "Intercompany Indebtedness" means any Indebtedness of the Company or any Restricted Subsidiary which, in the case of the Company, is owing to any Restricted Subsidiary and which, in the case of any such Restricted Subsidiary, is owing to the Company or any Restricted Subsidiary; provided, that if as of any date any Person other than the Company or a Restricted Subsidiary owns or holds such Indebtedness, or holds any Lien in respect thereof, such Indebtedness shall no longer be Intercompany Indebtedness permitted to be Incurred pursuant to "--Limitation on Indebtedness".

     "Interest Swap Obligations" means the obligations of any Person under any interest rate swap agreement, interest rate cap, collar or floor agreement or other similar financial agreement or other interest rate hedge or arrangement designed to protect the Company or any of its Subsidiaries against or manage exposure to fluctuations in interest rates.

     "Investment" by any Person means any direct or indirect (i) loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other Property (valued at the Fair Market Value thereof as of the date of transfer) to others or payments for Property or services for the account or use of others, or otherwise); (ii) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of equity ownership or Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise (but excluding any merger, consolidation or amalgamation subject to the "Merger, Consolidation and Sale of Assets" covenant) and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness); (iii) Guarantee or assumption of any Indebtedness or any other obligation of any other Person; (iv) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP, and (v) any payment made by such Person to any other Person in order to obtain a commitment from such other Person to purchase products or services from such Person, but excluding the purchase of assets (which for this purpose shall not include any equity or debt securities) used in a Related Business and excluding any trade accounts receivable in the ordinary course of business and notes receivable from employees received solely in exchange for the issuance by the Company to such employees of Qualified Capital Stock. The amount of any Investment shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

     "Issue Date" means the date of original issuance of the Notes.

     "Lien" means any lien, mortgage, pledge, assignment, security interest, charge easement, restriction, covenant, right of way, adverse claim affecting title to real or personal property, or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

     "Management Agreement" means the Management Agreement between G&G Investments and the Company as in effect on the Issue Date.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "First Mortgage Notes" means the Company's 11 1/4% First Mortgage Notes due 2005.

     "Net Cash Proceeds" means, with respect to any Asset Sale, cash proceeds of such Asset Sale (including Cash Equivalents) net of reasonable transaction costs of sale including, but not limited to, (i) income taxes reasonably estimated to be payable as a result of such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on, any Indebtedness that is secured by a Permitted Lien on the property or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (iii) any underwriting, brokerage or other customary selling commissions and reasonable legal, advisory and other fees and expenses, including title and recording expenses and reasonable expenses incurred for preparing such assets for sale, associated therewith, and (iv) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after, the date of such sale; provided that the Net Cash Proceeds in the case of any Discontinued Plant Asset Sale will be deemed to have been applied in accordance with the "Limitation on Sales of Assets" covenant if used to pay Discontinued Plant Closing Costs attributable to such Discontinued Plant subject to a limit of up to $5 million per Discontinued Plant and up to $20.0 million in the aggregate for all Discontinued Plant Asset Sales from the Issue Date.

     "Net Equity Proceeds" means (a) in the case of any sale by the Company of Qualified Capital Stock of the Company, the aggregate net cash proceeds received by the Company, after payment of expenses, commissions and the like (including, without limitation, brokerage, legal, accounting and investment banking fees and commissions) incurred in connection therewith, and (b) in the case of any exchange, exercise, conversion or surrender of any outstanding Indebtedness of the Company or any Restricted Subsidiary for or into shares of Qualified Capital Stock of the Company, the amount of such Indebtedness (or, if such Indebtedness was issued at an amount less than the stated principal amount thereof, the accrued amount thereof as determined in accordance with GAAP) as reflected in the consolidated financial statements of the Company prepared in accordance with GAAP as of the most recent date next preceding the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid in cash by the holder of such Indebtedness to the Company or to any Restricted Subsidiary upon such exchange, exercise, conversion or surrender and less any and all payments made to the holders of such Indebtedness, and all other expenses incurred by the Company in connection therewith), in each case
(a) and (b) to the extent consummated after the Issue Date; provided that the exchange, exercise, conversion or surrender of any Subordinated Obligations shall not be or be deemed to be included in Net Equity Proceeds unless such Subordinated Obligation was issued after the Issue Date.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other amounts payable under the documentation governing any Indebtedness.

     "Officers' Certificate" means a certificate signed by two officers of the Company.

     "Old Anchor" means Anchor Resolution Corp., a Delaware corporation (formerly Anchor Glass Container Corporation).

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee.

     "Parent" means Consumers U.S.

     "Permitted Holders" means (a) in the case of Consumers Packaging, (i) John
J. Ghaznavi; (ii) the spouse, parents, siblings, descendants (including children or grandchildren by adoption) of John J. Ghaznavi or of such spouse or siblings;
(iii) in the event of the incompetence or death of any of John J. Ghaznavi or any of the Persons described in clause (ii), such Person's estate, executor, administrator, committee or other personal representative in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Voting Stock of Consumers Packaging; (iv) any trusts created for the sole benefit of John J. Ghaznavi or the Persons described in clauses (ii) or (iii) or any trust for the benefit of such trust; or (v) any Person of which John J. Ghaznavi or any of the Persons described in clauses (ii) or (iii) (x) "beneficially owns" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) on a fully-diluted basis all of the Voting Stock of such Person or
(y) is the sole trustee or general partner, or otherwise has the sole power to manage the business and affairs, of such Person and (b) in the case of the Company and the Parent, Consumers Packaging and its Wholly-Owned Subsidiaries.

     "Permitted Indebtedness" means, without duplication, each of the following:

          (i) Indebtedness under the Notes and the Indenture, including Indebtedness in respect of obligations of the Company to the Trustee;

          (ii) Indebtedness outstanding from time to time pursuant to the Revolving Credit Facility in an amount not to exceed the greater of (a) $125.0 million and (b) the sum of 90% of the gross book value of the accounts receivable of the Company and its Subsidiaries and 70% of the gross book value of the inventory of the Company and its Subsidiaries, in each case calculated in accordance with GAAP;

          (iii) Indebtedness outstanding on the Issue Date;

          (iv) Commodity Agreements; provided, however, that such Commodity Agreements are entered into for the purpose of reducing risk in the ordinary course of the financial management of the Company or any Restricted Subsidiary and designed to protect the Company or such Restricted Subsidiary against fluctuations in commodity prices;

          (v) Indebtedness Incurred in connection with (a) Interest Swap Obligations and Currency Agreements relating to Indebtedness permitted pursuant to the "Limitation on Indebtedness" covenant that are entered into for the purpose of reducing risk in the ordinary course of the financial management of the Company or any Restricted Subsidiary; provided, however, that the notional amount of each such Interest Swap Obligation and Currency Agreement does not exceed the principal amount of the Indebtedness to which the Interest Swap Obligation or the Currency Agreement, as the case may be, relates, or (b) Currency Agreements that are entered into in the ordinary course of the financial management of the Company or any of its Restricted Subsidiaries and designed to protect the Company or such Restricted Subsidiary against fluctuations in foreign currency exchange rates;

          (vi) Indebtedness of the Company or any Restricted Subsidiary represented by Capitalized Lease Obligations, mortgage financings or other purchase money obligations or obligations under other financing transactions relating to capital expenditures, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in a Related Business not to exceed (a) in any fiscal year the lesser of (1) $10.0 million and (2) 25% of the Company's capital expenditures as determined in accordance with GAAP for the prior fiscal year and (b) $35.0 million in the aggregate outstanding at any one time;

          (vii) additional Indebtedness Incurred by the Company or any Restricted Subsidiaries not to exceed $10.0 million outstanding at any time;

          (viii) Intercompany Indebtedness;

          (ix) Refinancing Indebtedness;

          (x) Indebtedness of any Person that becomes a Restricted Subsidiary after the Issue Date which Indebtedness existed at the time such Person becomes a Restricted Subsidiary; provided that (a) such Indebtedness was not Incurred as a result of or in connection with or anticipation of such Person becoming a Restricted Subsidiary and (b) to the extent the principal amount of such Indebtedness and any other Indebtedness previously permitted pursuant to this clause (x) exceeds $5.0 million in the aggregate at the time such Restricted Subsidiary is acquired by the Company, immediately before and immediately after giving effect to such Person becoming a Restricted Subsidiary (as if such existing Indebtedness were Incurred on the first day of the Four Quarter Period) the Company could Incur at least $1.00 of additional Indebtedness in accordance with the Consolidated Interest Coverage Ratio test of paragraph (a) of the "Limitation on Indebtedness" covenant; and

          (xi) reimbursement obligations relating to undrawn standby letters of credit and obligations in respect of performance bonds and surety bonds, in each case issued in the ordinary course of business.

     "Permitted Investments" means (a) Investments in cash and Cash Equivalents;
(b) loans, Guarantees and reasonable advances to employees of the Company or any Restricted Subsidiary made in the ordinary course of business of the Company or such Restricted Subsidiary, as the case may be, in an aggregate principal amount not exceeding $1.0 million at any time outstanding; (c) Investments by the Company or by any Restricted Subsidiary in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; (d) Investments by the Company or by any Restricted Subsidiary in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or any Restricted Subsidiary in compliance with the provisions of the "Merger, Consolidation and Sale of Assets" covenant; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (e) non-cash consideration received in accordance with the "Limitation on the Sale of Assets" covenant; (f) advances to suppliers and customers in the ordinary course of business; (g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; (h) guarantees by the Company and its Restricted Subsidiaries of the obligations of one another under the Revolving Credit Facility; (i) sales of goods or services on trade credit terms consistent with the Company's and its Subsidiaries' past practices or otherwise consistent with trade credit terms in common use in the industry and recorded as accounts receivable on the balance sheet of the Person making such sale; and (j) lease, utility and other similar deposits in the ordinary course of business.

     "Permitted Liens" means, without duplication, each of the following:

          (i) Liens securing the First Mortgage Notes;

          (ii) Liens for taxes or governmental assessments, charges, levies or claims not yet delinquent or for which a bond has been posted in an amount equal to the contested amount (including potential interest and penalties thereon);

          (iii) statutory Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business of ownership and operation of the relevant property relating to obligations either (a) not yet delinquent or (b) being contested in good faith by appropriate proceedings and as to which appropriate reserves or other provisions have been made in advance in accordance with GAAP;

          (iv) Liens in connection with workers' compensation, unemployment insurance and other similar legislation, surety or appeal bonds, performance bonds or other obligations of a like nature (in each case not constituting Indebtedness) arising in the ordinary course of business;

          (v) zoning restrictions, licenses, easements, servitudes, rights of way, title defects, covenants running with the land and other similar charges or encumbrances or restrictions;

          (vi) assignments, leases, or subleases at Discontinued Plants not materially and adversely affecting the value thereof;

          (vii) Liens granted by the Company or any Restricted Subsidiary to secure Indebtedness Incurred pursuant to clause (vi) of the definition of Permitted Indebtedness, in each case representing all or part of the cost of purchase, lease, construction or improvement of Property acquired, constructed or improved after the date hereof owed to a Person not an Affiliate of the Company; provided, however, that (x) in any such case such Lien shall extend only to the specific Property of the Company or any Restricted Subsidiary leased, acquired, constructed or improved with the proceeds of such Indebtedness and (y) prior to granting any such Lien, the Company shall provide the Trustee with an Officers' Certificate stating that the Property subject to such Lien and the remaining assets of the Company or such Restricted Subsidiary could be operated independently and such Property could be disposed of independently of the remaining assets of the Company or such Restricted Subsidiary without interfering with the continued operation and maintenance of the remaining assets of the Company or such Restricted Subsidiary, and without impairing the value of the remaining assets of the Company or such Restricted Subsidiary; provided further that (A) the aggregate amount of Indebtedness secured by any such Lien shall not exceed the Fair Market Value (or, if less, the cost) of the Property so acquired or leased and (B) such Liens shall not encumber any other Property of the Company or of any Restricted Subsidiary and shall attach to such Property within 60 days of the acquisition or lease of, or completion of construction on, such Property;

          (viii) Liens on the Bank Collateral;

          (ix) Liens existing on the Issue Date; and

          (x) Liens on Property of a Person at the time such Person was merged with the Company or a Restricted Subsidiary, Liens on acquired Property existing at the time of acquisition thereof and Liens upon any Property of a Person existing at the time such Person becomes a Restricted Subsidiary; provided in each case (x) that such Property was not acquired with the proceeds of any Asset Sale and (y) that such Liens were not created in contemplation of such merger or acquisition, as the case may be, and such Liens only extend to such merged or acquired Property.

     "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

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

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Principal Payment Default" has the meaning set forth in clause (v) of "--Events of Default."

     "Pro Forma" shall mean for any period the pro forma Consolidated EBITDA, Consolidated Fixed Charges, Consolidated Interest Expense or Consolidated Net Income of the Company after giving effect to the offering of the Notes on the Issue Date and the application of the net proceeds therefrom and the Anchor Acquisition as if such transactions had occurred on January 1, 1996 and to any other transactions or events for which pro forma effect is to be given pursuant to the definition of Consolidated Interest Coverage Ratio calculated in accordance with Regulation S-X as promulgated by the Commission applied to the audited financial statements of Old Anchor for the 1996 fiscal year and, where necessary, the unaudited financial statements of such company for the second and third fiscal quarters of 1996; it being understood that prior to giving effect to any transactions or events for which pro forma effect is to be given pursuant to the definition of Consolidated Interest Coverage Ratio that Consolidated EBITDA for the Company for each of the second, third and fourth fiscal quarters of 1996 shall be $21.6 million, $8.8 million and negative $9.9 million, respectively.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real or immovable, personal or moveable or mixed, or tangible or corporeal, or intangible or incorporeal, including, without limitation, Capital Stock in any other Person.

     "Purchase Money Assets" means Property made subject to a Lien in accordance with clause (vii) of the definition of Permitted Liens.

     "Qualified Capital Stock" means (i) any Capital Stock that is not Disqualified Capital Stock and (ii) each warrant, right or option to acquire Capital Stock that is not Disqualified Capital Stock other than any such warrant, right or other option to acquire such Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to ten months prior to the date on which the Notes mature.

     "Qualified Public Offering" means an underwritten public offering of the Common Stock of the Company pursuant to a Registration Statement filed with the Commission in accordance with the Securities Act resulting in Net Equity Proceeds of at least $75.0 million.

     "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by the Company or a Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary initially Incurred in accordance with the Limitation on Indebtedness covenant, including the Notes (other than pursuant to clause (ii), (iv), (v), (vi), (vii),
(viii) or (xi) of the definition of Permitted Indebtedness) that does not (i) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by such Person in connection with such Refinancing) or (ii) create Indebtedness with (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that if such Indebtedness being Refinanced is subordinate or junior to the Notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Guarantee at least to the same extent and in the same manner as the Indebtedness being Refinanced.

     "Related Business" means the businesses carried out by the Company or a Restricted Subsidiary on the date hereof and any reasonable extensions thereof, including, without limitation, the manufacture and sale of plastic containers and plastic and metal closures.

     "Related Business Investment" means any expenditure by the Company or a Restricted Subsidiary, as the case may be, to acquire assets (which shall not include any equity or debt security) used in the ordinary course of a Related Business of the Company or such Restricted Subsidiary, as the case may be.

     "Restricted Subsidiary" means, as of the date of determination, any Subsidiary of the Company, other than an Unrestricted Subsidiary.

     "Revolving Credit Agreement" has the meaning set forth in the definition of "Revolving Credit Facility."

     "Revolving Credit Facility" means agreements with one or more Persons or syndicates of Persons providing for financing for the Company and its Subsidiaries, and all related security agreements, guarantees, notes and other agreements relating to same, as the same may be amended, modified or supplemented from time to time, and any agreement or agreements evidencing the refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution or supplement thereof including, without limitation, any arrangement involving a Wholly-Owned Subsidiary, the sole activity of which is the financing of receivables, and including the revolving credit facility under that certain Credit Agreement dated as of February 5, 1997 (the "Revolving Credit Agreement") among the Company, Bankers Trust Company, as issuing bank, BT Commercial Corporation, as agent, PNC Bank, as issuing bank and the financial institutions party thereto in their capacities as lenders thereunder, and any security documents and guarantees delivered in connection therewith.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any Property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary.

     "Specified Subsidiary" means any Subsidiary of the Company other than (x) an Unrestricted Subsidiary which is not organized under the laws of the United States of America, any state thereof or the District of Columbia or under the laws of Canada or any province thereof or (y) a Subsidiary of the Company which would not constitute a "significant subsidiary" of the Company as defined in Rule 1.02 of Regulation S-X promulgated by the Commission, except that for purposes of this definition, all reference therein to ten (10) percent shall be deemed to be references to five (5) percent.

     "S&P" means Standard & Poor's Corporation and its successors.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement or by operation of law.

     "Subsidiary", with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Surviving Entity" means the Person (if other than the Company) formed by any consolidation of the Company with any Person or into which the Company is merged or the Person which acquires by conveyance, transfer or lease the properties and assets of the Company and of the Company's Subsidiaries as an entirety or virtually as an entirety.

     "Unrestricted Subsidiary" means (i) each Subsidiary of the Company that the Company has designated pursuant to the provisions described under "--Restricted and Unrestricted Subsidiaries" as an Unrestricted

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

Subsidiary and that has not been redesignated a Restricted Subsidiary and (ii) any Subsidiary of an Unrestricted Subsidiary.

     "Voting Stock" with respect to any Person, means securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly-Owned Subsidiary" means, in respect of the Company, a Restricted Subsidiary, all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary of the Company.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes the principal U.S. federal income tax consequences resulting from the purchase, ownership and disposition of Notes by initial Holders thereof. The discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated thereunder by the U.S. Department of the Treasury, and administrative and judicial pronouncements with respect thereto, all as in effect or proposed in the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretations. The discussion does not purport to deal with all aspects of U.S. federal taxation that may be relevant to particular investors in light of their specific investment circumstances, nor does it discuss U.S. federal tax laws applicable to Holders that may be subject to special tax rules, such as life insurance companies; broker-dealers; tax-exempt organizations; financial institutions; custodians, nominees or similar financial intermediaries holding Notes for others; Holders that will hold a Note as a position in a "straddle," or as part of a "hedging," "conversion" or "integrated" transaction for U.S. federal income tax purposes; Holders subject to the alternative minimum tax; Holders having a "functional currency" for U.S. federal income tax purposes other than the U.S. dollar; and Non-U.S. Holders (as defined below) that are entitled to claim the benefits of tax treaties to which the United States is a party. In addition, the discussion does not consider the effect of any foreign, state, local or other tax laws that may be applicable to a particular Holder. This discussion assumes that Holders will hold the Notes as capital assets within the meaning of Section 1221 of the Code.

     PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING ANY APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND ANY CHANGES OR PROPOSED CHANGES IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

THE NOTES

     For U.S. federal income tax purposes, the Company will treat each Note as indebtedness issued by the Company.

U.S. HOLDERS

     For purposes of this summary, a "U.S. Holder" is a Holder of Notes that is an individual who is a citizen or resident of the United States; a corporation created or organized under the laws of the United States or any state thereof; an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; a trust whose administration is subject to the primary supervision of a U.S. court and with respect to which one or more U.S. persons have the authority to control all substantial decisions; or a partnership or other business entity created or organized under the laws of the United States or any state thereof and that is properly treated as a U.S. person.

Interest

     Interest on a Note (including any additional interest payable because of a failure by the Company to consummate the Exchange Offer or to file or cause to be declared effective the Shelf Registration Statement) will be includible in the gross income of a U.S. Holder as ordinary interest income at the time the interest is received or when it accrues in accordance with the U.S. Holder's regular method of tax accounting. Such interest will be treated as U.S. source income for U.S. federal income tax purposes.

     It is unlikely that the possibility of an optional redemption or repurchase of the Notes, or an increase in the interest payable thereon due to the Company's failure to consummate the Exchange Offer or to file or cause to be declared effective the Shelf Registration Statement, will cause the Notes to be treated as "contingent payment debt instruments" for U.S. federal tax purposes, and the Company does not intend to so treat the Notes. However, in the event the Notes were to be so treated, any such increase in the interest payable on the Notes would be taxable to a U.S. Holder as ordinary income on an accrual basis under a constant yield method, in advance of receipt of any cash payment with respect thereto.

Disposition of the Notes

     A U.S. Holder will recognize taxable gain or loss on the sale, exchange, redemption, retirement or other disposition of a Note in an amount equal to the difference between the amount realized from such disposition (other than amounts attributable to accrued interest which would otherwise be taxable as ordinary interest income) and the Holder's adjusted tax basis in the Note. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of disposition; preferential rates of tax may apply to gains recognized by individuals upon the disposition of Notes held for more than eighteen months.

     The exchange of a Note by a U.S. Holder for an Exchange Note will not constitute a taxable exchange. A U.S. Holder will have the same tax basis and holding period in the Exchange Note as it did in the Note.

NON-U.S. HOLDERS

     Payments of interest on the Notes to any Holder other than a U.S. Holder (a "Non-U.S. Holder") will generally not be subject to U.S. federal income or withholding tax, provided that (1) the Non-U.S. Holder is not (i) a direct or indirect owner of 10 percent or more of the total voting power of all voting stock of the Company or (ii) a controlled foreign corporation related to the Company within the meaning of Section 864(d)(4) of the Code, (2) such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, and (3) the Company or its paying agent receives (i) from the Non-U.S. Holder, a properly completed Form W-8 (or substitute therefor or successor thereto), signed under the penalties of perjury, which provides the Non-U.S. Holder's name and address and certifies that the beneficial owner of the Note is a Non-U.S. Holder or (ii) from a security clearing organization, bank or other financial institution or qualified intermediary that holds the Notes in the ordinary course of its trade or business (a "financial institution") on behalf of the Non-U.S. Holder, a statement certifying under penalties of perjury that it has received such a Form W-8 (or substitute therefor or successor thereto) from the Non-U.S. Holder, or that it has received from another financial institution a statement that it has received a Form W-8 (or substitute therefor or successor thereto) from the Non-U.S. Holder, and a copy of such Form W-8 of the Non-U.S. Holder is furnished to the payor.

     If the payments of interest by the Company on a Note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States, such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. Holders generally (and, with respect to corporate Non-U.S. Holders, may also be subject to a branch profits tax). Payments that are subject to U.S. federal income tax on a net basis will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides the Company or its paying agent with a properly executed Form 4224 (or substitute therefor or successor thereto).

     A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax with respect to gain recognized on a disposition of the Notes unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or (ii) such Non-U.S. Holder is an individual present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     For each calendar year in which the Notes are outstanding, the Company will be required to provide the Internal Revenue Service ("IRS") with certain information with respect to the Holders of the Notes, including each Holder's name, address and taxpayer identification number, the aggregate amount of principal and interest paid to that Holder during the calendar year and the amount of tax withheld, if any. This reporting obligation does not apply with respect to certain Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

     Certain noncorporate U.S. Holders may be subject to "backup withholding" at a rate of 31% on payments of principal and interest on, and the proceeds from the disposition of, a Note. Backup withholding will apply only if the U.S. Holder (i) fails to furnish its taxpayer identifying number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding. With respect to interest paid after December 31, 1999, a U.S. Holder will generally be subject to backup withholding unless certain certification procedures are complied with, directly or through an intermediary. If a Holder is subject to backup withholding due to such Holder's failure to furnish a correct taxpayer identification number, the backup withholding will continue until the Holder furnishes the Company with a correct taxpayer identification number. In addition to backup withholding, a Holder who does not provide the Company with the correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax: the amount of any backup withholding will be allowed as a credit against the Holder's federal income tax liability and may entitle such Holder to a refund, provided that the required information has been furnished to the IRS.

     Information reporting and backup withholding will not apply to payments to Non-U.S. Holders outside the United States of principal and interest on a Note. In order to avoid backup withholding on payments of interest and principal made within the United States, a Non-U.S. Holder of the Notes must generally complete and provide the payor with a Form W-8 (or substitute therefor or successor thereto) or other documentary evidence certifying that such Non-U.S. Holder is an exempt foreign person. Payments of the proceeds from the sale by a Non-U.S. Holder of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or (with respect to payments made after December 31, 1999) a foreign partnership with certain connections to the United States, information reporting will be required unless the broker has in its records documentary evidence that the Holder is not a U.S. Holder and certain other conditions are met, or unless such Holder otherwise establishes an exemption. Payments of the proceeds from the sale by a Non-U.S. Holder of a Note made to or through the United States office of a broker will be subject to information reporting and backup withholding unless the Non-U.S. Holder or beneficial owner certifies its status as such under penalties of perjury or otherwise establishes an exemption from information reporting and backup withholding.

                     EXCHANGE OFFER AND REGISTRATION RIGHTS

     The Company and the Initial Purchasers entered into a Registration Rights Agreement on March 16, 1998 (the "Registration Rights Agreement"), pursuant to which the Company agreed, for the benefit of the holders, that it will, at its own cost, (i) within 90 days after the original issue date (the "Issue Date"), file a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to the Exchange Offer for notes of the Company which will have terms substantially identical in all material respects to the

Notes (the "Exchange Notes") (except that the Exchange Notes will not contain terms with respect to transfer restrictions), (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 210 days after the Issue Date and (iii) use its best efforts to consummate the Exchange Offer within 255 days after the Issue Date. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Notes. The Company will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Notes. For each of the Notes surrendered pursuant to the Exchange Offer, the holder who surrendered such Note will receive an Exchange Note having a principal amount equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Note surrendered in exchange therefor or, if no interest has been paid on such Note, from the Issue Date. Under existing Commission interpretations, the Exchange Notes would be freely transferable by holders thereof other than affiliates of the Company after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the Commission; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The Commission has taken the position that the Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. The Company has agreed for a period of 180 days after consummation of the Exchange Offer to make available a prospectus meeting requirements of the Securities Act to Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of such Exchange Notes.

     Each holder who wishes to exchange its Notes for Exchange Notes in the Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an affiliate of the Company.

     If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the applicable Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 255 days after the Issue Date, or, under certain circumstances, if the Initial Purchasers shall so request, the Company will at its cost, (a) as promptly as practicable, file a shelf registration statement covering resales of the Notes (a "Shelf Registration Statement"), (b) use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep effective such Shelf Registration Statement until the earlier of two years after the Issue Date and such time as all of the applicable Notes have been sold thereunder. The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Notes copies of the prospectus which is a part of such Shelf Registration Statement, notify each such holder when such Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder that sells its Notes pursuant to a Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

     If the Company fails to comply with the above provisions or if such registration statement fails to become effective, then, as liquidated damages, additional interest (the "Additional Interest") shall become payable with respect to the Notes as follows:

          (i) if the Exchange Offer Registration Statement or Shelf Registration Statement is not filed within 90 days following the Filing Date (as defined), Additional Interest shall accrue on the Notes over and above the stated interest at a rate of 0.50% per annum for the first 90 days commencing on the 91st day after the Issue Date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period;

          (ii) if the Exchange Offer Registration Statement or Shelf Registration Statement is not declared effective within 210 days (240 days in the case of a Shelf Registration Statement) following the Issue Date, Additional Interest shall accrue on the Notes over and above the stated interest at a rate of 0.50% per annum for the first 90 days commencing on the 211th day after the Issue Date (241 days in the case of a Shelf Registration Statement), such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; and

          (iii) if (A) the Company has not exchanged all Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 255 days after the Issue Date, or (B) the Exchange Offer Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated or (C) if applicable, if a Shelf Registration Statement has been declared effective and a Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date (unless all the Notes have been sold thereunder), then Additional Interest shall accrue on the Notes over and above the stated interest at a rate of 0.50% per annum for the first 90 days commencing on
     (x) the 256th day after the Issue Date with respect to the Notes validly tendered and not exchanged by the Company, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective in the case of (B) above, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; provided, however, that the Additional Interest rate on the Notes may not exceed in the aggregate 1.5% per annum; and provided further, that
     (1) upon the filing of the Exchange Offer Registration Statement or Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Shelf Registration Statement (in the case of (ii) above), or (3) upon the exchange of Exchange Notes for all Notes tendered (in the case of clause (iii)(A) above), or upon the effectiveness of the Shelf Registration Statement, which had ceased to remain effective (in the case of clause (iii)(B) above), Additional Interest on the Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

     As used herein, "Filing Date" means (A) if no Registration Statement has been filed by the Company pursuant to this Agreement, the 90th day after the Issue Date; provided, however, that if notice regarding the obligation to file a Shelf Registration Statement (a "Shelf Notice") is given within 10 days of the Filing Date, then the Filing Date with respect to the Shelf Registration Statement shall be the 15th calendar day after the date of the giving of such Shelf Notice; or (B) in each other case (which may be applicable notwithstanding the consummation of the Exchange Offer), the 30th day after the delivery of a Shelf Notice.

     Any amounts of Additional Interest due pursuant to clauses (i), (ii) or
(iii) above will be payable in case, on the same original interest payment dates as the Notes. The amount of Additional Interest will be determined by multiplying the applicable Additional Interest rate by the principal amount of the Notes multiplied by a fraction, the numerator of which is the number of days such Additional Interest rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which will be available upon request to the Company.

                         BOOK-ENTRY; DELIVERY AND FORM

     The Outstanding Notes were issued in the form of one global certificate (the "Outstanding Global Note") for QIBs. Except as described in the next paragraph, the Exchange Notes initially will be represented by one or more permanent global certificate in definitive, fully registered form (the "Exchange Global Notes"). The Outstanding Global Note was deposited on the date of closing of the sale of the Outstanding Notes, and the Exchange Global Notes will be deposited on the Issue Date with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC. The Term "Global Notes" means the Outstanding Global Notes or the Exchange Global Notes as the context may require.

     Exchange Notes to be held by "accredited investors" (as such term is defined in Rule 501 under the Securities Act) (each an "Accredited Investor") will be issued in registered definitive form without coupons ("Certificated Securities"). Upon the transfer of Certificated Securities by an Accredited Investor to a QIB, such Certificated Securities will, unless the Global Notes have previously been exchanged in whole for Certificated Securities, be exchanged for an interest in a Global Note.

     The Global Notes. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. QIBs may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes.

     Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants and which will be legended as set forth under the heading "Notice to Investors."

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Notes.

                              PLAN OF DISTRIBUTION

     Except as provided herein, this Prospectus may not be used for an offer to resell, resale or other retransfer of Exchange Notes.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver this Prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Note received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities. The Company acknowledges and each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in, any distribution of Exchange Notes.

     The Company will not receive any proceeds from the exchange of Outstanding Notes for Exchange Notes or from the resale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, or at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through broker-dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any person that participates in the distribution of such Exchange Notes may be deemed an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such broker-dealers may be deemed to be underwriting compensation under the Securities Act.

     By tendering Outstanding Notes and executing the Letter of Transmittal, a party tendering Outstanding Notes for Exchange certifies that (i) it is not an affiliate of the Company or, if such tendering party is an affiliate of the Company, it will comply with the registration and prospectus requirements of the Securities Act to the extent applicable, (ii) the Exchange Notes are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the Holder thereof,
(iii) such tendering party has not entered into any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of Exchange Notes, (iv) such tendering party is not a broker-dealer who purchased the Outstanding Notes for resale pursuant to an exemption under the Securities Act and (v) such tendering party will be able to trade the Exchange Notes acquired in the Exchange Offer without restriction under the Securities Act. The Letter of Transmittal also states that by acknowledging that it will deliver a prospectus, and by delivering such a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


     In addition, in connection with any resales of Exchange Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired the Outstanding Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Outstanding Notes) with this Prospectus. For a period of 180 days after the Exchange Date, the Company and will make this Prospectus, as it may be amended or supplemented from time to time, available to any Participating Broker-Dealer for use in connection with any such resale of Exchange Notes, provided that such Participating Broker-Dealer indicates in the Letter of Transmittal that it is a broker-dealer. In addition, until July 27, 1998, (90 days after the date of this Prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.


     By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes for Outstanding Notes pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in this Prospectus untrue in any material respect or which requires the making of any changes in this Prospectus in order to make the statement therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend the use of this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and have furnished copies of the amended or supplemented Prospectus to such broker-dealer. If the Company gives any such notice to suspend the use of the Prospectus, it will extend the 180-day period referred to above by the number of days during the period from and including the date of the giving of such notice up to and including when broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of Exchange Notes.

     The Company has agreed to pay all expenses incident to the Exchange Offer (other than commissions or concessions of any broker-dealers) and will indemnify the Holders of the Outstanding Notes (including participating broker-dealers) participating in the Exchange Offer against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Exchange Notes will be passed upon for the Company by Eckert Seamans Cherin & Mellott, LLC, Pittsburgh, Pennsylvania. Jones, Day, Reavis & Pogue, New York, New York is acting as special counsel to the Company in connection with certain legal matters relating to the Exchange Offer and will give an opinion on certain New York law matters, including the binding effect of the Exchange Notes. C. Kent May, a member of Eckert Seamans Cherin & Mellott, LLC, is a director of the Company.

                            INDEPENDENT ACCOUNTANTS

     Old Anchor's consolidated balance sheet as of December 31, 1996 and its consolidated statements of operations, cash flows and stockholder's equity (deficiency in assets) for each of the two years in the period ended December 31, 1996 included in this Prospectus were previously audited by Deloitte & Touche LLP ("Deloitte"), independent accountants to Old Anchor (whose report disclaimed an opinion on the 1996 consolidated financial statements of Old Anchor and included explanatory paragraphs referring to the bankruptcy proceedings of the Company and to the remaining deficiency in assets after the sale of substantially all of the assets and business of the Company and the substantial doubt that it raises relative to the ability of the

Company to continue as a going concern). Pursuant to the Asset Purchase Agreement, the purchase price for the Anchor Acquisition is subject to adjustment based on an audited balance sheet (the "Closing Balance Sheet"). As discussed under "Recent Developments," the parties are in settlement negotiations regarding the appropriate adjustment. As Deloitte was engaged to audit the Closing Balance Sheet (however, an audit opinion has not been issued) and continues to be the independent accountants to Old Anchor, Old Anchor informed the Company that it was inappropriate for Deloitte to provide its consent to the use of its audit report in this Prospectus. Accordingly, Arthur Andersen LLP audited the financial statements of Old Anchor for these periods.

                                    EXPERTS

     The Company's balance sheet as of December 31, 1997 and its statements of operations, cash flows and stockholders' equity for the period from February 5, 1997 to December 31, 1997 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto.


     Old Anchor's consolidated balance sheets as of February 4, 1997 and December 31, 1996 and its consolidated statements of operations, cash flows and stockholder's equity (deficiency in assets) for the period from January 1, 1997 to February 4, 1997 and for each of the two years in the period ended December 31, 1996 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report included herein (which report includes an explanatory paragraph referring to the bankruptcy proceedings of Old Anchor and to the remaining deficiency in assets after the sale of substantially all of the assets and business of Old Anchor and the substantial doubt that it raises relative to the ability of Old Anchor to continue as a going concern).

                       ANCHOR GLASS CONTAINER CORPORATION
           FOR THE PERIOD FROM FEBRUARY 5, 1997 TO DECEMBER 31, 1997

                                     INDEX

                                                              PAGE NO.
                                                              --------
FINANCIAL STATEMENTS:
  Report of Independent Public Accountants..................    F-2
  Statement of Operations
     Period from February 5, 1997 to December 31, 1997......    F-3
  Balance Sheet
     December 31, 1997......................................    F-4
  Statement of Cash Flows
     Period from February 5, 1997 to December 31, 1997......    F-5
  Statement of Stockholders' Equity
     Period from February 5, 1997 to December 31, 1997......    F-6
  Notes to Financial Statements.............................    F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Anchor Glass Container Corporation:

We have audited the accompanying balance sheet of Anchor Glass Container Corporation (a Delaware corporation) as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the period from February 5, 1997 through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Anchor Glass Container Corporation as of December 31, 1997, and the results of its operations and its cash flows for the period from February 5, 1997 through December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Pittsburgh, Pennsylvania
February 25, 1998 (except with respect to the
               financing matter as discussed
               in Note 14, as to which the date
               is March 11, 1998)

                       ANCHOR GLASS CONTAINER CORPORATION

                            STATEMENT OF OPERATIONS
               PERIOD FROM FEBRUARY 5, 1997 TO DECEMBER 31, 1997
                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)

Net sales...................................................  $  569,441
Costs and expenses:
  Cost of products sold.....................................     523,709
  Selling and administrative expenses.......................      25,120
                                                              ----------
Income from operations......................................      20,612
Other expense, net..........................................      (2,602)
Interest expense............................................     (18,281)
                                                              ----------
Loss before extraordinary item..............................        (271)
Extraordinary item --
  Write-off of deferred financing costs.....................     (11,200)
                                                              ----------
Net loss....................................................     (11,471)
Preferred stock dividends...................................     (11,302)
                                                              ----------
Loss applicable to common stock.............................  $  (22,773)
                                                              ==========
Basic net loss per share applicable to common stock before
  extraordinary item........................................  $    (3.62)
                                                              ==========
Basic net loss per share applicable to common stock.........  $    (7.11)
                                                              ==========
Basic weighted average number of common shares
  outstanding...............................................   3,201,148
                                                              ==========

                       See Notes to Financial Statements.

                       ANCHOR GLASS CONTAINER CORPORATION

                                 BALANCE SHEET
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                ASSETS
Current assets:
Cash and cash equivalents...................................  $  1,060
Accounts receivable, less allowance for doubtful accounts of
  $2,025....................................................    56,940
Inventories
  Raw materials and manufacturing supplies..................    23,303
  Finished products.........................................    96,820
Other current assets........................................     8,082
                                                              --------
          Total current assets..............................   186,205
                                                              --------
Property, plant and equipment:
  Land......................................................     7,769
  Buildings.................................................    63,438
  Machinery, equipment and molds............................   297,317
  Less accumulated depreciation.............................   (43,653)
                                                              --------
                                                               324,871
Other assets................................................    25,975
Strategic alliance with customers, net of accumulated
  amortization of $811......................................    34,714
Goodwill, net of accumulated amortization of $2,857.........    55,803
                                                              --------
                                                              $627,568
                                                              ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Revolving credit facility...................................  $ 10,468
Current maturities of long term-debt........................       567
Accounts payable............................................    63,796
Accrued expenses............................................    64,075
Accrued interest............................................     4,576
Accrued compensation and employee benefits..................    25,185
                                                              --------
          Total current liabilities.........................   168,667
                                                              --------
Long-term debt..............................................   152,758
Long-term pension liabilities...............................    48,826
Long-term post retirement liabilities.......................    57,900
Other long-term liabilities.................................    57,522
                                                              --------
                                                               317,006
Commitments and contingencies
Redeemable preferred stock, Series A, $.01 par value;
  authorized 2,239,320 shares; issued and outstanding
  2,239,320 shares; $25 liquidation and redemption value....    55,983
                                                              --------
Stockholders' equity:
Preferred stock, Series B, $.01 par value; authorized
  5,000,000 shares; issued and outstanding 3,360,000 shares;
  $25 liquidation and redemption value......................        34
  Issuable preferred stock, 249,600 shares at $25 per
     share..................................................     6,240
Common stock, $.10 par value; authorized 50,000,000 shares;
  Class A, issued and outstanding 490,898 shares............        49
  Class B, issued and outstanding 902,615 shares............        90
  Class C, none issued and outstanding......................        --
Warrants, Class C Common stock, issued and outstanding
  2,107,843 warrants........................................    10,518
Capital in excess of par value..............................    92,294
Accumulated deficit.........................................   (22,773)
Additional minimum pension liability........................      (540)
                                                              --------
                                                                85,912
                                                              --------
                                                              $627,568
                                                              ========

                       See Notes to Financial Statements.

                       ANCHOR GLASS CONTAINER CORPORATION

                            STATEMENT OF CASH FLOWS
               PERIOD FROM FEBRUARY 5, 1997 TO DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

Cash flows from operating activities:
  Net loss..................................................  $ (11,471)
  Extraordinary item........................................     11,200
  Adjustments to reconcile loss before extraordinary item to net cash provided by operating activities:
    Depreciation and amortization...........................     51,132
    Other...................................................      3,101
  Decrease in cash resulting from changes in current assets
    and liabilities.........................................    (28,479)
                                                              ---------
                                                                 25,483
Cash flows from investing activities:
  Purchase of assets and assumption of liabilities of Old
    Anchor..................................................   (200,470)
  Expenditures for property, plant and equipment............    (40,519)
  Payment of strategic alliance with customers..............     (6,000)
  Acquisition related contribution to defined benefit
    pension plans...........................................     (9,056)
  Other.....................................................     (1,210)
                                                              ---------
                                                               (257,255)
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..................    280,000
  Principal payments of long-term debt......................   (130,278)
  Proceeds from issuance of preferred stock.................     84,000
  Proceeds from issuance of common stock....................      1,000
  Net draws on revolving credit facility....................     10,468
  Other, primarily financing fees...........................    (12,358)
                                                              ---------
                                                                232,832
Cash and cash equivalents:
  Increase in cash and cash equivalents.....................      1,060
  Balance, beginning of period..............................         --
                                                              ---------
  Balance, end of period....................................  $   1,060
                                                              =========
Supplemental disclosure of cash flow information:
Cash paid during the period for:
  Interest..................................................  $  11,702
                                                              =========
  Income tax payments.......................................  $      --
                                                              =========
Equipment financing.........................................  $   1,115
                                                              =========
Increase (decrease) in cash resulting from changes in
  current assets and liabilities:
  Accounts receivable.......................................  $  (9,635)
  Inventories...............................................     (1,241)
  Other current assets......................................       (620)
  Accounts payable, accrued expenses and other current
    liabilities.............................................    (17,495)
  Other, net................................................        512
                                                              ---------
                                                              $ (28,479)
                                                              =========
Supplemental noncash activities:
  In connection with the Anchor Acquisition, the Company issued $46,983 face amount of Series A Preferred Stock and $2,454 of Class A
    Common Stock and incurred $1,500 of fees. In connection with the
    Anchor Loan Facility, the Company issued 1,405,229 warrants to the lenders valued at $7,012.
  Anchor Acquisition:
    Fair value of assets acquired...........................  $ 525,500
    Acquisition costs accrued...............................    (62,500)
    Goodwill................................................     59,000
    Purchase price..........................................   (250,000)
                                                              ---------
    Liabilities assumed.....................................  $ 272,000
                                                              =========

    In February 1997, the Company contributed $9,000 face amount of Series A Preferred Stock to the Company's defined benefit pension plans.
    In connection with the issuance of the Notes, the Company issued 702,615 shares of Class B Common Stock to Consumers U.S. and 702,614 warrants valued at $3,506 to the initial purchasers of the First Mortgage Notes. Also, with the issuance of the First Mortgage Notes, the Company recorded an extraordinary loss for the write-off of deferred financing fees of the Anchor Loan Facility.
    The Company considers short-term investments with original maturities of ninety days or less at the date of purchase to be classified as cash equivalents.

                       See Notes to Financial Statements.

                       ANCHOR GLASS CONTAINER CORPORATION

                       STATEMENT OF STOCKHOLDERS' EQUITY
               PERIOD FROM FEBRUARY 5, 1997 TO DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                              SERIES B    CLASS A   CLASS B   ISSUABLE                CAPITAL    ACCUMU-     MINIMUM
                              PREFERRED   COMMON    COMMON    PREFERRED              IN-EXCESS    LATED      PENSION
                                STOCK      STOCK     STOCK      STOCK     WARRANTS    OF PAR     DEFICIT    LIABILITY
                              ---------   -------   -------   ---------   --------   ---------   --------   ---------
Balance, February 5, 1997...     $--        $--       $--      $   --     $    --     $    --    $    --      $  --
Issuance of 3,360,000 shares
  of Series B Preferred
  Stock to Consumers U.S....      34         --        --          --          --      83,966         --         --
Issuance of 200,000 shares
  of Class B Common Stock to
  Consumers U.S.............      --         --        20          --          --       2,480         --         --
Issuance of 490,898 shares
  of Class A Common Stock to
  creditors of Old Anchor...      --         49        --          --          --       2,405         --         --
Issuance of 1,405,229
  warrants to purchase Class
  C Common Stock in
  conjunction with the
  financing of Anchor Loan
  Facility..................      --         --        --          --       7,012          --         --         --
Issuance of 702,615 shares
  of Class B Common Stock to
  Consumers U.S. in
  conjunction with the
  financing of the Notes....      --         --        70          --          --       3,443         --         --
Issuance of 702,614 warrants
  to purchase Class C Common
  Stock in conjunction with
  the financing of the
  Notes.....................      --         --        --          --       3,506          --         --         --
Pay-in-kind dividends
  payable to Consumers U.S.
  on Series B Preferred
  Stock.....................      --         --        --       6,240          --          --     (6,240)        --
Dividends accrued on Series
  A Preferred Stock.........      --         --        --          --          --          --     (5,062)        --
Net loss....................      --         --        --          --          --          --    (11,471)        --
Amount related to minimum
  pension liability.........      --         --        --          --          --          --         --       (540)
                                 ---        ---       ---      ------     -------     -------    --------     -----
Balance, December 31,
  1997......................     $34        $49       $90      $6,240     $10,518     $92,294    $(22,773)    $(540)
                                 ===        ===       ===      ======     =======     =======    ========     =====

                                  TOTAL
                              STOCKHOLDERS'
                                 EQUITY
                              -------------
Balance, February 5, 1997...    $     --
Issuance of 3,360,000 shares
  of Series B Preferred
  Stock to Consumers U.S....      84,000
Issuance of 200,000 shares
  of Class B Common Stock to
  Consumers U.S.............       2,500
Issuance of 490,898 shares
  of Class A Common Stock to
  creditors of Old Anchor...       2,454
Issuance of 1,405,229
  warrants to purchase Class
  C Common Stock in
  conjunction with the
  financing of Anchor Loan
  Facility..................       7,012
Issuance of 702,615 shares
  of Class B Common Stock to
  Consumers U.S. in
  conjunction with the
  financing of the Notes....       3,513
Issuance of 702,614 warrants
  to purchase Class C Common
  Stock in conjunction with
  the financing of the
  Notes.....................       3,506
Pay-in-kind dividends
  payable to Consumers U.S.
  on Series B Preferred
  Stock.....................          --
Dividends accrued on Series
  A Preferred Stock.........      (5,062)
Net loss....................     (11,471)
Amount related to minimum
  pension liability.........        (540)
                                --------
Balance, December 31,
  1997......................    $ 85,912
                                ========

                       See Notes to Financial Statements.

                       ANCHOR GLASS CONTAINER CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
           FOR THE PERIOD FROM FEBRUARY 5, 1997 TO DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

NOTE 1 -- PURCHASE OF ASSETS

     Anchor Glass Acquisition Corporation (the "Company"), a Delaware corporation and a majority-owned subsidiary of Consumers Packaging Inc. ("Consumers"), was formed in January 1997 to acquire certain assets and assume certain liabilities of Anchor Glass Container Corporation ("Old Anchor"), now Anchor Resolution Corp.

     On February 5, 1997, pursuant to an Asset Purchase Agreement dated December 18, 1996, as amended (the "Asset Purchase Agreement"), among Consumers, Owens-Brockway Glass Container Inc. ("Owens") and Old Anchor, the Company (the rights and obligations of Consumers having been assigned to the Company) and Owens acquired substantially all of the assets of, and assumed certain liabilities, of Old Anchor.

     The Company purchased eleven operating glass container manufacturing facilities and other related assets (the "Anchor Acquisition"). Owens purchased assets and assumed liabilities of Old Anchor's Antioch and Hayward, California facilities and purchased certain other existing inventories. Owens also purchased Old Anchor's investment in Rocky Mountain Bottle Company, a joint venture with Coors Brewing Company ("Coors"), and assumed Old Anchor's agreement to manufacture Coors' glass packaging products in the United States.

     The total purchase price approximated $378,000, excluding fees of approximately $1,500 which were paid by Consumers and recorded as capital in excess of par by the Company. The portion of the purchase price paid in cash by Owens amounted to approximately $128,000. The remaining purchase price of approximately $250,000 from the Company was comprised of: approximately $200,500 in cash, $47,000 face amount (1,879,320 shares) of mandatorily redeemable 10% cumulative convertible preferred stock ("Series A Preferred Stock") and $2,500 of common stock (490,898 shares with an estimated value of $5.00 per share) (the "Class A Common Stock") of the Company.

     The purchase price paid by the Company is subject to adjustment. On June 13, 1997, Old Anchor delivered to the Company the closing balance sheet which indicated that Old Anchor believed that it was entitled to additional payments from the Company and Owens totaling approximately $76,300. On July 28, 1997, the Company delivered its notice of disagreement to Old Anchor, which requested a reduction of the purchase price of approximately $96,800. Since that time, the parties have been negotiating the amount of the adjustment, and have reached a proposed settlement (the "Proposed Settlement"). The Proposed Settlement requires the payment by the Company to Old Anchor of an additional $1,000 in cash and the issuance of 1,225,000 warrants for the purchase of additional shares of common stock, together valued at approximately $7,100, recorded as an adjustment to goodwill. In addition, the Company will issue 525,000 warrants to purchase additional shares of common stock to an affiliate of Consumers U.S. valued at approximately $2,600 which has been recorded as an expense. None of the warrants to be issued will require any payment upon exercise. The effect of the Proposed Settlement has been reflected in the financial statements for the period ended December 31, 1997. The Proposed Settlement is subject to final approval by the Company, Old Anchor and the bankruptcy court.

     The Company obtained the cash portion of the purchase price principally from an $85,000 cash investment by Consumers in $84,000 face amount (3,360,000 shares) of redeemable 8% cumulative convertible preferred stock (the "Series B Preferred Stock") and $1,000 of common stock (200,000 shares) (the "Class B Common Stock") and a $130,000 bank loan.

     Upon consummation of the purchase and effective February 6, 1997, the Company changed its name to Anchor Glass Container Corporation.

     The Anchor Acquisition is accounted for by using the purchase method, with the purchase price being allocated to the assets acquired and preacquisition liabilities assumed based on their estimated fair value at the date of acquisition. These allocations are based on appraisals, evaluations, estimations and other studies. Certain acquisition costs and fees, including the costs of closing and consolidating certain facilities have also been recorded by the Company at the date of acquisition. The excess of the purchase price over the fair value of net assets purchased of approximately $58,660 is classified as Goodwill on the accompanying balance sheet.


     The estimated values of assets acquired and liabilities assumed as of February 5, 1997 after giving effect to the Anchor Acquisition and consideration paid is as follows:

Accounts receivable.........................................  $  46,000
Inventories.................................................    119,000
Property, plant and equipment...............................    327,000
Goodwill....................................................     59,000
Other assets................................................     32,000
Current liabilities.........................................   (149,000)
Long-term debt..............................................     (2,000)
Other long-term liabilities.................................   (182,000)
                                                              ---------
                                                              $ 250,000
                                                              =========

     The following unaudited pro forma results of operations for the Company for the year ended December 31, 1997 assumes the Anchor Acquisition occurred on January 1, 1997 (dollars in thousands except per share data):

Net sales...................................................   $623,518
Loss before extraordinary item..............................    (12,502)
Net loss....................................................    (23,702)
Loss before extraordinary item applicable to common stock...    (24,985)
Loss applicable to common stock.............................    (36,185)
Basic net loss per share before extraordinary item
  applicable to common stock................................      (7.13)
Basic net loss per share applicable to common stock.........     (10.33)

     These pro forma amounts represent historical operating results with appropriate adjustments of the Anchor Acquisition which would give effect to interest expense and the impact of purchase price adjustments to depreciation and amortization expense. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained had the Anchor Acquisition been completed as of January 1, 1997, or that may be obtained in the future.

     On January 9, 1997, the Pension Benefit Guaranty Corporation ("PBGC") notified Old Anchor that it intended to institute involuntary termination proceedings with respect to the three defined benefit pension plans then maintained by Old Anchor, and currently maintained by the Company. However, the PBGC reached an agreement with Vitro, S.A., the parent of Old Anchor, in which Vitro, S.A. agreed to provide a limited guaranty to the PBGC with respect to the unfunded benefit liabilities of the Company's defined benefit plans, if the plans, or any one of them, are terminated before August 1, 2006. Consequently, the PBGC agreed not to terminate the plans as a result of the Asset Purchase Agreement and the assumption of the plans by the Company. In conjunction with the purchase, the Company assumed all liabilities of the plans and funded $9,056 of plan contributions, previously unfunded following Old Anchor's filing of Chapter 11. Additionally, the Company issued to the plans $9,000 face amount (360,000 shares) of Series A Preferred Stock.

NOTE 2 -- BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

  Business Segment

     The Company is engaged in the manufacture and sale of a diverse line of clear, amber, green and other color glass containers of various types, designs and sizes to customers principally in the beer, food, iced tea, distilled spirits and soft drink industries. The Company markets its products throughout the United States. The Company's international and export sales are insignificant. Sales to The Stroh Brewery Company represented approximately 15.6% of total net sales for the period ended December 31, 1997. Revenues are recognized as product is shipped to customers. The loss of a significant customer, unless replaced, could have a material adverse effect on the Company's business.

  Inventories

     Inventories are stated at the lower of cost or market. The cost of substantially all inventories of raw materials and semi-finished and finished products is determined on the first-in, first-out method. Manufacturing supplies and certain other inventories are valued at weighted average costs.

  Property, Plant and Equipment

     Property, plant and equipment expenditures, including renewals, betterments and furnace rebuilds which extend useful lives, and expenditures for glass forming machine molds are capitalized and depreciated using the straight-line method over the estimated useful lives of the assets for financial statement purposes while accelerated depreciation methods are principally used for tax purposes. Generally, annual depreciation rates range from 2.5% for buildings, 6.3% to 20% for machinery and equipment and 40% for molds. Furnace and machine rebuilds, which are recurring in nature and which extend the lives of the related assets, are capitalized and depreciated over the period of extension, generally at rates of 20% to 25%, based on the type and extent of these rebuilds. Depreciation of leased property recorded as capital assets is computed on a straight-line basis over the estimated useful lives of the assets. Maintenance and repairs are charged directly to expense as incurred.

  Strategic Alliance with Customers

     The Company has entered into long-term agreements with several customers. Payments made or to be made to these customers are being amortized as a component of net sales on the statement of operations over the term of the related supply contract, which range between 11 and 15 years, based upon shipments.

     In September 1997, Hillsboro Glass Company ("Hillsboro"), a glass-manufacturing plant owned by G&G Investments, Inc. ("G&G") (the majority owner of Consumers), discontinued manufacturing. All of Hillsboro's rights and obligations to fill orders under a supply contract between Consumers and one of its major customers were purchased by Consumers and the Company effective December 31, 1997. The purchase price of the Company's portion of this contract approximates $12,500, the majority of which will be paid in 1998.

  Goodwill

     Goodwill represents the excess of the purchase price over the estimated fair value of net assets acquired and is amortized on a straight line basis over a twenty year period. Amortization expense for the period ended December 31, 1997 was $2,857.

  Income Taxes

     The Company applied Statement of Financial Accounting Standards No.
109 -- Accounting for Income Taxes ("SFAS 109") which establishes financial accounting and reporting standards for the effects of income taxes which result from a company's activities during the current and preceding years.

  Retirement Plans

     The Company has retirement plans, principally non-contributory, covering substantially all salaried and hourly employees. The Company's funding policy is to pay at least the minimum amount required by the Employee Retirement Income Security Act of 1974 and the Retirement Protection Act of 1994, which requires the Company to make significant additional contributions into its underfunded defined benefit plans.

  Postretirement Benefits

     Statement of Financial Accounting Standards No. 106 -- Employers' Accounting for Postretirement Benefits Other Than Pensions ("SFAS 106") requires accrual of postretirement benefits (such as healthcare benefits) during the period that an employee provides service. This accounting method has no effect on the Company's cash outlays for these postretirement benefits.

  Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107 -- Disclosures about Fair Value of Financial Instruments requires disclosure of the estimated fair values of certain financial instruments. The estimated fair value amounts have been determined using available market information or other appropriate valuation methodologies that require considerable judgment in interpreting market data and developing estimates. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. As the long-term debt has not been registered or traded in an established trading market, and the debt was issued during the current period, the Company has estimated the fair value of the debt to be the carrying value. The carrying amount of other financial instruments approximate their estimated fair values.

     The fair value information presented herein is based on information available to management as of December 31, 1997. Although management is not aware of any factors that would significantly affect the estimated value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, the current estimates of fair value may differ significantly from the amounts presented herein.

     From time to time, the Company may enter into interest rate swap agreements that effectively hedge interest rate exposure. The net cash amount paid or received on these agreements are accrued and recognized as an adjustment to interest expense.

  Earnings per Share

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share," which is effective for all periods ending after December 15, 1997. SFAS 128 sets forth requirements for computing basic and diluted earnings per share. Basic income (loss) per common share is computed by dividing net income (loss) applicable to common shareholders by the weighted-average number of common shares and contingently issuable shares outstanding during the period. Warrants outstanding are contingently issuable shares as they are issuable for no additional consideration and the conditions necessary for share exercise have been met. There is no diluted earnings per share presented as the assumed conversion of preferred stock would be anti-dilutive.

     The computation of basic loss per share is as follows (dollars in thousands, except per share):

Basic net loss per share
  Net loss applicable to common stockholders................  $  (22,773)
                                                              ----------
  Divided by
     Weighted average shares outstanding, plus..............   1,242,344
     Weighted average warrants outstanding..................   1,958,804
                                                              ----------
                                                               3,201,148
                                                              ----------
  Basic net loss per share..................................  $    (7.11)
                                                              ==========

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated.

NOTE 3 -- REVOLVING CREDIT FACILITY

     In conjunction with the Anchor Acquisition, the Company entered into a credit agreement dated as of February 5, 1997, with Bankers Trust Company ("BTCo") as issuing bank and BT Commercial Corporation, as agent, to provide a $110,000 senior secured revolving credit facility (the "Revolving Credit Facility"). The Revolving Credit Facility enables the Company to obtain revolving credit loans for working capital purposes and the issuance of letters of credit for its account in an aggregate amount not to exceed $110,000. Advances outstanding at any one time can not exceed an amount equal to the borrowing base as defined in the Revolving Credit Facility.

     Revolving credit loans bear interest at a rate based upon, at the Company's option, (i) the higher of the prime rate of BTCo, 0.5% in excess of the overnight federal funds rate and 0.5% in excess of the adjusted certificate of deposit rate, as defined, each plus a defined margin, or (ii) the average of the offering rates of banks in the New York interbank Eurodollar market, plus a defined margin. Interest is payable monthly. A commitment fee of 0.5% on the unused portion of the facility and letter of credit fees, as defined, are payable quarterly. The Revolving Credit Facility expires February 5, 2002.

     At December 31, 1997, advances outstanding under the Revolving Credit Facility were $10,468 and the borrowing availability was $52,497. The total outstanding letters of credit on this facility were $12,788. At December 31, 1997, the weighted average interest rate on borrowings outstanding was 8.4%.

     The Company's obligations under the Revolving Credit Facility are secured by a first priority lien on substantially all of the Company's inventories and accounts receivable and related collateral and a second priority pledge of all of the Series B Preferred Stock and the Class B Common Stock. In addition, the Company's obligations under the Revolving Credit Facility are guaranteed by Consumers U.S., Inc., ("Consumers U.S.") the Company's parent and a wholly-owned indirect subsidiary of Consumers, and the holder of the outstanding Series B Preferred Stock and Class B Common Stock.

     The Revolving Credit Facility contains certain covenants that restrict the Company from taking various actions, including, subject to specified exceptions, the incurrence of additional indebtedness, the granting of additional liens, the making of investments, the payment of dividends and other restricted payments, mergers, acquisitions and other fundamental corporate changes, capital expenditures, operating lease payments and transactions with affiliates. The Revolving Credit Facility also contains certain financial covenants that require the Company to meet and maintain certain financial tests and minimum ratios, including a minimum working capital ratio, a minimum consolidated net worth test and a minimum interest coverage ratio.

NOTE 4 -- LONG-TERM DEBT

     Long-term debt at December 31, 1997 consists of the following:

$150,000 First Mortgage Notes, interest at 11.25% due
  2005......................................................  $150,000
Other.......................................................     3,325
                                                              --------
                                                               153,325
Less current maturities.....................................       567
                                                              --------
                                                              $152,758
                                                              ========

     In connection with the Anchor Acquisition, the Company entered into a Senior Credit Agreement, dated as of February 5, 1997, with BTCo, as agent, to provide a $130,000 bank loan (the "Anchor Loan Facility"). The Anchor Loan Facility was repaid in full from the net proceeds of the issuance of the $150,000 11.25% First Mortgage Notes, due 2005, (the "First Mortgage Notes"). The Anchor Loan Facility bore interest at a rate of 12.50%.

     As additional consideration in providing the Anchor Loan Facility, the Company issued to BT Securities Corporation and TD Securities, 1,405,229 warrants convertible to Class C Common Stock. The warrants are valued at approximately $7,000. As a result of the refinancing of the Anchor Loan Facility, deferred financing fees of $11,200 are being written off as an extraordinary loss in the second quarter of 1997.

     Effective April 17, 1997, the Company completed an offering of the First Mortgage Notes, issued under an indenture dated as of April 17, 1997 (the "Indenture"), among the Company, Consumers U.S. and The Bank of New York, as Trustee. The First Mortgage Notes are senior secured obligations of the Company, ranking senior in right of payment to all existing and future subordinate indebtedness of the Company and pari passu with all existing and future senior indebtedness of the Company. The First Mortgage Notes are guaranteed by Consumers U.S. Proceeds from the issuance of the First Mortgage Notes, net of fees, were approximately $144,000 and were used to repay $130,000 outstanding under the Anchor Loan Facility and $8,800 of advances outstanding under the Revolving Credit Facility, with the balance used for general corporate purposes.

     Interest on the First Mortgage Notes accrues at 11.25% per annum and is payable semiannually on each April 1 and October 1 to registered holders of the First Mortgage Notes at the close of business on March 15 and September 15 immediately preceding the applicable interest payment date. The Company entered into a Registration Rights Agreement on April 17, 1997. Pursuant to this agreement, additional interest in an amount of up to 1.5% per annum accrues on the First Mortgage Notes under certain conditions. As a result of the Company's failure to have an exchange offer registration statement declared effective on or prior to October 14, 1997, additional interest in the amount of 0.5% accrued from October 14, 1997. Due to the Company's failure to have exchanged all First Mortgage Notes tendered in accordance with the terms of the exchange offer on or prior to November 28, 1997, additional interest increased to 1.0%. Additional interest increased to 1.5% on January 13, 1998 and accrued to February 11, 1998 when it was reduced to 0.5%.

     The First Mortgage Notes are redeemable, in whole or in part, at the Company's option on or after April 1, 2001, at redemption prices defined in the Indenture. The Indenture provides that upon the occurrence of a change in control, the Company will be required to offer to repurchase all of the First Mortgage Notes at a purchase price in cash equal to 101% of the principal amount plus interest accrued to the date of purchase. Prior to the sale of the First Mortgage Notes, the Company entered into an interest rate swap agreement to partially protect the Company from interest rate fluctuations until such time as the fixed interest rate on the Notes was established. The agreement was terminated concurrent with the interest rate of the First Mortgage Notes being set. The realized gain on the agreement, approximately $1,900, has been deferred and is being amortized over the term of the First Mortgage Notes.

     All of the obligations of the Company under the First Mortgage Notes and the Indenture are secured by a first priority perfected security interest in substantially all of the existing and future real property, personal property and other assets of the Company and a first priority perfected security interest in collateral ranking pari passu with the security interest in favor of the Revolving Credit Facility.

     The Indenture, subject to certain exceptions, restricts the Company from taking various actions, including, but not limited to, subject to specified exceptions, the incurrence of additional indebtedness, the granting of additional liens, the payment of dividends and other restricted payments, mergers, acquisitions and transactions with affiliates.

     All of the Company's debt agreements contain cross-default provisions.

     Principal payments required on long-term debt are $567 in 1998, $291 in 1999, $297 in 2000, $303 in 2001 and $300 in 2002. Payments to be made in 2003 and thereafter are $151,567.

     In connection with the issuance of the First Mortgage Notes on April 17, 1997, the Company issued 702,615 shares of Class B Common Stock to Consumers and 702,614 warrants, valued at $5.00 for each share and warrant, to the initial purchasers.

NOTE 5 -- REDEEMABLE PREFERRED STOCK

     The Company has designated 2,239,320 shares as Series A Preferred Stock and 5,000,000 shares as Series B Preferred Stock. The Series A Preferred Stock ranks, as to dividends and redemption and upon liquidation, prior to all other classes and series of capital stock of the Company. The holders of Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors of the Company, cumulative dividends, payable quarterly in cash, at an annual rate of 10%. Holders of Series A Preferred Stock are not entitled to vote, except as defined in its Certificate of Designation. No dividends have been declared or paid as of December 31, 1997.

     The Company is required to redeem all outstanding shares of the Series A Preferred Stock on January 31, 2009, and, on or after February 5, 2000, may, at its option, redeem outstanding shares of Series A Preferred Stock at a price of $25.00 per share, if the trading price of the common stock equals or exceeds $6.00 per share. Shares of Series A Preferred Stock are convertible into shares of Class A Common Stock, at the option of the holder, at a ratio determined by dividing the liquidation value of the Series A Preferred Stock by $6.00 and such ratio is subject to adjustment from time to time.

     Pursuant to the Asset Purchase Agreement, the Company is obligated to register all of the shares of the Class A Common Stock and Series A Preferred Stock under the Securities Exchange Act and to qualify the shares for listing on a nationally recognized United States securities exchange or on The NASDAQ Stock Market's National Market.

     The Series B Preferred Stock ranks, as to dividends and redemption and upon liquidation, junior to the Series A Preferred Stock but senior to all other classes and series of capital stock of the Company. The holders of Series B Preferred Stock are entitled to receive cumulative dividends, payable quarterly at an annual rate of 8%. During the period from February 5, 1997 through and including December 31, 1999, the dividend is payable in additional shares of Series B Preferred Stock. Thereafter, the dividends will be payable in cash when and as declared by the Board of Directors. Holders of Series B Preferred Stock are not entitled to vote, except as defined in its Certificate of Designation.

     Shares of Series B Preferred Stock are not subject to mandatory redemption. On or after February 5, 2000, the Company may, at its option, redeem outstanding shares of Series B Preferred Stock at a price of $25.00 per share, if the trading price of the common stock equals or exceeds $5.50 per share. Shares of Series B Preferred Stock are convertible into shares of Class B Common Stock, at the option of the holder, at a ratio determined by dividing the liquidation value of the Series A Preferred Stock by $5.50 and such ratio is subject to adjustment from time to time.

NOTE 6 -- COMMON STOCK

     For the period from February 5, 1997 to February 5, 2000, the common stock is divided into three classes, Class A and Class B, which are voting, and Class C, which is non-voting. During this period, the number of Directors of the Company is fixed at nine, with the holders of the Class A shares having the right to elect four Directors and the holders of the Class B shares having the right to elect five Directors. In connection with the settlement of the issues surrounding the adjustment to the purchase price paid by the Company, it is expected that the certificate of incorporation of the Company will be amended to increase the number of directors to be elected by the holders of Class B Common Stock. Holders of the Class C shares do not participate in the election of Directors. On February 5, 2000, the three classes of common stock will automatically be consolidated into one single class of common stock with identical rights. The Company currently has outstanding warrants exercisable for 2,107,843 shares of Class C Common Stock at an exercise price of $.10 per share, which has already been deemed paid.

NOTE 7 -- RELATED PARTY INFORMATION

  G&G Investments, Inc.

     The Company is party to a management agreement with G&G, in which G&G is to provide specified managerial services for the Company. For these services, G&G is entitled to receive an annual management fee of $3,000 and reimbursement of its out-of-pocket costs. The terms of the Revolving Credit Facility and the Indenture limit the management fee annual payment to $1,500 unless certain financial maintenance tests are met. The Company has recorded an expense of $2,750 for this agreement for the period ended December 31, 1997 of which $975 has been paid.

  Other affiliates

     Related party transactions with Consumers and its affiliates for the period from February 5, 1997 to December 31, 1997 are summarized as follows:

Purchases of inventory and other............................  $ 5,201
Payable for inventory and other.............................    1,283
Sales of inventory and other................................   20,314
Receivable from sales of inventory and other................    5,791

     All transactions with Consumers and its affiliates are conducted on terms which, in the opinion of management, are no less favorable than with third parties.


     The Company participates in the Director and Employee Incentive Stock Option Plan, 1996 of Consumers. Options to purchase 1,216,500 shares of Consumers common stock, at exercise prices that range from $9.65 to $13.50 (Canadian dollars), were granted to all salaried employees of the Company in 1997. The Company has not adopted Statement of Financial Accounting Standards No. 123 -- Accounting for Stock-Based Compensation ("SFAS 123"). Had the Company adopted SFAS 123, the 1997 effect on compensation would be immaterial.


NOTE 8 -- PENSION PLANS

     As part of the Anchor Acquisition, the Company assumed the pension plans previously maintained by Old Anchor. The Company has defined benefit retirement plans for salaried and hourly-paid employees. Benefits are calculated on a salary-based formula for salaried plans and on a service-based formula for hourly plans. Pension costs for the period from February 5, 1997 to December 31, 1997 are summarized below.

Service cost-benefits earned during the year................  $  3,934
Interest cost on projected benefit obligation...............    28,219
Return on plan assets.......................................   (29,087)
                                                              --------
          Total pension cost................................  $  3,066
                                                              ========

     The Company has substantial unfunded obligations related to its employee pension plans. The Retirement Protection Act of 1994 requires the Company to make significant additional funding contributions into its underfunded defined benefit retirement plans and will increase the premiums paid to the PBGC. Excluding payments made as part of the Anchor Acquisition, the Company funded required contributions of approximately $20,000 in 1997.

     As an objection to the sale, the PBGC entered a determination to terminate Old Anchor's qualified defined benefit pension plans. However, in conjunction with the sale, the Company assumed all liabilities of the plans and funded $9,056 of plan contributions, previously unfunded following Old Anchor's filing of Chapter 11. Additionally, the Company issued $9,000 face amount of Series A Preferred Stock and Vitro, the parent of Old Anchor, has guaranteed to fund certain qualified defined benefit plan obligations, should the Company default on its obligations. Consequently, the PBGC agreed not to terminate the plans as a result of the Agreement and the assumption of the plans by the Company.

     The Company also sponsors two defined contribution plans covering substantially all salaried and hourly employees. In 1994, the salaried retirement and savings programs were changed, resulting in the freezing of benefits under the defined benefit pension plans for salaried employees and amending the defined contribution savings plan for salaried employees. Under the amended savings plan, the Company matches employees' basic contributions to the plan in an amount equal to 150% of the first 4% of an employee's compensation. Expenses under the savings programs for the period from February 5, 1997 to December 31, 1997 were approximately $2,000.

     The funded status of the Company's pension plans at December 31, 1997 is as follows:

                                                         ACCUMULATED    ASSETS EXCEED
                                                          BENEFITS       ACCUMULATED
                                                        EXCEED ASSETS     BENEFITS
                                                        -------------   -------------
Actuarial present value of accumulated plan benefits:
  Vested benefit obligation...........................    $314,427        $114,381
                                                          ========        ========
  Accumulated benefit obligation......................    $325,349        $114,381
                                                          ========        ========
  Projected benefit obligation........................     325,349         114,381
Plan assets at fair value.............................     270,157         131,631
                                                          --------        --------
Projected benefit obligation in excess of (less than)
  plan assets.........................................      55,192         (17,250)
Amounts not recognized --
  Subsequent gains....................................       4,651           5,693
Additional minimum liability..........................         540
                                                          --------        --------
Accrued (prepaid) pension cost........................    $ 60,383        $(11,557)
                                                          ========        ========

     Plan assets are held by an independent trustee and consist primarily of investments in equities, fixed income and government securities. There is currently no public market for the Series A Preferred Stock and no dividends have been paid during the current year. The Company has received a valuation of the contributed Series A Preferred Stock in the fourth quarter of 1997. Based upon this valuation, the Company will be required to contribute approximately $745 to bring the total value of the Series A Preferred Stock contribution up to the $9,000 contributed value.

     Significant assumptions used in determining net pension cost and related pension obligations for the benefit plans for 1997 are as follows:

Discount rate...............................................     7.25%
Expected long-term rate of return on plan assets............     9.0

NOTE 9 -- POST RETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company provides benefits to substantially all salaried, and certain hourly employees under several plans. SFAS 106 requires accrual of postretirement benefits (such as healthcare benefits) during the years an employee provides services. Currently, the Company funds these healthcare benefits on a pay-as-you-go basis. The Company also contributes to a multi-employer trust, and under the requirements of SFAS 106, recognizes as postretirement benefit cost the required annual contribution. The Company's cash flows are not affected by implementation of SFAS 106.

     The accumulated postretirement benefit obligation at December 31, 1997 is as follows:

Retirees....................................................  $39,882
Eligible plan participants..................................    9,186
Other active plan participants..............................   12,054
                                                              -------
                                                               61,122
Unrecognized gain...........................................      568
                                                              -------
Accrued postretirement benefit costs (including $3,790 in
  current liabilities)......................................  $61,690
                                                              =======

     Net postretirement benefit costs for the period from February 5, 1997 to December 31, 1997 consist of the following components:

Service cost -- benefits earned during the year.............  $  755
Interest cost on accumulated postretirement benefit
  obligation................................................   3,855
                                                              ------
                                                              $4,610
                                                              ======

     The assumed healthcare cost trend used in measuring the accumulated postretirement benefit obligation as of December 31, 1997 was 8.5% declining gradually to 5.5% by the year 2003, after which it remains constant. A one percentage point increase in the assumed healthcare cost trend rate for each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by approximately 11% and the net postretirement healthcare cost for the period ended December 31, 1997 by approximately 12%. The assumed discount rate used in determining the accumulated postretirement benefit obligation was 7.25% for 1997.

     The Company also contributes to a multi-employer trust which provides certain other postretirement benefits to retired hourly employees. Expenses under this program for the period from February 5, 1997 to December 31, 1997 were $3,781.

NOTE 10 -- PLANT CLOSING COSTS

     In an effort to reduce the Company's cost structure and improve productivity, the Company closed its Houston, Texas plant effective February 1997 and its Dayville, Connecticut plant effective April 1997 and included the liabilities assumed as part of the Anchor Acquisition cost. Closure of these facilities will result in the consolidation of underutilized manufacturing operations. Substantially all of the hourly and salaried employees at these plants, approximately 600 in total, have been terminated. Exit charges and the amounts charged against the liability as of December 31, 1997 are as follows:

                                                                     AMOUNT CHARGED
                                                    EXIT CHARGES    AGAINST LIABILITY
                                                    ------------    -----------------
Severance and employee benefit costs..............    $13,000            $11,700
Plant shutdown costs related to consolidation and
  discontinuation of manufacturing facilities.....     20,000              9,100

NOTE 11 -- INCOME TAXES

     The Company applies SFAS 109 under which the liability method is used in accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Under SFAS 109, if on the basis of available evidence, it is more likely than not that all or a portion of the deferred tax asset will not be realized, the asset must be reduced by a valuation allowance. Since realization is not assured at of December 31, 1997, management has deemed it appropriate to establish a realization reserve against the tax asset created during the period.

     The following significant components of the deferred tax assets and liabilities are as follows:

Deferred tax assets:
  Pension and postretirement liabilities....................  $ 1,200
  Accumulated depreciation..................................      600
  Other.....................................................      300
  Tax loss carryforwards....................................    2,900
                                                              -------
                                                                5,000
Valuation allowance.........................................   (1,600)
                                                              -------
                                                                3,400
                                                              -------
Deferred tax liabilities:
  Accrued liabilities and reserves..........................    3,200
  Other assets..............................................      200
                                                              -------
                                                                3,400
                                                              -------
Net deferred tax asset......................................  $    --
                                                              =======

     The effective tax rate reconciliation at December 31, 1997 is as follows:

Federal rate................................................    (34)%
State rate..................................................     (5)
Permanent differences.......................................     25
                                                                ---
                                                                (14)
Valuation allowance.........................................     14
                                                                ---
Effective rate..............................................     --%
                                                                ===

NOTE 12 -- LEASES

     The Company leases distribution and office facilities, machinery, transportation, data processing and office equipment under non-cancelable leases which expire at various dates through 2004. These leases generally provide for fixed rental payments and include renewal and purchase options at amounts which are generally based on fair market value at expiration of the lease. The Company has no material capital leases.

     Future minimum lease payments under non-cancelable operating leases are as follows:

1998........................................................    $17,300
1999........................................................     13,600
2000........................................................     10,400
2001........................................................      9,200
2002........................................................      9,200
After 2002..................................................     20,300
                                                                -------
                                                                $80,000
                                                                =======

     Rental expense for all operating leases for the period from February 5, 1997 to December 31, 1997 was $17,547.

     In connection with the Anchor Acquisition, the Company assumed and amended Old Anchor's lease of the headquarters facility located in Tampa, Florida and a related option to purchase. The term of the amended lease expired January 2, 1998, unless the Company has exercised its purchase right, and the term then expired February 1, 1998. In January 1998, the Company exercised the option to purchase the headquarters facility and assigned such option to a third party purchaser of the facility. The Company has entered into a ten year lease pursuant to which the Company will lease a portion of the headquarters facility.

NOTE 13 -- COMMITMENTS AND CONTINGENCIES

     The Company is a respondent in various environment-related cases. The measurement of liabilities in these cases and other environmental concerns is based on available facts of each situation and considers factors such as prior experience in remediation efforts and presently enacted environmental laws and regulations. In the opinion of management, based upon information presently known, the Company has adequately provided for environmental liabilities. The Company is not otherwise party to, and none of its assets are subject to any other pending legal proceedings, other than ordinary routine litigation incidental to its business and against which the Company is adequately insured and indemnified or which is not material. The Company believes that the ultimate outcome of these cases will not materially affect future operations.

NOTE 14 -- SUBSEQUENT EVENTS

     Following the issuance of the First Mortgage Notes, the Company filed, with the Securities and Exchange Commission, a Registration Statement on July 16, 1997, (File No. 333-31363) on Form S-4 under the Securities Act of 1933, with respect to an issue of 11.25% First Mortgage Notes, due 2005, identical in all material respects to the First Mortgage Notes, except that the new First Mortgage Notes would not bear legends restricting the transfer thereof. Upon the effectiveness of the Registration Statement, February 12, 1998, the Company commenced an offer to the holders of the Notes to exchange their First Mortgage Notes for a like principal amount of new First Mortgage Notes. The exchange offer is expected to be completed by March 30, 1998.

     In connection with a plan to simplify the corporate ownership structure of Consumers, the Company and their affiliates, Glenshaw Glass Company, Inc., a wholly-owned subsidiary of G&G, may become a subsidiary of the Company or Consumers U.S.

     Subsequent to year end, the Company has made definitive arrangements to issue 9 7/8% senior unsecured notes, due 2008 in the amount of $50,000, the proceeds of which are to be used to pay down the existing indebtedness under the Company's revolving credit facility, and to provide for future expansion to meet customer needs.

                 INDEX TO FINANCIAL INFORMATION FOR OLD ANCHOR

CONSOLIDATED FINANCIAL STATEMENTS
  Report of Arthur Andersen LLP, Independent Public
     Accountants............................................  H-2
  Consolidated Balance Sheets at February 4, 1997 and
     December 31, 1996......................................  H-3

  Consolidated Statements of Operations for the period from
     January 1, 1997 to February 4, 1997 and for the years
     Ended December 31, 1996 and 1995.......................  H-4

  Consolidated Statements of Cash Flows for the period from
     January 1, 1997 to February 4, 1997 and for the years
     Ended December 31, 1996 and 1995.......................  H-5

  Consolidated Statements of Stockholder's Equity
     (Deficiency in Assets) for the period from January 1,
     1997 to February 4, 1997 and for the years Ended
     December 31, 1996 and 1995.............................  H-6

  Notes to Consolidated Financial Statements................  H-7

SELECTED CONSOLIDATED FINANCIAL DATA........................  H-24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................  H-27

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Anchor Glass Container Corporation:

     We have audited the accompanying consolidated balance sheets of Anchor Resolution Corp. (Debtor-in-Possession) (the Company) as of February 4, 1997 and December 31, 1996, and the related consolidated statements of operations, stockholder's equity (deficiency in assets) and cash flows for the period from January 1, 1997 to February 4, 1997, and the two years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to report on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our report.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Anchor Resolution Corp. as of February 4, 1997, and December 31, 1996, and the results of its operations and its cash flows for the period from January 1, 1997, to February 4, 1997, and the two years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced significant losses in the last three fiscal years, and has a net deficiency in assets of $284,959,000 at February 4, 1997. As described in Notes 2 and 3 to the accompanying consolidated financial statements, in September 1996, the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. Furthermore, as discussed in Note 2, on February 5, 1997, the Company sold substantially all of its assets and certain liabilities. The Company's bankruptcy petition and remaining deficiency in assets after this sale raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

ARTHUR ANDERSEN LLP

Pittsburgh, Pennsylvania
March 27, 1998

                            ANCHOR RESOLUTION CORP.
                             (DEBTOR-IN-POSSESSION)
             (FORMERLY KNOWN AS ANCHOR GLASS CONTAINER CORPORATION)

                          CONSOLIDATED BALANCE SHEETS
                          (U.S. DOLLARS IN THOUSANDS)

                                                              FEBRUARY 4,    DECEMBER 31,
                                                                 1997            1996
                                                              -----------    ------------
                                         ASSETS
Current assets:
Cash and cash equivalents...................................   $  3,449        $  4,898
Accounts receivable, less allowance for doubtful accounts of
  $1,630 and $1,503.........................................     60,978          55,851
Inventories --
  Raw materials and manufacturing supplies..................     29,649          28,528
  Semi-finished and finished products.......................    119,082         115,891
Other current assets........................................     19,184          18,593
                                                               --------        --------
         Total current assets...............................    232,342         223,761
                                                               --------        --------
Property, plant and equipment:
  Land and land improvements................................     10,405          10,405
  Buildings.................................................    120,377         120,377
  Machinery, equipment and molds............................    531,827         524,643
  Less accumulated depreciation, net........................   (350,967)       (344,655)
                                                               --------        --------
                                                                311,642         310,770
                                                               --------        --------
Other assets................................................     50,943          52,072
Intangible pension asset....................................     17,140          17,140
Investment in joint venture.................................     39,734          39,725
                                                               --------        --------
                                                               $651,801        $643,468
                                                               ========        ========

               LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY IN ASSETS)
Liabilities not subject to compromise:
Current liabilities:
Debtor-in-Possession Facility...............................   $107,939        $ 90,455
Senior Secured Notes........................................    158,025         158,025
Accounts payable............................................     32,558          25,727
Accrued expenses............................................     35,192          32,740
Accrued interest............................................        914           1,510
Accrued compensation and employee benefits..................     58,545          60,423
                                                               --------        --------
         Total current liabilities..........................    393,173         368,880
                                                               --------        --------
Pension liabilities.........................................     44,198          44,179
Other long-term liabilities.................................    120,206         119,722
                                                               --------        --------
                                                                164,404         163,901
Liabilities subject to compromise...........................    379,183         379,994
                                                               --------        --------
         Total liabilities..................................    936,760         912,775
Commitments and contingencies
Stockholder's equity (deficiency in assets):
Common stock -- $.10 par value; authorized 1,000 shares,
  issued and outstanding, 1 share...........................         --              --
Capital in excess of par value..............................    576,300         576,300
Accumulated deficit.........................................   (838,865)       (823,213)
Amount related to minimum pension liability.................    (22,394)        (22,394)
                                                               --------        --------
                                                               (284,959)       (269,307)
                                                               --------        --------
                                                               $651,801        $643,468
                                                               ========        ========

                See Notes to Consolidated Financial Statements.

                            ANCHOR RESOLUTION CORP.
                             (DEBTOR-IN-POSSESSION)
             (FORMERLY KNOWN AS ANCHOR GLASS CONTAINER CORPORATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                          (U.S. DOLLARS IN THOUSANDS)

                                                    PERIOD FROM JANUARY 1,
                                                        TO FEBRUARY 4,        YEARS ENDED DECEMBER 31,
                                                    ----------------------    -------------------------
                                                             1997                1996           1995
                                                    ----------------------    -----------    ----------
Net sales.........................................         $ 62,560            $ 814,370      $956,639
Costs and expenses:
  Cost of products sold...........................           70,608              831,612       906,393
  Selling and administrative expenses.............            3,745               39,570        48,998
  Restructuring and other charges.................               --               49,973        10,267
  Impairment of long-lived assets.................               --              490,232            --
  Write-up of assets held for sale................               --               (8,967)           --
                                                           --------            ---------      --------
Loss from operations..............................          (11,793)            (588,050)       (9,019)
Other income (expense), net.......................             (595)             (10,020)          171
Interest expense (1997 and 1996 contractual
  interest of $5,353 and $57,768, respectively)...           (2,437)             (48,601)      (56,871)
                                                           --------            ---------      --------
Loss before reorganization items, income taxes and
  extraordinary item..............................          (14,825)            (646,671)      (65,719)
Reorganization items..............................             (827)              (5,008)           --
                                                           --------            ---------      --------
Loss before income taxes and extraordinary item...          (15,652)            (651,679)      (65,719)
Income taxes......................................               --                1,825           250
                                                           --------            ---------      --------
Loss before extraordinary item....................          (15,652)            (653,504)      (65,969)
Extraordinary item --
  Write-off of deferred financing fees, net of nil
     tax..........................................               --               (2,336)           --
                                                           --------            ---------      --------
Net loss..........................................         $(15,652)           $(655,840)     $(65,969)
                                                           ========            =========      ========

                See Notes to Consolidated Financial Statements.

                            ANCHOR RESOLUTION CORP.
                             (DEBTOR-IN-POSSESSION)
             (FORMERLY KNOWN AS ANCHOR GLASS CONTAINER CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (U.S. DOLLARS IN THOUSANDS)

                                                                PERIOD FROM          YEARS ENDED
                                                                JANUARY 1,           DECEMBER 31,
                                                              TO FEBRUARY 4,    ----------------------
                                                                   1997           1996         1995
                                                              ---------------   ---------    ---------
Cash flows from operating activities:
  Loss before extraordinary item............................     $(15,652)      $(653,504)   $ (65,969)
  Adjustments to reconcile loss before extraordinary item to net cash provided by (used in) operating activities:
    Impairment of long-lived assets.........................           --         490,232           --
    Write-up of assets held for sale........................           --          (8,967)          --
    Restructuring and other charges.........................           --          49,973       10,267
    Depreciation............................................        6,312          72,537       76,994
    Amortization............................................        1,293          29,119       22,921
    Other...................................................          127           3,131          462
  Decrease in cash resulting from changes in assets and
    liabilities.............................................       (2,696)        (19,697)     (44,245)
  Increase in cash resulting from changes in prepetition
    liabilities.............................................         (811)          8,765           --
                                                                 --------       ---------    ---------
                                                                  (11,427)        (28,411)         430
Cash flows from investing activities:
  Expenditures for property, plant and equipment............       (7,186)        (46,254)     (70,368)
  Proceeds from sales of property, plant and equipment......           --          14,022       49,490
  Investment in joint venture...............................          (10)        (18,552)     (20,631)
  Other.....................................................         (304)        (13,108)      (6,991)
                                                                 --------       ---------    ---------
                                                                   (7,500)        (63,892)     (48,500)
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..................           --          80,000           --
  Principal payments on long-term debt......................           (6)        (92,191)        (365)
  Capital contribution from Vitro S.A.......................           --          92,484       50,000
  Sale of accounts receivable...............................           --              --       30,000
  Net draws on Debtor-In-Possession Facility................       17,484          90,455           --
  Draws on Prepetition Credit Agreement.....................           --              --       87,000
  Repayments on Prepetition Credit Agreement................           --         (83,000)    (114,000)
  Other, primarily financing fees...........................           --          (8,862)        (437)
                                                                 --------       ---------    ---------
                                                                   17,478          78,886       52,198
Cash and cash equivalents:
  Increase (decrease) in cash and cash equivalents..........       (1,449)        (13,417)       4,128
  Balance, beginning of period..............................        4,898          18,315       14,187
                                                                 --------       ---------    ---------
  Balance, end of period....................................     $  3,449       $   4,898    $  18,315
                                                                 ========       =========    =========
SUPPLEMENTAL CASH FLOW INFORMATION
Net cash provided by (used in) operating activities reflects net cash payments for interest and taxes as follows:
Interest....................................................     $  3,033       $  51,412    $  52,003
                                                                 ========       =========    =========
Income taxes (refunds), net.................................     $     --       $    (209)   $    (328)
                                                                 ========       =========    =========
In addition, the Company had the following non-cash
  activities:
  Extraordinary item -- write off of deferred financing
    fees....................................................     $     --       $   2,336    $      --
                                                                 ========       =========    =========
Increase (decrease) in cash resulting from changes in assets and liabilities:
  Accounts receivable.......................................     $ (5,127)      $ (15,351)   $  (6,881)
  Inventories...............................................       (4,312)         36,154       (5,606)
  Other current assets......................................         (591)         (1,623)      (4,050)
  Accounts payable, accrued expenses and other current
    liabilities.............................................        7,456         (26,246)     (22,462)
  Other, net................................................         (122)        (12,631)      (5,246)
                                                                 --------       ---------    ---------
                                                                 $ (2,696)      $ (19,697)   $ (44,245)
                                                                 ========       =========    =========

    The Company considers short-term investments with original maturities of ninety days or less at the date of purchase to be classified as cash equivalents.

                See Notes to Consolidated Financial Statements.

                            ANCHOR RESOLUTION CORP.
                             (DEBTOR-IN-POSSESSION)
             (FORMERLY KNOWN AS ANCHOR GLASS CONTAINER CORPORATION)

     CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIENCY IN ASSETS)
                          (U.S. DOLLARS IN THOUSANDS)

                                                                                           TOTAL
                                                                                       STOCKHOLDER'S
                                     COMMON    CAPITAL IN    RETAINED      MINIMUM        EQUITY
                                     STOCK     EXCESS OF     EARNINGS      PENSION      (DEFICIENCY
                                      (A)      PAR VALUE     (DEFICIT)    LIABILITY     IN ASSETS)
                                     ------    ----------    ---------    ---------    -------------
Balance, January 1, 1995...........   $ --      $433,816     $(101,404)   $ (7,858)      $ 324,554
Capital contribution from Vitro,
  S.A. ............................     --        50,000            --          --          50,000
Amount related to minimum pension
  liability........................     --            --            --     (18,982)        (18,982)
Net loss...........................     --            --       (65,969)         --         (65,969)
                                      ----      --------     ---------    --------       ---------
Balance, December 31, 1995.........     --       483,816      (167,373)    (26,840)        289,603
Capital contribution from Vitro,
  S.A. ............................     --        92,484            --          --          92,484
Amount related to minimum pension
  liability........................     --            --            --       4,446           4,446
Net loss...........................     --            --      (655,840)         --        (655,840)
                                      ----      --------     ---------    --------       ---------
Balance, December 31, 1996.........     --       576,300      (823,213)    (22,394)       (269,307)
Net loss...........................     --            --       (15,652)         --         (15,652)
                                      ----      --------     ---------    --------       ---------
Balance, February 4, 1997..........   $ --      $576,300     $(838,865)   $(22,394)      $(284,959)
                                      ====      ========     =========    ========       =========

---------------
(A) One share, $.10 par value outstanding

                See Notes to Consolidated Financial Statements.

                            ANCHOR RESOLUTION CORP.
                             (DEBTOR-IN-POSSESSION)
             (FORMERLY KNOWN AS ANCHOR GLASS CONTAINER CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (U.S. DOLLARS IN THOUSANDS)

NOTE 1 -- BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying consolidated financial statements are prepared on a historical cost basis of accounting and reflect adjustments for the impairment of goodwill and other long-lived assets. As discussed in Note 3, Anchor Resolution Corp. (formerly known as Anchor Glass Container Corporation) (the "Company") is operating as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code ("Chapter 11"). The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, the consolidated financial statements do not purport to show (a) as to assets, the remaining assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; or (c) as to stockholder's accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in the Company's remaining business.

  Organization of the Company

     At February 4, 1997, the Company is a wholly-owned subsidiary of Container Holdings Corp. ("Container") which is a direct wholly-owned subsidiary of Vitro, Sociedad Anonima ("Vitro"), a limited liability corporation incorporated under the laws of the United Mexican States. On September 13, 1996, the Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code ("Chapter 11") (See Note 3). On February 5, 1997, Consumers Packaging Inc. ("CPI") and Owens-Brockway Glass Container, Inc. ("OI") acquired substantially all of the assets and business of the Company in accordance with the terms of the Agreement (See Note 2). The financial statements for the period from January 1, 1997 to February 4, 1997 (the "1997 Interim Period") represent the final period of operations of the Company.

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

  Business Segment

     The Company is engaged in the manufacture and sale of a diverse line of clear, amber, green and other color glass containers of various types, designs and sizes to customers principally in the beer, food, iced tea, distilled spirits, wine and soft drink industries. The Company markets its products throughout the United States. The Company's international operations and export sales are insignificant. Sales to Anheuser-Busch represented 6%, 11% and 24% of total net sales for the 1997 Interim Period and the years ended 1996 and 1995, respectively. As a result of the current highly competitive environment, the Company had been informed by Anheuser-Busch that the Company's 1996 and future volume allocations would be reduced. Additionally, sales to The Stroh Brewery Company represented 10.0% and 10.8% of total net sales for the 1997 Interim Period and the year ended 1996.

                            ANCHOR RESOLUTION CORP.
                             (DEBTOR-IN-POSSESSION)
             (FORMERLY KNOWN AS ANCHOR GLASS CONTAINER CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                          (U.S. DOLLARS IN THOUSANDS)

  Inventories

     Inventories are stated at the lower of cost or market. The cost of substantially all inventories of raw materials and semi-finished and finished products is determined on the last-in, first-out ("LIFO") method. At February 4, 1997 and December 31, 1996 the estimated current cost of these inventories exceeds their stated value determined on the LIFO basis by approximately $16,740. Manufacturing supplies and certain other inventories are valued at weighted average actual or standard costs that approximate actual costs.

  Property, Plant and Equipment

     Property, plant and equipment expenditures, including renewals, betterments and furnace rebuilds, which extend useful lives, and expenditures for glass forming machine molds are capitalized and depreciated using the straight-line method over the estimated useful lives of the assets for financial statement purposes while accelerated depreciation methods are principally used for tax purposes. Generally, annual depreciation rates range from 2.5% for buildings, 6.3% to 20% for machinery and equipment and 40% for molds. Furnace and machine rebuilds, which are recurring in nature and which extend the lives of the related assets, are recorded as a charge to accumulated depreciation. Annual depreciation rates for such expenditures range from 20% to 25%, based on the type and extent of these rebuilds. Depreciation of leased property recorded as capital assets is computed on a straight-line basis over the estimated useful lives of the assets. Maintenance and repairs are charged directly to expense as incurred.

  Excess of Cost Over Fair Value of Net Assets Acquired (Goodwill)

     As a result of the declining profitability, diminishing cash flows and the Company's bankruptcy as discussed in Note 3, the recoverable value of the carrying amount of long-lived assets and intangibles was reviewed for impairment.

     Prior to the sale of substantially all of its assets, the Company used projected undiscounted earnings before interest, income taxes, depreciation and amortization but after maintenance capital expenditures as compared to the unamortized balance of goodwill and other long-lived assets, to measure any impairment, and as of December 31, 1995, no impairment was calculated. As a result of the sale of the Company's assets, in late 1996, the Company used projected proceeds from the sale as a measure of impairment of goodwill.

     Based upon this review, the amount of remaining excess of purchase price over fair value of net assets acquired of $457,232 and other long-lived assets of $33,000 were written off in the year ended December 31, 1996.

     The excess of cost over fair value of net assets acquired had been amortized on a straight line basis over a 40 year period. Amortization expense, included as a component of cost of products sold, for the years ended December 31, 1996 and 1995 was $13,920 and $13,925 respectively.

  Income Taxes

     Statement of Financial Accounting Standards No. 109 -- Accounting for Income Taxes ("SFAS 109") establishes financial accounting and reporting standards for the effects of income taxes which result from a company's activities during the current and preceding years. In general, SFAS 109 requires that each company within a consolidated group recognize tax expense based on its own income. The Company and its subsidiaries file a consolidated tax return with Container and its subsidiaries. To the extent that current operating loss benefits of the consolidated group or post acquisition loss carryforwards are allocated to the Company as a reduction of current income taxes payable, such benefits are reflected as a contribution of

                            ANCHOR RESOLUTION CORP.
                             (DEBTOR-IN-POSSESSION)
             (FORMERLY KNOWN AS ANCHOR GLASS CONTAINER CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                          (U.S. DOLLARS IN THOUSANDS)

capital. The Company's tax benefits arising prior to acquisition (preacquisition losses) are reflected as a reduction in goodwill when the losses are utilized. Post acquisition losses of the Company are used to offset current or future income tax provisions.

  Retirement Plans

     The Company has retirement plans, principally non-contributory, covering substantially all salaried and hourly employees. The Company's funding policy is to pay at least the minimum amount required by the Employee Retirement Income Security Act of 1974. As a result of the Bankruptcy Proceedings (See Note 3), certain plan contributions were not made as of February 4, 1997 (See Note 12). At February 4, 1997 and December 31, 1996, the Company has recorded an additional minimum pension liability for underfunded plans representing the excess of the underfunded liability over previously recorded accrued pension costs.

  Postretirement Benefits

     Statement of Financial Accounting Standards No. 106 -- Employers' Accounting for Postretirement Benefits Other Than Pensions ("SFAS 106") requires accrual of postretirement benefits (such as healthcare benefits) during the period that an employee provides service. The transition obligation from the adoption of SFAS 106 approximated $3,400 and is being amortized on a straight-line basis over a period of twenty years. This accounting method has no effect on the Company's cash outlays for these retirement benefits.

  Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107 -- Disclosures about Fair Value of Financial Instruments requires disclosure of the estimated fair values of certain financial instruments. The estimated fair value amounts have been determined using available market information or other appropriate valuation methodologies that require considerable judgment in interpreting market data and developing estimates. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Based on the uncertainty of the ultimate outcome of the Bankruptcy Proceedings, discussed in Note 3, the Company is unable to estimate the fair value of long-term debt at February 4, 1997 and December 31, 1996. The carrying amount of other financial instruments approximate their estimated fair values.

     The fair value information presented herein is based on information available to management as of February 4, 1997. Such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, the current estimates of fair value may differ significantly from the amounts presented herein. As a result of the Bankruptcy Proceedings discussed in Note 3, the ultimate value of these financial instruments is dependent upon the payment under the Company's future plan of reorganization.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated.

                            ANCHOR RESOLUTION CORP.
                             (DEBTOR-IN-POSSESSION)
             (FORMERLY KNOWN AS ANCHOR GLASS CONTAINER CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                          (U.S. DOLLARS IN THOUSANDS)

NOTE 2 -- SALE OF ASSETS

     On February 5, 1997, OI and Anchor Glass Acquisition Corporation ("New Anchor"), a majority-owned subsidiary of CPI, acquired substantially all of the assets and business of the Company, pursuant to the Asset Purchase Agreement dated December 18, 1996, as amended (the "Agreement").

     New Anchor purchased eleven operating glass container manufacturing facilities, five idled glass container manufacturing facilities and other related assets. OI purchased assets and assumed liabilities of the Company's Antioch, California and Hayward, California facilities and purchased certain other existing inventories. OI also purchased the Company's investment in Rocky Mountain Bottle Company, a joint venture with Coors Brewing Company ("Coors"), and assumed the Company's agreement to manufacture Coors' glass packaging products in the United States.

     The total purchase price approximated $378,000, excluding fees of approximately $1,500. The purchase price received from OI amounted to approximately $128,000 and was received in cash. The remaining purchase price of approximately $250,000 from New Anchor was comprised of: approximately $200,500 in cash, $47,000 face amount (1,879,320 shares) of mandatorily redeemable 10% cumulative convertible preferred stock and $2,500 of common stock (490,898 shares with an estimated value of $5.00 per share) of New Anchor.

     The purchase price paid by New Anchor in connection with the Anchor Acquisition is subject to adjustment. On June 13, 1997, the Company delivered to New Anchor the closing balance sheet which indicated that the Company believed that it was entitled to additional payments from New Anchor and Owens totaling approximately $76,300. On July 28, 1997, New Anchor delivered its notice of disagreement to the Company, which requested a reduction of the purchase price of approximately $96,800. Since that time, the parties have been negotiating the amount of the adjustment, and have reached a proposed settlement (the "Proposed Settlement"). The Proposed Settlement requires the payment by New Anchor to the Company of an additional $1,000 in cash and the issuance of 1,225,000 warrants for the purchase of additional shares of common stock. None of the warrants to be issued will require any payment upon exercise. The Proposed Settlement is subject to final approval by the Company, New Anchor and the bankruptcy court.

     Proceeds from the sale were used to repay the outstanding balance of the DIP Facility and accrued interest thereon, of approximately $109,000 at February 4, 1997. The remainder of the proceeds will be used against prepetition liabilities, as ultimately determined under the Company's Plan of Reorganization (see Note 3).

     Upon consummation of the purchase and effective February 6, 1997, New Anchor changed its name to Anchor Glass Container Corporation and the Company changed its name to Anchor Resolution Corp.

     As an objection to the sale, the Pension Benefit Guaranty Corporation ("PBGC") entered a determination to terminate the Company's qualified defined benefit pension plans. However, in conjunction with the sale, New Anchor assumed all liabilities of the plans and funded approximately $9,100 of plan contributions, previously unfunded following the Company's filing of Chapter 11 (see Note 3). Additionally, New Anchor issued to the plans $9,000 face amount (360,000 shares) of mandatorily redeemable 10% cumulative preferred stock and Vitro agreed to provide a limited guaranty to the PBGC with respect to the unfunded benefit liabilities of the Company's defined benefit plans. Consequently, the PBGC agreed not to terminate the plans as a result of the Agreement and the assumption of the plans by New Anchor.

     On October 4, 1996, the Company entered into an asset purchase agreement with Ball-Foster Glass Container Co. L.L.C., ("Ball-Foster"). Pursuant to that agreement, Ball-Foster was to acquire substantially

                            ANCHOR RESOLUTION CORP.
                             (DEBTOR-IN-POSSESSION)
             (FORMERLY KNOWN AS ANCHOR GLASS CONTAINER CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                          (U.S. DOLLARS IN THOUSANDS)

all of the assets of the Company for $365 million in cash at closing, subject to adjustment, as set forth in that agreement. In addition, Ball-Foster was to assume specified liabilities of the Company. Payment of the purchase price was guaranteed by Saint-Gobain Corporation, parent company of Ball-Foster.

     Also on October 4, 1996, the Company filed a motion with the Bankruptcy Court seeking an order (i) authorizing the sale to Ball-Foster, subject to higher and better bids, of substantially all of the Company's assets free and clear of certain liens, claims and encumbrances and (ii) authorizing assumption and assignment of certain unexpired leases and executory contracts. The Court had entered several amended scheduling orders which established a timetable for the sale process. The amended deadline for submissions of higher and better bids was December 12, 1996. At that time, the Company received a higher and better offer from CPI and OI. Ball-Foster received a termination fee of $3,000 from the proceeds of the transaction.

     The following unaudited pro forma condensed balance sheet gives effect to the sale of assets and business and payoff of the DIP Facility (as defined) described above as if such transactions occurred on February 4, 1997:

Cash........................................................  $ 223,000
Other current assets........................................      7,500
Investment in Common Stock of Anchor Glass Container
  Corporation...............................................      2,500
Investment in Preferred Stock of Anchor Glass Container
  Corporation...............................................     47,000
Property, plant and equipment...............................      7,000
Other assets................................................     10,000
                                                              ---------
          Total assets......................................  $ 297,000
                                                              ---------
Liabilities not subject to compromise:
Current liabilities.........................................  $ 165,000
  Other long-term liabilities...............................     16,000
  Liabilities subject to compromise.........................    375,000
                                                              ---------
          Total liabilities.................................    556,000
                                                              ---------
          Deficiency in assets..............................  $(259,000)
                                                              =========

     The Company's remaining deficiency in assets after this sale raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

NOTE 3 -- BANKRUPTCY PROCEEDINGS

     As a result of the continued decline in the Company's results of operations from the effect of the highly competitive glass container market and the Company's high debt level, on September 13, 1996 (the "Petition Date"), the Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). On September 30, 1996, Anchor Recycling Corporation, a wholly-owned subsidiary of the Company, also filed a voluntary petition to reorganize under Chapter 11 in the same court. The Chapter 11 proceedings are being jointly administered, with the Company managing the business in the ordinary course as a debtor-in-possession under the supervision of the Bankruptcy Court. Vitro and the Company concluded that the Chapter 11 filing was necessary in order to preserve the value of its assets and to ensure that the business has sufficient cash resources to continue operations while it completed the sale of the business discussed in Note 2.

                            ANCHOR RESOLUTION CORP.
                             (DEBTOR-IN-POSSESSION)
             (FORMERLY KNOWN AS ANCHOR GLASS CONTAINER CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                          (U.S. DOLLARS IN THOUSANDS)

     Under Chapter 11 proceedings, litigation and actions by creditors to collect certain claims existing at the Petition Date are stayed, without specific Bankruptcy Court authorization to pay such claims. The Company had received authorization, pursuant to first day orders, to pay certain claims related to wages, salaries, vacation, sick pay and other claims. As a debtor-in-possession, the Company has the right, subject to Bankruptcy Court approval, and certain other limitations, to assume or reject certain executory contracts, including unexpired leases. Any claim for damages resulting from the rejection of an executory contract or an unexpired lease is treated as a general unsecured claim in the Chapter 11 proceedings.

     On September 26, 1996 the United States Trustee appointed a single unsecured creditors' committee (the "Creditors Committee"). The Creditors' Committee has the right to review and object to certain business transactions and has participated in the negotiation of the Company's plan of reorganization. The Creditors Committee has retained the firm of Wachtell, Lipton, Rosen & Katz as its counsel and Smith Barney Inc. as its financial advisors.

     The Company obtained debtor-in-possession ("DIP") financing from Foothill Capital Corporation, as agent and Congress Financial Corporation, as co-agent, (the "Lender Group") which provided for a $130,000 DIP Credit Facility (the "DIP Facility"), and was approved by the Bankruptcy Court on November 15, 1996. The DIP Facility, which expires September 30, 1997, provides up to $130,000 under a borrowing base formula, less prepetition advances under the Company's then existing New Senior Credit Facility (the "Prepetition Credit Facility") with the Lender Group, on terms substantially the same as the Prepetition Credit Facility. On February 5, 1997, the DIP Facility was repaid in full with proceeds from the sale as discussed in Note 2.

     The DIP Facility and prepetition secured claims are collateralized by substantially all of the assets of the Company including accounts receivable, inventories and property, plant and equipment. The Company has continued to accrue interest on its prepetition secured debt obligations. Because of the Chapter 11 filing, there has been no accrual of interest on prepetition unsecured debt subsequent to the Petition Date.

     Of the cash proceeds received from the sale of substantially all the assets and business of the Company (see Note 2), approximately $109,000 was used to repay in full the DIP Facility and approximately $11,000 was applied to the prepayment of real estate taxes, certain costs related to the Company's partnership with Coors (see Note 8) and the termination fee payable to Ball-Foster (see Note 2). The balance of the net proceeds of the sale remaining after application to the costs of the winddown and to other administrative and priority claims will be distributed to the creditors of the Company, including the holders of approximately $158,000 principal amount of the Company's Senior Secured Notes and holders of other secured and unsecured claims, pursuant to a Plan of Reorganization which is being developed by the Company in conjunction with the Creditors Committee.

     The Company has separately reported, as reorganization items on the consolidated statement of operations, professional fees and similar types of expenditures relating directly to the Chapter 11 filing. The Company's policy is to expense all such expenditures as incurred. These expenses are primarily for legal, claims and accounting services.

                            ANCHOR RESOLUTION CORP.
                             (DEBTOR-IN-POSSESSION)
             (FORMERLY KNOWN AS ANCHOR GLASS CONTAINER CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                          (U.S. DOLLARS IN THOUSANDS)

NOTE 4 -- PREPETITION LIABILITIES

     Prepetition liabilities subject to compromise include the following:

                                                       FEBRUARY 4,    DECEMBER 31,
                                                          1997            1996
                                                       -----------    ------------
$100,000 10.25% Senior Notes.........................   $100,000        $100,000
$200,000 9.875% Senior Subordinated Debentures.......    200,000         200,000
Other debt...........................................      4,368           4,368
Trade payables.......................................     67,890          68,701
Accrued interest.....................................      6,925           6,925
                                                        --------        --------
                                                        $379,183        $379,994
                                                        ========        ========

     Because of the Chapter 11 proceedings, there has been no accrual of interest on the $100,000 10.25% Senior Notes or the $200,000 9.875% Senior Subordinated Debentures since September 12, 1996. If accrued, interest expense would have increased $2,916 and $9,167, respectively, during the 1997 Interim Period and the year ended December 31, 1996. Additionally, the amounts reflected as prepetition liabilities do not include amounts related to potential claims, which are substantially in excess of the recorded liabilities at February 4, 1997.

NOTE 5 -- LONG-TERM DEBT

     At February 4, 1997 and December 31, 1996, all debt which, by its terms was previously classified as long-term at the Petition Date, is classified as prepetition liabilities in the accompanying balance sheet.

     As a result of the Bankruptcy Proceedings (See Note 3), the Company is in default of various covenants relating to its outstanding prepetition debt. However, under Chapter 11 proceedings, litigation or actions by creditors related to these defaults are stayed. In addition, the DIP Facility required that the Company's collateral value and availability, as defined, could not be less than a specified amount and the outstanding credit facility balance could not be more than a specified amount as measured on a rolling four-week period throughout the term of the DIP Facility. Prior to the repayment of the DIP Facility, the Company was in full compliance with these covenants.

                            ANCHOR RESOLUTION CORP.
                             (DEBTOR-IN-POSSESSION)
             (FORMERLY KNOWN AS ANCHOR GLASS CONTAINER CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                          (U.S. DOLLARS IN THOUSANDS)

     Long-term debt at December 31, 1995, giving affect to the Noteholder Restructuring Agreement discussed below, consists of the following:

                                                                1995
                                                              --------
Floating Rate Series A Senior Secured Notes, variable
  interest rate, payable monthly............................  $ 38,000
Series B Senior Secured Notes, interest at 9.91%, payable
  monthly...................................................   202,000
Floating Rate Series C Senior Secured Notes, variable
  interest rate, payable monthly............................    10,000
$100,000 Senior Notes, Series A, interest at 10.25%, payable
  semi-annually.............................................   100,000
$200,000 Senior Subordinated Debentures, interest at 9.875%,
  payable semi-annually.....................................   200,000
Other.......................................................     4,450
                                                              --------
                                                               554,450
Less current maturities.....................................     1,770
                                                              --------
                                                              $552,680
                                                              ========

     Effective January 12, 1996, the Company and the holders of the Senior Secured Notes entered into a Noteholder Restructuring Agreement which provides for, among other things, consent by the holders to the replacement of the then current Credit Agreement with a new $130,000 credit facility (subsequently replaced by the DIP Facility) and waiver by the holders to identified defaults or events of default existing on the effective date or which may occur during the waiver period which expired not later than January 31, 1998. The restructuring period was defined as the period between the effective date and the termination date, which would have occurred no later than June 30, 1998 (the "Restructuring Period"). The following events occurred in connection with the effectiveness of the Noteholder Restructuring Agreement:

     - execution of the $130,000 Prepetition Credit Facility

     - mandatory prepayment on January 12, 1996 of the aggregate principal amount of the Senior Secured Notes as follows:

          -- Series A $12,160; Series B $64,640 and Series C $3,200;

     - payment of a restructuring fee of 1.75% of the principal amount of the consenting noteholders' Senior Secured Notes outstanding prior to giving effect to the prepayments above, approximately $4,100, and

     - $40,000 capital contribution from Vitro and a commitment from Vitro to contribute an additional $25,000 on or before January 31, 1997. Capital contributions in 1996 amounted to $92,484.

     Compliance with the financial maintenance tests as defined in the amendments to the Note Purchase Agreement, including fixed charge coverage, net worth, current ratio and debt to equity were waived through the period ending January 31, 1998. However, the Company was required to maintain capital expenditures and net worth in amounts not less than those defined in the Noteholder Restructuring Agreement.

     During the Restructuring Period, the Series A Notes and Series C Notes bore a floating rate of interest at the one-month LIBOR rate, as defined, plus 2.0%. The interest rate was adjusted monthly. Interest on the Series B Notes is fixed at 9.91% per annum. Interest during the Restructuring Period is payable on the 15th of each month.

                            ANCHOR RESOLUTION CORP.
                             (DEBTOR-IN-POSSESSION)
             (FORMERLY KNOWN AS ANCHOR GLASS CONTAINER CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                          (U.S. DOLLARS IN THOUSANDS)

     Effective January 12, 1996, and concurrent with the Noteholder Restructuring Agreement, the Company entered into a Loan Agreement with Foothill Capital Corporation, as agent and Congress Financial Corporation, as co-agent, to provide for the $130,000 Prepetition Credit Facility. $80,000 of proceeds from the Prepetition Credit Facility were used to prepay at closing a significant portion of certain payments of the Senior Secured Notes originally scheduled to be made in July 1996 and July 1997 and the remaining $50,000 was used to finance working capital and other general corporate purposes. Advances outstanding at any one time are not to exceed an amount equal to the Borrowing Base as defined in the Prepetition Credit Facility. Interest, at prime plus 1.125%, as defined, is payable monthly. A commitment fee of .5% of the unused portion of the Prepetition Credit Facility is payable monthly. The Prepetition Credit Facility (which was subsequently replaced with the DIP Facility) was repaid February 5, 1997 with proceeds from the sale discussed in Note 2.

     Through February 5, 1997 the Company had borrowings outstanding under the DIP Facility. At February 4, 1997 and December 31, 1996, advances outstanding under the DIP Facility were $107,939 and $90,455, respectively. At December 31, 1996, the weighted average interest rate on borrowings outstanding was 9.375%.

     In March 1994, Vitro provided a one year, $20,000 letter of credit facility on behalf of the Company, thereby effectively increasing the Company's letter of credit availability by $20,000. Outstanding letters of credit under this facility at December 31, 1996 were $15,000. In February 1997, the Company received an additional capital contribution of $8,400 in satisfaction of obligations outstanding under the letter of credit facility, which was terminated at that time.

     The Senior Secured Notes are collateralized by the property, plant and equipment of the Company with a secondary interest in inventories and accounts receivable. The DIP Facility is collateralized by inventories and accounts receivable with a secondary interest in the property, plant and equipment of the Company. Both the Note Purchase Agreement and the DIP Facility provide for various covenants that restrict the Company's ability to incur additional indebtedness, sell or transfer assets, make investments, enter into transactions with or make distributions to affiliates and pay dividends or make other distributions in respect of its capital stock, as well as require it to meet various financial maintenance tests. Effective with the Noteholder Restructuring Agreement, the holders of the Senior Secured Notes waived compliance with the financial maintenance covenants through January 31, 1998. However, the Company must maintain capital expenditures and net worth in amounts not less than those defined in the Noteholder Restructuring Agreement.

     Effective June 18, 1992, the Company issued $100,000 aggregate principal amount of 10.25% Senior Notes due June 30, 2002 (the "Exchange Notes"). The Company then completed an exchange offer with the exchange of all Exchange Notes for a like principal amount of 10.25% Senior Notes due 2002, Series A (the "Senior Notes"), issued under an Indenture dated as of October 15, 1992 between the Company and Continental Bank, National Association, as Trustee. The Senior Notes are unsecured obligations of the Company ranking senior in right of payment to the Debentures (described below) and pari passu with all other existing and future senior indebtedness of the Company. Interest is payable semi-annually in arrears on each June 30 and December 31. Interest has not been paid or accrued following the Petition Date.

     Effective December 2, 1993, the Company completed a public offering of $200,000 aggregate principal amount of 9.875% Senior Subordinated Debentures due December 15, 2008 (the "Debentures") under an Indenture dated December 1, 1993 between the Company and Chemical Bank, as Trustee. The Debentures are unsecured obligations, subordinate in right of payment to all existing and future senior debt, as defined, of the Company. Interest on the Debentures is payable semi-annually on June 15 and December 15. Interest has not been paid or accrued following the Petition Date.

                            ANCHOR RESOLUTION CORP.
                             (DEBTOR-IN-POSSESSION)
             (FORMERLY KNOWN AS ANCHOR GLASS CONTAINER CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                          (U.S. DOLLARS IN THOUSANDS)

     All of the Company's debt agreements contain cross-default provisions.

NOTE 6 -- RESTRUCTURING AND OTHER CHARGES

     In January 1996, formal plans were approved to further restructure certain of the Company's operations to respond to the continued decline in the industry sales volume combined with the loss of a significant portion of the business of the Company's largest customer. The Company closed its Cliffwood, New Jersey plant effective January 1996, and substantially all hourly and salaried employees of that plant, approximately 350, were terminated. A restructuring charge of approximately $50,000 was recorded in the 1996. Of this amount, approximately $24,900 related to the writedown to net realizable value of certain manufacturing assets.

     During 1994, formal plans were approved to significantly reduce the Company's cost structure and to improve productivity. This restructuring program relates primarily to consolidation of underutilized manufacturing operations and provided for the closure of three of the Company's 17 manufacturing plants then operating. The Company closed its Waukegan, Illinois and Los Angeles, California plants in the second quarter of 1995 and its Keyser, West Virginia plant in the third quarter of 1995. In the 1994 fourth quarter, the Company recorded a restructuring charge of $79,599 and in the 1995 first quarter, an additional $10,300 charge was recorded to reflect the benefit arrangements for employees affected by this plan. In total, substantially all hourly and salaried employees of these plants, approximately 725, were terminated. Of the total $89,800 charge, approximately $50,600 related to the writedown to net realizable value of certain manufacturing assets.

     The Keyser and Cliffwood plants have been recorded at net realizable value and are held for sale. The Waukegan plant was sold in 1996 and the Los Angeles plant will be retained by the Company as part of the acquisition discussed in
Note 2 to the consolidated financial statements.

     The following represents information regarding amounts charged against the restructuring liability for the Company's restructuring plans.

                                                                                AMOUNT
                                                                                CHARGED
                                                              RESTRUCTURING     AGAINST
                                                                 CHARGES       LIABILITY
                                                              -------------    ---------
1996 RESTRUCTURING PLAN
Severance and employee benefit costs........................     $10,800        $10,800
Plant shutdown costs related to consolidation and
  discontinuation of manufacturing activities...............     $14,300        $12,600
1994/1995 RESTRUCTURING PLAN
Severance and employee benefit costs........................     $18,300        $18,300
Plant shutdown costs related to consolidation and
  discontinuation of manufacturing activities...............     $20,900        $18,500

NOTE 7 -- CAPITAL CONTRIBUTION

     As a condition of closing to the Noteholder Restructuring Agreement, as discussed in Note 5, in January 1996, the Company received a $40,000 cash capital contribution from Vitro and received a commitment from Vitro to contribute an additional $25,000 on or before January 31, 1997. During 1996, Vitro provided capital contributions of $92,484.

                            ANCHOR RESOLUTION CORP.
                             (DEBTOR-IN-POSSESSION)
             (FORMERLY KNOWN AS ANCHOR GLASS CONTAINER CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                          (U.S. DOLLARS IN THOUSANDS)

NOTE 8 -- INVESTMENT IN JOINT VENTURE

     In March 1995, the Company and Coors entered into a long-term partnership (the "Partnership") to produce glass bottles at the Coors glass manufacturing facility in Wheat Ridge, Colorado. The Partnership will employ the Company's technology, along with capital contributions from both companies, to increase the efficiency, capacity and volume of the Coors facility. Coors has contributed, as its capital contribution, the facility's machinery, equipment and certain personal property. The Company's required capital contribution was approximately $54,000 in cash for capital spending needs over the first three years of the partnership, of which approximately $36,015 has been contributed through capital expenditures through December 31, 1996. The Company's investment in the joint venture is accounted for on the equity method. Capital contributions are recorded as the investment is funded. The Partnership has an initial term of ten years, which can be extended for additional terms of two years each, and the partners will share the cost benefit of achieved operational efficiencies. In addition, Coors has entered into a separate long-term preferred supplier agreement with the Company. The preferred supplier agreement has an initial term of ten years, which can be extended for additional terms of two years each. This agreement will allow the Company to supply 100% of Coors' glass container requirements (exceeding the Partnership's production) beginning January 1, 1996.

     As discussed in Note 2, effective February 5, 1997, OI purchased the Company's investment in the joint venture (including the assumption of related obligations) and the preferred supplier agreement.

NOTE 9 -- SALE AND LEASEBACK

     In July and August 1995, the Company entered into sale and leaseback transactions of certain manufacturing equipment located at four of the Company's manufacturing facilities. Under the sale agreements, the Company sold the equipment at an aggregate net selling price of approximately $48,300. In addition, the Company entered into agreements to lease back the equipment for a nine year term at an average annual rental of approximately $7,600. The deferred gain of approximately $14,200, representing the excess of the selling price over the net book value of the equipment, is being amortized at approximately $1,600 annually over the nine year operating lease term.

NOTE 10 -- RELATED PARTY INFORMATION

  Container

     There have been no material transactions between the Company and Container or its subsidiaries in the 1997 Interim Period and in the years ended 1996 and 1995. During 1996, the Company sold a previously closed manufacturing facility to Container for proceeds of approximately $750 of cash and a note receivable of $2,800.

                            ANCHOR RESOLUTION CORP.
                             (DEBTOR-IN-POSSESSION)
             (FORMERLY KNOWN AS ANCHOR GLASS CONTAINER CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                          (U.S. DOLLARS IN THOUSANDS)

  Vitro

     Related party transactions with Vitro and its consolidated subsidiaries are summarized as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                           ------------------------
                                                             1996           1995
                                                           ---------      ---------
Purchases of equipment...................................   $ 7,183        $ 6,662
Payable for equipment....................................     2,078             22
Purchases of inventory...................................     6,978          2,115
Payable for inventory....................................     1,582              9
Sales of inventory.......................................    23,376         14,534
Receivable from sales of inventory.......................     3,100          2,211
Other receivables........................................        --            221
Equipment deposits.......................................     2,187          2,187

     The nature and amount of related parties transactions during the 1997 Interim Period were not material.

  Sale of Accounts Receivable

     In December 1995, approximately $30,700 of eligible trade receivables was sold to Factoraje Serfin, S.A. de C.V., a wholly-owned subsidiary of Grupo Financiero Serfin, S.A. de C.V., an associated company in which Vitro owns a minority interest. This transaction resulted in net proceeds to the Company of $30,000. These receivables were sold without recourse and the proceeds were used to fund working capital needs.

NOTE 11 -- INCOME TAXES

     The consolidated group of companies, of which the Company is a member, applies SFAS 109 under which the liability method is used in accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Under SFAS 109, if on the basis of available evidence, it is more likely than not that all or a portion of the deferred tax asset will not be realized, the asset must be reduced by a valuation allowance.

     The Company had previously recognized approximately $1,825 as a deferred tax asset, net of the valuation allowance. As a result of continuing losses, management has determined it was no longer more likely than not that the value of the remaining deferred tax asset would be realized. As a result, the Company recorded an additional valuation allowance of $1,825, which is reflected as a provision for income taxes in the Consolidated Statement of Operations for the year ended December 31, 1996. The company recorded a current state income tax provision of $250 in 1995.

                            ANCHOR RESOLUTION CORP.
                             (DEBTOR-IN-POSSESSION)
             (FORMERLY KNOWN AS ANCHOR GLASS CONTAINER CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                          (U.S. DOLLARS IN THOUSANDS)

     The significant components of the deferred tax assets and liabilities are as follows:

                                                              FEBRUARY 4,    DECEMBER 31,
                                                                 1997            1996
                                                              -----------    ------------
Deferred tax assets:
  Acquired tax benefits.....................................   $  27,700      $  27,700
  Post acquisition loss carryforwards.......................     112,000        106,000
  Pension and postretirement liabilities....................      55,300         55,300
  Accruals and reserves.....................................      50,300         50,300
                                                               ---------      ---------
                                                                 245,300        239,300
  Valuation allowance.......................................    (158,400)      (152,400)
                                                               ---------      ---------
                                                                  86,900         86,900
                                                               ---------      ---------
Deferred tax liabilities:
  Property, plant and equipment.............................      55,000         55,000
  Inventories...............................................      22,300         22,300
  Receivables and other assets..............................       9,600          9,600
                                                               ---------      ---------
                                                                  86,900         86,900
                                                               ---------      ---------
Net deferred tax asset......................................   $      --      $      --
                                                               =========      =========

     At February 4, 1997, the Company had unused net operating losses and investment tax credit carryforwards of approximately $340,000 and $5,200, respectively, expiring at various dates through 2011. Of these amounts, $275,000 and $0, respectively, are not restricted as to use and expire at various dates through 2011. The balance of the carryforwards amounting to $65,000 and $5,200, respectively, expire at various dates through 2004, and are restricted to offsetting future taxable income of the respective companies which generated the carryforwards.

NOTE 12 -- PENSION PLANS

     The Company has defined benefit retirement plans for salaried and hourly-paid employees. Benefits are calculated on a salary-based formula for salaried plans and on a service-based formula for hourly plans. Effective December 31, 1994, the Company changed its defined benefit plans for salaried employees resulting in the freezing of benefits, as discussed below. Pension costs incurred in the 1997 Interim Period were $848. Pension costs for the years ended 1996 and 1995 are summarized below.

                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
Service cost-benefits earned during the year................  $  5,266    $  6,731
Interest cost on projected benefit obligation...............    28,646      29,429
Return on plan assets.......................................   (28,270)    (22,500)
Net amortization and deferral...............................     2,442       2,757
Curtailment (gain) loss.....................................       964          --
                                                              --------    --------
          Total pension cost................................  $  9,048    $ 16,367
                                                              ========    ========

                            ANCHOR RESOLUTION CORP.
                             (DEBTOR-IN-POSSESSION)
             (FORMERLY KNOWN AS ANCHOR GLASS CONTAINER CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                          (U.S. DOLLARS IN THOUSANDS)

     The Company has substantial unfunded obligations related to its employee pension plans. The Retirement Protection Act of 1994 requires the Company to make significant additional funding contributions into its underfunded defined benefit retirement plans and will increase the premiums paid to the PBGC.

     Subsequent to the Petition Date, the Company did not make scheduled contribution payments to its employee pension plans. Scheduled plan contribution payments not made in the year ended December 31, 1996, amounted to $16,330. Of the scheduled January 15, 1997 contribution, $3,599 was not paid.

     As an objection to the sale, the PBGC entered a determination to terminate the Company's qualified defined benefit pension plans. However, in conjunction with the sale, New Anchor assumed all liabilities of the plans and funded approximately $9,100 of plan contributions, previously unfunded following the Company's filing of Chapter 11 (see Note 3). Additionally, New Anchor issued $9,000 face amount of mandatorily redeemable 10% cumulative convertible preferred stock and Vitro has guaranteed to fund qualified defined benefit plan obligations up to $70,000, should New Anchor default on its obligations. Consequently, the PBGC agreed not to terminate the plans as a result of the Agreement and the assumption of the plans by New Anchor.

     Effective December 31, 1994, the Company changed its salaried retirement and savings programs, resulting in the freezing of benefits under its three defined benefit pension plans for salaried employees and amending its defined contribution savings plan for salaried employees. The freezing of benefits under the defined benefit pension plans for salaried employees resulted in a curtailment gain of $3,588. Effective December 31, 1996, the Company merged the Latchford Glass Company Salaried Employees' Pension Plan into the Anchor Glass Container Corporation Retirement Plan for Salaried Employees. Also effective December 31, 1994, the Company merged the Diamond Bathurst Salaried Employees Retirement Plan into the Anchor Glass Container Corporation Retirement Plan for Salaried Employees. Under the amended savings plan, the Company will match, beginning in 1995, employees' basic contributions to the plan in an amount equal to 150% of the first 4% of an employee's compensation.

     The funded status of the Company's pension plans at December 31, 1996, the latest valuation date, follows:

                                                                           1996
                                                              ------------------------------
                                                               ACCUMULATED     ASSETS EXCEED
                                                                BENEFITS        ACCUMULATED
                                                              EXCEED ASSETS      BENEFITS
                                                              -------------    -------------
Actuarial present value of accumulated plan benefits:
  Vested benefit obligation.................................    $290,589         $107,015
                                                                ========         ========
  Accumulated benefit obligation............................    $301,349         $107,015
                                                                ========         ========
Projected benefit obligation................................     301,349          107,015
Plan assets at fair value...................................     218,013          116,139
                                                                --------         --------
Projected benefit obligation in excess of (less than) plan
  assets....................................................      83,336           (9,124)
Amounts not recognized --
  Subsequent losses.........................................     (22,394)          (3,817)
  Prior service cost........................................     (17,140)              --
Additional minimum liability................................      39,534               --
                                                                --------         --------
Accrued (prepaid) pension cost..............................    $ 83,336         $(12,941)
                                                                ========         ========

                            ANCHOR RESOLUTION CORP.
                             (DEBTOR-IN-POSSESSION)
             (FORMERLY KNOWN AS ANCHOR GLASS CONTAINER CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                          (U.S. DOLLARS IN THOUSANDS)

     Significant assumptions (weighted average rates) used in determining net pension cost and related pension obligations for the benefit plans for 1996 and 1995 were as follows:

                                                              1996    1995
                                                              ----    ----
Discount rate...............................................  7.50%   7.50%
Expected long-term rate of return on plan assets............  9.0      9.0
Rate of increase on compensation level......................  5.0      5.0

     The Company recognized an additional minimum liability that is equal to the difference between the accumulated benefit obligation over plan assets in excess of accrued (prepaid) pension cost. A corresponding amount is recognized as either an intangible asset or a reduction of equity. Pursuant to this requirement, the Company recorded, as of February 4, 1997 and December 31, 1996, an additional liability of $39,534, an intangible pension asset of $17,140, and an equity reduction of $22,394. Plan assets are held by independent trustees and consist principally of investments in equities, fixed income and government securities.

     The Company also sponsors two defined contribution plans covering substantially all salaried and hourly employees. Expenses under these programs for the 1997 Interim Period and the years ended December 31, 1996 and 1995 were approximately $237, $2,817 and $3,045 respectively.

NOTE 13 -- POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company provides benefits to substantially all salaried, and certain hourly employees under several plans. SFAS 106 requires accrual of postretirement benefits (such as healthcare benefits) during the years an employee provides services. Currently, the Company funds these healthcare benefits on a pay-as-you-go basis. The Company also contributes to a multi-employer trust, and under the requirements of SFAS 106, recognizes as postretirement benefit cost the required annual contribution.

     SFAS 106 allows recognition of the cumulative effect of this liability in the year of adoption or the amortization of the net initial transition obligation over a period of up to twenty years. The Company elected to recognize the net initial transition obligation of approximately $3,400 on a straight-line basis over a period of twenty years. The Company's cash flows are not affected by implementation of SFAS 106.

     The accumulated postretirement benefit obligation at December 31, 1996, the latest valuation date, is as follows:

                                                              DECEMBER 31, 1996
                                                              -----------------
Retirees....................................................       $38,403
Eligible plan participants..................................         8,743
Other active plan participants..............................        14,273
                                                                   -------
                                                                    61,419
Unrecognized gain...........................................         4,698
Unrecognized transition obligation..........................        (2,695)
                                                                   -------
Accrued postretirement benefit costs........................       $63,422
                                                                   =======

     Net postretirement benefit costs for the 1997 Interim Period were $643. Net postretirement benefit costs for the years ended December 31, 1996 and 1995 consist of the following components:

                                                           YEARS ENDED DECEMBER 31,
                                                           ------------------------
                                                             1996            1995
                                                           --------        --------
Service cost -- benefits earned during the year..........   $1,052          $1,191
Interest cost on accumulated postretirement benefit
  obligation.............................................    4,200           4,641
Net amortization and deferral............................      168             168
                                                            ------          ------
                                                            $5,420          $6,000
                                                            ======          ======

                            ANCHOR RESOLUTION CORP.
                             (DEBTOR-IN-POSSESSION)
             (FORMERLY KNOWN AS ANCHOR GLASS CONTAINER CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                          (U.S. DOLLARS IN THOUSANDS)

     The assumed healthcare cost trend used in measuring the accumulated postretirement benefit obligation as of December 31, 1996 was 9.0% declining gradually to 5.5% by the year 2003, after which it remains constant. A one percentage point increase in the assumed healthcare cost trend rate for each year would increase the accumulated post-retirement benefit obligation as of December 31, 1996 by approximately 12% and the net postretirement healthcare cost for the year ended December 31, 1996 by approximately 13%. The assumed discount rate used in determining the accumulated postretirement benefit obligation was 7.25% for 1996.

     The Company also contributes to a multi-employer trust which provides certain other postretirement benefits to retired hourly employees. Expenses under this program for the 1997 Interim Period and the years ended December 31, 1996 and 1995, were $360, $4,990 and $5,033 respectively.

NOTE 14 -- LEASES

     The Company leases distribution and office facilities, machinery, transportation, data processing and office equipment under non-cancelable leases which expire at various dates through 2004. These leases generally provide for fixed rental payments and include renewal and purchase options at amounts which are generally based on fair market value at expiration of the lease. The Company has no material capital leases.

     Future minimum lease payments under non-cancelable operating leases are as follows:

1997........................................................  $22,100
1998........................................................   17,600
1999........................................................   13,300
2000........................................................    9,700
2001........................................................    8,600
After 2001..................................................   20,300
                                                              -------
                                                              $91,600
                                                              =======

     Rental expense for all operating leases for the 1997 Interim Period and the years ended December 31, 1996 and 1995 was $3,012, $19,770 and $21,670,
respectively.

NOTE 15 -- COMMITMENTS AND CONTINGENCIES

     The Company is a respondent in various environment-related cases. The measurement of liabilities in these cases and other environmental concerns is based on available facts of each situation and considers factors such as prior experience in remediation efforts and presently enacted environmental laws and regulations. In the opinion of management, based upon information presently known, the Company has adequately provided for environmental liabilities. The Company is not otherwise party to, and none of its assets are subject to any other pending legal proceedings, other than ordinary routine litigation incidental to its business and against which the Company is adequately insured and indemnified or which is not material. The Company believes that the ultimate outcome of these cases will not materially affect future operations.

NOTE 16 -- SUBSEQUENT EVENT

     Effective January 30, 1998, all of the remaining assets of the Company were transferred to Anchor Liquidating Trust.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain historical financial information of Old Anchor. The selected financial data for the period from January 1, 1997 to February 4, 1997 (the "Interim Period 1997") and the four years ended December 31, 1996 has been derived from Old Anchor's consolidated financial statements. The following information should be read in conjunction with Old Anchor's consolidated financial statements, including the notes thereto, and the related Old Anchor Management's Discussion and Analysis of Financial Condition and Results of Operations for Old Anchor, included elsewhere in this Prospectus.

                                                                     HISTORICAL                        INTERIM
                                                              YEARS ENDED DECEMBER 31,                 PERIOD
                                                  -------------------------------------------------   ---------
                                                     1993         1994         1995       1996(1)       1997
                                                  ----------   ----------   ----------   ----------   ---------
                                                               (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales.......................................  $1,126,037   $1,089,317   $  956,639   $  814,370   $  62,560
Cost of products sold...........................   1,028,332      996,780      906,393      831,612      70,608
Selling and administrative expenses.............      51,137       52,371       48,998       39,570       3,745
Restructuring and other charges(1)..............          --       79,481       10,267       49,973          --
Impairment of long-lived assets(2)..............          --           --           --      490,232          --
Write-up of assets held for sale(1).............          --           --           --       (8,967)         --
                                                  ----------   ----------   ----------   ----------   ---------
Income (loss) from operations...................      46,568      (39,315)      (9,019)    (588,050)    (11,793)
Other income (expense), net.....................         500       (2,385)         171      (10,020)       (595)
Interest expense(3).............................     (62,535)     (56,070)     (56,871)     (48,601)     (2,437)
                                                  ----------   ----------   ----------   ----------   ---------
Loss before reorganization items, income taxes,
  extraordinary items and cumulative effect of
  accounting change.............................     (15,467)     (97,770)     (65,719)    (646,671)    (14,825)
Reorganization items............................          --           --           --       (5,008)       (827)
Income taxes(4).................................      (2,400)        (250)        (250)      (1,825)         --
Extraordinary items(5)..........................     (18,152)          --           --       (2,336)         --
Cumulative effect of accounting change(4).......       1,776           --           --           --          --
                                                  ----------   ----------   ----------   ----------   ---------
Net loss........................................  $  (34,243)  $  (98,020)  $  (65,969)  $ (655,840)  $ (15,652)
                                                  ==========   ==========   ==========   ==========   =========
OTHER FINANCIAL DATA:
Net cash provided by (used in) operating
  activities....................................  $   99,279   $   27,914   $      430   $  (28,411)  $ (11,427)
Net cash used in investing activities...........    (118,470)     (96,655)     (48,500)     (63,892)     (7,500)
Net cash provided by financing activities.......       3,259       28,467       52,198       78,886      17,478
Adjusted EBITDA(6)..............................     150,617      138,257      101,334       34,824       7,605
Depreciation and amortization...................     103,549      100,476       99,915      101,656       7,605
Capital expenditures............................      89,901       93,833       70,368       46,254       7,186
Ratio of earnings to fixed charges(7)...........          --           --           --           --          --
BALANCE SHEET DATA (AT END OF PERIOD):
Accounts receivable.............................  $   58,128   $   66,618   $   40,965   $   55,851   $  60,978
Inventories.....................................     173,204      176,769      180,574      144,419     148,731
Total assets....................................   1,347,201    1,264,488    1,208,348      643,468     651,801
Total debt(8)...................................     555,222      584,671      557,450      552,848     570,335
Total stockholder's equity (deficiency in
  assets).......................................     412,752      324,554      289,603     (269,307)   (284,959)

---------------
(1) Restructuring and other charges reflects Old Anchor's implementation of a series of restructuring plans in an effort to respond to the continued decline in the industry sales volume combined with, in 1996, the loss of a significant portion of the business of Old Anchor's largest customer. The following represents information regarding the amounts charged against the restructuring liability for Old Anchor's restructuring plans:

                                                                               AMOUNT CHARGED
                                                                              AGAINST LIABILITY
                                                                                    AS OF
                                                             RESTRUCTURING      DECEMBER 31,
                                                                CHARGES             1996
                                                             -------------    -----------------
                                                                   (DOLLARS IN THOUSANDS)
1996 RESTRUCTURING PLAN
Plant shutdown costs, including severance costs and pension
  curtailment losses.......................................     $25,100            $20,100
Writedown of certain manufacturing assets to net realizable
  value....................................................      24,900
1994/1995 RESTRUCTURING PLAN
Plant shutdown costs, including severance costs and pension
  curtailment losses.......................................     $39,200            $33,700
Writedown of certain manufacturing assets to net realizable
  value....................................................      36,600
Writedown of previously shutdown manufacturing facilities
  to net realizable value..................................      14,000

    During the year ended December 31, 1996, the Company recorded an adjustment to the carrying value of certain idled facilities held for sale. These assets were previously written down to an estimated net realizable value. Upon a current evaluation of quotes and offers on these properties in 1996, Old Anchor increased their net carrying value by approximately $9.0 million. The balance of the restructuring liability is anticipated to be expended and charged against the liability over the next three years.

(2) Impairment of long-lived assets reflects the adjustment for the write-off of goodwill and other long-lived assets. As a result of the declining profitability, diminishing cash flow and the bankruptcy proceedings, the recoverable value of the carrying amount of long-lived assets and intangibles was reviewed for impairment. Based upon this review, the amount of remaining excess of the purchase price over the fair value of net assets acquired at December 31, 1996, of $457.2 million and other long-lived assets of $33.0 million were written off in the year ended December 31, 1996. The excess cost over fair value of net assets acquired had been amortized on a straight line basis over a 40 year period. Amortization expense, included as a component of cost of products sold, was approximately $13.9 million for each of the years ended December 31, 1996, 1995 and 1994. See Old Anchor's Notes to the Consolidated Financial Statements, included elsewhere in this Prospectus.

(3) Because of the Chapter 11 proceedings, there has been no accrual of interest on the $100.0 million 10.25% Senior Notes or the $200.0 million 9.875% Senior Subordinated Debentures since September 12, 1996. If accrued, interest expense would have increased $9.2 million during the year ended December 31, 1996.

(4) Income tax provision reflects any additional valuation allowances required to be recorded under SFAS 109. The adoption of SFAS 109 effective January 1, 1993 resulted in an increase in the cumulative net deferred tax asset by $1.8 million. Under SFAS 109, deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. If on the basis of available evidence, it is more likely than not that all or a portion of the deferred tax asset will not be realized, the asset must be reduced by a valuation allowance.

(5) Extraordinary items in the two years ended December 31, 1993 and 1996, result from the write-off of financing costs related to debt extinguished during the relevant periods, net of taxes.

(6) Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) ("Adjusted EBITDA") is an amount equal to income (loss) before income taxes, extraordinary items and cumulative effect of accounting change plus the amounts of restructuring charges, reorganization items, the impairment of long-lived assets, interest, depreciation and amortization and less the amount of the write-up of assets held for sale included in the determination of income (loss) before income taxes, extraordinary items and cumulative effect of accounting change. The Company believes that, in addition to cash flow from operations and net earnings, Adjusted EBITDA is a useful financial performance measurement for assessing operating performance as it provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and to fund capital expenditures. In evaluating Adjusted EBITDA, the Company believes that investors should consider, among other things, the amount by which Adjusted EBITDA exceeds interest costs for the period, how Adjusted EBITDA compares to principal repayments on debt for the period and how Adjusted EBITDA compares to capital expenditures for the period. To evaluate Adjusted EBITDA, the components of Adjusted EBITDA, such as revenues and operating expenses and the variability of such components over time, should also be considered. Investors should be cautioned that the Company's method of calculating Adjusted EBITDA may differ from the methods used by other companies and, as a result, the Adjusted EBITDA measures disclosed herein may not be comparable to other similarly titled measures disclosed by other companies.

(7) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest and amortization of debt expense plus a portion of operating lease expense representative of the interest factor. There was a deficiency of earnings to fixed charges in 1993, 1994, 1995, 1996 and the Interim Period 1997 of $15.5 million, $97.8 million, $65.7 million, $651.7 million and $15.7 million, respectively.

(8) Total debt as of December 31, 1996 includes $462.3 million of pre-petition liabilities and $90.5 million outstanding under Old Anchor's debtor-in-possession credit facility.

                            ANCHOR RESOLUTION CORP.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1995 AND 1996

RESULTS OF OPERATIONS

  Introduction

     The following table sets forth certain information derived from the Consolidated Financial Statements of Anchor Resolution Corp., formerly named Anchor Glass Container Corporation and currently a debtor-in-possession under Chapter 11 of the Bankruptcy Code ("Old Anchor"), for the two years ended December 31, 1996. The following discussion should be read in conjunction with the Consolidated Financial Statements of Old Anchor and notes thereto, included elsewhere in this Prospectus.

                                                                    YEARS ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                    1995               1996
                                                              ----------------   -----------------
                                                              AMOUNT   PERCENT   AMOUNT    PERCENT
                                                              ------   -------   -------   -------
                                                                     (DOLLARS IN MILLIONS)
Net sales...................................................  $956.6    100.0%   $ 814.4    100.0%
Cost of products sold.......................................  906.4      94.8      831.6    102.1
Selling and administrative expenses.........................   49.0       5.1       39.6      4.9
Restructuring and other charges.............................   10.3       1.1       50.0      6.1
Impairment of long-lived assets.............................     --        --      490.2     60.2
Write-up of assets held for sale............................     --        --       (9.0)    (1.1)
Loss from operations........................................   (9.1)     (1.0)    (588.0)   (72.2)
Interest expense............................................   56.8       5.9       48.6      6.0
Loss before reorganization items, income taxes and
  extraordinary item........................................  (65.7)     (6.9)    (646.7)   (79.4)
Loss before extraordinary item..............................  (66.0)     (6.9)    (653.5)   (80.2)
Net loss....................................................  (66.0)     (6.9)    (655.8)   (80.5)

     The net loss for the year ended December 31, 1996 was $655.8 million compared to a net loss of $66.0 million for 1995. Included in the loss for 1996 is the impairment of long-lived assets of $490.2 million. Included in the 1996 and 1995 results were first quarter charges of $50.0 million and $10.3 million, respectively, for Old Anchor's 1996 and 1995 restructuring programs. Excluding the effect of these items, net loss would have been $115.6 million compared to $55.7 million for 1995.

     The decline in Old Anchor's operations is a direct result of Old Anchor's high debt levels and industry-wide volume declines that have led to severe competitive pricing pressures, negatively impacting operating results. Net sales for 1996 decreased 14.9% compared to 1995, on a volume decline of approximately 14%, primarily in the beer, iced tea and soft drink markets. As an example, Old Anchor's 1996 volume allocation from its largest customer in 1995, Anheuser-Busch, has been significantly reduced. The softness in overall industry volume shipments has led to severe competitive pricing pressures, negatively impacting operating margins. In accordance with its restructuring plans, Old Anchor closed its Cliffwood, New Jersey plant in January 1996, and closed its Waukegan, Illinois, Los Angeles, California and Keyser, West Virginia plants in 1995.

NET SALES

     Net sales for 1996 were $814.4 million, a decrease of 14.9% compared to $956.6 million for 1995. The decrease in net sales principally reflects the softening in 1996 of the year-to-year demand for glass containers which has resulted in increased competition for market share and lower pricing trends. In addition, as described above, Anheuser-Busch has significantly reduced its purchases from Old Anchor.

COST OF PRODUCTS SOLD

     Cost of products sold as a percentage of net sales was 102.1% for 1996 compared to 94.8% for 1995. This increase principally reflects the impact of reduced shipping volumes and lower pricing trends, as described above. Partially offsetting this increase is the impact of Old Anchor's strategic initiatives and cost savings derived from Old Anchor's restructuring plans and re-engineering program.

SELLING AND ADMINISTRATIVE EXPENSES

     Selling and administrative expenses declined $9.4 million, or 19.2%, in 1996 compared to 1995. This decrease principally reflects lower personnel and fringe benefit costs as a result of headcount reductions associated with Old Anchor's re-engineering and cost reduction programs.

RESTRUCTURING AND OTHER CHARGES

     In the 1995 first quarter, a $10.3 million charge was recorded to reflect the benefit arrangements for employees affected by the Company's restructuring program. In January 1996, formal plans were approved to further restructure certain of Old Anchor's operations to respond to the continued decline in the industry sales volume combined with the loss of a significant portion of the business of Old Anchor's largest 1995 customer. A restructuring charge of approximately $50.0 million has been recorded in the 1996 Consolidated Statement of Operations for the closure of the Cliffwood, New Jersey plant and other restructuring obligations.

IMPAIRMENT OF LONG-LIVED ASSETS

     As a result of declining profitability, diminishing cash flows and the bankruptcy proceedings, the entire $457.2 million of goodwill and $33.0 million of other long-lived assets were written off.

WRITE-UP OF ASSETS HELD FOR SALE

     In December 1996, Old Anchor wrote up the value of certain assets held for sale by $9.0 million.

INTEREST EXPENSE

     Interest expense was $48.6 million for 1996 compared to $56.8 million for 1995. Because of the Bankruptcy Proceedings, there has been no accrual of interest on the $100.0 million 10.25% Senior Notes or the $200.0 million 9.875% Senior Subordinated Debentures since September 12, 1996. If accrued, interest expense would have increased by $9.1 million in 1996.

LIQUIDITY AND CAPITAL RESOURCES

     As a result of the continued decline in Old Anchor's results of operations from the effect of the highly competitive glass container market, and Old Anchor's high debt level, on September 13, 1996 (the "Petition Date"), Old Anchor filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code ("Chapter 11") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). On September 30, 1996, Anchor Recycling Corporation, a wholly-owned subsidiary of Old Anchor, also filed a voluntary petition to reorganize under Chapter 11 in the same court. The Chapter 11 proceedings are being jointly administered, with Old Anchor managing the business in the ordinary course as a debtor-in-possession under the supervision of the Bankruptcy Court. Old Anchor concluded that the Chapter 11 filing was necessary in order to preserve the value of its assets and to ensure that the business had sufficient cash resources to continue operations while it completed the sale of the business discussed in Note 2 to the Notes to the Consolidated Financial Statements, appearing elsewhere herein.

     Old Anchor obtained debtor-in-possession ("DIP") financing from Foothill Capital Corporation, as agent and Congress Financial Corporation, as co-agent (the "Lender Group") to provide for a $130.0 million DIP Credit Facility (the "DIP Facility"), which was approved by the Bankruptcy Court on November 15, 1996. The DIP Facility, which would expire September 30, 1997, provided up to $130.0 million under a borrowing base formula, less prepetition advances under Old Anchor's then existing Prepetition Credit Facility with the Lender Group, on terms substantially the same as the Prepetition Credit Facility.

     Advances outstanding at any one time were not to exceed an amount equal to the Borrowing Base, consisting of accounts receivable and finished product inventory, as defined in the Prepetition Credit Facility, and amended by the DIP Facility. At December 31, 1996, Old Anchor's available borrowing base, as defined under the DIP Facility was approximately $113.7 million against which $90.5 was outstanding. Interest, at prime plus 1.125%, as defined, was payable monthly. A commitment fee of 0.5% of the unused portion of the DIP Facility was payable monthly.

     On February 5, 1997, Anchor Glass Acquisition Corporation ("New Anchor"), a wholly-owned subsidiary of Consumers Packaging Inc. ("CPI"), and Owens-Brockway Glass Container Inc. ("OI") acquired substantially all of the assets and business of Old Anchor in accordance with the terms of the Asset Purchase Agreement, dated December 18, 1996 (the "Agreement") as discussed in Note 2 to the Notes to Consolidated

Financial Statements. The total purchase price approximated $387.9 million, excluding fees of approximately $9.9 million. The purchase price received from OI amounted to approximately $128.4 million and was received in cash. The remaining purchase price of approximately $250.0 million from New Anchor was comprised of approximately $200.5 million in cash, $47.0 million face amount (1,879,320 shares) of mandatorily redeemable 10% cumulative convertible preferred stock and $2.5 million of common stock (490,898 shares with an estimated value of $5.00 per share) of New Anchor. The purchase price is subject to adjustment as defined in the Agreement.

     Proceeds from the sale were used to repay the outstanding balance of the DIP Facility and accrued interest thereon, at February 5, 1997, of approximately $109.0 million. The remainder of the proceeds will be used to satisfy prepetition liabilities, as to be determined under Old Anchor's Plan of Reorganization. Old Anchor's principal sources of liquidity through February 5, 1997 were funds derived from operations and borrowings under the DIP Facility.

     In 1996, operating activities consumed $28.4 million in cash compared to $0.4 million of cash provided in 1995. These increases in cash consumed reflect the increase in losses and the changes in working capital items during the periods compared.

     Capital expenditures in 1996 were $46.3 million compared to $70.4 million in 1995. In addition, in 1996, Old Anchor invested approximately $18.6 million in the joint venture with Coors Brewing Company ("Coors"). Old Anchor invested $20.0 million in the joint venture in 1995. Also in 1995, Old Anchor entered into sale and leaseback transactions, with respect to certain of its glass manufacturing equipment, with an aggregate net selling price of approximately $48.3 million.

     Cash flows from financing activities for the years ended December 31, 1996 and 1995 were $78.9 million and $52.2 million, respectively. The 1996 cash flows from financing activities principally reflects a $92.5 million capital contribution received from Vitro, Sociedad Anonima and borrowings under the Prepetition Credit Facility, modified by the DIP Facility. In February 1997, Old Anchor received an additional capital contribution of $8.4 million in satisfaction of obligations outstanding under the $20.0 million letter of credit facility, which was terminated at that time.

     As a result of the Bankruptcy Proceedings, Old Anchor is in default of various covenants relating to Old Anchor's outstanding prepetition debt. However, under Chapter 11 proceedings, litigation or actions by creditors related to these defaults are stayed. In addition, the DIP Facility required that Old Anchor's collateral value and availability, as defined, could not be less than a specified amount as measured on a rolling four-week period throughout the term of the DIP Facility. Prior to the repayment of the DIP Facility, Old Anchor was in full compliance with these covenants.

IMPACT OF INFLATION

     The impact of inflation on the costs of Old Anchor, and the ability to pass on cost increases in the form of increased sales prices, is dependent upon market conditions. While the general level of inflation in the domestic economy has been at relatively low levels since Old Anchor's formation in 1983, Old Anchor has generally been unable, since the end of 1991, to fully pass on inflationary cost increases as a result of competitive pricing pressures. This has negatively impacted Old Anchor's operating results.

SEASONALITY

     Due principally to the seasonal nature of the brewing, iced tea and soft drink industries, in which demand is stronger during the summer months, Old Anchor's shipment volume is typically highest in the second and third quarters. Consequently, Old Anchor historically builds inventory during the first quarter in anticipation of seasonal demands during the second and third quarters. However, industry patterns existing over the last 18 months have somewhat altered the normal seasonal trends. In addition, Old Anchor generally schedules shutdowns of its plants for furnace rebuilds and machine repairs in the first and fourth quarters of the year to coincide with scheduled holiday and vacation time under its labor union contracts. These shutdowns and seasonal sales patterns adversely affect profitability during the first and fourth quarters.

                                                                         ANNEX A

                          SUMMARIZATION LETTERS OF AAA

SUMMARIZATION LETTER--LIQUIDATION IN PLACE BASIS

     In connection with the First Mortgage Notes, AAA was engaged to appraise certain property exhibited to us as that of Anchor Glass Container Corporation. Our services were provided in accordance with the Uniform Standards of Professional Appraisal Practice, (USPAP) as promulgated by The Appraisal Foundation, an organization founded by Congress in 1986.

     We made our investigation to express an opinion, as of December 31, 1996, of the market value of the real estate and personal property. The real property's fee simple estate was appraised, while the personal property was valued on the premise of liquidation-in-place. It was understood that our opinion would provide a basis for effectuating financing arrangements. Appraisals are time and use specific so it is entirely inappropriate to use our appraisal for any purpose other than that specified.

     The term market value is equivalent to open market and is defined as the most reasonable price a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (1) buyer and seller are typically motivated; (2) both parties are well informed or well advised, and acting in what they consider their best interests;
(3) a reasonable time is allowed for exposure in the open market; (4) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and (5) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. It was assumed the real estate was held in fee simple, except for the real property located in Salem, New Jersey which was a leasehold interest, and clear of any liens and encumbrances.

     Fair market value is defined as the estimated amount at which the assets might be expected to exchange between a willing buyer and a willing seller, neither being under compulsion, each having reasonable knowledge of all relevant facts. When fair market value is established on the premise of liquidation-in-place, it is assumed that the buyer and seller would be contemplating retention of the personal property at its present location for continued use of like operations. This value premise represents the estimated amount a property should realize if sold on a negotiated basis given a reasonable amount of time in which to find a buyer, the property would not be operating or producing a product at the time of its sale, but would be capable of operation and production. TO UNDERSTAND THE APPRAISAL PROCESS AND THE ASSUMPTIONS IMPLICIT IN THE ABOVE DEFINITIONS, THE READER IS URGED TO STUDY THE APPRAISAL IN ITS ENTIRETY.

     Our investigation included real estate, including land, land improvements, and buildings; and personal property, comprising machinery and equipment, office furniture and equipment, licensed vehicles, and construction in progress. Excluded from the investigation were supplies, materials on hand, inventories, company records, and any current or intangible assets that might exist.

     We personally inspected the designated assets and studied market conditions. We considered all three traditional approaches to value and applied the most appropriate techniques, considering the use of the appraisal. Therefore, we conducted a complete appraisal according to USPAP guidelines as we understand them. No consideration was given to the impact of any environmental concerns which are associated with the subject properties. No investigation was made of the title to or any liabilities against the appraised property.

     We appraised real and personal property at the following locations:

     Glass Container Plants at Winchester, IN; Connellsville, PA; Salem, NJ; Jacksonville, FL; Shakopee, MN; Warner Robins, GA; Henryetta, OK; Elmira, NY; and Lawrenceburg, IN.

     The Mold Repair Shop at Zanesville, OH, and the Central Machine Repair Shop at Streator, IL.

     Based on the investigation described, we concluded that as of December 31, 1996, the designated properties' market value on the premises of open market and liquidation-in-place is reasonably represented by the amount of TWO HUNDRED FORTY-TWO MILLION NINE HUNDRED SIXTY-FIVE THOUSAND DOLLARS ($242,965,000).

     The value stated above is based upon the premise and for the purpose stated and is defined and further detailed in the appraisal reports, exhibits and general service conditions provided in connection with the Anchor Acquisition and the offering of the First Mortgage Notes.

SUMMARIZATION LETTER--CONTINUED USE BASIS

     In connection with the First Mortgage Notes, AAA was engaged to appraise certain property exhibited to us as that of Anchor Glass Container Corporation. Our services were provided in accordance with the Uniform Standards of Professional Appraisal Practice, (USPAP) as promulgated by The Appraisal Foundation, an organization founded by Congress in 1986.

     We made our investigation to express an opinion, as of December 31, 1996, of the market value of the real estate and personal property. The fee simple estate was appraised for the nine real estate locations identified as being owned, while the subleasehold estate was appraised for the real property designated as being leased. The personal property was valued on the premise of continued use. It was understood that our opinion would provide a basis for allocation of the purchase price of the several classes of assets acquired. Appraisals are time and use specific so it is entirely inappropriate to use our appraisal for any purpose other than that specified.

     Fair market value is defined as the estimated amount at which the assets might be expected to exchange between a willing buyer and a willing seller, neither being under compulsion, each having reasonable knowledge of all relevant facts. When fair market value is established on the premise of continued use, it is assumed that the buyer and seller would be contemplating retention of the property at its present location as part of the current operations. Given the data available and the trends available, it was concluded that prospective profits were adequate to justify ownership and an arm's-length exchange. This value premise represents the estimated amount a property should realize if sold on a negotiated basis given a reasonable amount of time in which to find a buyer, and does not represent the amount that might be realized from piecemeal disposition in the open market or from an alternative use of the property. TO UNDERSTAND THE APPRAISAL PROCESS AND THE ASSUMPTIONS IMPLICIT IN THE ABOVE DEFINITIONS, THE READER IS URGED TO STUDY THE APPRAISAL IN ITS ENTIRETY.

     Our investigation included real estate, including land, land improvements, and buildings; and personal property, comprising machinery and equipment, office furniture and equipment, licensed vehicles, and construction in progress. Excluded from the investigation were supplies, material on hand, inventories, company records, and any current or intangible assets that might exist.

     We personally inspected the designated assets and studied market conditions. We considered all three traditional approaches to value and applied the most appropriate techniques, considering the use of the appraisal. Therefore, we conducted a complete appraisal according to USPAP guidelines as we understand them. No consideration was given to the impact of any environmental concerns which are associated with the subject properties. No investigation was made of the title to or any liabilities against the appraised property.

     We appraised real and personal property at the following locations;

     Glass Container Plants at Winchester, IN; Connellsville, PA; Salem, NJ; Jacksonville, FL; Shakoppe, MN; Warner Robins, GA; Henryetta, OK; Elmira, NY; and Lawrenceburg, IN.

     The Mold Repair Shop at Zanesville, OH, and the Central Machine Repair Shop at Streator, IL.

     Based on the investigation described, we concluded that as of December 31, 1996, the designated properties' market value on the premises of continued use is reasonably represented by the aggregate amount of THREE HUNDRED TWELVE MILLION FOUR HUNDRED TWENTY-THREE THOUSAND DOLLARS ($312,423,000).

     The value stated above is based upon the premise and for the purpose stated and is defined and further detailed in the appraisal reports, exhibits and general service conditions provided in connection with the Anchor Acquisition and the offering of the First Mortgage Notes.

======================================================

No dealer, salesperson, or other person has been authorized to give any information or to make any representations in connection with the offer contained herein other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than those to which it relates, nor does it constitute an offer to sell, or the solicitation of an offer to buy, to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof nor that the information contained herein is correct as of any time subsequent to the date hereof.

                               ------------------

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Prospectus Summary.........................    1
Risk Factors...............................   15
The Exchange Offer.........................   23
Recent Developments........................   30
Use of Proceeds............................   31
Capitalization.............................   32
Unaudited Pro Forma Financial Statements...   33
Management's Discussion and Analysis of Pro
  Forma Financial Condition and Results of
  Operations...............................   39
Selected Financial Data....................   41
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   43
Business...................................   46
Management.................................   57
Principal Stockholders.....................   61
Certain Transactions.......................   63
Description of Capital Stock...............   64
Description of Indebtedness................   65
Description of the Notes...................   69
Certain U.S. Federal Income Tax
  Considerations...........................   96
Exchange Offer and Registration Rights.....   98
Book-Entry; Delivery and Form..............  101
Plan of Distribution.......................  102
Legal Matters..............................  103
Independent Accountants....................  103
Experts....................................  104
Index to Financial Statements..............  F-1
Index to Financial Statements for Old
  Anchor...................................  H-1
Summarization Letters of AAA...............  A-1



    Until July 27, 1998, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


======================================================
======================================================

                       Anchor Glass Container Corporation

                            OFFER TO EXCHANGE UP TO
                             $50,000,000 OF ITS NEW
                         9 7/8% SENIOR NOTES DUE 2008,
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
                                  AS AMENDED,
           FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF ITS OUTSTANDING
                          9 7/8% SENIOR NOTES DUE 2008

                                 (ANCHOR LOGO)
                          ---------------------------

                                   PROSPECTUS
                          ---------------------------

                                 April 28, 1998


======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

CERTIFICATE OF INCORPORATION OF ANCHOR GLASS CONTAINER CORPORATION

     Article VIII of the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") for Anchor Glass Container Corporation (the "Company") provides for the indemnification of directors and officers of the Company and any persons serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent permitted by the General Corporate Law of the State of Delaware (the "DGCL"). The Certificate of Incorporation also allows the Company, by action of the Board of Directors, to indemnify other officers, employees and agents of the Company. These rights to indemnification
(i) are contract rights; (ii) cannot be changed by any amendment to the Certificate of Incorporation to adversely affect any person being indemnified with respect to any alleged action or inaction occurring prior to such amendment; (iii) subject to any rights imposed by law and the By-Laws of the Company, include the right to have the Company advance expenses incurred in defending any such action, suit or proceeding prior to the final disposition; and (iv) are not exclusive of any other right which any person may have or may acquire under the Certificate of Incorporation, or any statute, by-law or agreement, or by any vote of the stockholders or disinterested directors of the Company, or otherwise. In addition to the indemnification provided by Article VIII, Article IX limits the personal liability of directors for monetary damages arising out of a breach of fiduciary duty to the fullest extent permitted by the DGCL.

     The Certificate of Incorporation generally prohibits the Company from indemnifying any person in connection with an action, suit or proceeding (or portion thereof) initiated by such person unless such action, suit or proceeding (or portion thereof) was authorized by the Board of Directors. However, this prohibition does not apply to a counterclaim, cross-claim or third party claim brought by an indemnitee in any action, suit or proceeding. In addition, persons claiming a right to indemnification or advancement may bring suit against the Company if the claim is not paid in full by the Company within sixty days, in the case of a claim for indemnification, or thirty days, in the case of a claim for advancement, after receipt of the written claim.

BY-LAWS OF ANCHOR GLASS CONTAINER CORPORATION

     The By-laws of the Company contain no provision for indemnification.

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

     Under the DGCL, directors, officers, employees, and other individuals may be indemnified against expenses (including attorneys' fees), judgements, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the corporation.

     Delaware corporations may limit the personal liability of their directors for monetary damages for a breach of fiduciary duty, provided, however, that the directors can still be held personally liable (i) for a breach of the duty of loyalty to the corporation and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (described below), and (iv) for any transaction from which the director derived an improper personal benefit.
Section 174 of the DGCL makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

(a) EXHIBITS


EXHIBIT
NUMBER    ITEM
-------   ----
 2.1*     Asset Purchase Agreement dated as of December 18, 1996 (the
          "Asset Purchase Agreement") among Anchor Glass Container
          Corporation, now known as Anchor Resolution Corp. ("Old
          Anchor"), Consumers Packaging Inc. and Owens-Brockway Glass
          Container Inc.
 2.2*     Amendment to Asset Purchase Agreement dated as of February
          5, 1997 by and among Old Anchor, Consumers Packaging Inc.
          and Owens-Brockway Glass Container Inc.
 2.3*     Order of United States Bankruptcy Court for the District of
          Delaware approving (i) the Asset Purchase Agreement and (ii)
          the assumption and assignment of certain related executory contracts
 2.4*     Order of United States Bankruptcy Court for the District of
          Delaware approving the Amendment to the Asset Purchase
          Agreement
 2.5*     Memorandum of Understanding dated February 5, 1997 among Old
          Anchor, Consumers Packaging Inc., and the Company
 3.1*     Amended and Restated Certificate of Incorporation of the
          Company
 3.2*     Bylaws of the Company
 3.3*     Certificate of Designation for Series A 10% Cumulative
          Convertible Preferred Stock
 3.4*     Certificate of Designation for Series B 8% Cumulative
          Convertible Preferred Stock
 4.1**    Indenture dated as of March 16, 1998 among the Company and
          The Bank of New York, as trustee
 4.2**    Form of Initial Notes (included in Exhibit 4.1)
 4.3**    Form of Exchange Notes (included in Exhibit 4.1)
 4.4**    Registration Rights Agreement dated as of March 16, 1998
          among the Company BT Securities Corporation and TD
          Securities (USA) Inc.
 4.5*     Security Agreement dated as of February 5, 1997 among the
          Company and Bankers Trust Company, as agent under the
          Revolving Credit Agreement
 4.6*     Assignment of Security Agreement dated as of April 17, 1997 among the Company, Bankers Trust Company, as assignor, and
          The Bank of New York, as assignee and as trustee under the
          Indenture
 4.7*     Pledge Agreement dated as of April 17, 1997 among Consumers
          U.S., Inc. ("Consumers U.S."), and The Bank of New York, as
          trustee under the Indenture
 4.8*     Intercreditor Agreement dated as of February 5, 1997 among
          The Bank of New York, as Note Agent, and BT Commercial
          Corporation, as Credit and Shared Collateral Agent
 4.9*     Amendment No. 1 to the Intercreditor Agreement, dated as of
          April 17, 1997 among The Bank of New York, as Note Agent,
          and BT Commercial Corporation, as Credit and Shared
          Collateral Agent
 4.10*    Indenture, dated as of April 17, 1997, among the Company,
          Consumers U.S., and The Bank of New York.
 5.1      Opinion of Eckert Seamans Cherin & Mellott, LLC
 5.2      Opinion of Jones, Day, Reavis & Pogue
10.1*     Credit Agreement (the "Credit Agreement") dated as of
          February 5, 1997 among the Company, Bankers Trust Company, as Issuing Bank, BT Commercial Corporation, as Agent and Co-
          Syndication Agent, PNC Bank, National Association, as
          Co-Syndication Agent and Issuing Bank, and the various
          financial institutions party thereto

EXHIBIT
NUMBER    ITEM
-------   ----
10.2*     First Amendment to the Credit Agreement dated as of March
          11, 1997 among the Company, Bankers Trust Company, BT
          Commercial Corporation, and PNC Bank, National Association
10.3*     Second Amendment to the Credit Agreement dated as of April
          9, 1997 among the Company, Bankers Trust Company, BT
          Commercial Corporation, and PNC Bank, National Association
10.4*     Third Amendment and Waiver to the Credit Agreement dated as of May 23, 1997 among the Company, Bankers Trust Company, BT
          Commercial Corporation, PNC Bank, National Association and
          the various financial institutions party to the Credit
          Agreement
10.5*     Fourth Amendment to the Credit Agreement dated as of
          September 15, 1997 among the Company, Bankers Trust Company,
          PNC Bank, National Association and the various financial
          institutions party to the Credit Agreement
10.6*     Assignment of Security Interest in U.S. Trademarks and
          Patents dated February 5, 1997 by the Company to BT
          Commercial Corporation, as Collateral Agent under the Credit
          Agreement
10.7*     Assignment of Security Interest in U.S. Copyrights dated
          February 5, 1997 by the Company to BT Commercial
          Corporation, as Collateral Agent under the Credit Agreement
10.8*     Guaranty dated February 5, 1997, by Consumers U.S. in favor of BT Commercial Corporation and the other financial
          institutions party to the Credit Agreement Plan
10.9*     Termination Agreement dated February 3, 1997 by and between
          Consumers Packaging Inc., the Company and the Pension
          Benefit Guaranty Corporation
10.10*    Release Agreement among Old Anchor, the Company, the
          Official Committee of Unsecured Creditors of Anchor Glass
          Container Corporation (Old Anchor) and Vitro, Sociedad
          Anonima
10.11*    Agreement (the "Vitro Agreement") dated as of December 18,
          1996 between Vitro, Sociedad Anonima, Consumers Packaging
          Inc., on behalf of itself, and Consumers Packaging Inc., on behalf of the Company
10.12*    First Amendment to the Vitro Agreement dated as of February
          4, 1997 among Vitro, Sociedad Anonima, Consumers Packaging
          Inc. and the Company
10.13*    Waiver Agreement dated as of February 5, 1997 by and between
          Old Anchor and Consumers Packaging Inc.
10.14*    Assignment and Assumption Agreement dated as of February 5,
          1997 by and between Consumers Packaging Inc. and the Company
10.15*    Assignment and Assumption Agreement dated as of February 5,
          1997 between Consumers Packaging Inc. and the Company
          relating to certain employee benefit plans
10.16*    Assignment and Assumption Agreement dated as of February 5,
          1997 between Consumers Packaging Inc. and the Company
          relating to certain commitment letters
10.17*    Bill of Sale, Assignment and Assumption Agreement dated as of February 5, 1997 by and between Old Anchor and the
          Company
10.18*    Assignment of Patent Property and Design Property from Old
          Anchor to the Company
10.19*    Trademark Assignment from Old Anchor to the Company
10.20*    Foreign Trademark Assignment from Old Anchor to the Company
10.21*    Copyright Assignment from Old Anchor to the Company
10.22*    Agreement dated as of February 5, 1997 between The Travelers
          Indemnity Company and its Affiliates, including The Aetna
          Casualty and Surety Company and their predecessors, and the
          Company
10.23*    Allocation Agreement dated as of February 5, 1997 between
          Consumers Packaging Inc. and Owens-Brockway Glass Container
          Inc.
10.24*    Supply Agreement dated as of February 5, 1997 by and between the Company and Owens-Brockway Glass Container Inc.
10.25*    Transition Agreement dated as of February 5, 1997 between
          Consumers Packaging Inc., the Company and Owens-Brockway
          Glass Container Inc.

EXHIBIT
NUMBER    ITEM
-------   ----
10.26+*   Technical Assistance and License Agreement executed December
          18, 1996 by Owens-Brockway Glass Container Inc. and
          Consumers Packaging Inc.
10.27*    Assurance Agreement (the "Assurance Agreement") dated as of
          February 5, 1997 among Owens-Brockway Glass Container Inc.,
          Consumers Packaging Inc., the Company, BT Commercial
          Corporation, Bankers Trust Company and The Bank of New York
10.28*    Letter agreement relating to Assurance Agreement dated April
          17, 1997 addressed to Owens-Brockway Glass Container Inc.
          and signed by Bankers Trust Company and The Bank of New York
10.29*    Intercompany Agreement dated as of April 17, 1997 among G&G
          Investments, Inc., Glenshaw Glass Company, Inc., Hillsboro
          Glass Company, I.M.T.E.C. Enterprises, Inc., Consumers
          Packaging Inc., Consumers International Inc., Consumers
          U.S., the Company, BT Securities Corporation and The Bank of
          New York, as trustee under the Indenture
10.30*    Management Agreement dated as of February 5, 1997 by and
          between the Company and G&G Investments, Inc.
10.31*    Anchor Glass Container Corporation/Key Executive Employee
          Retention Plan
10.32*    Lease Agreement -- Anchor Place at Fountain Square (the
          "Lease Agreement") dated March 31, 1988, by and between Old
          Anchor and Fountain Associates I Ltd. relating to the
          Company's headquarters in Tampa, Florida
10.33*    First Amendment to Lease Agreement effective as of June 16,
          1992, by and between Fountain Associates I Ltd. and Old
          Anchor
10.34*    Second Amendment to Lease Agreement effective as of
          September 30, 1993, by and between Fountain Associates I
          Ltd. and Old Anchor
10.35*    Third Amendment to Lease Agreement effective as of February
          22, 1995, by and between Fountain Associates I Ltd. and Old
          Anchor
10.36*    Agreement dated as of March 31, 1996 by and between Fountain
          Associates I Ltd., Citicorp Leasing, Inc. and Old Anchor
10.37*    Amended and Restated Agreement effective as of September 12,
          1996, by and between Fountain Associates I Ltd., Citicorp
          Leasing Inc. and Old Anchor
10.38*    Sixth Amendment to Lease and Second Amendment to Option
          Agreement dated as of February 5, 1997, by and between
          Fountain Associates I Ltd., Citicorp Leasing Inc. and Old
          Anchor
10.39*    Building Option Agreement dated March 31, 1988, by and
          between Fountain Associates I, Ltd. and Old Anchor
10.40*    First Amendment to Building Option Agreement effective as of
          June 16, 1992, by and between Fountain Associates I, Ltd.
          and Old Anchor
10.41+*   Supply Agreement effective as of June 17, 1996 between The
          Stroh Brewery Company and the Company
10.42*    Warrant Agreement dated as of February 5, 1997 between the
          Company and Bankers Trust Company
10.43*    Form of Warrant issued pursuant to the Warrant Agreement
10.44***  Fifth Amendment, Waiver and Consent to the Credit Agreement
          dated as of January 16, 1998 among the Company, the
          financial institutions party to the Credit Agreement,
          Bankers Trust Company, BT Commercial Corporation and PNC
          Bank, National Association
10.45***  Sixth Amendment and Waiver to the Credit Agreement dated as of March 11, 1998 among the Company, the financial
          institutions party to the Credit Agreement, Bankers Trust
          Company, BT Commercial Corporation and PNC Bank, National
          Association
10.46***  Seventh Amendment dated as of April 1, 1998 among the
          Company, Bankers Trust Company, the financial institutions party to the Credit Agreement, BT Commercial Corporation and
          PNC Bank, National Association

EXHIBIT
NUMBER    ITEM
-------   ----
12.1**    Statement re: computation of ratio of earnings to fixed
          charges for the period from
          February 5, 1997 to December 31, 1997
12.2**    Statement re: computation of ratio of earnings to fixed
          charges for the years ended
          December 31, 1993, 1994, 1995 and 1996 and the period from
          January 1, 1997 to
          February 4, 1997
21.1*     List of Subsidiaries of the Company
23.1***   Consent of Arthur Andersen LLP
23.2      Consent of Eckert Seamans Cherin & Mellott, LLC, included in
          Exhibit 5.1
23.3      Consent of Jones, Day, Reavis & Pogue, included in Exhibit
          5.2
23.4      Consent of American Appraisal Associates, Inc.
24.1      Power of Attorney of the Company
25.1      Statement on Form T-1 of the eligibility of the Trustee with respect to the Company
27.1**    Financial Data Schedule of Old Anchor
27.2**    Financial Data Schedule of the Company
99.1      Form of Letter of Transmittal
99.2      Form of Notice of Guaranteed Delivery
99.3      Form of Letter to DTC Participants
99.4      Form of Letter to Clients and Form of Instruction to
          Book-Entry Transfer Participants


---------------

  + Portions hereof have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 406 of Regulation C.

  * Incorporated by reference to the Company's Registration Statement on Form S-4 (Reg. No. 333-31363) originally filed with the Securities and Exchange Commission on July 16, 1997.

 ** Incorporated by reference to the Company's March 31, 1998 filing on Form
    10-K with the Securities and Exchange Commission.


*** Filed herewith.



All other exhibits have been filed previously.

(b) FINANCIAL STATEMENT SCHEDULES

                                                                     SCHEDULE II

                            ANCHOR RESOLUTION CORP.
              PERIOD FROM JANUARY 1, 1997 TO FEBRUARY 4, 1997 AND
                       VALUATION AND QUALIFYING ACCOUNTS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

               COLUMN A                 COLUMN B     COLUMN C    COLUMN D     COLUMN E     COLUMN F
               --------                 ---------    --------    --------    ----------    --------
                                                          ADDITIONS
                                                     --------------------
                                         BALANCE     CHARGED
                                           AT        TO COSTS    CHARGED                   BALANCE
                                        BEGINNING      AND       TO OTHER                   AT END
             DESCRIPTION                 OF YEAR     EXPENSES    ACCOUNTS    DEDUCTIONS    OF YEAR
             -----------                ---------    --------    --------    ----------    --------
Interim Period 1997
  Allowance for doubtful accounts.....   $1,503       $  127                                $1,630
Year ended December 31, 1996
  Allowance for doubtful accounts.....   $1,826       $1,126      $   --       $1,449(A)    $1,503
Year ended December 31, 1995
  Allowance for doubtful accounts.....   $3,447       $  656      $   --       $2,277(A)    $1,826

---------------
(A) Accounts written off

                                                                     SCHEDULE II

                       ANCHOR GLASS CONTAINER CORPORATION
                       VALUATION AND QUALIFYING ACCOUNTS
               PERIOD FROM FEBRUARY 5, 1997 TO DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                 COLUMN A                    COLUMN B   COLUMN C   COLUMN D    COLUMN E     COLUMN F
                 --------                    --------   --------   --------   ----------   ----------
                                                             ADDITIONS
                                                        -------------------
                                             BALANCE    CHARGED
                                                AT      TO COSTS   CHARGED                 BALANCE AT
                                             BEGINNING    AND      TO OTHER                  END OF
                DESCRIPTION                     OF      EXPENSES   ACCOUNTS   DEDUCTIONS     PERIOD
                                              PERIOD
-------------------------------------------   ------      ----       ----        ----        ------
Period from February 5, 1997 to December
  31, 1997
  Allowance for doubtful accounts..........   $1,630      $375       $360(B)     $340(A)     $2,025

---------------
(A) Accounts written off

(B) Amount recognized as part of Anchor Acquisition.

ITEM 22. UNDERTAKINGS.

     The Registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, Anchor Glass Container Corporation has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, in the Commonwealth of Pennsylvania, on April 28, 1998.


                                         ANCHOR GLASS CONTAINER CORPORATION


                                         By: /s/ M. WILLIAM LIGHTNER, JR.


                                          --------------------------------------
                                                 M. William Lightner, Jr.
                                             Senior Vice President -- Finance
                                          Chief Financial Officer and Treasurer


     Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 28, 1998.



                     SIGNATURES                                               TITLE
                     ----------                                               -----
                          *                              Chairman, Chief Executive Officer and Director
-----------------------------------------------------      (Principal Executive Officer)
                  John J. Ghaznavi

            /s/ M. WILLIAM LIGHTNER, JR.                 Senior Vice President -- Finance, Chief
-----------------------------------------------------      Financial Officer, Treasurer and Director
              M. William Lightner, Jr.                     (Principal Financial Officer)

                          *                              Controller (Principal Accounting Officer)
-----------------------------------------------------
                   Edward M. Jonas

                          *                              Director
-----------------------------------------------------
                  David T. Gutowksi

                          *                              Director
-----------------------------------------------------
                     C. Kent May

                          *                              Director
-----------------------------------------------------
                   Paul H. Farrar



                                         *By:/s/ M. WILLIAM LIGHTNER, JR.
                                          --------------------------------------

                                                 M. William Lightner, Jr.
                                              Pursuant to Powers of Attorney
                                            filed herewith or previously with
                                          the Securities and Exchange Commission

                                 EXHIBIT INDEX


EXHIBIT                                                                  PAGE
NUMBER    ITEM                                                          NUMBER
-------   ----                                                          ------
 2.1*     Asset Purchase Agreement dated as of December 18, 1996 (the
          "Asset Purchase Agreement") among Anchor Glass Container
          Corporation, now known as Anchor Resolution Corp. ("Old
          Anchor"), Consumers Packaging Inc. and Owens-Brockway Glass
          Container Inc.
 2.2*     Amendment to Asset Purchase Agreement dated as of February
          5, 1997 by and among Old Anchor, Consumers Packaging Inc.
          and Owens-Brockway Glass Container Inc.
 2.3*     Order of United States Bankruptcy Court for the District of
          Delaware approving (i) the Asset Purchase Agreement and (ii)
          the assumption and assignment of certain related executory contracts
 2.4*     Order of United States Bankruptcy Court for the District of
          Delaware approving the Amendment to the Asset Purchase
          Agreement
 2.5*     Memorandum of Understanding dated February 5, 1997 among Old
          Anchor, Consumers Packaging Inc., and the Company
 3.1*     Amended and Restated Certificate of Incorporation of the
          Company
 3.2*     Bylaws of the Company
 3.3*     Certificate of Designation for Series A 10% Cumulative
          Convertible Preferred Stock
 3.4*     Certificate of Designation for Series B 8% Cumulative
          Convertible Preferred Stock
 4.1**    Indenture dated as of March 16, 1998 among the Company and
          The Bank of New York, as trustee
 4.2**    Form of Initial Notes (included in Exhibit 4.1)
 4.3**    Form of Exchange Notes (included in Exhibit 4.1)
 4.4**    Registration Rights Agreement dated as of March 16, 1998
          among the Company BT Securities Corporation and TD
          Securities (USA) Inc.
 4.5*     Security Agreement dated as of February 5, 1997 among the
          Company and Bankers Trust Company, as agent under the
          Revolving Credit Agreement
 4.6*     Assignment of Security Agreement dated as of April 17, 1997 among the Company, Bankers Trust Company, as assignor, and
          The Bank of New York, as assignee and as trustee under the
          Indenture
 4.7*     Pledge Agreement dated as of April 17, 1997 among Consumers
          U.S., Inc. ("Consumers U.S."), and The Bank of New York, as
          trustee under the Indenture
 4.8*     Intercreditor Agreement dated as of February 5, 1997 among
          The Bank of New York, as Note Agent, and BT Commercial
          Corporation, as Credit and Shared Collateral Agent
 4.9*     Amendment No. 1 to the Intercreditor Agreement, dated as of
          April 17, 1997 among The Bank of New York, as Note Agent,
          and BT Commercial Corporation, as Credit and Shared
          Collateral Agent
 4.10*    Indenture, dated as of April 17, 1997, among the Company,
          Consumers U.S., and The Bank of New York.
 5.1      Opinion of Eckert Seamans Cherin & Mellott, LLC
 5.2      Opinion of Jones, Day, Reavis & Pogue
10.1*     Credit Agreement (the "Credit Agreement") dated as of
          February 5, 1997 among the Company, Bankers Trust Company, as Issuing Bank, BT Commercial Corporation, as Agent and
          Co-Syndication Agent, PNC Bank, National Association, as
          Co-Syndication Agent and Issuing Bank, and the various
          financial institutions party thereto
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

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EXHIBIT                                                                  PAGE
NUMBER    ITEM                                                          NUMBER
-------   ----                                                          ------
10.2*     First Amendment to the Credit Agreement dated as of March
          11, 1997 among the Company, Bankers Trust Company, BT
          Commercial Corporation, and PNC Bank, National Association
10.3*     Second Amendment to the Credit Agreement dated as of April
          9, 1997 among the Company, Bankers Trust Company, BT
          Commercial Corporation, and PNC Bank, National Association
10.4*     Third Amendment and Waiver to the Credit Agreement dated as of May 23, 1997 among the Company, Bankers Trust Company, BT
          Commercial Corporation, PNC Bank, National Association and
          the various financial institutions party to the Credit
          Agreement
10.5*     Fourth Amendment to the Credit Agreement dated as of
          September 15, 1997 among the Company, Bankers Trust Company,
          PNC Bank, National Association and the various financial
          institutions party to the Credit Agreement
10.6*     Assignment of Security Interest in U.S. Trademarks and
          Patents dated February 5, 1997 by the Company to BT
          Commercial Corporation, as Collateral Agent under the Credit
          Agreement
10.7*     Assignment of Security Interest in U.S. Copyrights dated
          February 5, 1997 by the Company to BT Commercial
          Corporation, as Collateral Agent under the Credit Agreement
10.8*     Guaranty dated February 5, 1997, by Consumers U.S. in favor of BT Commercial Corporation and the other financial
          institutions party to the Credit Agreement Plan
10.9*     Termination Agreement dated February 3, 1997 by and between
          Consumers Packaging Inc., the Company and the Pension
          Benefit Guaranty Corporation
10.10*    Release Agreement among Old Anchor, the Company, the
          Official Committee of Unsecured Creditors of Anchor Glass
          Container Corporation (Old Anchor) and Vitro, Sociedad
          Anonima
10.11*    Agreement (the "Vitro Agreement") dated as of December 18,
          1996 between Vitro, Sociedad Anonima, Consumers Packaging
          Inc., on behalf of itself, and Consumers Packaging Inc., on behalf of the Company
10.12*    First Amendment to the Vitro Agreement dated as of February
          4, 1997 among Vitro, Sociedad Anonima, Consumers Packaging
          Inc. and the Company
10.13*    Waiver Agreement dated as of February 5, 1997 by and between
          Old Anchor and Consumers Packaging Inc.
10.14*    Assignment and Assumption Agreement dated as of February 5,
          1997 by and between Consumers Packaging Inc. and the Company
10.15*    Assignment and Assumption Agreement dated as of February 5,
          1997 between Consumers Packaging Inc. and the Company
          relating to certain employee benefit plans
10.16*    Assignment and Assumption Agreement dated as of February 5,
          1997 between Consumers Packaging Inc. and the Company
          relating to certain commitment letters
10.17*    Bill of Sale, Assignment and Assumption Agreement dated as of February 5, 1997 by and between Old Anchor and the
          Company
10.18*    Assignment of Patent Property and Design Property from Old
          Anchor to the Company
10.19*    Trademark Assignment from Old Anchor to the Company
10.20*    Foreign Trademark Assignment from Old Anchor to the Company
10.21*    Copyright Assignment from Old Anchor to the Company
10.22*    Agreement dated as of February 5, 1997 between The Travelers
          Indemnity Company and its Affiliates, including The Aetna
          Casualty and Surety Company and their predecessors, and the
          Company
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

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EXHIBIT                                                                  PAGE
NUMBER    ITEM                                                          NUMBER
-------   ----                                                          ------
10.23*    Allocation Agreement dated as of February 5, 1997 between
          Consumers Packaging Inc. and Owens-Brockway Glass Container
          Inc.
10.24*    Supply Agreement dated as of February 5, 1997 by and between the Company and Owens-Brockway Glass Container Inc.
10.25*    Transition Agreement dated as of February 5, 1997 between
          Consumers Packaging Inc., the Company and Owens-Brockway
          Glass Container Inc.
10.26+*   Technical Assistance and License Agreement executed December
          18, 1996 by Owens-Brockway Glass Container Inc. and
          Consumers Packaging Inc.
10.27*    Assurance Agreement (the "Assurance Agreement") dated as of
          February 5, 1997 among Owens-Brockway Glass Container Inc.,
          Consumers Packaging Inc., the Company, BT Commercial
          Corporation, Bankers Trust Company and The Bank of New York
10.28*    Letter agreement relating to Assurance Agreement dated April
          17, 1997 addressed to Owens-Brockway Glass Container Inc.
          and signed by Bankers Trust Company and The Bank of New York
10.29*    Intercompany Agreement dated as of April 17, 1997 among G&G
          Investments, Inc., Glenshaw Glass Company, Inc., Hillsboro
          Glass Company, I.M.T.E.C. Enterprises, Inc., Consumers
          Packaging Inc., Consumers International Inc., Consumers
          U.S., the Company, BT Securities Corporation and The Bank of
          New York, as trustee under the Indenture
10.30*    Management Agreement dated as of February 5, 1997 by and
          between the Company and G&G Investments, Inc.
10.31*    Anchor Glass Container Corporation/Key Executive Employee
          Retention Plan
10.32*    Lease Agreement -- Anchor Place at Fountain Square (the
          "Lease Agreement") dated March 31, 1988, by and between Old
          Anchor and Fountain Associates I Ltd. relating to the
          Company's headquarters in Tampa, Florida
10.33*    First Amendment to Lease Agreement effective as of June 16,
          1992, by and between Fountain Associates I Ltd. and Old
          Anchor
10.34*    Second Amendment to Lease Agreement effective as of
          September 30, 1993, by and between Fountain Associates I
          Ltd. and Old Anchor
10.35*    Third Amendment to Lease Agreement effective as of February
          22, 1995, by and between Fountain Associates I Ltd. and Old
          Anchor
10.36*    Agreement dated as of March 31, 1996 by and between Fountain
          Associates I Ltd., Citicorp Leasing, Inc. and Old Anchor
10.37*    Amended and Restated Agreement effective as of September 12,
          1996, by and between Fountain Associates I Ltd., Citicorp
          Leasing Inc. and Old Anchor
10.38*    Sixth Amendment to Lease and Second Amendment to Option
          Agreement dated as of February 5, 1997, by and between
          Fountain Associates I Ltd., Citicorp Leasing Inc. and Old
          Anchor
10.39*    Building Option Agreement dated March 31, 1988, by and
          between Fountain Associates I, Ltd. and Old Anchor
10.40*    First Amendment to Building Option Agreement effective as of
          June 16, 1992, by and between Fountain Associates I, Ltd.
          and Old Anchor
10.41+*   Supply Agreement effective as of June 17, 1996 between The
          Stroh Brewery Company and the Company
10.42*    Warrant Agreement dated as of February 5, 1997 between the
          Company and Bankers Trust Company
10.43*    Form of Warrant issued pursuant to the Warrant Agreement
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


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
EXHIBIT                                                                  PAGE
NUMBER    ITEM                                                          NUMBER
-------   ----                                                          ------
10.44***  Fifth Amendment, Waiver and Consent to the Credit Agreement
          dated as of January 16, 1998 among the Company, the
          financial institutions party to the Credit Agreement,
          Bankers Trust Company, BT Commercial Corporation and PNC
          Bank, National Association
10.45***  Sixth Amendment and Waiver to the Credit Agreement dated as of March 11, 1998 among the Company, the financial
          institutions party to the Credit Agreement, Bankers Trust
          Company, BT Commercial Corporation and PNC Bank, National
          Association
10.46***  Seventh Amendment dated as of April 1, 1998 among the
          Company, the financial institutions party to the Credit
          Agreement, Bankers Trust Company, BT Commercial Corporation
          and PNC Bank, National Association
12.1**    Statement re: computation of ratio of earnings to fixed
          charges for the period from
          February 5, 1997 to December 31, 1997
12.2**    Statement re: computation of ratio of earnings to fixed
          charges for the years ended
          December 31, 1993, 1994, 1995 and 1996 and the period from
          January 1 to February 4, 1997
21.1*     List of Subsidiaries of the Company
23.1***   Consent of Arthur Andersen LLP
23.2      Consent of Eckert Seamans Cherin & Mellott, LLC, included in
          Exhibit 5.1
23.3      Consent of Jones, Day, Reavis & Pogue, included in Exhibit
          5.2
23.4      Consent of American Appraisal Associates, Inc.
24.1      Power of Attorney of the Company
25.1      Statement on Form T-1 of the eligibility of the Trustee with respect to the Company
27.1**    Financial Data Schedule of Old Anchor
27.2**    Financial Data Schedule of the Company
99.1      Form of Letter of Transmittal
99.2      Form of Notice of Guaranteed Delivery
99.3      Form of Letter to DTC Participants
99.4      Form of Letter to Clients and Form of Instruction to
          Book-Entry Transfer Participants


---------------

  + Portions hereof have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 406 of Regulation C.

  * Incorporated by reference to the Company's Registration Statement on Form S-4 (Reg. No. 333-31363) originally filed with the Securities and Exchange Commission on July 16, 1997.

 ** Incorporated by reference to the Company's March 31, 1998 filing on Form
    10-K with the Securities and Exchange Commission.


*** Filed herewith.



All other exhibits have been filed previously.